    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 2, 2000



                                                      REGISTRATION NO. 333-45944

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1


                                       TO


                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                      PAN PACIFIC RETAIL PROPERTIES, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             MARYLAND                             6798                            33-0752457
   (STATE OR OTHER JURISDICTION       (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
OF INCORPORATION OR ORGANIZATION)     CLASSIFICATION CODE NUMBER)            IDENTIFICATION NO.)

                           1631-B SOUTH MELROSE DRIVE
                            VISTA, CALIFORNIA 92083
                                 (760) 727-1002
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                 STUART A. TANZ
                CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                           1631-B SOUTH MELROSE DRIVE
                            VISTA, CALIFORNIA 92083
                                 (760) 727-1002
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                   COPIES TO:

          PETER T. HEALY                    BRADLEY N. BLAKE                  WILLIAM J. CERNIUS
        DAVID A. HOLLANDER              CHAIRMAN, PRESIDENT AND                 R. SCOTT SHEAN
      O'MELVENY & MYERS LLP             CHIEF EXECUTIVE OFFICER                LATHAM & WATKINS
  275 BATTERY STREET, SUITE 2600        WESTERN PROPERTIES TRUST      650 TOWN CENTER DRIVE, SUITE 2000
 SAN FRANCISCO, CALIFORNIA 94111     2200 POWELL STREET, SUITE 600    COSTA MESA, CALIFORNIA 92626-1925
          (415) 984-8833              EMERYVILLE, CALIFORNIA 94608              (714) 540-1235
                                             (888) 831-5770


    APPROXIMATE DATE OF COMMENCEMENT OF THE PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective and after the effective time of the merger (the "Merger") of WPT, Inc. ("WPT"), a California corporation (which will succeed Western Properties Trust, a California real estate investment trust ("Western Properties"), immediately prior to the Merger), with and into Pan Pacific Retail Properties, Inc., a Maryland corporation ("Pan Pacific"), pursuant to the Amended and Restated Agreement and Plan of Merger dated as of August 21, 2000 (as described in the Joint Proxy Statement/Prospectus herein).


    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8 OF THE SECURITIES ACT OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8, MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

       [PAN PACIFIC RETAIL PROPERTIES LOGO]     [WESTERN PROPERTIES LOGO]

               YOUR VOTE ON OUR PROPOSED MERGER IS VERY IMPORTANT

     The board of directors of Pan Pacific Retail Properties, Inc. and the board of trustees of Western Properties Trust have each unanimously approved a definitive agreement under which Pan Pacific will acquire Western Properties' business in a stock-for-stock merger. The merger will position the combined company as the largest publicly-held West Coast neighborhood shopping center real estate investment trust. We believe merging Western Properties into Pan Pacific should give the combined company greater market presence, greater geographic and tenant diversity, a wider universe of potential investment opportunities and greater growth potential than either company alone. The combined company will be managed by Pan Pacific's existing senior management team. We believe the proposed merger will benefit the shareholders of both companies. We ask for your support in voting for the merger proposals.

     When the merger is completed, each Western Properties shareholder will receive 0.62 of a share of newly issued Pan Pacific common stock for each Western Properties common share that he or she owns. Pan Pacific stockholders will continue to own their existing shares. Pan Pacific will issue up to approximately 11.7 million shares of Pan Pacific common stock to Western Properties' shareholders in the merger. These newly issued shares of Pan Pacific common stock would represent 34.2% of the Pan Pacific common stock outstanding after the merger, assuming the exchange of each company's subsidiary securities.

     In connection with the merger, Pan Pacific has agreed to increase its quarterly dividend in the quarter beginning after the merger from $0.420 per share to $0.455 per share, in order to approximate Western Properties' current dividend level, as adjusted for the 0.62 exchange ratio. Pan Pacific has paid a quarterly dividend every quarter since its initial public offering in August 1997 and intends to maintain or exceed the $0.455 dividend rate after the merger, subject to the discretion of the Pan Pacific board.

     In addition to the merger proposal, Pan Pacific's stockholders will be asked to approve an amendment to Pan Pacific's 2000 Stock Incentive Plan to increase the number of shares reserved for issuance under the plan.

     Your vote is very important regardless of the number of shares you own. Whether or not you plan to attend the special meeting, please take the time to vote by completing and mailing the enclosed proxy card to us. If you do not vote, the effect will be the same as voting against the merger.

     We have each scheduled a special meeting for our shareholders to vote on the merger and related matters. The date, place and time of the meetings are as follows:


FOR PAN PACIFIC STOCKHOLDERS:                      FOR WESTERN PROPERTIES SHAREHOLDERS:
NOVEMBER 9, 2000, 10:00 A.M.                       NOVEMBER 9, 2000, 10:00 A.M.
The Hilton San Diego Resort                        Holiday Inn
1775 East Mission Bay Drive                        1800 Powell Street, Gold Room
San Diego, California 92109                        Emeryville, California 94608


     This document provides you with detailed information about the proposed merger and the scheduled shareholders' meetings. We encourage you to read this entire document carefully. IN PARTICULAR, PLEASE SEE THE SECTION ENTITLED "RISK FACTORS" BEGINNING ON PAGE 18 OF THIS DOCUMENT FOR A DISCUSSION OF RISKS ASSOCIATED WITH THE MERGER.

Sincerely,                                         Sincerely,

/s/ STUART A. TANZ                                 /s/ BRADLEY N. BLAKE
Stuart A. Tanz                                     Bradley N. Blake
Chairman of the Board, President                   Chairman of the Board, President
and Chief Executive Officer                        and Chief Executive Officer
Pan Pacific Retail Properties, Inc.                Western Properties Trust

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES TO BE ISSUED UNDER THIS JOINT PROXY STATEMENT/PROSPECTUS OR DETERMINED IF THIS JOINT PROXY STATEMENT/PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


     This joint proxy statement/prospectus is dated October 3, 2000 and is expected to be first mailed to Pan Pacific Retail Properties, Inc. stockholders and Western Properties Trust shareholders on October 5, 2000.

                       SOURCES OF ADDITIONAL INFORMATION

     This joint proxy statement/prospectus incorporates important business and financial information about Pan Pacific and Western Properties that is not included or delivered with this document. Such information is available without charge to Pan Pacific's stockholders and Western Properties' shareholders upon written or oral request. You can obtain the documents incorporated by reference in this joint proxy statement/ prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

-------------------------------------------------------------------------------------
   Pan Pacific Retail Properties, Inc.              Western Properties Trust
        1631-B South Melrose Drive               2200 Powell Street, Suite 600
         Vista, California 92083                  Emeryville, California 94608
         Attn.: Joseph B. Tyson,                     Attn.: Dennis D. Ryan,
        Executive Vice President,                   Executive Vice President
  Chief Financial Officer and Secretary           and Chief Financial Officer
        Telephone: (760) 727-1002                  Telephone: (888) 831-5770
-------------------------------------------------------------------------------------


     TO OBTAIN TIMELY DELIVERY OF REQUESTED DOCUMENTS PRIOR TO THE SPECIAL MEETING OF PAN PACIFIC STOCKHOLDERS OR THE SPECIAL MEETING OF WESTERN PROPERTIES SHAREHOLDERS, YOU MUST REQUEST THEM NO LATER THAN NOVEMBER 2, 2000, WHICH IS FIVE BUSINESS DAYS PRIOR TO THE DATE OF SUCH MEETINGS.



     Also see "Where You Can Find More Information" beginning on page 129 of this joint proxy statement/prospectus.

                      PAN PACIFIC RETAIL PROPERTIES, INC.
                           1631-B SOUTH MELROSE DRIVE
                            VISTA, CALIFORNIA 92083
                            ------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                         TO BE HELD ON NOVEMBER 9, 2000

                            ------------------------

To the stockholders of Pan Pacific Retail Properties, Inc.:


     A special meeting of stockholders of Pan Pacific Retail Properties, Inc., a Maryland corporation, will be held on November 9, 2000, at 10:00 a.m., Pacific Time, at The Hilton San Diego Resort, 1775 East Mission Bay Drive, San Diego, California 92109, for the following purposes:


     1. To consider and vote upon a proposal to approve the merger of WPT, Inc., a California corporation (which will be the successor entity to Western Properties Trust, a California real estate investment trust), including the issuance of shares of common stock of Pan Pacific in connection with the merger, substantially in accordance with the Amended and Restated Agreement and Plan of Merger, dated as of August 21, 2000, between Pan Pacific and Western Properties, as described in the accompanying joint proxy statement/prospectus. Immediately before the merger, Western Properties will incorporate and become WPT, Inc. This procedure is necessary because California law does not specifically allow the merger of a California real estate investment trust with a corporation, but does allow corporations to merge with each other. In the merger:

        - WPT will be merged into Pan Pacific, with Pan Pacific being the surviving corporation; and

        - each issued and outstanding share of WPT common stock, other than shares held by Western Properties' shareholders who perfect dissenters' rights, will be converted into the right to receive 0.62 of a share of common stock of Pan Pacific.

     2. To approve an amendment to Pan Pacific's 2000 Stock Incentive Plan, which amends the plan by increasing the number of shares of Pan Pacific common stock reserved for issuance under the plan by 1,296,724, from 489,971 shares to 1,786,695 shares.

     3. To transact such other business as may properly come before the Pan Pacific special meeting or any adjournments or postponements of the meeting.

     Our board of directors has unanimously adopted a resolution declaring the merger advisable and recommends that you vote FOR approval of the merger and FOR approval of the amendment to Pan Pacific's 2000 Stock Incentive Plan.

     We have described the proposed merger in more detail in the accompanying joint proxy statement/prospectus, which you should read in its entirety before voting. A copy of the merger agreement is attached as Annex A to the accompanying joint proxy statement/prospectus.


     Only those stockholders whose names appear on our books as owning Pan Pacific common stock at the close of business on September 29, 2000, are entitled to notice of, and to vote at, the Pan Pacific special meeting.



     The affirmative vote of holders of a majority of the shares of Pan Pacific common stock issued and outstanding on September 29, 2000 is necessary to approve the merger. If that vote is not obtained, the merger cannot be completed.


     The affirmative vote of a majority of the votes cast on the proposal to amend Pan Pacific's 2000 Stock Incentive Plan is required to approve the amendment proposal, provided that a majority of the outstanding shares of Pan Pacific common stock cast a vote on the proposal.

     All stockholders of Pan Pacific are cordially invited to attend the Pan Pacific special meeting in person. To ensure your representation at the Pan Pacific special meeting, you are urged to complete, sign and return the enclosed proxy card as promptly as possible in the enclosed postage-prepaid envelope. You may revoke your proxy in the manner described in the accompanying joint proxy statement/prospectus at any time before it is voted at the Pan Pacific special meeting.

                                         By Order of the Board of Directors

                                         /s/ JOSEPH B. TYSON
                                         Joseph B. Tyson
                                         Secretary

Vista, California

October 3, 2000

                            WESTERN PROPERTIES TRUST
                         2200 POWELL STREET, SUITE 600
                              EMERYVILLE, CA 94608
                            ------------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                         TO BE HELD ON NOVEMBER 9, 2000

                            ------------------------

To the shareholders of Western Properties Trust:


     A special meeting of shareholders of Western Properties Trust, a California business trust, will be held at 10:00 a.m., Pacific Time, on November 9, 2000, at the Holiday Inn, 1800 Powell Street, Gold Room, Emeryville, California 94608 for the following purposes:


     1. To consider and vote upon a proposal to approve and adopt the principal terms of an Amended and Restated Agreement and Plan of Merger dated as of August 21, 2000 between Western Properties Trust and Pan Pacific Retail Properties, Inc., and to approve the incorporation of Western Properties as a California corporation immediately before the merger. The incorporation is necessary because California law does not specifically allow the merger of a California real estate investment trust with a corporation, but does allow corporations to merge with each other. A copy of the merger agreement is attached as Annex A to the joint proxy statement/prospectus accompanying this notice. Pursuant to the merger agreement,

        - Western Properties shall incorporate as WPT, Inc., and then merge with Pan Pacific, with Pan Pacific being the surviving corporation; and

        - each issued and outstanding Western Properties common share shall become one share of WPT, Inc. common stock, which shall then immediately be converted, except for shares held by shareholders who perfect dissenters' rights, into the right to receive 0.62 of a share of Pan Pacific common stock.

     2. To transact such other business as may properly come before the Western Properties special meeting or any adjournments or postponements thereof.

     Western Properties' board of trustees has unanimously adopted a resolution declaring the proposed merger and incorporation advisable and recommends that you vote FOR approval of the merger and the incorporation.

     We have described the merger in more detail in the accompanying joint proxy statement/prospectus, which you should read in its entirety before voting. A copy of the merger agreement is attached as Annex A to the accompanying joint proxy statement/prospectus.


     Only those shareholders whose names appear on our books as owning Western Properties common shares at the close of business on September 29, 2000, are entitled to notice of, and to vote at, the Western Properties special meeting.


     The merger and the incorporation are presented as a single, unified proposal to be approved or rejected by shareholders in its entirety.


     The affirmative vote of holders of a majority of the Western Properties common shares issued and outstanding on September 29, 2000 is necessary to approve the merger and the incorporation. If that vote is not obtained, the merger and the incorporation cannot be completed.


     All shareholders of Western Properties are cordially invited to attend the Western Properties special meeting in person. To ensure your representation at the Western Properties special meeting, you are urged to complete, sign and return the enclosed proxy card as promptly as possible in the enclosed postage-prepaid envelope. You may revoke your proxy in the manner described in the accompanying joint proxy statement/prospectus at any time before it is voted at the Western Properties special meeting.

                                         By Order of the Board of Trustees

                                         /s/ BARBARA J. DONHAM
                                         Barbara J. Donham
                                         Secretary

Emeryville, California

October 3, 2000


        PLEASE DO NOT SEND IN CERTIFICATES FOR YOUR SHARES AT THIS TIME.

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
QUESTIONS AND ANSWERS ABOUT THE MERGER......................    1
SUMMARY.....................................................    4
  The Companies.............................................    4
  The Meetings..............................................    5
  Shareholders Entitled to Vote.............................    5
  Purposes of the Meetings..................................    5
  Votes Required............................................    6
  The Incorporation.........................................    6
  The Merger................................................    6
  Risk Factors..............................................    6
  Our Recommendations to Stockholders of Pan Pacific and
     Shareholders of Western Properties.....................    6
  Opinions of Financial Advisors............................    7
  Conditions to the Merger..................................    7
  Treatment of Western Properties Share Options and
     Restricted Shares......................................    7
  Termination; Break-Up Fee and Expenses....................    7
  Interests of Executive Officers and Trustees of Western
     Properties in the Merger...............................    8
  Accounting Treatment......................................    9
  Material United States Federal Income Tax
     Considerations.........................................    9
  Regulatory Matters........................................    9
  Appraisal or Dissenters' Rights...........................    9
  The Rights of Western Properties' Shareholders Will
     Change.................................................   10
  Amendment to the 2000 Stock Incentive Plan of Pan
     Pacific................................................   10
  Selected Summary Historical and Selected Unaudited Pro
     Forma Financial Data...................................   11
  Comparative Per Share Data................................   16
  Comparative Per Share Market Price and Dividend
     Information............................................   17
RISK FACTORS................................................   18
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING
  STATEMENTS................................................   23
THE COMPANIES...............................................   25
  Pan Pacific...............................................   25
  Western Properties........................................   26
  The Combined Company......................................   27
THE MERGER..................................................   33
  General...................................................   33
  Background of the Merger..................................   33
  Recommendation of the Board of Directors of Pan Pacific...   39
  Pan Pacific's Reasons for the Merger......................   39
  Recommendation of the Board of Trustees of Western
     Properties.............................................   43
  Western Properties' Reasons for the Merger................   43
  Accounting Treatment of the Merger........................   46
  Determination of Exchange Ratio...........................   46
  Regulatory Matters........................................   46
  Delisting and Deregistration of Western Properties Common
     Shares; Listing of Pan Pacific Common Stock Issued in
     Connection with the Merger.............................   46
  Resales of Pan Pacific Common Stock Issued in Connection
     with the Merger; Affiliate Agreements..................   47
  Appraisal or Dissenters' Rights...........................   47
OPINION OF FINANCIAL ADVISOR TO PAN PACIFIC.................   49
  Comparable Companies Analysis.............................   51
  Comparable Transactions Analysis..........................   52

                                                              PAGE
                                                              ----
  Net Asset Value Analysis..................................   53
  Historical Stock Trading Analysis.........................   53
  Contribution Analysis.....................................   53
OPINION OF FINANCIAL ADVISOR TO WESTERN PROPERTIES..........   55
  Summary of Financial Analysis Performed by Donaldson,
     Lufkin & Jenrette......................................   56
  Historical Exchange Ratio Analysis........................   56
  Comparable Publicly Traded Company Analysis...............   56
  Contribution Analysis.....................................   58
  Net Asset Valuation Analysis..............................   58
POTENTIAL CONFLICTS OF INTEREST; INTERESTS OF EXECUTIVE
  OFFICERS AND TRUSTEES OF WESTERN PROPERTIES IN THE
  MERGER....................................................   60
  Development Arrangements..................................   60
  Severance Payments; Acceleration of Share Awards..........   60
  Purchases of Western Real Estate Services, Inc. Stock.....   61
  Indemnification...........................................   61
  Directorships.............................................   62
THE MERGER AGREEMENT........................................   63
  The Incorporation of Western Properties...................   63
  The Merger................................................   63
  Closing and Effective Time of the Merger..................   63
  Conversion of Securities..................................   63
  Treatment of Western Properties Share Options.............   64
  Exchange of Share Certificates............................   64
  Representations and Warranties............................   65
  Covenants.................................................   66
  Additional Agreements.....................................   69
  Conditions to Obligations to Complete the Merger..........   72
  Termination; Break-Up Fees and Expenses...................   74
  Amendment and Waiver......................................   75
THE PAN PACIFIC SPECIAL MEETING.............................   76
  Date, Time and Place......................................   76
  Purpose...................................................   76
  Pan Pacific Board of Directors' Recommendation............   76
  Record Date, Outstanding Shares and Voting Rights.........   76
  Vote Required; Quorum; Shares Beneficially Owned by Pan
     Pacific Directors and Officers.........................   76
  Voting of Proxies.........................................   77
  Revocation of Proxies.....................................   77
  Solicitation of Proxies; Expenses.........................   78
THE WESTERN PROPERTIES SPECIAL MEETING......................   79
  Date, Time and Place......................................   79
  Purpose...................................................   79
  Western Properties Board of Trustees' Recommendation......   79
  Record Date, Outstanding Shares and Voting Rights.........   79
  Vote Required; Quorum; Shares Beneficially Owned by
     Western Properties Trustees and Officers...............   79
  Voting of Proxies.........................................   80
  Dissenters' Rights........................................   80
  Revocation of Proxies.....................................   80
  Solicitation of Proxies; Expenses.........................   81
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS....   82
  Non-Deductibility of Parachute Payments...................   83
  Backup Withholding........................................   84

                                                              PAGE
                                                              ----
  Pan Pacific's Qualification as a Real Estate Investment
     Trust..................................................   84
  Taxation of Tax-Exempt Stockholders.......................   96
  Taxation of Non-U.S. Stockholders.........................   96
  Other Tax Consequences....................................   97
COMPARISON OF RIGHTS OF STOCKHOLDERS OF PAN PACIFIC AND
  SHAREHOLDERS OF WESTERN PROPERTIES........................   98
  General...................................................   98
  Certain Material Differences Between the Rights of
     Stockholders of Pan Pacific and Shareholders of Western
     Properties.............................................   98
DESCRIPTION OF PAN PACIFIC STOCK............................  117
  General...................................................  117
  Common Stock..............................................  117
  Power to Reclassify Unissued Shares of Pan Pacific
     Stock..................................................  117
  Power to Issue Additional Shares of Common Stock and
     Preferred Stock........................................  118
  Restrictions on Ownership and Transfer....................  118
AMENDMENT TO THE 2000 STOCK INCENTIVE PLAN OF PAN PACIFIC...  120
  General...................................................  121
  Purpose...................................................  121
  Stock Subject to the Stock Incentive Plan.................  121
  Awards Under the Stock Incentive Plan.....................  122
  Grant and Terms of Options................................  124
  Term and Vesting of Options...............................  125
  Exercise of Options.......................................  125
  Eligibility...............................................  125
  Administration of the Stock Incentive Plans...............  126
  Awards not Transferable...................................  126
  Certain Restrictions on Resale............................  126
  Amendment and Termination of the Stock Incentive Plan.....  126
  Federal Income Tax Consequences Associated with the Stock
     Incentive Plan.........................................  126
  Required Vote.............................................  128
SHAREHOLDER PROPOSALS.......................................  128
LEGAL MATTERS...............................................  129
EXPERTS.....................................................  129
WHERE YOU CAN FIND MORE INFORMATION.........................  130
INDEX TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
  FINANCIAL STATEMENTS......................................  F-1
  Unaudited Pro Forma Condensed Consolidated Financial
     Statements.............................................  F-2
  Unaudited Pro Forma Condensed Consolidated Balance Sheet
     as of June 30, 2000....................................  F-3
  Unaudited Pro Forma Condensed Consolidated Statement of
     Income for the six months ended June 30, 2000..........  F-4
  Unaudited Pro Forma Condensed Consolidated Statement of
     Income for the year ended December 31, 1999............  F-5
  Notes to Unaudited Pro Forma Condensed Consolidated
     Financial Statements...................................  F-6

ANNEXES
A. Amended and Restated Agreement and Plan of Merger, dated as of August 21, 2000, between Pan Pacific Retail
   Properties, Inc. and Western Properties Trust
B. Opinion of Prudential Securities Incorporated, dated
  August 21, 2000
C. Opinion of Donaldson, Lufkin & Jenrette Securities
  Corporation, dated August 21, 2000
D. Chapter 13 of the California General Corporation Law

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

 Q: WHY AM I RECEIVING THESE MATERIALS?

 A: Pan Pacific and Western Properties have entered into a merger agreement pursuant to which Western Properties would incorporate as WPT, Inc., and then immediately merge into Pan Pacific. The incorporation is necessary because California law does not specifically allow the merger of a California real estate investment trust, such as Western Properties, with a corporation. For the merger to occur, the stockholders of Pan Pacific must approve the merger and the shareholders of Western Properties must approve the merger and the incorporation. We are sending you these materials to help Pan Pacific's stockholders decide whether to vote for the merger and Western Properties' shareholders decide whether to vote for the merger and the incorporation.

 Q: WHY ARE THE TWO COMPANIES PROPOSING TO MERGE?

 A: The companies are proposing to merge because they believe that the combined company, compared to each company standing alone:

    - will have greater geographic and tenant diversification;

    - will have greater market presence in key West Coast growth markets;

    - will realize economies of scale and greater operating and tenant synergies;

    - will have a larger total market capitalization of approximately $1.3 billion; and

    - will have a stronger balance sheet and enhanced financial flexibility.

    As a result, the combined company expects to:

    - increase funds from operations per share and enhance shareholder value;

    - be able to compete more effectively for shopping center property investments;

    - have greater visibility in the capital markets and greater liquidity in the trading of its public stock;

    - be viewed by rating agencies and lenders as having a stronger credit profile; and

    - have greater access to capital in equity and debt markets.

 Q: WHAT WILL HAPPEN TO WESTERN PROPERTIES AS A RESULT OF THE MERGER AND THE
    INCORPORATION?

 A: Upon the completion of the merger and the incorporation, Western Properties will cease to exist as a separate company.

 Q: WHAT WILL I RECEIVE IN THE MERGER AND THE INCORPORATION?

 A: Each Western Properties shareholder, other than those who perfect dissenters' rights, will receive 0.62 of a share of newly issued Pan Pacific common stock for each Western Properties common share that he or she owns. Pan Pacific common stock is publicly traded on the New York Stock Exchange under the symbol "PNP."

    The merger will not affect the rights of the existing Pan Pacific common stock. The number of shares of Pan Pacific common stock outstanding, assuming the exchange of all outstanding exchangeable securities of subsidiaries of Pan Pacific and Western Properties, will increase from 22.4 million shares to 34.1 million shares.

    The Pan Pacific common stock issued to Western Properties' shareholders in the merger will represent 34.2% of the outstanding common stock of the combined company, assuming the exchange of all outstanding exchangeable securities of subsidiaries of Pan Pacific and Western Properties.

 Q: WHAT WILL BE THE EFFECT ON MY CASH DIVIDEND?

 A: Pan Pacific has agreed to increase its quarterly cash dividend from $0.420 per share to $0.455 per share of Pan Pacific common stock in the first quarter following completion of the merger, in order to approximate Western Properties' current dividend level, as adjusted for the 0.62 exchange ratio. Pan Pacific has paid a quarterly dividend every quarter since its initial public offering in August 1997 and intends to maintain or exceed the $0.455 dividend rate after the merger, subject to the discretion of the Pan Pacific board of directors.

 Q: WHAT DO I NEED TO DO NOW?

 A: After you have read this document carefully, please indicate on the enclosed proxy card how you want to vote. Sign and mail the proxy card in the enclosed prepaid return envelope as soon as possible. You should indicate your vote now, even if you expect to attend your special meeting and vote in person. Indicating your vote now will not prevent you from later canceling or revoking your proxy and changing your votes at any time before the vote at your special meeting and will ensure that your shares are voted if you later find you cannot attend your special meeting.

 Q: WHAT SHOULD I DO IF MY BROKER HOLDS MY SHARES IN "STREET NAME"?

 A: Please contact your broker to obtain instructions on how to vote your shares.

 Q: CAN MY BROKER VOTE MY SHARES WHICH ARE HELD IN "STREET NAME"?

 A: If you do not provide your broker with instructions on how to vote your shares held in "street name," your broker will not be permitted to vote your shares on the proposals being presented at your special meeting. Because the merger proposal of Pan Pacific and the merger and incorporation proposal of Western Properties require the affirmative vote of the holders of a majority of the applicable company's outstanding shares, a failure to provide your broker instructions will have the same effect as a vote against these proposals. You should therefore be sure to provide your broker with instructions on how to vote your shares.

 Q: WHAT DO I DO IF I WANT TO CHANGE MY VOTE?

 A: You may change your vote in three ways:

    - by delivering a written notice to the corporate secretary of your company prior to your special meeting stating that you would like to revoke your proxy;

    - by signing a later-dated proxy card and delivering it to the corporate secretary of your company prior to the special meeting; or

    - by attending your special meeting and voting in person; however, your attendance alone will not revoke your proxy or change your vote.

    If you have instructed a broker how to vote your shares, you must follow the directions provided by your broker to change those instructions.

 Q: WHAT VOTE IS REQUIRED TO APPROVE THE MERGER AND THE INCORPORATION?


 A: In order to complete the merger, holders of a majority of the outstanding shares of Pan Pacific common stock must approve the merger and holders of a majority of the outstanding Western Properties common shares must approve the merger and the incorporation. Revenue Properties (U.S.), Inc. and its wholly-owned subsidiaries, which collectively owned 50.9% of the outstanding shares of common stock of Pan Pacific as of September 29, 2000, have agreed to vote in favor of the Pan Pacific merger proposal pursuant to a voting agreement with Western Properties.


 Q: SHOULD I SEND MY CERTIFICATES REPRESENTING MY WESTERN PROPERTIES COMMON
    SHARES?

 A: No. After we complete the merger and the incorporation, Pan Pacific will send former holders of Western Properties common shares written instructions for exchanging their share certificates.

 Q: WHEN DO YOU EXPECT TO COMPLETE THE MERGER?

 A: We are working toward completing the merger as quickly as possible. We must first obtain the approval of Pan Pacific stockholders at the Pan Pacific special meeting and the approval of Western Properties shareholders at the Western Properties special meeting. We hope to complete the merger in the fourth quarter of 2000; however, we cannot assure you as to when, or if, the merger will occur.

 Q: WHERE CAN I FIND MORE INFORMATION ABOUT THE COMPANIES?

 A: Western Properties and Pan Pacific file reports and other information with the SEC. You may read and copy this information at the SEC's public reference facilities. Please call the SEC at 1-800-SEC-0330 for information about these facilities. This information is also available at the Internet site the SEC maintains at www.sec.gov and, with respect to Pan Pacific, at the offices of the New York Stock Exchange and the Internet site Pan Pacific maintains at www.pprp.com. Information regarding Western Properties is also available at the offices of the American Stock Exchange and the Internet site Western Properties maintains at www.westernpropertiestrust.com. Information contained on each company's website, other than the reports specifically incorporated by reference in this joint proxy statement/prospectus, does not constitute a part of this joint proxy statement/prospectus. You can also request copies of these documents from us. See "Where You Can Find More Information" on page 129.


 Q: WHO CAN HELP ANSWER MY QUESTIONS?

 A: If you are a Western Properties shareholder and you have more questions about the incorporation or the merger, you can contact Western Properties' proxy solicitor:


      Jennifer M. Shotwell

      Innisfree M&A Incorporated
      501 Madison Avenue, 20th Floor
      New York, New York 10022
      Telephone: (212) 750-5833
      Facsimile: (212) 750-5799

You can also contact:

      Dennis D. Ryan
      Executive Vice President
        and Chief Financial Officer
      Western Properties Trust
      2200 Powell Street, Suite 600
      Emeryville, CA 94608
      Telephone: (888) 831-5770
      Facsimile: (510) 547-7841

If you are a Pan Pacific stockholder and you have more questions about the merger, you can contact:

     Carol Merriman
     Investor Relations
     Pan Pacific Retail Properties, Inc.
     1631-B South Melrose Drive
     Vista, California 92083
     Telephone: (760) 727-1002
     Facsimile: (760) 727-1430

If you would like additional copies of this joint proxy statement/prospectus, you should contact:

     Sandra Brown
     The Bank of New York
     101 Barclay Street -- 12W
     New York, New York 10286
     Telephone: (212) 815-2302
     Facsimile: (212) 815-3201

                                    SUMMARY


     This summary highlights selected information from this document. It may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire document and the documents to which we have referred you. See "Where You Can Find More Information" on page
129. We have included page references parenthetically to direct you to a more complete description of the topics in this summary. References in this document to "WPT" refer to WPT, Inc., a California corporation which will be formed upon the incorporation of, and succeed to all of the assets and liabilities of, Western Properties Trust immediately before the merger.


THE COMPANIES
(Page 4)

Pan Pacific Retail Properties, Inc.
1631-B South Melrose Drive
Vista, California 92083
(760) 727-1002

     Pan Pacific is a self-administered and self-managed equity real estate investment trust that owns and operates community and neighborhood shopping centers, predominately grocery-anchored, located in the western United States. Pan Pacific's objective is to provide stockholders with long-term, stable cash flow by maintaining a diverse portfolio and tenant base, and achieving consistent growth through its acquisition, property management and leasing programs. Pan Pacific completed its initial public offering in August 1997 and its shares are traded on the New York Stock Exchange under the symbol "PNP." From its initial public offering through June 30, 2000, Pan Pacific acquired 36 shopping centers, encompassing 5.0 million square feet, for an aggregate investment of approximately $408 million. As of June 30, 2000, Pan Pacific's portfolio totaled 59 properties, encompassing 9.3 million square feet, and was 97.7% leased to 1,418 tenants. The portfolio is diversified across five Western U.S. markets: Northern California, Southern California, Oregon, Washington, and Nevada.

     Since its initial public offering, Pan Pacific has increased its quarterly funds from operations per share by 48.8%, from $0.41 per share for the three months ended September 30, 1997 to $0.61 per share for the three months ended June 30, 2000. Pan Pacific has increased its quarterly cash dividend each year since its initial public offering, for a total increase of 16%, from a $0.3625 per share dividend paid for the quarter ended September 30, 1997 to a $0.420 per share dividend paid for the quarter ended June 30, 2000. Subject to the completion of the merger, Pan Pacific has agreed to increase its quarterly dividend from $0.420 per share to $0.455 per share in the first quarter after the merger, in order to approximate Western Properties' current dividend level, as adjusted for the 0.62 exchange ratio. Pan Pacific expects to maintain or exceed the $0.455 dividend rate in subsequent quarters, subject to the discretion of the Pan Pacific board.

     Pan Pacific is a full-service, fully-integrated real estate company with in-house expertise in shopping center acquisitions, redevelopment, leasing, property management, marketing and accounting. Pan Pacific is headquartered in Vista, California, and has five regional offices located in Sacramento, California; Chino, California; Kent, Washington; Portland, Oregon; and Las Vegas, Nevada.

Western Properties Trust
2200 Powell Street, Suite 600
Emeryville, California 94608
(888) 831-5770

     Western Properties is a self-administered and self-managed equity real estate investment trust focused on owning, redeveloping, developing and operating community and neighborhood shopping centers in the western United States.

     As of June 30, 2000, Western Properties held interests in 58 property investments, primarily shopping centers anchored by supermarkets and drugstores, encompassing 5.4 million square feet, and was 93.0% leased to approximately 800 tenants. Western Properties' portfolio is predominately located in Northern California (including in the San Francisco Bay Area and the greater Sacramento region) and secondarily in Oregon, Nevada and Washington.

     Western Properties was founded in 1962 and commenced real estate operations in 1964. Its shares have been traded on the American Stock Exchange under the symbol "WIR" since 1984.

Western Properties' headquarters are located in Emeryville, California.

The Combined Company


     Upon completion of the merger, Pan Pacific is expected to be the largest publicly-held West Coast neighborhood shopping center real estate investment trust with a total market capitalization of $1.3 billion, based on the closing price of Pan Pacific common stock as of September 29, 2000 ($20.06), the pro forma number of shares of Pan Pacific common stock outstanding as of September 29, 2000 and the pro forma outstanding indebtedness of Pan Pacific as of June 30, 2000. After the merger, Pan Pacific expects to own and operate 110 properties, encompassing 15.1 million square feet, with a broad geographic representation in key West Coast growth markets. As of June 30, 2000, the combined pro forma portfolio was 95.5% leased to 2,194 retailers. Of the 110 properties, 74 properties are shopping centers anchored by national or regional supermarkets such as Raley's Supermarkets, Von's, Safeway, Albertson's and Quality Food Centers.


     Upon completion of the merger, Pan Pacific will expand its board of directors to seven members, adding two independent trustees from Western Properties' board of trustees. With the additional independent directors, five of the seven Pan Pacific board members will be independent. Pan Pacific will continue to be led by its existing senior management team, including Stuart A. Tanz as President and Chief Executive Officer, Joseph B. Tyson as Chief Financial Officer and Jeffrey S. Stauffer as Chief Operating Officer.

THE MEETINGS
(Pages 76 and 79)


     The Pan Pacific special meeting will be held on November 9, 2000, at The Hilton San Diego Resort, 1775 East Mission Bay Drive, San Diego, California 92109, starting at 10:00 a.m., Pacific Time.



     The Western Properties special meeting will be held on November 9, 2000, at the Holiday Inn, 1800 Powell Street, Gold Room, Emeryville, California 94608, starting at 10:00 a.m., Pacific Time.


SHAREHOLDERS ENTITLED TO VOTE
(Pages 76 and 79)


     Holders of record of shares of Pan Pacific common stock at the close of business on Pan Pacific's record date, September 29, 2000, are entitled to notice of, and to vote at, the Pan Pacific special meeting. On the record date, there were 21,252,512 shares of Pan Pacific common stock outstanding, each of which will be entitled to one vote on each matter to be acted upon at the Pan Pacific special meeting.



     Holders of record of shares of Western Properties common shares at the close of business on Western Properties' record date, September 29, 2000, are entitled to notice of, and to vote at, the Western Properties special meeting. On the record date, there were 17,347,250 Western Properties common shares outstanding, each of which will be entitled to one vote on each matter to be acted upon at the Western Properties special meeting.


PURPOSES OF THE MEETINGS
(Pages 76 and 79)

Pan Pacific Special Meeting

     At the Pan Pacific special meeting, Pan Pacific stockholders will be asked to consider and vote upon:

     - the merger;

     - an amendment to Pan Pacific's 2000 Stock Incentive Plan to increase the number of shares of Pan Pacific common stock reserved for issuance under the plan by 1,296,724, from 489,971 to 1,786,695; and

     - any other matters that are properly brought before the Pan Pacific special meeting or any adjournment or postponement of the meeting.

Western Properties Special Meeting

     At the Western Properties special meeting, Western Properties shareholders will be asked to consider and vote upon:

     - the incorporation and the principal terms of the merger agreement; and

     - any other matters that are properly brought before the Western Properties special meeting or any adjournment or postponement of the meeting.

VOTES REQUIRED
(Pages 76 and 79)

     The Pan Pacific merger proposal requires the approval of the holders of a majority of the outstanding shares of Pan Pacific common stock held of record on the record date. The Pan Pacific proposal to amend its 2000 Stock Incentive Plan requires the affirmative vote of a majority of the votes cast on the proposal at the Pan Pacific special meeting, provided that a majority of the outstanding shares of Pan Pacific common stock cast a vote on the proposal.


     As of the record date for Pan Pacific, the directors and executive officers of Pan Pacific and their affiliates, as a group, owned 0.9% of the outstanding shares of Pan Pacific common stock. Pan Pacific currently expects that all of these holders will vote in favor of the merger. In addition, Revenue Properties (U.S.), Inc. and its wholly-owned subsidiaries, which collectively owned 50.9% of the outstanding shares of common stock of Pan Pacific as of the record date for Pan Pacific, have agreed to vote in favor of the merger pursuant to a voting agreement with Western Properties.


     The Western Properties merger and incorporation proposal requires the approval of the holders of a majority of the outstanding Western
Properties common shares held of record on the record date.

     As of the record date for Western Properties, the trustees and executive officers of Western Properties and their affiliates, as a group, beneficially owned 2.4% of the outstanding Western Properties common shares. Western Properties currently expects that all of these holders will vote in favor of the merger and incorporation proposal.

THE INCORPORATION
(Page 63)

     The merger agreement provides that immediately before the merger, Western Properties will incorporate and become WPT, Inc. This incorporation procedure is necessary because California law does not specifically allow the merger of a real estate investment trust with a corporation, but does allow corporations to merge with each other. As a result of the incorporation, WPT will succeed to all of the assets and liabilities of Western Properties and each outstanding common share of Western Properties will become one share of common stock of WPT. The incorporation will occur only if the merger occurs.

THE MERGER
(Page 33)

     In the merger, WPT will be merged into Pan Pacific, with Pan Pacific continuing as the surviving corporation. Each share of common stock of WPT outstanding immediately prior to the merger, other than shares held by Western Properties shareholders who perfect dissenters' rights, will become the right to receive 0.62 of a share of Pan Pacific common stock.

     Western Properties' shareholders will receive 11.7 million shares of Pan Pacific common stock in the merger, which will constitute 34.2% of the outstanding voting power of Pan Pacific following the merger, assuming in each case the exchange of all exchangeable securities of subsidiaries of Pan Pacific and Western Properties.

     The merger agreement is attached to this joint proxy statement/prospectus as Annex A. We encourage you to read the merger agreement as it is the legal document that governs the merger.

RISK FACTORS
(Page 18)

     In evaluating the merger and the proposals set forth in this joint proxy statement/prospectus, you should carefully consider the "Risk Factors" beginning on Page 18.

OUR RECOMMENDATIONS TO STOCKHOLDERS OF PAN PACIFIC AND SHAREHOLDERS OF WESTERN PROPERTIES
(Pages 76 and 79)


     The Pan Pacific board voted unanimously to approve the merger and the amendment to the 2000 Stock Incentive Plan of Pan Pacific. The Pan Pacific board believes that the merger and the amendment to the stock incentive plan are in the best interests of Pan Pacific and its stockholders and recommends that Pan Pacific stockholders vote FOR the merger and the amendment.


     The Western Properties board of trustees voted unanimously to approve the merger agreement and incorporation. The Western Properties board believes that the merger agreement and the incorporation are in the best interests of Western Properties and its shareholders and recommends that Western Properties shareholders vote FOR the merger agreement and the incorporation.

OPINIONS OF FINANCIAL ADVISORS
(Pages 49 and 55)

     In deciding to approve the merger, the Pan Pacific board and the Western Properties board received opinions from their respective financial advisors.

     Pan Pacific received an opinion from its financial advisor, Prudential Securities Incorporated, to the effect that, as of the date of its opinion and based on and subject to the assumptions, limitations and qualifications set forth in its opinion, the exchange ratio of 0.62 of a share of Pan Pacific common stock for each Western Properties common share was fair to Pan Pacific from a financial point of view. The full text of the opinion is attached as Annex B to this joint proxy statement/prospectus and should be read carefully in its entirety.

     Western Properties received an opinion from its financial advisor, Donaldson, Lufkin & Jenrette Securities Corporation to the effect that, as of the date of its opinion and based on and subject to the assumptions, limitations and qualifications set forth in its opinion, the exchange ratio was fair to Western Properties and its shareholders from a financial point of view. The full text of the opinion is attached as Annex C to this joint proxy statement/prospectus and should be read carefully in its entirety.

CONDITIONS TO THE MERGER

(Page 72)


     The completion of the merger depends upon the satisfaction of a number of conditions, including:

     - the approval of the merger by the stockholders of Pan Pacific and the approval of the merger and the incorporation by the shareholders of Western Properties;

     - the absence of any law or any injunction that effectively prohibits or restricts the merger;

     - the receipt of all material approvals and consents from third parties;

     - the receipt of satisfactory legal opinions regarding Pan Pacific's and Western Properties' real estate investment trust status for federal income tax purposes and the treatment of the merger as a reorganization for federal income tax purposes;

     - the average closing price of Pan Pacific's common stock for the ten trading days preceding the merger closing date is not less than $15.00 per share; and

     - exercise of dissenters' rights by less than 5% of Western Properties' or WPT's shareholders.

     Unless prohibited by law, either Pan Pacific or Western Properties could elect to waive a condition in its favor that has not been satisfied and complete the merger anyway.

TREATMENT OF WESTERN PROPERTIES SHARE OPTIONS AND RESTRICTED SHARES
(Page 64)

     Each option to purchase Western Properties common shares outstanding immediately before the merger will be converted into options to purchase Pan Pacific common stock on the same terms as in effect prior to the merger, except for adjustments to the exercise price and the number of shares purchasable based on the exchange ratio. Also, Western Properties may offer to purchase outstanding options from its employees listed on a schedule to the merger agreement for cash before the merger at prices set forth on that schedule.

     Each Western Properties restricted share outstanding immediately before the merger will become fully vested immediately before the merger.

TERMINATION; BREAK-UP FEE AND EXPENSES

(Page 74)


     Either Pan Pacific or Western Properties can terminate the merger agreement:

     - by mutual written consent;

     - if the merger has not been completed by February 28, 2001;

     - if an order, decree or injunction makes the merger illegal or prohibits the merger; or

     - if either party does not receive the requisite shareholder approval at its special meeting.

     Pan Pacific can also terminate the merger agreement:

     - upon a material breach by Western Properties of any covenant or agreement contained in the merger agreement or if any representation or warranty of Western Properties becomes untrue in any material respect and Western Properties is not in good faith attempting to cure the breach; or

     - upon the occurrence of any of the following (each of which will obligate Western Properties to pay a $7.0 million break-up fee to Pan Pacific):

       (a) Western Properties receives an acquisition proposal from a third party and, thereafter, the Western Properties board withdraws or modifies its recommendation of the incorporation and merger proposal;

       (b) Western Properties receives a public acquisition proposal from a third party and, thereafter, Pan Pacific requests that the Western Properties board publicly reconfirm its recommendation of the incorporation and merger proposal to Western Properties shareholders and the Western Properties board fails to do so within 30 business days after receipt of Pan Pacific's request;

       (c) the Western Properties board recommends to Western Properties shareholders an alternative acquisition, merger or similar transaction;

       (d) a tender offer or exchange offer for 27.5% or more of the outstanding Western Properties common shares (other than by Western Properties or an affiliate of Western Properties) is commenced, and the Western Properties board recommends that Western Properties shareholders tender their shares in such tender or exchange offer; or

       (e) Western Properties receives an acquisition proposal from a third party and, thereafter, Western Properties fails to call and hold the Western Properties special meeting by February 28, 2001.

     Western Properties can also terminate the merger agreement:

     - upon a material breach by Pan Pacific of any covenant or agreement contained in the merger agreement or if any representation or warranty of Pan Pacific becomes untrue in any material respect and Pan Pacific is not in good faith attempting to cure the breach; or

     - subject to certain qualifications, the Western Properties board determines to accept an alternative proposal from a third party that it determines to be superior to the merger (in which case Western Properties would be obligated to pay the $7.0 million break-up fee).

     Pan Pacific or Western Properties may be obligated to pay up to $2.0 million of the other company's expenses if the merger agreement is terminated by the other company due to a breach of the merger agreement. However, Western Properties will not be obligated to pay Pan Pacific's expenses if it is also obligated to pay the $7.0 million break-up fee.

INTERESTS OF EXECUTIVE OFFICERS AND TRUSTEES OF WESTERN PROPERTIES IN THE MERGER (Page 60)

     In considering the recommendation of the Western Properties board, you should be aware that members of Western Properties' management and board of trustees may have interests in the merger that are different from, or in addition to, your interests as a Western Properties shareholder generally. These interests exist because of, among other things:

     - proposed development arrangements for the completion of Western Properties' three existing development projects between Pan Pacific and Bradley N. Blake, Chief Executive Officer of Western Properties, and L. Gerald Hunt, Chief Operations Officer and Senior Vice President of Western Properties, which are expected to be entered into following completion of the merger;

     - acceleration of vesting of share options and restricted shares held by officers and trustees of Western Properties; and

     - severance arrangements under existing employment agreements and forgiveness of loans of Western Properties' executive officers.

     The members of the Western Properties board were informed of the foregoing and considered them, when they approved the merger.

DIVIDEND COORDINATION
(Page 70)

     Pursuant to the merger agreement, Western Properties has agreed to set a record date for its regular dividend to be paid in the fourth quarter of 2000 that is on or before the date of the Western Properties special meeting and before November 26, 2000, which dividend is expected to be in the amount of $0.28 per share. Also, pursuant to the merger agreement, Pan Pacific will set a record date for a special dividend that is on or before the date of the Pan Pacific special meeting, which dividend is expected to be in the amount of $0.28 per share (the equivalent of a two-month dividend at Pan Pacific's current dividend rate). Pan Pacific has agreed to change the record and payment dates for its regular quarterly dividend to be paid in the first quarter of 2001 to February 23, 2001 and March 15, 2001, respectively, and intends to pay subsequent regular quarterly dividends in mid-March, mid-June, mid-September, and mid-December of each year.

ACCOUNTING TREATMENT
(Page 46)

     The merger will be accounted for under the purchase method of accounting for financial reporting purposes.

MATERIAL UNITED STATES FEDERAL INCOME TAX
CONSIDERATIONS

(Page 82)


     As a condition to the completion of the merger, Pan Pacific and Western Properties will each receive legal opinions that the merger will qualify as a reorganization under Section 368(a) of the Internal Revenue Code for federal income tax purposes and that no income or gain will be recognized for federal income tax purposes by such party or any of its shareholders as a result of the merger, except with respect to Western Properties shareholders who receive cash pursuant to the transactions contemplated by the merger agreement. These opinions are based on, among other things, representations and warranties of both Pan Pacific and Western Properties. Accordingly, Pan Pacific and Western Properties expect that none of Pan Pacific, Pan Pacific's stockholders, Western Properties or Western Properties' shareholders will recognize any gain or loss for United States federal income tax purposes as a result of the merger, except with respect to any Western Properties' shareholders who receive cash pursuant to the transactions contemplated by the merger agreement.

     Determining the actual tax consequences of the merger to you as an individual taxpayer can be complicated. Your tax treatment will depend on your specific situation and many variables not within either company's control. You should consult your tax advisor for a full understanding of the tax consequences of the merger.

REGULATORY MATTERS

     Neither Pan Pacific nor Western is aware of any federal or state regulatory approvals which must be obtained in connection with the merger.

APPRAISAL OR DISSENTERS' RIGHTS
(Page 47)

     Because Pan Pacific common stock was listed on the New York Stock Exchange on the record date, Pan Pacific's stockholders will not have any appraisal rights under Maryland law in connection with the merger.

     If holders of 5% or more of the outstanding Western Properties common shares entitled to vote at the Western Properties special meeting vote against the merger agreement and comply with certain procedures and requirements, Western Properties shareholders who take these actions will be entitled to exercise dissenters' rights under the provisions of Chapter 13 of the California General Corporation Law if the merger is completed. In accordance with these provisions, dissenting Western Properties shareholders will have the right to be paid in cash the fair market value (excluding any appreciation or depreciation as a consequence of the merger) of their Western Properties common shares as agreed upon by Western Properties and the shareholder or, if they cannot agree, as determined by appraisal, by fully complying with the procedures set forth in the California General Corporation Law. The failure of a dissenting Western Properties shareholder to comply timely and properly with these procedures will result in the termination or waiver of the appraisal right. It is a condition to the merger that holders of less than 5% of Western Properties common shares or WPT common stock exercise their dissenters' rights.

THE RIGHTS OF WESTERN PROPERTIES' SHAREHOLDERS WILL CHANGE

(Page 98)


     The rights of Western Properties shareholders are determined by California law and by Western Properties' Amended and Restated Declaration of Trust. When the merger is completed, Western Properties shareholders will become stockholders of Pan Pacific. The rights of Pan Pacific stockholders are determined by Maryland General Corporation Law and Pan Pacific's charter and bylaws. As a result of these different governing laws and organizational documents, Western Properties shareholders will have different rights as Pan Pacific stockholders than they currently have as Western Properties shareholders.

AMENDMENT TO THE 2000 STOCK INCENTIVE PLAN OF PAN PACIFIC

(Page 120)



     At the Pan Pacific special meeting, Pan Pacific stockholders will be asked to approve an amendment to the 2000 Stock Incentive Plan of Pan Pacific which increases the total number of shares of Pan Pacific common stock reserved for issuance under the plan by 1,296,724, from 489,971 to 1,786,695. As of the record date, 344,971 shares of Pan Pacific common stock were available for issuance under the plan. The amended plan will ensure that an adequate number of shares of common stock will be available for future grants to provide incentives to employees of the combined company after the merger. Approval of the amendment will require the approval of the holders of a majority of the shares of Pan Pacific common stock cast on the proposal at the Pan Pacific special meeting, provided that a majority of the outstanding shares of Pan Pacific common stock cast a vote on the proposal. Approval of the amendment to the plan is not necessary to complete the merger.

SELECTED SUMMARY HISTORICAL AND SELECTED UNAUDITED PRO FORMA FINANCIAL DATA


     We are providing the following information to aid you in your analysis of the financial aspects of the merger. We derived this information from the audited consolidated financial statements of each of Pan Pacific and Western Properties for the years 1995 through 1999 and the unaudited consolidated financial statements for each of Pan Pacific and Western Properties as of and for the six months ended June 30, 2000 and 1999. This information is only a summary and you should read it in conjunction with the historical and unaudited pro forma financial statements and related notes contained in the annual reports, quarterly reports and other information regarding Pan Pacific and Western Properties filed with the SEC and incorporated by reference or included in this joint proxy statement/prospectus. See "Where You Can Find More Information" on page 129.


Selected Historical Financial Data of Pan Pacific


     Pan Pacific's historical consolidated financial data for the annual periods presented below have been derived from its audited consolidated financial statements previously filed with the SEC. The selected historical consolidated financial data for Pan Pacific as of and for the periods ended June 30, 2000 and 1999 are unaudited and were prepared in accordance with generally accepted accounting principles applied to interim financial information. In the opinion of Pan Pacific's management, all adjustments necessary for a fair presentation of results of operations for such interim periods have been included. These adjustments consist only of normal recurring accruals. Because of seasonal and other factors, results for interim periods are not necessarily indicative of the results to be expected for the full year. This information is only a summary and you should read it together with Pan Pacific's historical financial statements and related notes contained in the annual reports, quarterly reports and other information that we have filed with the SEC and incorporated by reference. See "Where You Can Find More Information" on page 129.

                      PAN PACIFIC RETAIL PROPERTIES, INC.

                            SELECTED FINANCIAL DATA
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                SIX MONTHS ENDED
                                                    JUNE 30,                            YEAR ENDED DECEMBER 31,
                                              ---------------------   -----------------------------------------------------------
                                                2000        1999        1999        1998        1997         1996         1995
                                              ---------   ---------   ---------   ---------   ---------    ---------    ---------
                                                   (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
  Base rent.................................  $  43,078   $  38,376   $  79,377   $  62,585   $  36,839    $  28,111    $  23,315
  Percentage rent...........................        300         325         760         628         278          239          154
  Recoveries from tenants...................      9,624       8,109      17,893      13,728       8,042        6,214        5,478
  Net gain on sale of real estate...........         --          75         400          --          --           --          501
  Income (loss) from unconsolidated
    partnerships............................        149         185         341         737         409          109          (32)
  Other.....................................      1,277       1,091       2,291       1,575       1,142          950          319
                                              ---------   ---------   ---------   ---------   ---------    ---------    ---------
Total revenue...............................     54,428      48,161     101,062      79,253      46,710       35,623       29,735
                                              ---------   ---------   ---------   ---------   ---------    ---------    ---------
  Property operating and property taxes.....     10,384       9,228      19,950      15,548       9,329        7,365        6,789
  Depreciation and amortization.............      9,426       8,464      17,476      14,298       8,928        7,693        6,340
  Interest..................................     14,316      11,037      23,939      18,295      14,057       14,671       12,262
  General and administrative................      2,489       2,703       5,315       4,109       3,923        3,228        3,620
  Other.....................................         86         113         248         108         964        2,173        1,334
                                              ---------   ---------   ---------   ---------   ---------    ---------    ---------
Income (loss) before minority interests and
  extraordinary loss........................     17,727      16,616      34,134      26,895       9,509          493         (610)
Minority interests..........................     (1,003)       (699)     (1,558)       (261)       (153)         (44)          (5)
Extraordinary loss on early extinguishment
  of debt...................................         --          --          --          --      (1,043)          --           --
                                              ---------   ---------   ---------   ---------   ---------    ---------    ---------
Net income (loss)...........................  $  16,724   $  15,917   $  32,576   $  26,634   $   8,313    $     449    $    (615)
                                              =========   =========   =========   =========   =========    =========    =========
Basic earnings per share:
  Income before extraordinary item..........  $    0.79   $    0.75   $    1.54   $    1.37   $    0.56          N/A(1)       N/A(1)
  Extraordinary item........................  $      --   $      --   $      --   $      --   $   (0.06)         N/A(1)       N/A(1)
  Net income................................  $    0.79   $    0.75   $    1.54   $    1.37   $    0.49          N/A(1)       N/A(1)
Diluted earnings per share:
  Income before extraordinary item..........  $    0.79   $    0.75   $    1.54   $    1.35   $    0.55          N/A(1)       N/A(1)
  Extraordinary item........................  $      --   $      --   $      --   $      --   $   (0.06)         N/A(1)       N/A(1)
  Net income................................  $    0.79   $    0.75   $    1.54   $    1.35   $    0.49          N/A(1)       N/A(1)
Dividends paid on common shares.............  $  17,852   $  16,930   $  33,929   $  30,514   $   9,673          N/A(1)       N/A(1)
Dividends paid per common share.............  $    0.84   $    0.80   $    1.60   $    1.52   $    0.58          N/A(1)       N/A(1)
BALANCE SHEET DATA:
Properties, net of accumulated
  depreciation..............................  $ 757,815   $ 700,949   $ 748,061   $ 667,478   $ 455,514    $ 264,017    $ 251,423
Total assets................................  $ 791,716   $ 732,551   $ 784,537   $ 705,541   $ 487,220    $ 293,186    $ 275,690
Mortgage loans payable & line of credit.....  $ 368,350   $ 315,111   $ 357,290   $ 282,524   $ 170,766    $ 192,915    $ 191,302
Total liabilities...........................  $ 388,117   $ 333,154   $ 379,324   $ 305,135   $ 184,644    $ 229,839    $ 212,984
Minority interests..........................  $  22,689   $  17,322   $  23,347   $  17,318   $   1,521    $   1,539    $   1,347
Total equity................................  $ 380,910   $ 382,075   $ 381,866   $ 383,088   $ 301,055    $  61,808    $  61,359
OTHER DATA:
Funds from operations(2)....................  $  26,938   $  24,793   $  50,798   $  41,134   $  18,288    $   8,182    $   5,290
Cash flows provided by (used in):
  Operating activities......................  $  24,535   $  19,928   $  46,740   $  39,363   $  15,242    $   6,493    $   5,456
  Investing activities......................  $ (18,297)  $ (34,504)  $ (77,671)  $(166,963)  $(166,446)   $ (18,802)   $ (42,815)
  Financing activities......................  $  (7,335)  $  13,815   $  29,269   $ 130,359   $ 142,969    $  14,966    $  26,683
Ratio of earnings to fixed charges(3).......       2.16        2.40        2.34        2.42        1.64         1.01         0.89
Number of operating properties (at end of
  period)...................................         59          55          58          54          32           19           18
Gross leaseable area (sq. ft.) (at end of
  period)...................................  8,184,533   7,503,809   8,062,368   7,172,756   4,532,707    2,794,307    2,737,577
Occupancy of properties owned (at end of
  period)...................................       97.7%       97.5%       97.5%       96.5%       97.5%        95.8%        95.4%

-------------------------
(1) Per share information is not applicable for the years ended December 31, 1996 and 1995 as Pan Pacific was a wholly owned subsidiary of another company. Pan Pacific completed its initial public offering in August 1997.

(2) The White Paper on Funds from Operations approved by the Board of Governors of the National Association of Real Estate Investment Trusts in March 1995 (the "White Paper") defines Funds from Operations as net income (loss) (computed in accordance with generally accepted accounting principles), excluding gains (or losses) from debt restructuring and sales of property, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. Management considers Funds from Operations an appropriate measure of performance of an equity real estate investment trust because it is predicated on cash flow analyses. Pan Pacific computes Funds from Operations in accordance with standards established by the White Paper. Pan Pacific's computation of Funds from Operations may, however, differ from the methodology for calculating Funds from Operations utilized by other equity real estate investment trusts and, therefore, may not be comparable to such other real estate investment trusts. Funds from Operations should not be considered as an alternative to net income (determined in accordance with generally accepted accounting principles), as a measure of Pan Pacific's liquidity, nor is it indicative of funds available to fund Pan Pacific's cash needs, including its ability to make distributions. The National Association of Real Estate Investment Trusts' clarification to the definition of Funds from Operations, which became effective January 1, 2000, had no impact on the calculation of Pan Pacific's Funds from Operations.


(3) Ratio of earnings to fixed charges is calculated by dividing earnings by fixed charges. For this purpose, earnings consist of income (loss) before extraordinary items plus fixed charges (excluding interest costs capitalized). Fixed charges consist of interest expense (including the amortization of deferred financing fees). In 1995, fixed charges exceeded earnings by $1,421.

Selected Summary Historical Financial Data of Western Properties


     Western Properties' historical consolidated financial data for the annual periods presented below have been derived from its audited consolidated financial statements previously filed with the SEC. The selected historical consolidated financial data for Western Properties for the periods ended June 30, 2000 and 1999 are unaudited and were prepared in accordance with generally accepted accounting principles applied to interim financial information. In the opinion of Western Properties' management, all adjustments necessary for a fair presentation of results of operations for such interim periods have been included. This information is only a summary and should be read together with Western Properties' historical financial statements and related notes contained in the annual reports, quarterly reports and other information that Western Properties has filed with the SEC and incorporated by reference. See "Where You Can Find More Information" on page 129.

                            WESTERN PROPERTIES TRUST

                            SELECTED FINANCIAL DATA
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                      SIX MONTHS ENDED JUNE 30,                       YEAR ENDED DECEMBER 31,
                                      --------------------------   --------------------------------------------------------------
                                         2000           1999          1999         1998         1997         1996         1995
                                      -----------    -----------   ----------   ----------   ----------   ----------   ----------
                                             (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
  Base rent.........................  $   22,240     $   22,100    $   44,567   $   42,350   $   37,845   $   38,373   $   37,641
  Percentage rent...................         435            374           886          539          552          649          559
  Recoveries from tenants...........       4,521          4,429         9,698        8,551        8,088        8,138        7,506
  Interest income...................       1,124            871         1,756          933          361           25           --
  Net gain on sale of real estate...       4,256          2,113         6,854        2,475        4,898        1,115           47
  Income from unconsolidated
    subsidiary......................         659            145           466           12           --           --           --
  Other.............................         429            430         1,325          969          705          604          584
                                      ----------     ----------    ----------   ----------   ----------   ----------   ----------
Total revenue.......................      33,664         30,462        65,552       55,829       52,449       48,904       46,337
                                      ----------     ----------    ----------   ----------   ----------   ----------   ----------
  Property operating and property
    taxes...........................       4,710          4,761        10,171        9,253        8,798        8,933        8,310
  Depreciation and amortization.....       5,069          5,925        11,523       12,401       11,046       11,264       10,893
  Interest..........................       7,507          7,050        14,325       13,414       11,511       11,289       11,537
  General and administrative........       1,828          1,514         3,248        2,733        1,741        1,706        1,691
  Other.............................       2,844          2,435         4,867        4,412        3,011        3,481        3,602
  Provision for loss on real
    estate..........................       1,745             --            --           --           --           --           --
  Management restructuring charge...          --             --            --           --        1,842           --           --
                                      ----------     ----------    ----------   ----------   ----------   ----------   ----------
Income before minority interests and
  extraordinary loss................       9,961          8,777        21,418       13,616       14,500       12,231       10,304
Minority interests..................        (802)          (802)       (1,604)          --           --           --           --
Extraordinary loss on early
  extinguishment of debt............          --             --            --           --       (1,620)          --           --
                                      ----------     ----------    ----------   ----------   ----------   ----------   ----------
Net income..........................  $    9,159     $    7,975    $   19,814   $   13,616   $   12,880   $   12,231   $   10,304
                                      ==========     ==========    ==========   ==========   ==========   ==========   ==========
Basic earnings per share:
  Income before extraordinary
    item............................  $     0.53     $     0.46    $     1.15   $     0.79   $     0.84   $     0.72   $     0.61
  Extraordinary item................  $       --     $       --    $       --   $       --   $    (0.09)  $       --   $       --
  Net income........................  $     0.53     $     0.46    $     1.15   $     0.79   $     0.75   $     0.72   $     0.61
Diluted earnings per share:
  Income before extraordinary
    item............................  $     0.53     $     0.46    $     1.15   $     0.78   $     0.84   $     0.72   $     0.61
  Extraordinary item................  $       --     $       --    $       --   $       --   $    (0.09)  $       --   $       --
  Net income........................  $     0.53     $     0.46    $     1.15   $     0.78   $     0.75   $     0.72   $     0.61
Dividends paid on common shares.....  $    9,686     $    9,668    $   19,337   $   19,300   $   19,207   $   19,102   $   18,882
Dividends paid per common share.....  $     0.56     $     0.56    $     1.12   $     1.12   $     1.12   $     1.12   $     1.12
BALANCE SHEET DATA:
Properties, net of accumulated
  depreciation......................  $  321,044     $  338,267    $  346,670   $  350,359   $  318,349   $  328,915   $  334,551
Total assets........................  $  421,440     $  414,625    $  427,266   $  426,891   $  337,521   $  339,629   $  344,571
Mortgage loans, unsecured line of
  credit, unsecured notes and
  convertible debentures............  $  213,437     $  209,818    $  219,150   $  220,503   $  143,866   $  143,457   $  143,859
Total liabilities...................  $  222,197     $  218,887    $  227,938   $  229,851   $  151,272   $  147,681   $  147,772
Minority interests..................  $   18,699     $   17,416    $   18,699   $   17,416   $       --   $       --   $       --
Total equity........................  $  180,544     $  178,322    $  180,629   $  179,624   $  186,249   $  191,948   $  196,799
OTHER DATA:
Funds from operations(1)............  $   12,856     $   12,555    $   26,129   $   23,435   $   20,550   $   22,274   $   21,017
Cash flows provided by (used in):
  Operating activities..............  $   12,555     $   11,772    $   24,347   $   23,978   $   23,277   $   21,956   $   20,203
  Investing activities..............  $    4,133     $    9,277    $   (1,028)  $  (69,447)  $   (3,740)  $   (4,225)  $   (7,318)
  Financing activities..............  $  (16,483)    $  (21,459)   $  (22,612)  $   45,518   $  (19,026)  $  (17,436)  $  (12,876)
Ratio of earnings to fixed
  charges(2)........................        1.60           1.75          2.18         1.97         2.12         2.06         1.89
Number of operating properties (at
  end of period)....................          58             64            62           66           53           60           62
Gross leaseable area (sq. ft.) (at
  end of period)....................   5,387,751      5,641,894     5,589,223    5,697,617    4,720,453    4,806,191    4,799,231
Occupancy of properties owned (at
  end of period)....................        94.1%          91.2%         91.6%        85.4%        92.0%        93.7%        93.9%

-------------------------
(1) The National Association of Real Estate Investment Trusts defines Funds from Operations as net income calculated in accordance with generally accepted accounting principles plus depreciation and amortization of assets uniquely significant to the real estate industry, reduced by gains and increased by losses on (i) sales of property and (ii) extraordinary and "unusual items." Effective January 1, 2000, net income will not be adjusted for unusual items unless they qualify as extraordinary items under generally accepted accounting principles in calculating Funds from Operations. The revised definition has been applied to all periods presented. Funds from Operations does not represent cash flows from operations as defined by generally accepted accounting principles and should not be considered a substitute for net income as an indicator of Western Properties' operating performance, or for cash flows as a measure of liquidity. Furthermore, Funds from Operations as disclosed by other real estate investment trusts may not be comparable to Western Properties' calculation of Funds from Operations.

(2) Ratio of earnings to fixed charges is calculated by dividing earnings by fixed charges. For this purpose, earnings consist of income (loss) before extraordinary items plus fixed charges (excluding interest costs capitalized). Fixed charges consist of interest expense (including the amortization of deferred financing fees).

Summary Unaudited Pro Forma Consolidated Financial Information

     In the table below, we present pro forma balance sheet information for Pan Pacific and Western Properties as of June 30, 2000, as if the merger had been completed on June 30, 2000. We also present pro forma statement of operations information for Pan Pacific and Western Properties for the fiscal year ended December 31, 1999 and the six months ended June 30, 2000, as if the merger had been completed on January 1, 1999. The merger has been accounted for under the purchase method of accounting in accordance with the Accounting Principles Board Opinion No. 16.

     IT IS IMPORTANT TO REMEMBER THAT THIS INFORMATION IS HYPOTHETICAL, AND DOES NOT NECESSARILY REFLECT THE FINANCIAL PERFORMANCE THAT WOULD HAVE ACTUALLY RESULTED IF THE MERGER HAD BEEN COMPLETED ON THOSE DATES. FURTHERMORE, THIS INFORMATION DOES NOT NECESSARILY REFLECT FUTURE FINANCIAL PERFORMANCE IF THE MERGER ACTUALLY OCCURS.

     See "Pan Pacific Retail Properties, Inc. Unaudited Pro Forma Condensed Consolidated Financial Statements" attached to this joint proxy statement/prospectus for a more detailed explanation of this analysis.

                                                         PAN PACIFIC PRO FORMA   PAN PACIFIC PRO FORMA
                                                           SIX MONTHS ENDED           YEAR ENDED
                                                             JUNE 30, 2000         DECEMBER 31, 1999
                                                         ---------------------   ---------------------
                                                               (IN THOUSANDS, EXCEPT SHARE DATA)
STATEMENT OF OPERATIONS DATA:
  Revenue..............................................       $   88,092               $166,614
  Net income...........................................       $   29,628               $ 61,069
  Net income per share -- basic........................       $     0.93               $   1.91
  Net income per share -- diluted......................       $     0.92               $   1.90

BALANCE SHEET DATA (AT END OF PERIOD):
  Real estate properties, net..........................       $1,144,011
  Investment in unconsolidated entities................       $   55,784
  Notes receivable.....................................       $   28,246
  Accounts receivable..................................       $   24,548
  Total assets.........................................       $1,265,855
  Notes payable........................................       $  236,501
  Senior notes, net....................................       $  124,836
  Line of credit payable...............................       $  226,289
  Minority interests...................................       $   42,078
  Total equity.........................................       $  601,424

COMPARATIVE PER SHARE DATA

     Set forth below are net income, book value and cash dividends per common share data for Pan Pacific and Western Properties on a historical basis, for Pan Pacific and Western Properties on a pro forma basis and on a pro forma basis per Western Properties equivalent share.

     The pro forma data was derived by combining the historical consolidated financial information of Pan Pacific and Western Properties using purchase accounting.

     The Western Properties equivalent per share pro forma information shows the effect of the merger from the perspective of an owner of Western Properties common shares. The information was computed by multiplying the Pan Pacific per share pro forma information by the 0.62 exchange ratio.


     You should read the information below together with our historical financial statements and related notes contained in the annual reports and other information that we have filed with the SEC and incorporated by reference. See "Where You Can Find More Information" on page 129. The unaudited pro forma combined data below is for illustrative purposes only. The companies might have performed differently had they always been combined. You should not rely on this information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience after the merger.


                                        PAN PACIFIC   WESTERN PROPERTIES   PAN PACIFIC   WESTERN PROPERTIES
                                        HISTORICAL        HISTORICAL        PRO FORMA        PRO FORMA
                                           DATA              DATA             DATA        EQUIVALENT DATA
                                        -----------   ------------------   -----------   ------------------
NET INCOME PER COMMON SHARE
  Year ended December 31, 1999........    $ 1.54            $ 1.15           $ 1.91            $ 1.18
  Six months ended June 30, 2000......    $ 0.79            $ 0.53           $ 0.93            $ 0.58

NET INCOME PER COMMON SHARE (ASSUMING
  DILUTION)
  Year ended December 31, 1999........    $ 1.54            $ 1.15           $ 1.90            $ 1.18
  Six months ended June 30, 2000......    $ 0.79            $ 0.53           $ 0.92            $ 0.57

BOOK VALUE PER COMMON SHARE
  As of December 31, 1999.............    $17.97            $10.48
  As of June 30, 2000.................    $17.92            $10.47           $18.81            $11.66

CASH DIVIDENDS PER COMMON SHARE
  Year ended December 31, 1999........    $ 1.60            $ 1.12           $ 1.82            $ 1.13
  Six months ended June 30, 2000......    $ 0.84            $ 0.56           $ 0.91            $ 0.56

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION


     At the close of business on September 29, 2000, the record date for the Pan Pacific special meeting and the Western Properties special meeting, there were approximately 86 holders of record of Pan Pacific common stock and 1,705 holders of record of Western Properties common shares.


     Pan Pacific common stock is listed on the New York Stock Exchange under the symbol "PNP." Western Properties common shares are listed on the American Stock Exchange under the symbol "WIR."

     The following table sets forth the high and low closing prices per share of Pan Pacific common stock and Western Properties common shares as reported by the New York Stock Exchange and the American Stock Exchange, respectively, and dividends declared on Pan Pacific common stock and Western Properties common shares based on published financial sources for the quarterly periods indicated, which correspond to the companies' respective quarterly fiscal periods for financial reporting purposes.


                                                PAN PACIFIC                    WESTERN PROPERTIES
                                                COMMON STOCK                     COMMON SHARES
                                       ------------------------------    ------------------------------
                                                             DECLARED                          DECLARED
                                        HIGH        LOW      DIVIDEND     HIGH        LOW      DIVIDEND
                                       -------    -------    --------    -------    -------    --------
1998:
  First Quarter......................  $22.562    $21.375     $0.38      $15.188    $13.625     $0.28
  Second Quarter.....................  $22.688    $19.375     $0.38      $15.000    $12.875     $0.28
  Third Quarter......................  $21.875    $17.688     $0.38      $13.938    $11.500     $0.28
  Fourth Quarter.....................  $20.250    $17.750     $0.38      $12.875    $11.375     $0.28

1999:
  First Quarter......................  $20.250    $17.500     $0.40      $12.313    $10.000     $0.28
  Second Quarter.....................  $20.188    $17.375     $0.40      $12.688    $10.875     $0.28
  Third Quarter......................  $20.188    $17.063     $0.40      $11.688    $10.688     $0.28
  Fourth Quarter.....................  $18.250    $15.125     $0.40      $11.000    $ 9.438     $0.28

2000:
  First Quarter......................  $19.125    $16.625     $0.42      $10.625    $ 9.313     $0.28
  Second Quarter.....................  $20.125    $18.750     $0.42      $11.875    $10.125     $0.28
  Third Quarter......................  $20.938    $19.000     $0.42      $12.688    $11.438     $0.28



     Pan Pacific currently plans to continue paying quarterly cash dividends after completion of the merger and has committed to pay a dividend of $0.455 per share in the first calendar quarter after completion of the merger. Except for such dividend, the Pan Pacific board may increase or decrease the per share cash dividend amount in the future.



     The following table presents trading information for Pan Pacific common stock and Western Properties common shares for August 21, 2000 and September 29, 2000. August 21, 2000 was the last full trading day prior to the public announcement of the proposed merger. September 29, 2000 was the last practicable trading day for which information was available prior to the date of the first mailing of this joint proxy statement/prospectus. Western Properties pro forma equivalent closing share price is computed by multiplying the Pan Pacific closing stock price by the exchange ratio of 0.62.



                                                            PAN PACIFIC    WESTERN PROPERTIES    WESTERN PROPERTIES
                                                            COMMON STOCK     COMMON SHARES      PRO FORMA EQUIVALENT
                                                               CLOSE             CLOSE                 CLOSE
                                                            ------------   ------------------   --------------------
August 21, 2000...........................................    $20.563           $12.500               $12.749
September 29, 2000........................................    $20.063           $12.313               $12.439


     The market prices of Pan Pacific common stock and Western Properties common shares fluctuate. As a result, we urge you to obtain current market quotations of Pan Pacific common stock and Western Properties common shares.

                                  RISK FACTORS

     In addition to general investment risks and the other information contained in or incorporated by reference into this joint proxy statement/prospectus, you should carefully consider the following factors in evaluating the proposals to be voted on at the Pan Pacific special meeting and the Western Properties special meeting.

THE COMBINED COMPANY MAY NOT REALIZE THE EXPECTED BENEFITS FROM THE MERGER, SUCH AS COST SAVINGS, OPERATING EFFICIENCIES AND OTHER SYNERGIES.

     Pan Pacific and Western Properties entered into the merger agreement with the expectation that the merger would result in a number of benefits to the combined company, including cost savings, operating efficiencies and other synergies. Achieving these benefits will depend in large part on our ability to efficiently integrate the properties of Western Properties into Pan Pacific's portfolio. Unforeseen difficulties in integrating these portfolios may cause the disruption of, or a loss of momentum in, the activities of the combined company's business which could affect its ability to achieve expected cost savings, operating efficiencies and other synergies, which could materially harm the combined company's financial performance.

FIXED EXCHANGE RATIO MAY NOT REFLECT CHANGES IN SHARE VALUE.

     The number of shares of Pan Pacific common stock into which each Western Properties common share is to be converted in the merger is fixed at 0.62 of a share of Pan Pacific common stock for each Western Properties common share. The market value of Pan Pacific common stock and/or Western Properties common shares at the effective time of the merger may vary significantly from the price as of the date the merger agreement was executed, the date of this joint proxy statement/prospectus or the date on which Pan Pacific stockholders and Western Properties shareholders vote on the merger. These changes may result from a number of factors, including:

     - market perception of the synergies to be achieved by the merger;

     - changes in the business, operations or prospects of Pan Pacific or Western Properties;

     - market assessments of the likelihood that the merger will be completed and the timing of the merger; and

     - general market and economic conditions.

     Because the exchange ratio will not be adjusted to reflect changes in the market value of Pan Pacific common stock or Western Properties common shares, the market value of Pan Pacific common stock issued in the merger, and the market value of the Western Properties common shares surrendered in the merger, may be higher or lower than the value of these shares at the time the merger was negotiated or approved by the Pan Pacific board and the Western Properties board. Neither Pan Pacific nor Western Properties is permitted to terminate the merger agreement or resolicit the vote of its shareholders because of changes in the market price of Pan Pacific common stock or Western Properties common shares, except that Western Properties is not obligated to complete the merger if the average closing price of Pan Pacific common stock for the ten trading days preceding the closing date of the merger is less than $15.00 per share.

IF THE MERGER DOES NOT OCCUR, THE COMPANIES MAY INCUR PAYMENT OBLIGATIONS TO THE OTHER PARTY.

     If the merger agreement is terminated under certain circumstances, Western Properties may be required to pay Pan Pacific a $7.0 million break-up fee. If the merger agreement is terminated in certain other circumstances, either party may be obligated to pay the other up to $2.0 million as expense reimbursement. See "The Merger Agreement -- Termination; Break-up Fees and Expenses."

AS A RESULT OF THE MERGER, THE COMBINED COMPANY MAY INCUR TRANSACTION COSTS THAT EXCEED OUR ESTIMATES.

     Pan Pacific and Western Properties estimate that, as a result of the merger, the combined company will incur transaction costs of approximately $14.5 million, including financial advisors, printing, distribution, legal and accounting fees and severance payments. Actual transaction costs may exceed Pan Pacific's and Western Properties' estimates.

WESTERN PROPERTIES' OFFICERS HAVE CONFLICTS OF INTEREST THAT MAY INFLUENCE THEM TO SUPPORT THE MERGER.

     The executive officers of Western Properties participate in arrangements that provide them with interests in the merger that are different from, or in addition to, the interests of Western Properties' shareholders. In particular, after completion of the merger, Bradley N. Blake, Chairman, President and Chief Executive Officer of Western Properties, and L. Gerald Hunt, Chief Operations Officer and Senior Vice President of Western Properties, expect to participate in development arrangements with Pan Pacific to complete Western Properties' three existing development projects. Under these arrangements, an entity formed by Mr. Blake and Mr. Hunt will receive fees from the combined company for development services rendered and will have a minority equity interest in one of the development projects. Also, the employment agreements of Western Properties' executive officers (Mr. Blake, Mr. Hunt, Mr. Ryan, and Mr. Smith) provide for severance payments and other benefits to these officers upon completion of the merger. As a result, these officers could be more likely to support and to vote to approve the merger proposal than if they did not hold these interests. See "Potential Conflicts of Interest; Interests of Executive Officers and Trustees of Western Properties in the Merger."

THE COMBINED COMPANY MAY BE UNABLE TO COMPLETE WESTERN PROPERTIES' DEVELOPMENT AND REDEVELOPMENT PROJECTS ON ADVANTAGEOUS TERMS.

     The real estate development business, including the renovation and rehabilitation of existing properties, involves significant risks. As of June 30, 2000, Western Properties was involved in two development projects in the San Francisco Bay Area. These projects will not be completed by the time the merger is completed. These development projects involve significant risks, including the following:

     - the combined company may not be able to obtain, or the combined company may experience delays in obtaining, all necessary zoning, land-use, building, occupancy and other required governmental permits and authorizations;

     - new or renovated properties may perform below anticipated levels, producing cash flow below budgeted amounts;

     - as of June 30, 2000, Western Properties did not have sufficient financing in place to meet its anticipated commitments to both development projects; Pan Pacific and Western Properties cannot assure you that Western Properties or the combined company will be able to obtain financing on favorable terms for development projects and they may not complete construction on schedule or within budget, resulting in increased debt service expense and construction costs and delays in leasing such properties and generating cash flow; and


     - activities that Western Properties or the combined company finances through construction loans involve the risk that, upon completion of construction, Western Properties or the combined company may not be able to obtain permanent financing or may not be able to obtain permanent financing on advantageous terms.


     These risks could have an adverse effect on the combined company's financial condition, results of operations and cash flow and the combined company's ability to pay distributions on, and the market price of, the combined company's common stock.

IF PAN PACIFIC OR WESTERN PROPERTIES FAIL TO OBTAIN ALL REQUIRED CONSENTS AND WAIVERS, THIRD PARTIES MAY TERMINATE OR ALTER EXISTING CONTRACTS.

     Pan Pacific is required to obtain the consent of the lenders under its line of credit to allow for the merger. In addition, Pan Pacific expects to retire Western Properties' line of credit and expects to repay Western Properties' outstanding borrowings under its line of credit with a borrowing under Pan Pacific's line of credit. This borrowing will also require the consent of Pan Pacific's lenders to increase the maximum borrowing amount currently permitted. If these consents are not obtained, the line of credit could be declared in default and any borrowings under the line of credit would become due and payable. In addition, certain other agreements with tenants, suppliers, customers or other parties may require Pan Pacific or Western Properties to obtain the consents or waivers of these parties in connection with the merger. If Pan Pacific and Western Properties fail to obtain all of the necessary consents and waivers, such failure could materially harm the combined company's business after the merger.

REAL PROPERTY INVESTMENTS ARE SUBJECT TO VARYING DEGREES OF RISK THAT MAY ADVERSELY AFFECT THE BUSINESS AND THE OPERATING RESULTS OF PAN PACIFIC AFTER THE MERGER.

     The combined company's revenue and the value of its properties may be adversely affected by a number of factors, including:

     - the national economic climate;

     - the local economic climate;

     - local real estate conditions;

     - changes in retail expenditures by consumers;

     - the perceptions of prospective tenants of the attractiveness of the properties;

     - the combined company's ability to manage and maintain its properties and secure adequate insurance; and

     - increases in operating costs (including real estate taxes and utilities).

     In addition, real estate values and income from properties are also affected by factors such as applicable laws, including tax laws, interest rate levels and the availability of financing. If the combined company's properties do not generate revenue sufficient to meet operating expenses, including debt service, tenant improvements, leasing commissions and other capital expenditures, it may have to borrow additional amounts to cover fixed costs, which would harm its ability to make distributions to its stockholders.

AFFILIATES OF PAN PACIFIC WILL HAVE SIGNIFICANT INFLUENCE OVER THE COMBINED COMPANY, WHICH COULD LIMIT OTHER STOCKHOLDERS' ABILITY TO INFLUENCE CORPORATE DECISIONS.


     Stuart Tanz, the Chairman, President and Chief Executive Officer of Pan Pacific, through his and his family's ownership interests in Revenue Properties Company Limited and Revenue Properties Company Limited's ownership of Revenue Properties (U.S.), Inc., owned or controlled, on a pro forma basis, approximately 34.3% of outstanding shares of common stock of the combined company as of the record date. In addition, Revenue Properties (U.S.) has the right to nominate two directors of Pan Pacific and will have the right to nominate two directors of the combined company directors. Consequently, although the Tanz family will not be able to take action on the combined company's behalf without the concurrence of other stockholders and other members of the combined company's board of directors, they may be able to exert substantial influence over the combined company's affairs. This influence might not be consistent with the interest of other stockholders. In addition, there may be conflicts between the interests of the public stockholders of Revenue Properties Company Limited and the combined company's public stockholders.

IF KEY TENANTS OR ANCHORS FAIL TO RENEW THEIR LEASES OR ARE UNABLE TO PAY THEIR OCCUPANCY COSTS, THE COMBINED COMPANY'S BUSINESS MAY SUFFER.

     The combined company's income and funds from operations could be adversely affected in the event of the bankruptcy or insolvency, or a downturn in the business, of any anchor tenant, or if any anchor tenant does not renew its lease when it expires. If tenant sales at the combined company's properties were to decline, tenants might be unable to pay their rent or other occupancy costs. In the event of default by a tenant, the combined company could experience delays and costs in enforcing its rights. In addition, the closing of one or more anchor-occupied stores or lease termination by one or more anchor tenants of a shopping center, whose leases may permit termination, could harm that property and result in lease terminations or reductions in rent by other tenants, whose leases may permit termination or rent reduction in those circumstances. This could harm our ability to re-lease the space that is vacated. Each of these developments could adversely affect the combined company's funds from operations and its ability to service its debt and make expected distributions to stockholders.

PAN PACIFIC'S CHARTER, WHICH WILL BE THE CHARTER OF THE COMBINED COMPANY, CONTAINS RESTRICTIONS ON THE OWNERSHIP AND TRANSFER OF PAN PACIFIC COMMON STOCK.

     Due to limitations on the concentration of ownership of stock of a real estate investment trust imposed by the Internal Revenue Code, Pan Pacific's charter prohibits any stockholder from actually or constructively owning more than 6.25% of the outstanding Pan Pacific common stock, except for stockholders who have received a waiver from these ownership limits from the Pan Pacific board. If a stockholder becomes the actual or constructive owner of more than 6.25% of the outstanding Pan Pacific common stock, by way of transfer or otherwise, the shares in excess of the ownership limit will be automatically transferred to a trust for the benefit of a qualified charitable organization. Within 20 days after receiving notice from Pan Pacific of the transfer of shares to the trust, the trustee of the trust will sell the excess shares and generally will distribute to such stockholder an amount equal to the lesser of the price paid by the stockholder for the excess shares (except in the case of a gift or similar transfer) or the sales proceeds received by the trust for these shares. After the automatic transfer of the excess shares to the trust, such stockholder will have no right to vote these shares or be entitled to dividends or other distributions with respect to these shares.

     Western Properties' Amended and Restated Declaration of Trust does not contain specific ownership limitations. Although neither Pan Pacific nor Western Properties is aware of any Western Properties shareholder who will exceed an ownership limit set forth in Pan Pacific's charter as a result of the merger, it is possible that one or more Western Properties' shareholders may violate a Pan Pacific ownership limit as a result of the merger.

IF WESTERN PROPERTIES, PAN PACIFIC OR THE COMBINED COMPANY FAILS TO QUALIFY AS A REAL ESTATE INVESTMENT TRUST UNDER THE INTERNAL REVENUE CODE, THAT FAILURE COULD RESULT IN A SIGNIFICANT TAX LIABILITY FOR THE COMBINED COMPANY AND COULD REDUCE THE VALUE OF THE COMBINED COMPANY'S STOCK.

     Each of Western Properties and Pan Pacific believes that it has been organized and has operated in a manner that qualifies it as a real estate investment trust under the Internal Revenue Code and each company intends to operate so as to qualify as a real estate investment trust under the Internal Revenue Code through and including, and in the case of Pan Pacific, following the effective time of the merger. However, it is possible that Western Properties or Pan Pacific has been organized or has operated, or that Western Properties, Pan Pacific or the combined company will in the future be organized or operated, in a manner which does not allow it to qualify as a real estate investment trust. Qualification as a real estate investment trust requires a company to satisfy numerous requirements established under Internal Revenue Code provisions for which there are only limited judicial and administrative interpretations and involves the determination of various factual matters and circumstances not entirely within the company's control. In addition, legislation, new regulations, administrative interpretations or court decisions may adversely affect, possibly retroactively, Western Properties', Pan Pacific's, or the combined company's ability to qualify as a real estate investment trust for tax purposes or the tax consequences of this qualification.

     If a company fails to qualify as a real estate investment trust in any taxable year, it may, among other things:

     - not be allowed a deduction for distributions to shareholders in computing its taxable income;

     - be subject to federal income tax, including any applicable alternative minimum tax, on its taxable income at regular corporate rates;

     - be subject to increased state and local taxes; and

     - unless entitled to relief under certain statutory provisions, be disqualified from treatment as a real estate investment trust for the taxable year in which it lost its qualification and the four taxable years following the year during which it lost its qualification.

     As a result of these factors, Pan Pacific's or the combined company's failure to qualify as a real estate investment trust also could impair its ability to expand its business and raise capital, could substantially reduce the funds available for distribution to its stockholders, and could reduce the trading price of the combined company's common stock following the merger. If the combined company failed to qualify as a real estate investment trust:

     - all distributions to stockholders would be subject to tax as ordinary income to the extent of the combined company's current and accumulated earnings and profits; and

     - the combined company would not be required to make distributions to stockholders.

     If Western Properties failed to qualify as a real estate investment trust prior to the merger, the combined company would be required to pay any resulting tax, and such tax could be material.

     As a condition to the closing of the merger, O'Melveny & Myers LLP will render to Pan Pacific a legal opinion to the effect that, commencing with its taxable year ended December 31, 1992, and without regard to whether this opinion is true and accurate for any prior period, Western Properties was organized in conformity with the requirements for qualification and taxation as a real estate investment trust under the Internal Revenue Code, and its method of operation has enabled Western Properties to meet, through the effective time of the merger, the requirements for qualification and taxation as a real estate investment trust under the Internal Revenue Code. Likewise, as a condition to the closing of the merger, Latham & Watkins will render to Western Properties a legal opinion to the effect that, commencing with Pan Pacific's taxable year ended December 31, 1997, Pan Pacific has been organized and has operated in conformity with the requirements for qualification and taxation as a real estate investment trust under the Internal Revenue Code, and Pan Pacific's proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a real estate investment trust under the Internal Revenue Code. The forms of these opinions are included as exhibits to the merger agreement which is attached as Annex A to this joint proxy statement/prospectus and will be subject to the limitations contained in such opinions. An opinion of counsel is not binding on the Internal Revenue Service or any court, and no ruling has been or will be sought from the Internal Revenue Service as to Western Properties' or Pan Pacific's qualification as a real estate investment trust under the Internal Revenue Code. Accordingly, neither Pan Pacific nor Western Properties can assure you that the Internal Revenue Service will not take a position contrary to one or more positions reflected in these opinions or that these opinions will be upheld by the courts if so challenged. See "Material United States Federal Income Tax Considerations -- Pan Pacific's Qualification as a Real Estate Investment Trust -- General" and "-- Tax Liabilities and Attributes Inherited from Western."

                        CAUTIONARY STATEMENT CONCERNING
                           FORWARD-LOOKING STATEMENTS

     We have made forward-looking statements in this document that are subject to risks and uncertainties. These statements may be made directly in this document or may be "incorporated by reference" to other documents filed with the SEC. Forward-looking statements include information regarding:

     - synergies;

     - efficiencies;

     - cost savings;

     - revenue enhancements;

     - projected funds from operations;

     - asset portfolios; and

     - the timetable for completion of the merger.

     The sections of this document which contain forward-looking statements include, among others:

     - "Questions and Answers About the Merger;"

     - "Summary;"

     - "Summary Unaudited Pro Forma Consolidated Financial Information;"

     - "The Merger -- Background of the Merger;"

     - "The Merger -- Pan Pacific's Reasons for the Merger;"

     - "The Merger -- Western Properties' Reasons for the Merger;"

     - "Risk Factors;"

     - "Opinion of Financial Advisor to Pan Pacific;"

     - "Opinion of Financial Advisor to Western Properties;" and

     - "Pan Pacific Retail Properties, Inc. Unaudited Pro Forma Condensed Consolidated Financial Statements" attached hereto.

     Our forward-looking statements in this document or those documents incorporated by reference also include, among other things, statements regarding the intent, belief or expectations of Pan Pacific or Western Properties and can be identified by the use of words such as "may," "will," "should," "believes," "expects," "anticipates," "intends," "estimates" and other comparable terms. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

     You should understand that the following important factors, in addition to those discussed elsewhere in this document and in the documents which are incorporated by reference, could affect the future results of Pan Pacific, Western Properties, and the combined company after completion of the merger, and could cause actual results or other outcomes to differ materially from those expressed in our forward-looking statements:

     - legislative, regulatory, or other changes in the real estate industry which increase the costs of, or otherwise affect the operations of, Pan Pacific, Western Properties or the combined company following the merger;

     - competition for tenants with respect to new leases and the renewal or rollover of existing leases;

     - the ability of Pan Pacific's, Western Properties' or the combined company's tenants to operate their businesses in a manner sufficient to maintain or increase revenue and to generate sufficient income to make rent payments;

     - changes in national or regional economic conditions, including changes in interest rates and the availability and cost of capital to Pan Pacific, Western Properties or the combined company;

     - the availability of financing for Pan Pacific's, Western Properties' or the combined company's proposed acquisitions or for Pan Pacific to retire Western Properties' revolving line of credit;

     - risks associated with shopping centers, such as lower than expected occupancy levels, a downturn in market lease rates for retail shopping center space or higher than expected costs associated with the maintenance and operation of such facilities;

     - failure to complete the merger; and

     - potential liability under, and change in, environmental, zoning, tax and other laws.

     Pan Pacific stockholders and Western Properties shareholders are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this document or the date of any document incorporated by reference.

     All subsequent written and oral forward-looking statements attributable to Pan Pacific or Western Properties or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Neither Pan Pacific nor Western Properties undertakes any obligation to release publicly any revisions to the forward-looking statements in this joint proxy statement/prospectus to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

                                 THE COMPANIES

PAN PACIFIC

     Pan Pacific is a self-administered and self-managed equity real estate investment trust that owns and operates community and neighborhood shopping centers, predominately grocery-anchored, located in the western United States. Pan Pacific's objective is to provide stockholders with long-term stable cash flow balanced with consistent growth. Pan Pacific seeks to achieve this objective through the following business and growth strategies:

     - owning, operating and acquiring shopping centers in select key West Coast markets with strong economic and demographic characteristics in order to establish and maintain a diverse, high-quality portfolio of shopping centers;

     - developing local and regional market expertise through the hands-on participation of senior management in property operations and leasing in order to capitalize on market trends, retailing trends and acquisition opportunities; and

     - maintaining a diversified and complementary tenant mix with an emphasis on retailers that provide day-to-day consumer necessities in order to provide consistent rental revenue.

     Pan Pacific implements these strategies by:

     - analyzing on an on-going basis regional and submarket demographic, economic and retailing trends;

     - developing relationships with key industry participants such as retailers, real estate brokers and financial institutions;

     - emphasizing tenant satisfaction and retention through its proactive communication with tenants, community oriented marketing activities and comprehensive maintenance programs; and

     - capitalizing on cost reduction and economy of scale opportunities arising from the size and proximity of its properties within each region.

     Pan Pacific completed its initial public offering in August 1997 and its shares are traded on the New York Stock Exchange under the symbol "PNP." From its initial public offering through June 30, 2000, Pan Pacific acquired 36 shopping centers, encompassing 5.0 million square feet, for an aggregate investment of approximately $408 million. As of June 30, 2000, Pan Pacific's portfolio totaled 59 properties, encompassing 9.3 million square feet, diversified across the Northern California, Southern California, Oregon, Washington, and Nevada markets.

     Pan Pacific manages its portfolio through its regional offices under the strategic central control of its executive officers. All administration (including the formation and implementation of policies and procedures), leasing, capital expenditures and construction decisions are centrally administered at Pan Pacific's corporate headquarters. Pan Pacific employs property managers at each of its regional offices to oversee and direct the day-to-day operations of its portfolio, as well as the on-site personnel, which may include an assistant manager, maintenance personnel and other necessary staff. Property managers communicate daily with Pan Pacific's corporate headquarters to implement its policies and procedures.

     As a result of Pan Pacific's in-house leasing programs, Pan Pacific's portfolio benefits from a diversified merchandising mix, including national and regional anchor tenants, complemented by a carefully planned mix of national, regional and local non-anchor tenants. To promote stability and attract quality non-anchor tenants, Pan Pacific generally enters into long-term leases, typically 15 to 20 years, with anchor tenants which usually contain provisions permitting anchor tenants to renew their leases at rates that often include fixed rent increases or consumer price index adjustments. To take advantage of improving market conditions and changing retail trends, Pan Pacific generally enters into shorter term leases, typically three to five years, with non-anchor tenants. Pan Pacific's properties are generally leased on a triple-net basis, which requires tenants to pay their pro rata share of all real property taxes, insurance and property operating expenses.

     As of June 30, 2000, Pan Pacific's portfolio was 97.7% leased to 1,418 diverse tenants including 644 national tenants and 149 regional tenants, together representing 80.7% of Pan Pacific's total leased square footage.

     Pan Pacific seeks to maximize the cash flow from its portfolio by continuing to enhance the operating performance of each property through its in-house leasing and property management programs. Pan Pacific's management believes that maintaining high occupancy rates, and renewing and re-leasing expiring space at higher base rents are critical measures of management and leasing performance. Since its initial public offering in 1997, Pan Pacific has maintained a year-end portfolio occupancy rate at or above 97% and has renewed or re-leased 2.9 million square feet involving 706 lease transactions, achieving base rent per square foot increases, on a same-store comparable basis, of 14.5% in 1998, 18.4% in 1999, and 19.8% for the six months ended June 30, 2000.

     Since its initial public offering, Pan Pacific has increased its quarterly funds from operations per share by 48.8% from $0.41 per share for the three months ended September 30, 1997 to $0.61 per share for the three months ended June 30, 2000. Pan Pacific has increased its quarterly dividend each year since its initial public offering, for a total increase of 15.9% from a $0.3625 per share dividend paid for the quarter ended September 30, 1997 to a $0.420 per share dividend paid for the quarter ended June 30, 2000. Pan Pacific has agreed to increase its quarterly dividend from $0.420 per share to $0.455 per share in the first quarter following completion of the merger in order to approximate Western Properties' current dividend level, as adjusted for the 0.62 exchange ratio. Pan Pacific expects to maintain or exceed this $0.455 dividend rate in subsequent quarters, subject to the discretion of the Pan Pacific board.

     Pan Pacific is a full-service, fully-integrated real estate company with in-house expertise in shopping center acquisitions, redevelopment, leasing, property management, marketing and accounting. Pan Pacific is headquartered in Vista, California, and has five regional offices located in Sacramento, California; Chino, California; Kent, Washington; Portland, Oregon; and Las Vegas, Nevada.

WESTERN PROPERTIES

     Western Properties is a self-administered and self-managed equity real estate investment trust focused on owning, redeveloping, developing and operating community and neighborhood shopping centers and other real estate in a number of markets in the western United States. Western Properties invests in retail development opportunities and manages its portfolio to enhance net asset value. Western Properties has in-house expertise in shopping center acquisitions, development, redevelopment and property operation. Western Properties' headquarters is located in Emeryville, California.

     Western Properties was founded and organized under the laws of the State of California in 1962. Western Properties commenced real estate operations in 1964 and its shares have been traded on the American Stock Exchange under the symbol "WIR" since 1984. On August 19, 1999, Western Properties changed its name from Western Investment Real Estate Trust to Western Properties Trust. As of June 30, 2000, Western Properties held interests in 58 property investments, primarily shopping centers anchored by supermarkets and drugstores, encompassing 5.4 million square feet. Western Properties' portfolio is predominantly located in Northern California (including in the San Francisco Bay Area and the greater Sacramento region) and secondarily in Oregon, Nevada and Washington.

     Western Properties evaluates performance and makes resource-allocation decisions on an individual property basis. Investments principally consist of direct investments in real estate and also include four loans secured by real estate. Western Properties leases a significant portion of its total leased square footage on a long-term, triple-net basis, which requires tenants to pay their pro rata share of all real property taxes, insurance and property operating expenses. Leases with anchor tenants are generally for terms of at least 15 years and often provide for percentage rent tied to the tenants' gross sales; whereas, the non-anchor leases are generally for terms of three to five years and most often provide for scheduled base rent increases or consumer price index adjusted rent over the terms of the leases.

     As of June 30, 2000, Western Properties' portfolio was 93.0% leased to 800 diverse tenants, including 249 national tenants and 153 regional tenants, together representing 81.0% of Western Properties' total leased square footage.

THE COMBINED COMPANY


     Upon completion of the merger, Pan Pacific is expected to be the largest publicly-held West Coast neighborhood shopping center real estate investment trust with a total market capitalization of $1.3 billion, based on the closing price of Pan Pacific common stock on September 29, 2000 ($20.06), the pro forma number of shares of Pan Pacific common stock outstanding on September 29, 2000, and the pro forma outstanding indebtedness of Pan Pacific as of June 30, 2000.


     The information set forth in this "-- The Combined Company" section is on a pro forma basis and assumes each of the following transactions was completed on or before June 30, 2000:

     - Pan Pacific's acquisition of Sycamore Plaza, Anaheim, California in July 2000;

     - Western Properties' disposition of Heritage Oak Shopping Center, Gridley, California in July 2000;

     - Western Properties' disposition of Coalinga Shopping Center, Coalinga, California, and North Hills Shopping Center, Reno, Nevada in September 2000; and

     - Western Properties' proposed disposition of Mercantile Row Shopping Center, Dinuba, California, expected to close on or before completion of the merger.

     Additionally, the property and tenant information set forth below excludes two of Western Properties' assets (Lodi ground lease and Old Stratford mortgage note receivable) and Western Properties' two development projects currently under construction (Plaza Escuela and Olympic Place). Based on these adjustments, Pan Pacific's pro forma portfolio consists of 60 properties and Western Properties' pro forma portfolio consists of 50 properties. Accordingly, the combined company will, on a pro forma basis, own and operate 110 properties encompassing 15.1 million square feet with a broad geographic representation in five key West Coast markets. As of June 30, 2000 the pro forma combined portfolio was 95.5% leased to 2,194 tenants. Of the 110 properties, 74 properties are shopping centers anchored by national or regional supermarkets, such as Raley's Supermarkets, Albertson's, Von's, Safeway and Quality Food Centers.

     The following tables set forth certain pro forma information for the properties to be owned by the combined company as of June 30, 2000.

                                                         SQUARE FOOTAGE                               TOTAL
                                     YEAR      -----------------------------------    % LEASED      NUMBER OF
                                  COMPLETED/    COMPANY      TENANT                    AS OF       TENANTS AS
     PROPERTY AND LOCATION         EXPANDED      OWNED        OWNED       TOTAL       6/30/00      OF 6/30/00
     ---------------------        ----------   ----------   ---------   ----------   ----------   -------------
NORTHERN CALIFORNIA
 Anderson Square                    1977           67,480      34,604      102,084      73.1%            11
   Anderson, CA
 Angels Camp Town Center            1986           70,323          --       70,323      97.0             13
   Angels Camp, CA
 Blossom Valley Plaza               1988          111,612          --      111,612      97.7             20
   Turlock, CA
 Brookvale Shopping Center        1968/1989       131,239          --      131,239     100.0             19
   Fremont, CA
 Cable Park                         1987          160,811          --      160,811     100.0             34
   Sacramento, CA
 Canal Farms                        1987          114,035          --      114,035      97.4             16
   Los Banos, CA
 Centennial Plaza                   1991          132,086     125,584      257,670      98.2             22
   Hanford, CA
 Century Center                     1979          214,772          --      214,772      99.3             34
   Modesto, CA
 Chico Crossroads                 1988/1994       267,735          --      267,735     100.0             18
   Chico, CA
 Cobblestone                        1984          122,091          --      122,091      87.3             21
   Redding, CA
 Commonwealth Square                1987          141,310          --      141,310      99.3             43
   Folsom, CA
 Country Gables                     1993          141,384          --      141,384     100.0             33
   Granite Bay, CA
 Currier Square                     1989          131,472          --      131,472      91.1             14
   Oroville, CA
 Creekside Center                   1968           80,911          --       80,911     100.0             18
   Hayward, CA
 Dublin Retail Center               1980          154,728          --      154,728      89.1              7
   Dublin, CA
 Eastridge Plaza                    1985           81,010          --       81,010      95.1             11
   Porterville, CA
 Elverta Crossing                   1991          122,398          --      122,398      97.1             24
   Sacramento, CA
 Fairmont Shopping Center           1988          104,281          --      104,281     100.0             29
   Pacifica, CA
 Fashion Faire Shopping Center      1987           95,255          --       95,255      96.4             16
   San Leandro, CA
 Glen Cove Center                   1990           66,000          --       66,000     100.0             11
   Vallejo, CA
 Heritage Park                      1989          164,299          --      164,299      86.8             30
   Suisun City, CA
 Heritage Place                     1986          119,412       3,500      122,912      95.6             19
   Tulare, CA
 Kmart Center                     1966/1983       132,630          --      132,630      94.5             12
   Sacramento, CA
 Laguna 99 Plaza                    1992           89,600     116,200      205,800      96.5             21
   Elk Grove, CA
 Laguna Village                     1996          114,433          --      114,433      95.1             14
   Sacramento, CA
 Lakewood Shopping Center           1988          107,769          --      107,769     100.0             28
   Windsor, CA
 Lakewood Village                   1992          127,237       3,242      130,479      87.9             28
   Windsor, CA
 Manteca Marketplace              1972/1988       172,435          --      172,435     100.0             27
   Manteca, CA
 Mission Ridge Plaza                1992          101,157      77,000      178,157      98.9             15
   Manteca, CA
 Monterey Plaza                     1990          183,180      49,500      232,680     100.0             31
   San Jose, CA
 Northridge Plaza                   1990           98,625          --       98,625      86.1             13
   Fair Oaks, CA
 Park Place                         1987          153,775          --      153,775      91.0             25
   Vallejo, CA
 Pine Creek Shopping Center         1988          212,832          --      212,832      97.4             33
   Grass Valley, CA
 Plaza 580 Shopping Center          1993          104,363     192,739      297,102      98.9             28
   Livermore, CA

                                    ANNUALIZED BASE RENT
                                     IN PLACE AT 6/30/00
                                  -------------------------
                                      ANN.       ANN. BASE
                                      BASE         RENT/
     PROPERTY AND LOCATION          RENT(1)      SQ. FT.(2)                   MAJOR RETAILERS
     ---------------------        ------------   ----------   ------------------------------------------------
NORTHERN CALIFORNIA
 Anderson Square                  $    319,500     $ 6.48     Safeway Supermarket(3), Rite Aid
   Anderson, CA
 Angels Camp Town Center               590,963       8.66     Save Mart Supermarket, Rite Aid
   Angels Camp, CA
 Blossom Valley Plaza                1,166,425      10.70     Raley's Supermarket
   Turlock, CA
 Brookvale Shopping Center           1,294,840       9.87     Albertson's Supermarket, Long's Drugs, Bally
   Fremont, CA                                                Fitness
 Cable Park                          1,324,048       8.23     Albertson's Supermarket, Long's Drugs
   Sacramento, CA
 Canal Farms                           850,213       7.65     Save Mart Supermarket, Rite Aid
   Los Banos, CA
 Centennial Plaza                    1,230,055       9.48     Wal-Mart(3), Food-4-Less Supermarket, Pep Boys,
   Hanford, CA                                                Jo-Ann Fabrics & Crafts
 Century Center                      1,737,479       8.15     Raley's Supermarket, Gottschalks, Club Superfit
   Modesto, CA
 Chico Crossroads                    2,046,811       7.64     Food-4-Less Supermarket, HomeBase, Barnes &
   Chico, CA                                                  Noble, Office Depot
 Cobblestone                           950,059       8.91     Raley's Supermarket
   Redding, CA
 Commonwealth Square                 1,936,303      13.80     Raley's Supermarket
   Folsom, CA
 Country Gables                      1,548,192      10.95     Raley's Supermarket
   Granite Bay, CA
 Currier Square                        930,879       7.77     Raley's Supermarket
   Oroville, CA
 Creekside Center                      819,026      10.12     Albertson's Supermarket
   Hayward, CA
 Dublin Retail Center                1,350,225       9.79     Orchard Supply, Marshall's, Ross Stores,
   Dublin, CA                                                 Michael's Arts & Crafts
 Eastridge Plaza                       605,715       7.86     Save Mart Supermarket
   Porterville, CA
 Elverta Crossing                    1,349,840      11.36     Food-4-Less Supermarket, K-Mart(3), Rite Aid
   Sacramento, CA
 Fairmont Shopping Center            1,267,134      12.15     Albertson's Supermarket, Rite Aid Drugs
   Pacifica, CA
 Fashion Faire Shopping Center       1,279,540      13.94     Pure Foods Supermarket, Ross Dress for Less,
   San Leandro, CA                                            Michael's Arts & Crafts
 Glen Cove Center                      866,723      13.13     Safeway Supermarket and Drug
   Vallejo, CA
 Heritage Park                       1,494,347      10.48     Raley's Supermarket
   Suisun City, CA
 Heritage Place                        979,403       8.57     Save Mart, Rite Aid
   Tulare, CA
 Kmart Center                          422,008       3.37     K-Mart, McFrugal's
   Sacramento, CA
 Laguna 99 Plaza                     1,390,008      16.08     Pak 'N Save Supermarket
   Elk Grove, CA
 Laguna Village                      1,806,851      16.60     United Artists Theatres, 24 Hour Fitness
   Sacramento, CA
 Lakewood Shopping Center              995,337       9.24     Raley's Supermarket, U.S. Post Office
   Windsor, CA
 Lakewood Village                    1,732,570      15.49     Safeway Supermarket, Long's Drugs
   Windsor, CA
 Manteca Marketplace                 1,838,272      10.66     Save Mart Supermarket, Rite Aid Drugs, Stadium
   Manteca, CA                                                10 Cinemas, Ben Franklin Crafts
 Mission Ridge Plaza                 1,266,053      12.65     Pak 'N Save, Wal-Mart(3), Mervyn's(3)
   Manteca, CA
 Monterey Plaza                      2,647,303      14.45     Wal-Mart, Albertson's Supermarket(3), Walgreen's
   San Jose, CA
 Northridge Plaza                      694,452       8.18     Raley's Supermarket
   Fair Oaks, CA
 Park Place                          1,601,613      11.45     Raley's Supermarket, 24 Hour Fitness
   Vallejo, CA
 Pine Creek Shopping Center          2,131,967      10.28     Raley's Supermarket, JC Penney
   Grass Valley, CA
 Plaza 580 Shopping Center           1,771,385      17.16     Target(3), Ross Stores
   Livermore, CA


                                                         SQUARE FOOTAGE                               TOTAL
                                     YEAR      -----------------------------------    % LEASED      NUMBER OF
                                  COMPLETED/    COMPANY      TENANT                    AS OF       TENANTS AS
     PROPERTY AND LOCATION         EXPANDED      OWNED        OWNED       TOTAL       6/30/00      OF 6/30/00
     ---------------------        ----------   ----------   ---------   ----------   ----------   -------------
 Raley's Shopping Center            1983          138,114          --      138,114      97.8%            16
   Yuba City, CA
 Serra Center                       1992           85,772     125,078      210,850     100.0             14
   Colma, CA
 Shops at Lincoln School            1988           81,443          --       81,443     100.0             18
   Modesto, CA
 Sky Park Plaza                     1985          176,182          --      176,182      94.2             27
   Chico, CA
 Ukiah Crossroads                   1986          110,565          --      110,565      97.4             20
   Ukiah, CA
 Victorian Walk                     1990          102,581          --      102,581      93.4             20
   Fresno, CA
 Viking Freight                     1978           58,022          --       58,022     100.0              1
   Santa Clara, CA
 Wal-Mart                           1964          103,284          --      103,284     100.0              1
   Napa, CA
 Washington Mutual                  1963           18,968          --       18,968     100.0              1
   Monterey, CA
 Washington Mutual                  1980            6,427          --        6,427     100.0              1
   Santa Cruz, CA
 Westwood Village Shopping        1981/1998       102,375          --      102,375      93.2             21
   Center
   South Redding, CA
 Yreka Junction                     1984          127,148          --      127,148     100.0             19
   Yreka, CA
                                               ----------   ---------   ----------                    -----
REGION TOTAL/WEIGHTED AVERAGE                   5,503,561     727,447    6,231,008      96.2%           897
                                               ----------   ---------   ----------                    -----

SOUTHERN CALIFORNIA
 Arlington Courtyard                1991           12,221          --       12,221      71.8%             3
   Riverside, CA
 Canyon Square Plaza                1988           96,727          --       96,727     100.0             31
   Santa Clarita, CA
 Chino Town Square                  1987          336,997     188,064      525,061      98.2             50
   Chino, CA
 Encinitas Marketplace              1981          118,458          --      118,458     100.0             22
   Encinitas, CA
 Laurentian Center                  1988           97,131          --       97,131     100.0             25
   Ontario, CA
 Marina Village                   1964/1996       149,107          --      149,107      95.0             32
   Huntington Beach, CA
 Melrose Village Plaza              1990          132,674          --      132,674      99.1             31
   Vista, CA
 Palmdale Center                    1975           81,050          --       81,050     100.0             14
   Palmdale, CA
 Rancho Las Palmas                  1980          167,852      10,815      178,667      90.1             40
   Rancho Mirage, CA
 San Dimas Marketplace              1997          154,020     117,000      271,020     100.0             23
   San Dimas, CA
 Sycamore Plaza                     1976          105,085          --      105,085      92.6             22
   Anaheim, CA
 Tustin Heights Shopping Center     1983          131,518          --      131,518     100.0             21
   Tustin, CA
 Vineyard Village East              1992           45,200          --       45,200     100.0              4
   Ontario, CA
                                               ----------   ---------   ----------                    -----
REGION TOTAL/WEIGHTED AVERAGE                   1,628,040     315,879    1,943,919      97.4%           318
                                               ----------   ---------   ----------                    -----

OREGON
 Albany Plaza                     1977/1998       114,465      30,998      145,463     100.0%            19
   Albany, OR
 Bear Creek Plaza                 1977/1998       183,850          --      183,850     100.0             28
   Medford, OR
 East Burnside                    1953/1999        38,480          --       38,480      88.3              4
   Portland, OR
 Foster Square                      1970           33,640          --       33,640      42.2              2
   Portland, OR
 Hermiston Plaza                  1976/1998       150,396          --      150,396     100.0             25
   Hermiston, OR
 Hood River                       1967/1999       104,162          --      104,162      82.0              9
   Hood River, OR

                                    ANNUALIZED BASE RENT
                                     IN PLACE AT 6/30/00
                                  -------------------------
                                      ANN.       ANN. BASE
                                      BASE         RENT/
     PROPERTY AND LOCATION          RENT(1)      SQ. FT.(2)                   MAJOR RETAILERS
     ---------------------        ------------   ----------   ------------------------------------------------
 Raley's Shopping Center          $  1,034,459     $ 7.66     Raley's Supermarket, Toys R Us
   Yuba City, CA
 Serra Center                        1,935,372      22.56     Target(3), Drug Barn
   Colma, CA
 Shops at Lincoln School               764,855       9.39     Save Mart Supermarket
   Modesto, CA
 Sky Park Plaza                      1,512,587       9.11     Raley's Supermarket, Ross Stores, Jo-Ann Fabrics
   Chico, CA
 Ukiah Crossroads                    1,009,122       9.37     Raley's Supermarket
   Ukiah, CA
 Victorian Walk                        805,674       8.41     Save Mart Supermarket, Rite Aid
   Fresno, CA
 Viking Freight                        673,966      11.62     Viking Freight
   Santa Clara, CA
 Wal-Mart                              775,000       7.50     Wal-Mart
   Napa, CA
 Washington Mutual                     489,725      25.82     Washington Mutual
   Monterey, CA
 Washington Mutual                     198,550      30.89     Washington Mutual
   Santa Cruz, CA
 Westwood Village Shopping             704,682       7.39     Holiday Supermarket, Rite Aid Drugs
   Center
   South Redding, CA
 Yreka Junction                      1,111,826       8.74     Raley's Supermarket, JC Penney
   Yreka, CA
                                  ------------
REGION TOTAL/WEIGHTED AVERAGE     $ 55,251,357     $10.44
                                  ------------
SOUTHERN CALIFORNIA
 Arlington Courtyard              $     95,191     $10.85     Harvest Christian Bookstore
   Riverside, CA
 Canyon Square Plaza                 1,170,056      12.10     Albertson's Supermarket and Drug
   Santa Clarita, CA
 Chino Town Square                   4,438,210      13.42     Target(3), Wal-Mart, Mervyn's(3), Nordstrom
   Chino, CA                                                  Rack, AMC Theaters
 Encinitas Marketplace               1,294,854      10.93     Albertson's Supermarket
   Encinitas, CA
 Laurentian Center                   1,179,817      12.15     Pep Boys, 24 Hour Fitness, Abbey Carpet
   Ontario, CA
 Marina Village                      1,546,678      10.91     Von's Supermarket, Sav-On Drug
   Huntington Beach, CA
 Melrose Village Plaza               1,544,996      11.75     Albertson's Supermarket, Sav-On Drug
   Vista, CA
 Palmdale Center                       501,747       6.19     Smart & Final, Dollar Tree, Pic 'N' Save
   Palmdale, CA
 Rancho Las Palmas                   1,979,875      13.10     Von's Supermarket, Long's Drugs
   Rancho Mirage, CA
 San Dimas Marketplace               2,296,415      14.91     Target, Office Max, Ross Stores, Petco, Trader
   San Dimas, CA                                              Joe's Market
 Sycamore Plaza                        712,532       7.32     Stater Bros., Sav-on Drug
   Anaheim, CA
 Tustin Heights Shopping Center      1,639,139      12.46     Ralph's Supermarket, Long's Drugs, Michael's
   Tustin, CA                                                 Arts & Crafts
 Vineyard Village East                 379,001       8.38     Sears, Dunn Edwards Paints
   Ontario, CA
                                  ------------
REGION TOTAL/WEIGHTED AVERAGE     $ 18,778,511     $11.85
                                  ------------
OREGON
 Albany Plaza                     $    909,252     $ 7.94     Albertson's Supermarket, Rite Aid Drugs
   Albany, OR
 Bear Creek Plaza                    1,356,293       7.38     Bi-Mart Drug, TJ Maxx, Pic 'N' Save, Factory 2 U
   Medford, OR
 East Burnside                         397,018      11.68     QFC Supermarket
   Portland, OR
 Foster Square                          72,700       5.12     Phoenix Drugs
   Portland, OR
 Hermiston Plaza                       884,346       5.88     Safeway Supermarket and Drug
   Hermiston, OR
 Hood River                            442,044       5.17     Rosauer's Supermarket, Hi School Pharmacy
   Hood River, OR


                                                         SQUARE FOOTAGE                               TOTAL
                                     YEAR      -----------------------------------    % LEASED      NUMBER OF
                                  COMPLETED/    COMPANY      TENANT                    AS OF       TENANTS AS
     PROPERTY AND LOCATION         EXPANDED      OWNED        OWNED       TOTAL       6/30/00      OF 6/30/00
     ---------------------        ----------   ----------   ---------   ----------   ----------   -------------
 Menlo Park                       1957/1995       122,467          --      122,467      54.4%            24
   Portland, OR
 Milwaukie Marketplace              1989          185,859      10,323      196,182      96.4             25
   Milwaukie, OR
 NE 33rd                          1972/1999        22,847          --       22,847     100.0              1
   Portland, OR
 North Lombard                    1953/1994        23,252          --       23,252     100.0              1
   Portland, OR
 Oregon City Shopping Center      1961/1999       247,689          --      247,689      95.3             37
   Oregon City, OR
 Oregon Trail Shopping Center     1977/1999       208,284          --      208,284      95.9             29
   Gresham, OR
 Pioneer Plaza                      1988           96,027       4,293      100,320     100.0             23
   Springfield, OR
 Powell Valley Junction             1990          107,583          --      107,583      95.6              7
   Gresham, OR
 Raleigh Hills                    1953/1988        58,214          --       58,214      67.9              3
   Raleigh Hills, OR
 Rockwood Plaza                     1965           92,244          --       92,244      64.3             12
   Gresham, OR
 Sandy Marketplace                  1985          101,438          --      101,438     100.0             20
   Sandy, OR
 SE Milwaukie                     1946/2000        21,400          --       21,400     100.0              1
   Portland, OR
 Shute Park Plaza                   1989           58,560          --       58,560      88.8             20
   Hillsboro, OR
 Southgate Shopping Center        1957/1986        50,862          --       50,862     100.0             10
   Milwaukie, OR
 St. John's                         1993           58,770          --       58,770      45.7              4
   Portland, OR
 Sunset Mall                      1969/1997       115,635       2,500      118,135     100.0             28
   Portland, OR
 Tacoma Shopping Center             1999           13,448          --       13,448     100.0              1
   Portland, OR
 Tanasbourne Village                1990          210,992       1,209      212,201     100.0             40
   Hillsboro, OR
                                               ----------   ---------   ----------                    -----
REGION TOTAL/WEIGHTED AVERAGE                   2,420,564      49,323    2,469,887      90.9%           373
                                               ----------   ---------   ----------                    -----

WASHINGTON
 Auburn North                     1977/1999       171,032          --      171,032     100.0%            25
   Auburn, WA
 Blaine International Center        1991          126,930          --      126,930      73.1             12
   Blaine, WA
 Canyon Ridge Plaza                 1995           86,909     181,300      268,209     100.0             19
   Kent, WA
 Claremont Village Plaza          1955/1994        88,770          --       88,770      96.7             15
   Everett, WA
 Olympia Square                     1988          167,721          --      167,721      98.6             38
   Olympia, WA
 Olympia West Center              1980/1995        69,212       3,800       73,012     100.0              6
   Olympia, WA
 Pacific Commons                    1987          151,233      55,241      206,474     100.0             23
   Spanaway, WA
 Panther Lake                       1989           69,090      44,237      113,327     100.0             21
   Kent, WA
 Sunset Square                      1989          376,023      10,634      386,657      97.4             41
   Bellingham, WA
 Tacoma Central                   1987/1994       134,868     165,519      300,387     100.0             21
   Tacoma, WA
                                               ----------   ---------   ----------                    -----
REGION TOTAL/WEIGHTED AVERAGE                   1,441,788     460,731    1,902,519      96.6%           221
                                               ----------   ---------   ----------                    -----

NEVADA
 Caughlin Ranch                   1990/1991       108,982          --      108,982      85.2%            21
   Reno, NV
 Cheyenne Commons                   1992          362,758          --      362,758      88.6             45
   Las Vegas, NV
 Dodge Center                       1976           49,258          --       49,258     100.0              4
   Fallon, NV
 Eagle Station                    1982/1994       114,258      60,000      174,258      95.4             27
   Carson City, NV
 Elko Junction                    1996/1997       170,812          --      170,812     100.0             21
   Elko, NV

                                    ANNUALIZED BASE RENT
                                     IN PLACE AT 6/30/00
                                  -------------------------
                                      ANN.       ANN. BASE
                                      BASE         RENT/
     PROPERTY AND LOCATION          RENT(1)      SQ. FT.(2)                   MAJOR RETAILERS
     ---------------------        ------------   ----------   ------------------------------------------------
 Menlo Park                       $    483,482     $ 7.26     Walgreen's Drugs, Staples
   Portland, OR
 Milwaukie Marketplace               1,661,767       9.28     Albertson's Supermarket, Rite Aid Drugs, Jo-Ann
   Milwaukie, OR                                              Fabrics & Crafts
 NE 33rd                               420,000      18.38     QFC Supermarket
   Portland, OR
 North Lombard                         408,000      17.55     Walgreen's Drugs
   Portland, OR
 Oregon City Shopping Center         1,644,499       6.97     Emporium, Rite Aid Drugs, Fisherman's Marine
   Oregon City, OR                                            Supply, Michael's Arts & Crafts
 Oregon Trail Shopping Center        1,970,038       9.86     Nature's Supermarket, Office Depot, Big 5
   Gresham, OR                                                Sporting Goods, Pic 'N' Save, Michael's Arts &
                                                              Crafts
 Pioneer Plaza                         904,245       9.42     Safeway Supermarket & Drug
   Springfield, OR
 Powell Valley Junction                945,463       9.19     Food-4-Less, Cascade Athletic Club
   Gresham, OR
 Raleigh Hills                         817,250      20.68     New Season's Supermarket, Walgreen's Drugs
   Raleigh Hills, OR
 Rockwood Plaza                        447,361       7.54     Vintage Thrift
   Gresham, OR
 Sandy Marketplace                     864,116       8.52     Danielson's Fresh Market, Hi School Pharmacy
   Sandy, OR
 SE Milwaukie                          300,000      14.02     QFC Supermarket
   Portland, OR
 Shute Park Plaza                      605,790      11.65     Baxter's Auto Parts
   Hillsboro, OR
 Southgate Shopping Center             602,134      11.84     Office Max
   Milwaukie, OR
 St. John's                            205,559       7.65     Rite Aid
   Portland, OR
 Sunset Mall                         1,263,801      10.93     Safeway Supermarket & Drug
   Portland, OR
 Tacoma Shopping Center                294,000      21.86     New Season's Supermarket
   Portland, OR
 Tanasbourne Village                 2,621,079      12.42     Safeway Supermarket, Rite Aid Drugs,
   Hillsboro, OR
                                  ------------
REGION TOTAL/WEIGHTED AVERAGE     $ 20,520,237     $ 9.33
                                  ------------
WASHINGTON
 Auburn North                     $  1,209,846     $ 7.07     Albertson's Supermarket, Rite Aid Drugs, Office
   Auburn, WA                                                 Depot, Fashion Bug
 Blaine International Center           884,261       9.53     Cost Cutter Supermarket, Rite Aid
   Blaine, WA
 Canyon Ridge Plaza                    974,878      11.22     Target(3), Top Foods Supermarket(3), Ross Dress
   Kent, WA                                                   For Less
 Claremont Village Plaza             1,195,157      13.92     QFC Supermarket and Drug
   Everett, WA
 Olympia Square                      1,968,177      11.90     Albertson's Supermarket and Drug, Ross Dress For
   Olympia, WA                                                Less
 Olympia West Center                 1,233,399      17.82     Barnes & Noble, Good Guys, Petco
   Olympia, WA
 Pacific Commons                     1,539,685      10.18     Marketplace Supermarket
   Spanaway, WA
 Panther Lake                          834,775      12.08     Albertson's Supermarket(3), Rite Aid Drugs
   Kent, WA
 Sunset Square                       3,074,622       8.39     Cost Cutter Supermarket, K-Mart, Jo-Ann Fabrics
   Bellingham, WA                                             & Crafts, Rite Aid Drugs
 Tacoma Central                      2,229,538      16.53     Target(3), Top Food & Drug(3),Office Depot, TJ
   Tacoma, WA                                                 Maxx, Cineplex Odeon
                                  ------------
REGION TOTAL/WEIGHTED AVERAGE     $ 15,144,338     $10.87
                                  ------------
NEVADA
 Caughlin Ranch                   $  1,115,372     $12.01     Scolari's Supermarket, Ross Dress For Less
   Reno, NV
 Cheyenne Commons                    4,076,250      12.68     Wal-Mart, 24 Hour Fitness, Ross Dress For Less
   Las Vegas, NV
 Dodge Center                          276,334       5.61     Raley's Supermarket
   Fallon, NV
 Eagle Station                       1,029,796       9.45     Raley's Supermarket, Mervyn's(3)
   Carson City, NV
 Elko Junction                       1,644,372       9.63     Raley's Supermarket, Builder's Mart
   Elko, NV


                                                         SQUARE FOOTAGE                               TOTAL
                                     YEAR      -----------------------------------    % LEASED      NUMBER OF
                                  COMPLETED/    COMPANY      TENANT                    AS OF       TENANTS AS
     PROPERTY AND LOCATION         EXPANDED      OWNED        OWNED       TOTAL       6/30/00      OF 6/30/00
     ---------------------        ----------   ----------   ---------   ----------   ----------   -------------
 Green Valley Town & Country        1990          130,722          --      130,722     100.0%            38
   Henderson, NV
 Mira Loma Shopping Center          1985           94,361       2,546       96,907     100.0             19
   Reno, NV
 Rainbow Promenade                1995/1997       228,279          --      228,279      99.3             25
   Las Vegas, NV
 Raley's                            1991           60,114          --       60,114     100.0              1
   Fallon, NV
 Sahara Pavilion North              1989          333,679          --      333,679      99.3             68
   Las Vegas, NV
 Sahara Pavilion South              1990          160,682          --      160,682     100.0             26
   Las Vegas, NV
 West Town                        1978/1991        65,424          --       65,424     100.0              2
   Winnemucca, NV
 Winterwood Pavilion                1990          144,653          --      144,653     100.0             28
   Las Vegas, NV
                                               ----------   ---------   ----------                    -----
REGION TOTAL/WEIGHTED AVERAGE                   2,023,982      62,546    2,086,528      96.7%           325
                                               ----------   ---------   ----------                    -----

OTHER
 Country Club Center              1988/1998        57,626      63,000      120,626      92.9%            19
   Albuquerque, NM
 Maysville Marketsquare           1991/1993       126,507      89,612      216,119      97.8             18
   Maysville, KY
 Memphis Retail Center              1990           51,542      40,000       91,542      81.4             11
   Memphis, TN
 Ocoee Plaza                        1990           52,242          --       52,242     100.0             12
   Ocoee, FL
                                               ----------   ---------   ----------                    -----
REGION TOTAL/WEIGHTED AVERAGE                     287,917     192,612      480,529      94.3%            60
                                               ----------   ---------   ----------                    -----
PORTFOLIO TOTAL/ WEIGHTED                                                                   %
 AVERAGE                                       13,305,852   1,808,538   15,114,390      95.5          2,194
                                               ==========   =========   ==========                    =====

                                    ANNUALIZED BASE RENT
                                     IN PLACE AT 6/30/00
                                  -------------------------
                                      ANN.       ANN. BASE
                                      BASE         RENT/
     PROPERTY AND LOCATION          RENT(1)      SQ. FT.(2)                   MAJOR RETAILERS
     ---------------------        ------------   ----------   ------------------------------------------------
 Green Valley Town & Country      $  1,908,691     $14.60     Albertson's/Sav-On Superstore
   Henderson, NV
 Mira Loma Shopping Center             931,050       9.87     Scolari's Market, Long's Drugs
   Reno, NV
 Rainbow Promenade                   3,222,294      14.22     United Artists Theatres, Barnes & Noble, Linens
   Las Vegas, NV                                              'N Things, Office Max, Cost Plus
 Raley's                               400,900       6.67     Raley's Supermarket
   Fallon, NV
 Sahara Pavilion North               4,481,309      13.53     Von's Supermarket, Long's Drugs, TJMaxx,
   Las Vegas, NV                                              Shepler's, Border's Books, Gold's Gym
 Sahara Pavilion South               2,312,016      14.39     Sports Authority, Office Max, Michael's Arts &
   Las Vegas, NV                                              Crafts
 West Town                             461,500       7.05     Raley's Supermarket
   Winnemucca, NV
 Winterwood Pavilion                 1,426,126       9.86     Von's Supermarket and Drug
   Las Vegas, NV
                                  ------------
REGION TOTAL/WEIGHTED AVERAGE     $ 23,286,010     $11.90
                                  ------------
OTHER
 Country Club Center              $    601,939     $11.25     Furr's Foods(3)
   Albuquerque, NM
 Maysville Marketsquare                877,695       7.09     Wal-Mart(3), Kroger Company, J.C. Penney
   Maysville, KY
 Memphis Retail Center                 401,682       9.57     Hancock Fabrics
   Memphis, TN
 Ocoee Plaza                           371,219       7.11     Food Lion, Family Dollar
   Ocoee, FL
                                  ------------
REGION TOTAL/WEIGHTED AVERAGE     $  2,252,535     $ 8.30
                                  ------------
PORTFOLIO TOTAL/ WEIGHTED          135,232,988      10.65
 AVERAGE                          $                $
                                  ============

------------------------
(1) Annualized Base Rent for all leases in place at June 30, 2000 calculated as follows: total base rent to be received during the entire term of each lease, divided by the terms in months for such leases, multiplied by 12.
(2) Annualized Base Rent at June 30, 2000 divided by the total leased square footage.
(3) Retailers that own their buildings.

     The following tables summarizes certain information regarding the combined company's tenants which, on a pro forma basis, accounted for more than 1.0% or more of Pan Pacific's total annualized base rent at June 30, 2000:


                                                                                        ANNUALIZED BASE RENT IN PLACE AT 6/30/00
                                                                                       ------------------------------------------
                                                           LEASED        % OF TOTAL       TOTAL        % OF TOTAL      ANN. BASE
                                           NUMBER OF    SQ. FT. AS OF      LEASED       ANN. BASE       ANN. BASE        RENT/
                 TENANT                     LEASES         6/30/00        SQ. FT.        RENT(1)          RENT        SQ. FT.(2)
                 ------                    ---------    -------------    ----------    ------------    -----------    -----------
Raley's..................................      20         1,136,895          9.0%      $ 7,698,444         5.7%          $6.77
Von's/Safeway/Pak 'N Save................      11           533,359          4.2         4,090,451         3.0            7.67
Wal-Mart.................................       4           419,872          3.3         3,611,372         2.7            8.60
Albertson's/Sav-On.......................      14           578,510          4.6         3,457,009         2.6            5.98
Rite Aid.................................      19           456,963          3.6         2,788,483         2.1            6.10
Hollywood Video..........................      15            94,684          0.8         1,752,314         1.3           18.51
Ross Dress for Less......................       9           207,821          1.6         1,777,395         1.3            8.55
Save Mart................................       7           246,714          1.9         1,632,644         1.2            6.62
QFC......................................       4           113,950          0.9         1,630,598         1.2           14.31
24 Hour Fitness..........................       4           108,305          0.9         1,489,303         1.1           13.75
Office Max, Inc..........................       5           134,550          1.1         1,480,871         1.1           11.01
Blockbuster Video........................      16            88,686          0.7         1,432,077         1.1           16.15
                                              ---         ---------         ----       -----------        ----           -----
TOTAL....................................     128         4,120,309         32.6%      $32,840,961        24.4%          $7.97
                                              ===         =========         ====       ===========        ====           =====


-------------------------
(1) Annualized base rent for all leases in place at June 30, 2000 calculated as follows: total base rent to be received during the entire term of each lease, divided by the terms in months for such leases, multiplied by 12.
(2) Annualized base rent at June 30, 2000 divided by total leased square footage.

     Upon completion of the merger, Pan Pacific will expand its board of directors to seven members, adding two of Western Properties' existing independent trustees from its board of trustees. With these additional independent directors, five of the seven Pan Pacific board members will be independent. Pan Pacific will continue to be led by its existing senior management team, including Stuart A. Tanz as Chairman, President and Chief Executive Officer, Joseph B. Tyson as Executive Vice President, Chief Financial Officer and Secretary, and Jeffrey S. Stauffer as Executive Vice President and Chief Operating Officer.

                                   THE MERGER

GENERAL

     The merger agreement provides that Western Properties will incorporate and become WPT, Inc. and then immediately merge into Pan Pacific. The incorporation procedure is necessary because California law does not specifically allow the merger of a California real estate investment trust, such as Western Properties, with a corporation, but does allow corporations to merge with each other. As a result of the incorporation, WPT will succeed to all of the assets and liabilities of Western Properties and each outstanding Western Properties common share will become one share of common stock of WPT. The incorporation will only occur if the merger occurs.

     In the merger, each share of WPT common stock issued and outstanding immediately before the completion of the merger will be converted into the right to receive 0.62 of a share of Pan Pacific common stock, except for shares held by parties who exercise and are entitled to dissenters' rights. Cash will be paid instead of fractional shares of Pan Pacific common stock.

     In connection with the merger, Pan Pacific will assume all options to purchase Western Properties common shares outstanding immediately prior to the merger and Western Properties' obligations under its 7.875% Unsecured Senior Notes Due 2004, 7.10% Unsecured Senior Notes Due 2006, 7.20% Unsecured Senior Notes Due 2008 and 7.30% Unsecured Senior Notes Due 2010, and the indentures under which the notes were issued.

     This joint proxy statement/prospectus constitutes a prospectus of Pan Pacific, which is a part of the registration statement on Form S-4 filed by Pan Pacific with the SEC under the Securities Act of 1933 in order to register the shares of Pan Pacific common stock to be issued to WPT shareholders in the merger and a proxy statement of Pan Pacific in connection with the solicitation of the approval by Pan Pacific stockholders of the merger. This joint proxy statement/prospectus also constitutes a proxy statement of Western Properties in connection with the solicitation of the approval by Western Properties shareholders of the merger and the incorporation.

BACKGROUND OF THE MERGER

     Beginning in August 1999, the Western Properties board began to study possible options for seeking to achieve long term growth of Western Properties, including acquisitions of other companies, repositioning Western Properties, and the possible consolidation of Western Properties with other companies. This review was prompted by the concern of the Western Properties board that smaller real estate investment trusts, such as Western Properties, would continue to have relatively greater difficulty accessing capital than larger real estate investment trusts, which would make it difficult for Western Properties to grow and retain employees and compete effectively with other real estate investment trusts. The Western Properties board also believed that larger capitalization shopping center real estate investment trusts often trade at higher multiples of funds from operations than smaller capitalization shopping center real estate investment trusts (those with capitalizations of less than $500 million), and that a merger with another real estate investment trust would increase liquidity as more shares would be available on the market.

     Western Properties' management received a presentation from Donaldson, Lufkin & Jenrette on November 18, 1999, regarding possible strategic alternatives. These included acquisitions of other companies, a restructuring of Western Properties' portfolio and operations, a sale of Western Properties and continuing its operations in the ordinary course of business. On December 7, 1999, Donaldson, Lufkin & Jenrette presented to the Western Properties board an analysis of these strategic alternatives. On December 16, 1999, Donaldson, Lufkin & Jenrette recommended that Western Properties create a detailed memorandum and property-by-property projections on Western Properties, which would then be distributed to potential suitors on a confidential basis in order to gauge the market interest in a strategic transaction with Western Properties. On January 8, 2000, Western Properties engaged Donaldson, Lufkin & Jenrette to act as its financial advisor and to structure a formal process to identify strategic alternatives to maximize shareholder value.

     The Western Properties board met on January 11, 2000 and directed Donaldson, Lufkin & Jenrette to solicit expressions of interest from a broad range of real estate investment trusts, private financial institutions and real estate companies in an acquisition transaction involving Western Properties. Donaldson, Lufkin & Jenrette contacted over 60 potential transaction candidates. Of the parties identified, approximately 50 expressed preliminary interest, including Pan Pacific. At the direction of the Western Properties board, Donaldson, Lufkin & Jenrette sent the interested parties confidentiality agreements in March 2000. An article published on March 13, 2000 in Real Estate Finance and Investment stated that Western Properties had engaged Donaldson, Lufkin & Jenrette as its financial advisor. Following publication of that article, the trading volume and price of Western Properties' shares increased. Western Properties indicated that it had engaged Donaldson, Lufkin & Jenrette to explore strategic alternatives in its Annual Report on Form 10-K filed with the SEC on March 28, 2000.

     Donaldson, Lufkin & Jenrette prepared an executive summary book on Western Properties, under the direction of the Western Properties board, and began sending copies of it to interested parties, including Pan Pacific, on April 3, 2000. Donaldson, Lufkin & Jenrette also prepared a property description book and began sending copies of it to a further refined list of 32 of the interested parties, including Pan Pacific, on April 15, 2000.

     During April 2000, Pan Pacific, with the assistance of its financial advisor, Prudential Securities Incorporated, conducted a preliminary analysis of the information provided in the Western Properties executive summary and property description books, including an analysis of Western Properties' business, financial performance and balance sheet, as well as an analysis of each property's demographic profile, historical and projected cash flow statement, tenant roster and lease expiration schedule. Based on Pan Pacific's analysis of Western Properties' properties and tenants, Pan Pacific concluded that acquiring the assets of Western Properties could potentially generate numerous strategic benefits which could enhance stockholder value, including significantly increasing and diversifying its portfolio and tenant base, enhancing its market presence in key West Coast growth markets and capitalizing on certain operational and tenant synergies. In addition, Pan Pacific concluded that an acquisition of Western Properties' business through a stock-for-stock merger would be the most effective structure to realize these strategic benefits and potentially enhance its financial position, credit profile, capital markets presence and liquidity in its stock. From April 25, 2000 through April 27, 2000, senior management of Pan Pacific reviewed their preliminary analysis and assessment of an acquisition of Western Properties with Pan Pacific's board of directors. The Pan Pacific board instructed senior management of Pan Pacific to proceed to submit a preliminary, non-binding expression of interest in an acquisition of Western Properties to Donaldson, Lufkin & Jenrette.

     From May 1, 2000 through May 11, 2000, Donaldson, Lufkin & Jenrette received, on behalf of Western Properties, preliminary expressions of interest from 14 of the interested parties, including Pan Pacific. Pan Pacific's preliminary expression of interest proposed an acquisition of Western Properties' business in a stock-for-stock merger. The Western Properties board met on May 11, 2000 and reviewed the status of proposals received by Donaldson, Lufkin & Jenrette. After receiving a report by Donaldson, Lufkin & Jenrette on these proposals, the Western Properties board determined that several of the proposals did not merit further exploration. Several of these proposals were not pursued because they were for the purchase of only partial interests in Western Properties or a portion of Western Properties' assets, rather than all of Western Properties' shares. Others were not pursued because the prospective suitors did not demonstrate that they had the financing needed to consummate the transactions contemplated by their proposals, which increased the risk that the transactions contemplated in their proposals would not be consummated. Western Properties also considered several other potential transactions, including mergers with other public real estate investment trusts, a purchase of the assets of another real estate investment trust, and a partial merger with another real estate investment trust. Western Properties did not pursue these proposals primarily because the other parties to the proposed transactions were not sufficiently interested in them, or because Western Properties and the other parties could not agree on the acquisition price or other terms.

     At the direction of the Western Properties board, Donaldson, Lufkin & Jenrette sent letters to eight prospective suitors, including Pan Pacific, on June 6, 2000 advising them to improve parts of their proposals that were viewed to be inadequate and instructing certain parties that had submitted proposals to acquire some or all of Western Properties' assets (rather than its shares) to reformulate their proposals as acquisitions of Western Properties' shares. Prospective suitors were allowed to conduct further due diligence in June 2000.

     During June 2000, Pan Pacific, with the assistance of Prudential Securities, continued to conduct its due diligence investigation of Western Properties. During this time, representatives of Western Properties and Pan Pacific spoke on many occasions regarding due diligence questions and Pan Pacific's preliminary expression of interest. Western Properties indicated a desire to explore the proposal further in light of the potential strategic benefits; however, Western Properties identified several issues, specifically the proposed stock-for-stock exchange ratio, the fact that Pan Pacific's current dividend level would equate to a lower dividend amount, as adjusted for the exchange ratio, than Western Properties' current dividend level, and Western Properties' desire to have appropriate representation on the Pan Pacific board upon completion of the merger, among other issues. Pan Pacific agreed to consider increasing its dividend to approximate Western Properties' dividend level, as adjusted for the exchange ratio. Pan Pacific management believed, subject to further financial due diligence, that despite the increase, the combined company's payout ratios would remain consistent with Pan Pacific's current ratios. With respect to board representation, Pan Pacific agreed to increase the size of its board to potentially include two of Western's independent trustees. In terms of the exchange ratio, Pan Pacific agreed to explore further increasing the proposed exchange ratio; however, Pan Pacific expressed the importance of establishing an exchange ratio that would potentially enable the stock-for-stock transaction to be effected on an accretive basis to its funds from operations per share, thereby potentially benefiting both companies' shareholders. In addition, Pan Pacific and Western Properties discussed Western Properties' three existing development projects. On June 15, 2000, Stuart A. Tanz, Chairman, President and Chief Executive Officer of Pan Pacific, visited the development projects and also met with certain senior management of Western Properties directly responsible for the development projects. Given the complexity and status of each project, as well as Western Properties' established relationships with the various municipalities and prospective tenants involved in each project, Pan Pacific indicated a desire to explore establishing development arrangements with certain members of Western Properties' senior management team, including Mr. Blake and L. Gerald Hunt, the Chief Operations Officer and Senior Vice President of Western Properties, to complete each project after completion of the merger.

     The Western Properties' board instructed Donaldson, Lufkin & Jenrette to send final requests for proposals to six parties who expressed a continued interest in acquiring Western Properties and who had submitted plausible proposals. These remaining prospective suitors were informed that final proposals were due by July 10, 2000. On June 12, 2000, senior management of Pan Pacific reviewed its due diligence findings with the Pan Pacific board. The Pan Pacific board instructed senior management to proceed with submitting a proposal to acquire Western Properties to Donaldson, Lufkin & Jenrette. Donaldson, Lufkin & Jenrette received proposals from four potential buyers, including one proposal from a party who had not previously received Western Properties' confidential information memorandum, plus an expression of interest from a fifth party that wished to pursue an asset purchase. A sixth party which was contacted by Donaldson, Lufkin & Jenrette did not submit a final proposal. The five proposals consisted of the proposal by Pan Pacific for a stock-for-stock acquisition, a proposal by a subsidiary of a public real estate investment company for a cash-for-stock acquisition, a proposal by a private real estate investment company for a cash acquisition of either the stock or assets of Western Properties, a proposal from a private investment company that would form a consortium for a cash-for-stock acquisition, and a proposal by a private real estate investment company for a cash-for-assets acquisition.

     On July 19, 2000, the Western Properties board met to review the proposals. Donaldson, Lufkin & Jenrette made a presentation to the Western Properties board regarding the terms of each of the proposals and their relative advantages and disadvantages. Donaldson, Lufkin & Jenrette estimated the value of the proposals to range from $12.15 per share (for Pan Pacific's proposal) to $12.96 per share. The proposals differed from each other in scope, structure and conditions. As a result, Donaldson, Lufkin & Jenrette was required to make numerous assumptions to determine and compare the values of each proposal. For the proposals to acquire assets of Western Properties, Donaldson, Lufkin & Jenrette was required to make assumptions regarding the value of any assets that might be excluded from these proposals, including the value of partially completed development projects. Donaldson, Lufkin & Jenrette also noted that the proposals differed from each other in the costs associated with them, their treatment of Western Properties' contingent liabilities, their diligence requirements, their tax consequences and other matters. The Western Properties board considered the presentation by Donaldson, Lufkin & Jenrette in making its decisions regarding which proposals to pursue.

     Pan Pacific's proposal was the only proposal reviewed at the July 19, 2000 Western Properties board meeting to acquire Western Properties' shares in exchange for stock. The Western Properties board believed that a stock-for-stock transaction had many potential advantages over a cash-for-stock transaction. One advantage was that a stock-for-stock transaction could be structured to qualify as a reorganization, whereas a cash-for-stock transaction would be taxable to the shareholders of Western Properties. A second advantage of a stock-for-stock transaction was that it could allow Western Properties' shareholders to participate in any appreciation in the value of the acquiror's stock.

     The Western Properties board chose not to pursue one proposal in part because the prospective suitor requested a protracted due diligence period, and the Western Properties board was concerned about the delay that would be caused by such a due diligence period. The Western Properties board was also concerned by that prospective suitor's need to obtain equity from a third party, which the Western Properties board felt would likely participate in the negotiation of the acquisition agreement as a condition to its agreement to provide equity to that suitor and further delay the transaction and increase the risk that the transaction would not be completed. In addition, the Western Properties board noted that this proposal, which was to pay cash-for-stock, would be taxable to Western Properties' shareholders.

     The second proposal, which was from a prospective suitor who wished to pursue an asset purchase, was not pursued by the Western Properties board because of the numerous disadvantages to Western Properties inherent in an asset sale. These disadvantages included, among other things, the need for Western Properties to manage the process of a liquidating distribution and to hold back appropriate amounts of cash to cover unanticipated expenses and the need for Western Properties to satisfy all contingent liabilities and to address the tax and profit distribution issues that would be raised by an asset sale. The Western Properties board was also concerned about the possibility that one or more assets would be excluded by the prospective suitor after its due diligence, leaving Western Properties with the burden of disposition.

     The Western Properties board chose not to pursue a third proposal in part because it excluded the purchase of certain of Western Properties' assets, was contingent on third party debt financing from a source that had not been identified, and was made by a party that had not performed substantial due diligence on Western Properties. In addition, this prospective suitor was unwilling to further conduct substantial due diligence unless it was given the exclusive right to negotiate with Western Properties. That prospective suitor indicated it was willing to restructure its proposal as a proposal to acquire the shares of Western Properties, but only if the net cost and liability to that prospective suitor were no more than in a proposal to acquire the assets of Western Properties, which was not feasible because of Western Properties' contingent liabilities.

     A fourth proposal was not pursued by the Western Properties board in part because the prospective suitor had not performed substantial due diligence on Western Properties. In addition, even though this proposal was structured as a proposal for Western Properties' shares, it required Western Properties' contingent liabilities to be excluded, which Western Properties did not deem to be feasible or advisable.

     The proposal from Pan Pacific was for the acquisition of the shares of Western Properties in exchange for Pan Pacific's shares, using an exchange ratio of 0.60 of a share of Pan Pacific's common stock for each Western Properties common share. Additionally, Pan Pacific's proposal indicated that Pan Pacific would increase its dividend to a level approximately equivalent to Western Properties current dividend level, as adjusted for the exchange ratio, and Pan Pacific would expand its board to seven members to include two existing Western Properties trustees chosen by Pan Pacific. The Western Properties board was concerned that while the value implied by the proposed exchange ratio represented a premium over Western Properties' stock price, based on the closing stock prices of each company's stock on the last trading day prior to July 10, 2000, it was lower than the cash offer made by another prospective suitor for the shares of Western Properties. However, the Western Properties board believed that the relatively lower valuation of Pan Pacific's proposal implied by its exchange ratio was offset by the advantages of Pan Pacific's stock-for-stock transaction structure, in comparison to the cash-for-stock or cash-for-assets structures proposed by the other prospective suitors. In addition, during the Western Properties board's consideration of the proposals at its July 19, 2000 meeting, Donaldson, Lufkin & Jenrette informed the Western Properties board that Pan Pacific was well regarded by research analysts, who generally rated Pan Pacific's stock as a buy, that Pan Pacific had a conservative capital structure, an investment grade rating of BBB- by Standard & Poors, a more geographically diversified portfolio and a more diversified tenant base.

     The Western Properties board then instructed its senior management and Donaldson, Lufkin & Jenrette to communicate to Pan Pacific its interest in pursuing a merger provided that Pan Pacific increase its proposed stock-for-stock exchange ratio and to communicate to other prospective suitors that the Western Properties board had not yet made a definitive decision and that it was still considering various proposals. On July 19, 2000, senior management of Western Properties communicated to Prudential Securities and senior management of Pan Pacific the basis upon which the Western Properties board would preliminarily consider pursuing a merger with Pan Pacific. On July 20, 2000, senior management of Pan Pacific and Western Properties preliminarily agreed to continue negotiations for a potential merger using a 0.62 exchange ratio, subject to each company's completion of its due diligence. Pan Pacific also agreed that Western Properties would not be obligated to complete the merger if Pan Pacific's stock were to close at an average price of less than $15.00 per share for the ten trading day period prior to the closing of the merger. Pan Pacific indicated that it would not proceed with merger discussions with Western Properties unless Pan Pacific received a period of exclusivity from Western Properties. On July 25, 2000, Western Properties and Pan Pacific entered into a confidentiality and exclusivity agreement which gave Western Properties the right to conduct due diligence on Pan Pacific and gave Pan Pacific the right to conduct due diligence on Western Properties. That agreement also restricted Western Properties' ability to solicit proposals from third parties until August 21, 2000.

     Beginning on July 25, 2000, Western Properties and Pan Pacific and their financial advisors conducted due diligence on each other and began to work on definitive documentation for the proposed merger. On July 31, 2000, at a regularly scheduled quarterly meeting, the Pan Pacific board received an update on the proposed merger from senior management and Prudential Securities. On July 31, 2000, Pan Pacific's counsel circulated to all parties the initial draft of a proposed merger agreement. From July 31, 2000 to August 15, 2000, Western Properties and Pan Pacific had numerous conversations with each other and with their respective counsel and financial advisors regarding the terms of the proposed merger agreement.

     Senior management of Western Properties, Pan Pacific and their respective counsel met in person and by telephone on August 16, 2000 to negotiate and attempt to finalize certain outstanding issues with respect to the proposed merger agreement. On August 17, 2000 and again on August 18, 2000, Pan Pacific's counsel circulated to all parties revised drafts of the proposed merger agreement. A copy of the August 18 draft was distributed to the Pan Pacific directors and the Western Properties' trustees on the evening of August 18, 2000. Separate memorandums summarizing the principal terms of the proposed merger agreement were also distributed to the Western Properties trustees on August 18, 2000 and to the Pan Pacific directors on the morning of August 21, 2000. Two issues that were considered unresolved at that time were the provisions on dividend coordination between the parties and the circumstances under which Western Properties would owe a break-up fee to Pan Pacific and the amount thereof. On August 19 and August 20, 2000, senior management of Western Properties and Pan Pacific discussed these issues with each other and their respective advisors, and agreed that Western Properties would accelerate the record date for its fourth quarter 2000 dividend by one month so that its shareholders would receive their regular quarterly dividend for the fourth quarter of 2000 prior to the merger, that Pan Pacific would declare a special dividend with a record date on or before November 15, 2000 in the amount of $0.28 per share (or the equivalent of a two-month dividend at Pan Pacific's current dividend rate) and that Pan Pacific would thereafter reschedule its dividend record and payment dates to approximate those of Western Properties (as close as practicable to March 15, June 15, September 15 and December 15 of each year)
and would declare a $0.455 per share dividend in the first quarter after completion of the merger in order to approximate Western Properties' current dividend level, as adjusted for the 0.62 exchange ratio. Senior management of Western Properties and Pan Pacific also agreed to modify the provisions regarding Western Properties' obligation to pay Pan Pacific a break-up fee by, among other things, permitting Western Properties to pay the break-up fee in two installments, the first at the time of the event causing the break-up fee obligation and the second 90 days later. The parties also agreed that the break-up fee payable by Western Properties would be increased to $10 million if the merger agreement was terminated as a result of certain events that occurred after November 1, 2000.

     On August 19, 2000, Western Properties provided comments to Pan Pacific's counsel on the August 18 draft of the merger agreement, and on August 20, 2000 senior management of Western Properties, Pan Pacific and their respective counsel met by telephone conference to discuss the status of the draft of the merger agreement. The remaining open issues on the merger agreement were resolved on August 20, 2000 and a revised final draft was circulated that evening.

     On August 21, 2000, the Pan Pacific board held a special meeting to consider the draft merger agreement, the merger and related matters. Representatives of senior management, Prudential Securities and Pan Pacific's counsel were present. At the meeting, the Pan Pacific board received a report from members of Pan Pacific's senior management on the results of their due diligence review of Western Properties and their analysis of the proposed merger and the proposed development arrangements between Pan Pacific and two executive officers of Western Properties, Mr. Blake and Mr. Hunt.

     At that meeting, Prudential Securities reviewed with the Pan Pacific board the financial analysis performed by Prudential Securities in respect of the proposed merger. Prudential Securities concluded its presentation by delivering to the Pan Pacific board its oral opinion, which was later confirmed by delivery of its written opinion dated August 21, 2000, to the effect that, as of that date, and based upon the assumptions made, the matters considered, and the limits of the review set forth in such opinion, the exchange ratio used in the merger agreement was fair, from a financial point of view, to Pan Pacific.

     Pan Pacific's counsel made a presentation to the Pan Pacific board in which they explained the material terms of the proposed merger agreement, briefed the Pan Pacific board on certain legal issues raised by the proposed merger transaction and advised the Pan Pacific board of its legal duties in connection with the merger.

     During and after such presentations, the Pan Pacific board engaged in extensive discussions of the advantages and disadvantages of the proposed merger, as described under " -- Pan Pacific's Reasons for the Merger." Following such presentations and discussions, the Pan Pacific board concluded that the proposed merger was in the best interests of Pan Pacific and its stockholders, and by a unanimous vote of the directors, approved the merger, the Agreement and Plan of Merger dated as of August 21, 2000, and the transactions contemplated by the Agreement and Plan of Merger.


     On August 21, 2000, the Western Properties board held a special meeting to consider the Agreement and Plan of Merger, the proposed incorporation and related matters. Representatives of senior management, Donaldson, Lufkin & Jenrette, KPMG LLP, and Western Properties' legal counsel were present. At the meeting, the Western Properties board received a report from members of Western Properties' senior management on the results of their due diligence review of Pan Pacific. A member of KPMG LLP reviewed with the Western Properties board the results of their due diligence review regarding Pan Pacific's accounting practices and systems, and Pan Pacific's compliance with its obligations to maintain its status as a real estate investment trust.


     At that meeting, Donaldson, Lufkin & Jenrette gave a report on its due diligence review of Pan Pacific, summarized for the Western Properties board the evaluation process Western Properties' management used to select Pan Pacific, and presented to the Western Properties board its financial analysis of the proposed merger. It also gave a report to the Western Properties board on the status of other potential suitors. It concluded its presentation by delivering to the Western Properties board its oral fairness opinion, later confirmed in writing, to the effect that, as of August 21, 2000, and based upon and subject to the assumptions, limitations and qualifications set forth in such fairness opinion, the exchange ratio was fair, from a financial point of view, to Western Properties and its shareholders.

     Western Properties' counsel made a presentation to the Western Properties board in which they explained the material terms of the Agreement and Plan of Merger, briefed the Western Properties board on certain legal issues raised by the proposed merger and the proposed development arrangements described in Exhibit E to the merger agreement, and advised the Western Properties board on its fiduciary duties in connection with the merger.

     Mr. Blake then reviewed with the Western Properties board the terms of the proposed development arrangements that Pan Pacific and Mr. Blake and Mr. Hunt expected to enter into with Pan Pacific following the merger to complete Western Properties' three development projects. Mr. Blake distributed a memorandum to the Western Properties board outlining those terms, and the Western Properties board then discussed the terms of the development arrangements. Mr. Blake and Mr. Hunt left the room during this portion of the board meeting.

     During and after such presentations, the Western Properties board engaged in extensive discussions of the advantages and disadvantages of the proposed merger, as described under " -- Western Properties' Reasons for the Merger." Following such presentations and discussions, the Western Properties board concluded that the proposed merger and incorporation were in the best interests of Western Properties and its shareholders, and by a unanimous vote of the trustees, approved the merger, the incorporation, the Agreement and Plan of Merger and the transactions contemplated by the Agreement and Plan of Merger.

     Following the Pan Pacific and Western Properties board meetings, on August 21, 2000, the Agreement and Plan of Merger was executed by Pan Pacific and Western Properties. Revenue Properties (U.S.), Inc., Pan Pacific Development (Nevada), Inc. and Western Properties also executed a voting agreement under which Revenue Properties and Pan Pacific Development (Nevada), Inc. agreed to vote their shares of Pan Pacific common stock in favor of the merger. On the morning of August 22, 2000, the proposed merger was publicly announced.

     Following the execution of the Agreement and Plan of Merger, senior management of Western Properties and senior management of Pan Pacific discussed modifications to the Agreement and Plan of Merger. These proposed modifications included changes permitting a closing date prior to November 15, 2000, allowing Western Properties and Pan Pacific greater flexibility in setting record dates for their dividends to be paid in advance of the merger, eliminating the step-up in the break-up fee to $10 million and clarifying certain matters relating to the payment of benefits to Western Properties employees. On September 12, 2000, Western Properties' counsel presented to Pan Pacific and its counsel a form of Amended and Restated Agreement and Plan of Merger, which incorporated the modifications agreed to by Western Properties and Pan Pacific. The Amended and Restated Agreement and Plan of Merger was approved by the unanimous written consent of each of the Pan Pacific board and the Western Properties board on September 15, 2000. On September 15, 2000, Pan Pacific and Western Properties executed the Amended and Restated Agreement and Plan of Merger.

RECOMMENDATION OF THE BOARD OF DIRECTORS OF PAN PACIFIC

     THE PAN PACIFIC BOARD BELIEVES THAT THE MERGER IS ADVISABLE AND IN THE BEST INTERESTS OF PAN PACIFIC AND ITS STOCKHOLDERS. ACCORDINGLY, THE PAN PACIFIC BOARD RECOMMENDS APPROVAL OF THE PAN PACIFIC MERGER PROPOSAL.

PAN PACIFIC'S REASONS FOR THE MERGER

     The decision by the Pan Pacific board to acquire Western Properties reflected Pan Pacific's desire to enhance its market presence in key West Coast growth markets (such as in the greater San Francisco, Sacramento and Portland areas), tenant diversification, growth prospects, credit profile, capital markets presence and stockholder value. The decision process involved, in part, an assessment of the potential risks and benefits of acquiring Western Properties. During this assessment, the Pan Pacific board reviewed historical information, including but not limited to, Western Properties' balance sheet and income statements, credit rating, and its portfolio's property-level financial performance, condition, tenant base and competitive position. A significant factor considered by the Pan Pacific board was its belief that the strategic advantages offered by its acquisition of Western Properties, as well as the terms of the merger agreement and the consideration to be offered by Pan Pacific, represented a transaction that was attractive to Pan Pacific and its stockholders. In particular, the Pan Pacific board, in approving the merger, considered the strategic benefits and other positive factors discussed below:

     - OPPORTUNITY TO ACQUIRE IN A SINGLE TRANSACTION A LARGE PORTFOLIO OF COMPLEMENTARY, HIGH-QUALITY, PREDOMINANTLY GROCERY-ANCHORED SHOPPING CENTERS IN PAN PACIFIC'S CORE MARKETS. The Pan Pacific board believes the retail properties owned by Western Properties provide an attractive strategic fit with Pan Pacific's portfolio, complement its existing geographic locations and are consistent in terms of the following key qualitative measures:

                                                                     PRO FORMA
                                                              AS OF JUNE 30, 2000(1)
                                                              -----------------------
                                                                PAN         WESTERN
                                                              PACIFIC      PROPERTIES
                                                              -------      ----------
Shopping center average size (square footage)                 156,003       119,798
Number of grocery anchored centers (as a % of total shopping
  center portfolio)                                              71.7%         78.7%
Grocery anchor sales per square foot(2)                          $378          $373
Base rent per square foot(3)                                   $10.91        $10.15
Top 50 tenants as a % of total annualized base rent              42.7%         49.5%
Population (3-mile radius)(4)                                  92,752        59,675
Household Income (3-mile radius)(4)                           $56,558       $60,562

-------------------------
(1) Information provided in this table assumes Pan Pacific's acquisition of Sycamore Plaza, Western Properties' disposition of Gridley Shopping Center and North Hills Shopping Center, and Western Properties' expected disposition of Heritage Oaks Shopping Center and Dinuba Shopping Center and excludes three non-retail properties of Western Properties.

(2) Based on the latest 12 month reported sales information of those grocery store tenants that report sales.

(3) Annualized base rent in place at June 30, 2000 calculated as follows: total base rent to be received during the entire term of each lease, divided by the terms in months of such leases, multiplied by 12 and divided by the total leased square footage.

(4) Population and household income data compiled from a market profile report, prepared by CAIC, a nationally-recognized demographic data provider, for each property's specific address and weighted as to total square footage. Population and household income data is based on 1990 census data, updated to reflect 2000 estimates.

     - SIGNIFICANTLY ENHANCES PAN PACIFIC'S MARKET PRESENCE IN KEY WEST COAST GROWTH MARKETS. Upon completion of the merger, 52 of the 110 properties that Pan Pacific expects to own after completion of the merger, representing 40.7% of Pan Pacific's total leased square footage, will be located in three, high-barrier-to-entry growth markets: San Francisco Bay Area, greater Sacramento region and greater Portland region, as follows:


                                         PAN PACIFIC HISTORICAL                         PAN PACIFIC PRO FORMA
                                    ---------------------------------             ---------------------------------
                                       SAN       GREATER     GREATER                 SAN       GREATER     GREATER
                                    FRANCISCO   SACRAMENTO   PORTLAND             FRANCISCO   SACRAMENTO   PORTLAND
                                    BAY AREA      REGION      REGION     TOTAL    BAY AREA      REGION      REGION     TOTAL
                                    ---------   ----------   --------   -------   ---------   ----------   --------   -------
Number of properties..............         9           2           9         20         24           9          19         52
Total leaseable square footage
  (000s)..........................     1,072         275       1,301      2,648      3,059       1,330       1,786      6,175
Annualized base rent at 6/30/00
  (000s)(1).......................   $11,773      $3,131     $12,179    $27,083    $29,407     $12,604     $16,024    $58,035


-------------------------
(1) Annualized base rent in place at June 30, 2000 calculated as follows: total base rent to be received during the entire term of each lease, divided by the terms in months of such leases, multiplied by 12, and divided by the total leased square footage.

     - OPPORTUNITY TO GENERATE MEANINGFUL OPERATING EFFICIENCIES. The Pan Pacific board believes that Pan Pacific will realize numerous corporate overhead savings, operating efficiencies and economies of scale resulting in savings in operating costs and general and administrative expenses for the combined company aggregating approximately $3.0 million, on an annualized basis, based on the following:

       (a) Pan Pacific will continue to be managed by its current executive officers and senior management team, with no additional staffing at the senior corporate level;

       (b) all of the Western Properties are located in Pan Pacific's existing core markets. Pan Pacific intends to manage Western Properties' assets using Pan Pacific's existing regional offices and infrastructure;

       (c) both companies use similar property management, accounting and reporting procedures, methodologies and systems, as well as the same auditing firm, which should facilitate an efficient integration of the Western Properties portfolio into Pan Pacific; and

       (d) increasing Pan Pacific's portfolio size from 60 properties as of August 21, 2000 to an expected 110 properties after completion of the merger should enhance Pan Pacific's ability to generate property operating cost savings and reduction in expenses by spreading costs over a larger number of properties, thereby improving Pan Pacific's profit margin.

     - OPPORTUNITY TO CAPITALIZE ON TENANT SYNERGIES. Approximately 300 of Western Properties' tenants, representing 56% of Western Properties' total leased square footage, are existing tenants within Pan Pacific's portfolio. The Pan Pacific board believes this should provide opportunities for Pan Pacific to enhance certain key relationships. Additionally, these enhanced relationships, together with Pan Pacific's broader geographic representation, should provide for greater multi-lease, multi-market opportunities as tenants seek to expand and relocate operations.

     - ENHANCES PAN PACIFIC'S PLATFORM FOR FUTURE SHOPPING CENTER INVESTMENT OPPORTUNITIES. The Pan Pacific board believes that Pan Pacific's increased portfolio size, broader tenant relationships and broader geographic representation in Northern California and Oregon will enhance Pan Pacific's ability to access future shopping center investment opportunities on the West Coast and to allocate more selectively capital and resources to the best opportunities and growth markets.

     - OPPORTUNITY TO INCREASE PAN PACIFIC'S FUNDS FROM OPERATIONS PER
       SHARE. The Pan Pacific board believes that the merger should increase Pan Pacific's funds from operations per share projected for the year ending December 31, 2001, as compared to Pan Pacific on a stand-alone basis.

     - STRENGTHENS PAN PACIFIC'S BALANCE SHEET AND FINANCIAL FLEXIBILITY AND KEY COVERAGE RATIOS. As a result of the merger, the Pan Pacific board believes Pan Pacific's balance sheet and financial flexibility will be enhanced as result of the following improved key ratios:


                                                                   SIX MONTHS ENDED JUNE 30, 2000
                                                              ----------------------------------------
                                                                              WESTERN      PAN PACIFIC
                                                              PAN PACIFIC    PROPERTIES     PRO FORMA
                                                              -----------    ----------    -----------
Interest coverage ratio(1)..................................     2.9x           2.7x          2.9x
Total debt-to-total assets..................................     46.5%          50.6%         46.4%
Unsecured debt-to-total debt(2).............................     38.4%          95.5%         59.8%
Unencumbered net operating income-to-total net operating
  income(3).................................................     56.6%          95.7%         71.8%


-------------------------
(1) Interest coverage ratio is calculated by dividing the sum of net income, interest expense, depreciation and amortization, provision for loss on real estate investment and minority interests by interest expense.

(2) Unsecured debt-to-total debt is calculated by dividing the sum of senior notes and line of credit payable by the sum of notes payable, senior notes and line of credit payable.

(3) Unencumbered net operating income-to-total net operating income is calculated by dividing total revenue less expenses (excluding interest, depreciation and amortization and provision for loss on real estate investment), or net operating income, of properties not encumbered by secured debt by total net operating income.


     - SUBSTANTIALLY INCREASES PAN PACIFIC'S SHARE BASE AND TOTAL MARKET CAPITALIZATION. As a result of the merger, Pan Pacific's outstanding common stock will increase by approximately 52.2% from 22.4 million shares outstanding as of the record date to 34.1 million shares, assuming the exchange of all outstanding exchangeable securities of subsidiaries of Pan Pacific and Western Properties. The increase in shares will increase Pan Pacific's equity market capitalization from approximately $451 million to approximately $675 million and its total capitalization will increase from approximately $819 million to $1.3 billion, based on the closing price of Pan Pacific common stock as of September 29, 2000 ($20.06), the pro forma number of shares of Pan Pacific common stock outstanding as of September 29, 2000, and pro forma indebtedness outstanding as of June 30, 2000.

       The Pan Pacific board believes the increase in common stock and capitalization affords several benefits:

      (a) the increased number of Pan Pacific shares in the market should increase the liquidity of Pan Pacific common stock and should attract new institutional investors who generally prefer larger, better-capitalized companies due to greater liquidity and greater nominal equity, which allows the purchase and sale of larger volumes of shares without materially disrupting the market price for such shares;

      (b) the increased equity capitalization and greater liquidity should, over time, result in a higher earnings multiple and stock price;

      (c) the credit rating agencies generally favor larger equity capitalization companies and view them to be more stable for unsecured debt investors; and

      (d) the increased attractiveness of Pan Pacific to potential investors and credit rating agencies should also improve Pan Pacific's ability to access more favorably priced equity and debt capital.

     - ENHANCES DIVERSITY OF PAN PACIFIC'S STOCKHOLDER BASE. Western Properties shares are predominately held by individual investors as compared to Pan Pacific shares which are predominately held by institutional investors. In addition, Revenue Properties (U.S.), Inc. and its wholly-owned subsidiaries, which collectively owned 50.9% of the outstanding Pan Pacific common stock as of the record date, will own approximately 33.8% of the outstanding common stock of Pan Pacific after the merger. The Pan Pacific board believes the merger will provide Pan Pacific with a more diversified and balanced stockholder base, which should result in greater liquidity for holders of Pan Pacific common stock.

     - FAIRNESS OPINION OF PRUDENTIAL SECURITIES. Pan Pacific's board considered the opinion of its financial advisor, to the effect that, as of August 21, 2000 and based on and subject to the assumptions, limitations and qualifications set forth in its opinion, the exchange ratio was fair to Pan Pacific from a financial point of view. This opinion is described under "Opinion of Financial Advisor to Pan Pacific."

     - EXTENSIVE DUE DILIGENCE. Pan Pacific's management delivered reports and/or made presentations to the Pan Pacific board concerning the results of their due diligence investigation of Western Properties. The investigations of management included tours of all of Western Properties' properties, extensive reviews of Western Properties' top 50 leases, reviews of Western Properties' environmental studies on its properties and several meetings with Western Properties' management.

     - TERMS OF THE MERGER AGREEMENT. The Pan Pacific board reviewed the principal terms and conditions of the merger agreement, including the representations, warranties and covenants of each party and the conditions to each party's obligation to complete the merger. The Pan Pacific board considered favorably that the terms of the merger agreement are reasonable and protective of Pan Pacific's interests. In particular, the Pan Pacific board considered favorably that:

       (a) the conditions to each party's obligation to complete the merger are typical or likely to be satisfied;

       (b) Western Properties' ability to solicit, facilitate, discuss or enter into an alternative transaction is restricted in a customary manner; and

       (c) depending on the reasons for a termination of the merger agreement, Western Properties may be obligated to pay Pan Pacific $7.0 million as a break-up fee.

     The Pan Pacific board also considered and reviewed with management the potentially negative factors listed below relating to the merger.

     - FIXED EXCHANGE RATIO. The exchange ratio is fixed and not subject to adjustment. Accordingly, an adverse change in the operations and prospects of Western Properties, general market and economic conditions or other factors which are beyond the control of Pan Pacific may alter the relative value of the companies in a manner adverse to Pan Pacific.

     - POTENTIAL FAILURE TO ACHIEVE BENEFITS OF THE MERGER. The Pan Pacific board considered the risk that the anticipated benefits of the merger, including cost savings and operating synergies, may not be fully realized.

     - RISK THAT MERGER WILL NOT BE COMPLETED. The Pan Pacific board considered the risk that the merger would not be completed. In evaluating this risk, the Pan Pacific board considered the particular circumstances under which Western Properties could terminate the merger agreement. The Pan Pacific board also considered the possible adverse effects on the market for Pan Pacific common stock and upon Pan Pacific's ability to raise capital in both the public and private markets that might result if the merger were announced and not completed.

     - POTENTIAL DISRUPTION OF OPERATIONS. The Pan Pacific board considered the risk that the announcement of the merger and the efforts necessary to complete the merger could result in a disruption in the operations of Pan Pacific by, among other things, diverting management and other resources of Pan Pacific from their day-to-day business.

     - TRANSACTION COSTS. The Pan Pacific board considered that the combined company was likely to incur transaction costs of approximately $14.5 million, including financial advisors, legal, printing and accounting fees, and severance payments in connection with the merger.

     The foregoing discussion of the information and factors considered by the Pan Pacific board is not intended to be exhaustive but is believed to include all material factors considered by the Pan Pacific board. In view of the wide variety of information and factors considered, the Pan Pacific board did not find it practical to, and did not, assign any relative or specific weights to the foregoing factors, and individual directors may have given differing weights to different factors. The Pan Pacific board did not attempt to analyze the fairness of the exchange ratio in isolation from the considerations as to the businesses of Pan Pacific and Western Properties, the strategic merits of the merger or the other considerations referred to above. The Pan Pacific board did, however, take into account, and placed reliance upon, the analyses performed by, and the opinion rendered by, Prudential Securities as to the fairness of the exchange ratio to Pan Pacific from a financial point of view.

RECOMMENDATION OF THE BOARD OF TRUSTEES OF WESTERN PROPERTIES

     THE WESTERN PROPERTIES BOARD BELIEVES THAT THE MERGER IS ADVISABLE AND IN THE BEST INTERESTS OF WESTERN PROPERTIES AND ITS SHAREHOLDERS. ACCORDINGLY, THE WESTERN PROPERTIES BOARD HAS UNANIMOUSLY APPROVED THE MERGER AND INCORPORATION AND RECOMMENDS APPROVAL OF THE WESTERN PROPERTIES MERGER AND INCORPORATION PROPOSAL.

WESTERN PROPERTIES' REASONS FOR THE MERGER

     The Western Properties board has determined that the terms of the merger and the incorporation and the transactions contemplated thereby are fair to, and in the best interests of, Western Properties and its shareholders. The Western Properties board received the advice of its management, financial advisors, accountants, and counsel throughout its consideration of the merger agreement and the incorporation. In making its determination with respect to the merger agreement and the incorporation, the Western Properties board considered the following positive factors:

     - PAN PACIFIC'S GEOGRAPHIC AND TENANT DIVERSIFICATION. The Western Properties board considered the fact that Pan Pacific has greater geographic diversification and greater tenant diversification than Western Properties, which could provide the combined company with greater cash flow stability.

     - ATTRIBUTES OF PAN PACIFIC. The Western Properties board considered the depth of the management team of Pan Pacific, its conservative balance sheet, the favorable view that research analysts have of it, and the possibilities for appreciation in the value of its stock.

     - BENEFITS OF STOCK CONSIDERATION. The Western Properties board considered the fact that the merger, as a "stock-for-stock" rather than a "cash-for-stock" transaction, will provide an opportunity for Western Properties' shareholders to share in any future stock price appreciation of Pan Pacific, and should enable Western Properties' shareholders to convert their shares of Western

      Properties into shares of Pan Pacific on a tax-free basis (except with respect to any cash received for fractional shares). The Western Properties board also considered the fact that the merger agreement permits continued payment of dividends to the holders of Western Properties shares prior to the merger and that Pan Pacific intends to increase its dividend following the effective date of the merger so that the shares received by Western Properties shareholders in the merger would earn the same total dividend as the shares of Western Properties given in exchange.

     - PAN PACIFIC'S AGREEMENT TO INCREASE ITS DIVIDEND. The Western Properties board considered Pan Pacific's agreement to increase its dividend from $0.420 per share to $0.455 per share for the first quarter after completion of the merger in order to approximate Western Properties' current dividend level, as adjusted for the 0.62 exchange ratio.


     - BENEFITS OF GREATER MARKET CAPITALIZATION. The combined company's total market capitalization will be $1.3 billion, based on the closing price of Pan Pacific common stock on September 29, 2000 ($20.06), the pro forma number of shares of Pan Pacific common stock as of September 29, 2000 and the pro forma outstanding indebtedness of Pan Pacific as of June 30, 2000. In this regard, the Western Properties board noted that a larger real estate investment trust should give increased liquidity to its shares, and that smaller capitalized real estate investment trusts have had difficulty obtaining capital from the financial markets.


     - REVIEW OF FINANCIAL DATA. The Western Properties board considered information relating to the financial performance, financial condition, business operations and prospects of Western Properties and Pan Pacific.

     - EXTENSIVE DUE DILIGENCE. Western Properties' management, its counsel, KPMG LLP, and Donaldson, Lufkin & Jenrette made presentations to the Western Properties board concerning the results of their due diligence investigations of Pan Pacific. The investigations by management included tours of most of Pan Pacific's properties, reviews of Pan Pacific's property level information, reviews of Pan Pacific's environmental studies on its properties, and meetings with Pan Pacific's management. A member of KPMG LLP reviewed with the Western Properties board the results of KPMG LLP's due diligence review regarding Pan Pacific's accounting practices and systems and its qualification as a real estate investment trust. Donaldson, Lufkin & Jenrette presented a report on its review of Pan Pacific's financial projections.

     - FAIRNESS OPINION OF DONALDSON, LUFKIN & JENRETTE. The Western Properties board considered the opinion, analyses and presentations of Donaldson, Lufkin & Jenrette described below under "Opinion of Financial Advisor to Western Properties," including the opinion of Donaldson, Lufkin & Jenrette to the effect that, as of August 21, 2000, based on and subject to the assumptions, limitations and qualifications set forth in such opinion, the exchange ratio was fair to Western Properties and its shareholders from a financial point of view. A copy of Donaldson, Lufkin & Jenrette's written opinion to the Western Properties board dated as of August 21, 2000, is attached as Annex C to this joint proxy statement/prospectus.

     - TERMS OF THE MERGER AGREEMENT. The Western Properties board considered the terms of the merger agreement, including the exchange ratio. In addition, the Western Properties board considered the conditions to its obligation to complete the merger, including that the average closing price of Pan Pacific's stock for the ten trading days preceding the closing date must be equal to or greater than $15.00 per share.

     - POTENTIAL OPPORTUNITIES OF WESTERN PROPERTIES' SHAREHOLDERS TO OBTAIN APPRAISAL RIGHTS. The Western Properties board considered the fact that the incorporation would grant to Western Properties' shareholders dissenters' rights in certain limited circumstances upon conversion of their Western Properties shares into shares of common stock of WPT.

     The Western Properties board also considered the following possibly negative factors in its deliberations concerning the merger agreement and the incorporation:

     - CHALLENGES OF EXECUTING BUSINESS COMBINATION. The Western Properties board considered the challenges inherent in the combination of two business enterprises the size of Western Properties and Pan Pacific and the possible diversion of management attention for an extended period of time.

     - FIXED EXCHANGE RATIO. The Western Properties board considered the fact that, because the exchange ratio is fixed, a decline in the value of Pan Pacific's common stock reduces the value of the consideration to be received by Western Properties' shareholders in the merger.

     - UNCERTAINTY OF MARKET PERCEPTION. The Western Properties board considered the uncertainty of the financial market's perception of the transaction, and the effect of the uncertainty on the trading price of Western Properties' shares.

     - RESTRICTIONS ON WESTERN PROPERTIES' ABILITY TO PURSUE ALTERNATIVE TRANSACTIONS. The Western Properties board considered the fact that the merger agreement prohibits Western Properties and its representatives from soliciting or otherwise facilitating a proposal of an acquisition by or business combination with any other party except in response to a bona fide unsolicited proposal with respect to which, among other things, the Western Properties board believes in good faith, following consultation with its financial advisor, that such proposal is or is likely to result in an offer that is more favorable to Western Properties' shareholders.

     - POTENTIAL BREAK-UP FEE AND EXPENSE REIMBURSEMENT. The Western Properties board considered the fact that the merger agreement requires Western Properties to pay Pan Pacific a break-up fee of $7.0 million if the merger agreement is terminated in certain circumstances, including the recommendation by the Western Properties board to the shareholders of Western Properties that they vote in favor of a competing proposal, or if Western Properties terminates the merger agreement in order to enter into an alternative acquisition transaction. The Western Properties board recognized that the inclusion of these provisions in the merger agreement would make it less likely that a more attractive offer for the acquisition of Western Properties would be presented to Western Properties and its shareholders. However, the Western Properties board believed, based on input from its financial advisors, its counsel and Pan Pacific, that inclusion of the break-up fee provisions was necessary to induce Pan Pacific to enter into the merger agreement, and that the terms of the break-up fee were generally comparable to those contained in other acquisition agreements for companies similar to Western Properties. The Western Properties board also considered the fact that the merger agreement requires Western Properties to pay up to $2.0 million of Pan Pacific's expenses if the merger agreement is terminated as a result of a material breach of the merger agreement by Western Properties.

     - RESTRICTIONS ON BUSINESS OPERATIONS BEFORE THE MERGER. The Western Properties board considered the restrictions the merger agreement places on Western Properties' ability to operate its business before the merger in a manner that is inconsistent with past practice or outside of the ordinary course of business. The Western Properties board also considered the other significant restrictions the merger agreement places on Western Properties' ability to buy and sell properties and to borrow money.

     - RISK THAT THE MERGER WILL NOT BE COMPLETED. The Western Properties board considered the various conditions to Pan Pacific's obligations to complete the merger and the possibility that the merger would not be completed. In evaluating this risk, the Western Properties board considered the particular circumstances under which Pan Pacific could terminate the merger agreement. The Western Properties board also considered the possible adverse effects on the market for Western Properties' common shares and upon Western Properties' ability to raise capital in both the public and private markets that might result if the merger were announced and not completed. See "The Merger
       Agreement -- Conditions to Obligations to Complete the Merger."

     - POTENTIAL FAILURE TO ACHIEVE BENEFITS OF THE MERGER. The Western Properties board considered the risk that the anticipated benefits of the merger may not be realized.

     The Western Properties board also was aware that Bradley N. Blake and L. Gerald Hunt expect to enter into development arrangements with the combined company to complete Western Properties' three existing development projects as described in Exhibit E to the merger agreement. See "Potential Conflicts of Interest; Interests of Executive Officers and Trustees of Western Properties in the Merger." The Western Properties board considered the fact that, if such development arrangements were entered into, Mr. Blake and Mr. Hunt would receive a benefit that would not be shared by the other shareholders of Western Properties. Mr. Blake discussed with the Western Properties board the material terms of the proposed development arrangements. The Western Properties board considered whether there was any evidence that these arrangements would benefit Mr. Blake and Mr. Hunt at the expense of Western Properties or its shareholders, or whether Pan Pacific would have offered a higher exchange ratio if these arrangements were eliminated. The Western Properties board noted that the proposed arrangements were not a condition to the merger and were not binding on Pan Pacific, and concluded that the proposed arrangements did not benefit Mr. Blake and Mr. Hunt at the expense of Western Properties or its shareholders, and that there did not appear to be any evidence that Pan Pacific would have offered a higher exchange ratio if these arrangements were eliminated. The Western Properties board concluded that the proposed arrangements with Mr. Blake and Mr. Hunt were a neutral factor in their determination that the merger agreement was in the best interests of Western Properties and its shareholders.

     The foregoing discussion of the information and factors which were considered by the Western Properties board is not intended to be exhaustive but is believed to include all material factors considered by the Western Properties board. The Western Properties board did not assign specific weights to the foregoing factors and individual trustees may have given different weights to different factors.

ACCOUNTING TREATMENT OF THE MERGER

     The merger will be treated as a purchase in accordance with Accounting Principles Board Opinion No. 16. Purchase accounting for a merger is the same as the accounting treatment used for the acquisition of any group of assets. The fair value of the consideration given by Pan Pacific in the merger will be allocated to the assets acquired and liabilities assumed as of the completion of the merger. The financial statements of Pan Pacific will reflect the combined operations of Pan Pacific and Western Properties from the closing date of the merger.

DETERMINATION OF EXCHANGE RATIO

     The exchange ratio for WPT common stock was determined through arm's-length negotiations between Pan Pacific and Western Properties.

REGULATORY MATTERS

     Neither Pan Pacific nor Western Properties is aware of any federal or state regulatory approvals which must be obtained in connection with the merger.

DELISTING AND DEREGISTRATION OF WESTERN PROPERTIES COMMON SHARES; LISTING OF PAN PACIFIC COMMON STOCK ISSUED IN CONNECTION WITH THE MERGER

     Western Properties common shares currently are listed on the American Stock Exchange under the symbol "WIR." Upon completion of the merger, Western Properties common shares will be delisted from the American Stock Exchange and deregistered under the Securities Exchange Act of 1934. Application will be made for the listing of the shares of Pan Pacific common stock to be issued in the merger on the New York Stock Exchange under the symbol "PNP." The approval for listing of such shares on the New York Stock Exchange is a condition to the completion of the merger. See "The Merger Agreement -- Conditions to Obligations to Complete the Merger." Following the merger, holders of WPT common stock will be instructed to exchange their outstanding stock certificates for stock certificates representing shares of Pan Pacific common stock. See "The Merger
Agreement -- Exchange of Share Certificates."

RESALES OF PAN PACIFIC COMMON STOCK ISSUED IN CONNECTION WITH THE MERGER; AFFILIATE AGREEMENTS

     Pan Pacific common stock issued in connection with the merger will be freely transferable, except for shares of Pan Pacific common stock received by persons who are deemed to be "affiliates," as such term is defined by Rule 144 under the Securities Act of 1933, of Western Properties at the time the merger proposal is submitted to Western Properties shareholders for approval. Shares of Pan Pacific common stock held by such affiliates may be resold by them only in transactions permitted by the resale provisions of Rule 145 under the Securities Act of 1933 (or Rule 144 in the case of such persons who become affiliates of Pan Pacific) or as otherwise permitted under the Securities Act. Persons who may be deemed to be "affiliates" of Pan Pacific or Western Properties generally include individuals or entities that control, or are controlled by, or are under the common control with, such party and may include directors and executive officers of such party as well as principal shareholders of such party. Pursuant to the terms of the merger agreement, Western Properties has delivered to Pan Pacific a list of names of those persons whom it believes to be "affiliates" of Western Properties, within the meaning of Rule 144 under the Securities Act of 1933. Western Properties has agreed that it will use its reasonable best efforts to cause each person who is identified as an affiliate in the list referred to above to execute a written affiliate agreement providing, among other things, that such person will not sell, transfer or otherwise dispose of any of the shares of Pan Pacific common stock received as a result of the merger except in compliance with the Securities Act of 1933 and the rules and regulations of the SEC thereunder.

APPRAISAL OR DISSENTERS' RIGHTS

     Pan Pacific stockholders are not entitled to any appraisal or dissenters' rights under Maryland law as a result of the merger.

     Western Properties shareholders will be entitled to dissenters' rights in limited circumstances as a result of the incorporation and the merger. If a holder of Western Properties common shares (which will become WPT common stock upon the incorporation immediately before the merger) does not wish to accept Pan Pacific common stock in exchange for WPT common stock, then Chapter 13 of the California General Corporation Law provides that such shareholder may elect instead to receive cash in the amount of the "fair market value" of his or her shares (exclusive of any appreciation or depreciation in connection with the proposed merger) determined as of the day before the first announcement of the terms of the proposed merger if dissenters' rights are available. Dissenters' rights will be available if demands for payment are properly filed with Western Properties with respect to 5% or more of Western Properties' outstanding shares on or prior to the date of the Western Properties special meeting. The closing price of Western Properties' common shares on the American Stock Exchange on August 21, 2000, the last trading day prior to the first announcement of the proposed merger, was $12.50 per share.

     If you are a holder of Western Properties common shares and wish to exercise your dissenters' rights under Chapter 13 of the California General Corporation Law, you must satisfy each of the conditions described below:

     - You must vote against the merger.

     - You must deliver to Western Properties or its transfer agent a written demand for appraisal of your Western Properties common shares not later than the date of the Western Properties special meeting. This written demand is in addition to and separate from any proxy or vote against the principal terms of the merger. Merely voting against the approval of the principal terms of the merger will not constitute a demand for appraisal within the meaning of Chapter 13 of the California General Corporation Law.

     - If it is determined that dissenters' rights are available, you must deliver the certificate for your shares for endorsement within 30 days after the date on which notice of shareholder approval of the

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

       merger is mailed to you by Western Properties or, if the merger has occurred, Pan Pacific. The notice will contain a statement of the price which Western Properties or, if the merger has occurred, Pan Pacific has determined to be the fair market value of Western Properties common shares on the date prior to the first announcement of the merger.

     - If you disagree with Western Properties or, if the merger has occurred, Pan Pacific, as to the calculation of "fair market value," you must file a petition in the Superior Court of the appropriate county demanding determination of the fair market value of your Western Properties common shares. This petition must be filed by either you or Western Properties or Pan Pacific within six months of the notice described above.

     Demands for appraisal must be made in writing and must be mailed or delivered to: Barbara J. Donham, Western Properties Trust, 2200 Powell Street, Suite 600, Emeryville, California 94608, or to its transfer agent, ChaseMellon Shareholder Services, L.L.C. The demand must state the number and class of shares you hold of record that you demand to be purchased and the amount claimed to be the "fair market value" of those shares on August 21, 2000, the day before the announcement of the merger (exclusive of any appreciation or depreciation in connection with the proposed merger). The statement of the fair market value will constitute an offer by you to sell such dissenting shares at that price. You will continue to have the rights and privileges incident to your shares of WPT, Inc. until the fair market value of your Western Properties common shares is determined or you lose your dissenters' rights.

     If dissenters' rights are available and you properly demand appraisal of your Western Properties common shares under Chapter 13 of the California General Corporation Law but you fail to perfect or withdraw your right to appraisal, your Western Properties common shares will be converted into Pan Pacific common stock. You may not, however, withdraw a demand for appraisal unless Western Properties or, if the merger has occurred, Pan Pacific gives its consent.

     If the merger agreement is terminated, you will lose your right to require Western Properties to purchase your Western Properties common shares. It is a condition to the obligations of Pan Pacific to complete the merger that demands for dissenters' rights not be made by holders of 5% or more of Western Properties common shares. Unless this condition is waived by Pan Pacific, the merger will not be completed if dissenters' rights are available.

     If the dissenters' rights condition is waived by Pan Pacific, you will be entitled to receive the fair market value of your Western Properties common shares on the date prior to the first announcement of the merger, plus interest at the legal rate on judgments from the date on which the fair market value of Western Properties common shares has been determined. If a suit is filed to determine the fair market value of Western Properties common shares, the costs of the action will be assessed or apportioned as the court concludes is equitable, provided that Western Properties or Pan Pacific must pay all such costs if the value awarded by the court is 125% of the price offered by Western Properties or Pan Pacific. Cash dividends paid by Western Properties or Pan Pacific after the date of approval of the principal terms of the merger agreement by Western Properties' shareholders will be credited against the total amount owed. If the amount payable exceeds the amount of dividends that Western Properties would be permitted to pay under California law, the holders of dissenters' rights will become creditors of Western Properties for any amount unpaid. Interest will continue to accrue on the unpaid amount at the legal rate on judgment until paid.

     IF YOU ARE A HOLDER OF WESTERN PROPERTIES COMMON SHARES AND YOU ARE CONSIDERING EXERCISING YOUR DISSENTERS' RIGHTS, YOU SHOULD BE AWARE THAT THE FAIR MARKET VALUE OF YOUR WESTERN PROPERTIES COMMON SHARES AS DETERMINED UNDER CHAPTER 13 OF THE CALIFORNIA GENERAL CORPORATION LAW COULD BE GREATER THAN, THE SAME AS, OR LESS THAN THE VALUE OF THE PAN PACIFIC COMMON STOCK THAT YOU WOULD OTHERWISE RECEIVE IN THE MERGER. THE OPINION DELIVERED BY DONALDSON, LUFKIN & JENRETTE IS NOT AN OPINION AS TO FAIR MARKET VALUE UNDER CHAPTER 13 OF THE CALIFORNIA GENERAL CORPORATION LAW.

     The foregoing is a summary of the provisions of Chapter 13 of the California General Corporation Law and is qualified in its entirety by reference to the full text of that Chapter, which is included as Annex D.

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

                  OPINION OF FINANCIAL ADVISOR TO PAN PACIFIC

     On August 21, 2000, Prudential Securities Incorporated delivered its oral opinion to the Pan Pacific board to the effect that, as of such date, based on and subject to the assumptions made, the matters considered, and the limitations and qualifications as set forth in its written opinion, the exchange ratio was fair to Pan Pacific from a financial point of view. Prudential Securities made a presentation of the financial analysis underlying its oral opinion at a telephonic meeting of the Pan Pacific board on August 21, 2000. This analysis, as presented to the Pan Pacific board, is summarized below. All of the members of the Pan Pacific board attended the meeting on August 21, 2000 and had an opportunity to ask questions regarding Prudential Securities' presentation. Prudential Securities subsequently confirmed its oral opinion in a written opinion dated August 21, 2000.

     In requesting the Prudential Securities opinion, the Pan Pacific board did not give any special instructions to Prudential Securities or impose any limitation upon the scope of the investigation that Prudential Securities deemed necessary to enable it to deliver the Prudential Securities opinion. A copy of the Prudential Securities opinion, which sets forth the assumptions made, matters considered and limits on the review undertaken, is attached to this document as Annex B and is incorporated herein by reference. The summary of the Prudential Securities opinion set forth below is qualified in its entirety by reference to the full text of the Prudential Securities opinion. Pan Pacific stockholders are urged to read the Prudential Securities opinion in its entirety.

     THE OPINION IS DIRECTED ONLY TO THE FAIRNESS OF THE EXCHANGE RATIO TO PAN PACIFIC FROM A FINANCIAL POINT OF VIEW AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE MEETING OR AS TO ANY OTHER ACTION SUCH STOCKHOLDER SHOULD TAKE REGARDING THE MERGER.

     In conducting its analysis and arriving at the Prudential Securities opinion dated August 21, 2000, Prudential Securities reviewed such information and considered such financial data and other factors as Prudential Securities deemed relevant under the circumstances, including, among others, the following:

     - the Agreement and Plan of Merger dated August 21, 2000;

     - historical financial and operating data of Pan Pacific that was publicly available including, but not limited to:

      (a) Pan Pacific's annual report on Form 10-K for the three fiscal years ended December 31, 1999, 1998 and 1997; and

      (b) Pan Pacific's quarterly report on Form 10-Q for the quarter ended June 30, 2000;

     - historical financial and operating data of Western Properties that was publicly available including, but not limited to:

      (a) Western Properties' annual report on Form 10-K for the three fiscal years ended December 31, 1999, 1998 and 1997;

      (b) Western Properties' quarterly report on Form 10-Q for the quarter ended June 30, 2000; and

      (c) Western Properties' proxy statement for the annual meeting of shareholders held on May 11, 2000;

     - other information relating to Western Properties, including, but not limited to, financial forecasts for the fiscal years ending December 31, 2000, 2001, 2002, 2003 and 2004 prepared by the management of Western Properties and a schedule of future investment projects, acquisitions and dispositions;

     - the development services/joint venture term sheet regarding the proposed development arrangements between Pan Pacific and certain members of Western Properties' senior management attached as an exhibit to the merger agreement;

     - publicly available financial, operating and stock market data concerning certain companies engaged in businesses Prudential Securities deemed comparable to Pan Pacific and Western Properties, respectively, or otherwise relevant to Prudential Securities' inquiry;

     - the financial terms of recent comparable transactions that Prudential Securities deemed relevant to the inquiry;

     - the historical stock prices and trading volumes of Pan Pacific common stock and Western Properties common shares; and

     - other financial studies, analyses and investigations as Prudential Securities deemed appropriate.

     Prudential Securities assumed, with Pan Pacific's consent, that the merger will be effected in accordance with the terms set forth in the Agreement and Plan of Merger dated as of August 21, 2000.

     Prudential Securities met with the senior management of Pan Pacific and Western Properties to discuss the following:

     - the prospects for their respective businesses;

     - their estimates of such businesses' future financial performance;

     - the financial impact of the merger on the respective companies; and

     - other matters that Prudential Securities deemed relevant.

     In connection with its review and analysis and in arriving at its opinion, Prudential Securities relied upon the accuracy and completeness of the financial and other information provided to Prudential Securities by Pan Pacific and Western Properties. Prudential Securities did not undertake any independent verification of this information or any independent valuation or appraisal of any of the assets or liabilities of Pan Pacific or Western Properties. With respect to the financial forecasts provided to Prudential Securities by the management of Western Properties, Prudential Securities assumed such information and the assumptions and bases for this information represented the best currently available estimates and judgments of Western Properties' management as to the future financial performance of Western Properties. The Prudential Securities opinion is predicated on the merger qualifying as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code. Further, the Prudential Securities opinion was necessarily based on economic, financial and market conditions as they existed, and can only be evaluated as of August 21, 2000.

     The Prudential Securities opinion does not address nor should it be construed to address the relative merits of the merger and alternative business strategies which may be available to Pan Pacific. In addition, the Prudential Securities opinion does not in any manner address the prices at which Pan Pacific's common stock will actually trade following consummation of the merger.

     In addition, the Prudential Securities opinion and the presentation to the Pan Pacific board was one of the many factors taken into consideration by the Pan Pacific board in making its determination to recommend approval of the merger agreement and the merger. Consequently, the analyses of Prudential Securities described below should not be viewed as determinative of the opinion of the Pan Pacific board with respect to the exchange ratio in connection with the merger. The exchange ratio was determined through arm's-length negotiations between Pan Pacific and Western Properties and was approved by the Pan Pacific board. The exchange ratio was not determined on the basis of any recommendation by Prudential Securities.

     In arriving at the Prudential Securities opinion, Prudential Securities performed a variety of financial analyses, including those summarized in this document. The summary, set forth below, of the analyses presented to the Pan Pacific board at the August 21, 2000 meeting does not purport to be a complete description of the analyses performed. The preparation of a fairness opinion is a complex process that involves various determinations as to the most appropriate and relevant methods of financial analyses and the application of these methods to the particular circumstance. Therefore, an opinion is not necessarily susceptible to partial analysis or summary description.

     Prudential Securities believes that its analyses must be considered as a whole and that selecting portions of the Prudential Securities opinion or portions of the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying the Prudential Securities opinion. Prudential Securities made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Pan Pacific and Western Properties. Any estimates contained in Prudential Securities' analyses are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Additionally, estimates of the values of businesses and securities do not purport to be appraisals or necessarily reflect the prices at which businesses or securities may be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. Subject to the foregoing, the following is a summary of the material financial analyses presented by Prudential Securities to the Pan Pacific board in connection with the Prudential Securities opinion.

COMPARABLE COMPANIES ANALYSIS

     Prudential Securities compared selected financial ratios for Western Properties with a group of companies engaged in the acquisition, operation and management of anchored retail centers which Prudential Securities considered to be reasonably comparable to Western Properties for purposes of its analysis. The comparable companies analyzed included: Acadia Realty Trust; First Washington Realty Trust; Mid-Atlantic Realty Trust; and Pan Pacific Retail Properties.

     The projected funds from operations, or FFO, per share for Western Properties and the comparable companies were obtained from reports of First Call, a data service that monitors and publishes a compilation of earnings estimates produced by selected research analysts regarding companies of interest to institutional investors, as of August 15, 2000. The estimates published by First Call were not prepared in connection with the merger or at Prudential Securities' request and may or may not prove to be accurate. The trading multiples of the comparable companies were based on closing stock prices on August 16, 2000. Prudential Securities' calculations resulted in the following relevant ranges for the comparable companies and Western Properties:

     - a range of market value as a multiple of actual 1999 FFO per share of 8.0x to 9.0x, with a median of 8.8x;

     - a range of market value as a multiple of projected 2000 FFO per share of 7.5x to 8.3x, with a median of 7.9x; and

     - a range of market value as a multiple of projected 2001 FFO per share of 7.0x to 7.8x, with a median of 7.4x.

     Applying the foregoing multiples to Western Properties' actual 1999 FFO per share, and projected 2000 and 2001 FFO per share resulted in:

     - a range of implied exchange ratios of 0.54 to 0.61, with a median of 0.60, based on Western Properties' actual 1999 FFO per share of $1.40 and Pan Pacific's closing price of $20.69 on August 16, 2000;

     - a range of implied exchange ratios of 0.53 to 0.59, with a median of 0.56, based on Western Properties' projected 2000 FFO per share of $1.47 and Pan Pacific's closing price of $20.69 on August 16, 2000; and

     - a range of implied exchange ratios of 0.54 to 0.59, with a median of 0.56, based on Western Properties' projected 2001 FFO per share of $1.58 and Pan Pacific's closing price of $20.69 on August 16, 2000.

     Prudential Securities observed that the exchange ratio is above the ranges of, and greater than the medians of the exchange ratios implied by the foregoing multiples.

     None of the comparable companies is, of course, identical to Western Properties. Accordingly, a complete analysis of the results of the foregoing calculations cannot be limited to a quantitative review of such results and involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the public valuation of the comparable companies, as well as that of Western Properties.

COMPARABLE TRANSACTIONS ANALYSIS

     Prudential Securities also analyzed the consideration paid in several recent merger and acquisition transactions deemed by Prudential Securities to be reasonably similar to the merger, and considered the multiple of the equity purchase price to the target company's latest twelve months funds from operations and to the target company's forward twelve months funds from operations, based upon publicly available information for such transactions. Prudential Securities considered the following transactions:

     - Equity Office Properties Trust with Cornerstone Properties Inc.;

     - Olympus Real Estate Fund II, L.P. with Walden Residential Properties,
       Inc.;

     - Berkshire Realty Holdings, L.P. with Berkshire Realty Company, Inc.;

     - Duke Realty Investments, Inc. with Weeks Corporation;

     - TIC Acquisition LLC with Irvine Apartment Communities, Inc.;

     - Reckson Associates Realty Corp. with Tower Realty Trust, Inc.;

     - Prologis Trust with Meridian Industrial Trust, Inc.;

     - Public Storage, Inc. with Storage Trust Realty;

     - Equity Residential Properties Trust and Merry Land & Investment Company, Inc.;

     - New Plan Realty Trust and Excel Realty Trust, Inc.; and

     - Bay Apartment Communities, Inc. and Avalon Properties, Inc.

     Prudential Securities calculations resulted in a range of equity purchase price as a multiple of latest twelve months FFO per share of 9.2x to 14.8x, with a median of 11.3x and a range of equity purchase price as a multiple of forward twelve months FFO per share of 9.0x to 13.2x, with a median of 10.5x.

     Applying the foregoing multiples to Western Properties' latest twelve months FFO per share and forward twelve months FFO per share resulted in:

     - a range of implied exchange ratios of 0.63 to 1.01, with a median of 0.78, based on Western Properties' latest twelve months FFO per share of $1.42 and Pan Pacific's closing price of $20.69 on August 16, 2000; and

     - a range of implied exchange ratios of 0.68 to 0.99, with a median of 0.79, based on Western Properties' latest twelve months FFO per share of $1.55 and Pan Pacific's closing price of $20.69 on August 16, 2000.

     Prudential Securities observed that the exchange ratio is below the ranges of, and less than the medians of the exchange ratios implied by the foregoing multiples.

     None of the target companies in any of the comparable transactions is identical to Western Properties, and none of the comparable transactions is identical to the merger. Accordingly, a complete analysis of the results of the foregoing calculations cannot be limited to a quantitative review of such results and involves complex considerations and judgments concerning differences in financial and operating characteristics of the target companies and applicable transactions and other factors that could affect the public valuation and consideration paid for each of the target companies, as well as Western Properties.

NET ASSET VALUE ANALYSIS

     Prudential Securities analyzed Western Properties' net asset value per share in relation to Pan Pacific's net asset value per share. The net asset values were calculated based on an asset-by-asset real estate valuation and an estimate of the current values for other assets, liabilities and debt balances as of June 30, 2000 on a pro forma basis. The real estate valuation used 2001 property-specific projections. Net asset values were calculated by applying blended capitalization rates of 9.75% for Pan Pacific and 10.00% for Western Properties. This analysis indicated a net asset value of $24.36 per share for Pan Pacific and $15.95 per share for Western Properties. Prudential Securities observed that the net asset value resulted in an implied exchange ratio of 0.65, which was above the 0.62 exchange ratio.

HISTORICAL STOCK TRADING ANALYSIS

     Prudential Securities also analyzed historical stock and trading volumes of Pan Pacific common stock and Western Properties common shares on August 16, 2000, as well as one month, three months and six months prior to such date. Prudential Securities also analyzed the 1999 average closing prices, year-to-date average closing prices and 52-week high and low closing prices of each company's common stock. Prudential Securities observed that the foregoing prices resulted in a range of implied exchange ratios of 0.56 to 0.62.

CONTRIBUTION ANALYSIS

     Prudential Securities reviewed Pan Pacific's and Western Properties' financial contributions to the combined company on a pro forma basis without giving effect to the potential transaction synergies and observed that, based on the exchange ratio, Pan Pacific stockholders would own 65.8% of the combined company's common stock outstanding after the merger. Prudential Securities reviewed the relative contributions of each company to:

     - the actual FFO of the combined company for the year ended December 31, 1999, and the projected FFO of the combined company for the years ended December 31, 2000 and December 31, 2001 (based on estimates of First
       Call);

     - the pro forma book value of the combined company as of June 30, 2000; and

     - the net asset value of the combined company as of June 30, 2000, adjusted for acquisitions and dispositions completed since June 30, 2000 or expected to be completed by merger closing.

     Prudential Securities observed that Pan Pacific would contribute (without giving effect to potential transaction synergies) 66.0% of the pro forma 1999 FFO, 66.8% of the projected pro forma 2000 FFO and 67.0% of the projected pro forma 2001 FFO. Prudential Securities also observed that Pan Pacific would contribute 66.9% of the combined book value and 64.6% of the combined net asset value.

     Projected financial and other information concerning Pan Pacific and Western Properties and the impact of the merger upon the holders of Pan Pacific common stock are not necessarily indicative of future results. All projected financial information is subject to numerous contingencies, many of which are beyond the control of management of Pan Pacific and Western Properties.

     Pan Pacific selected Prudential Securities to provide a fairness opinion because it is a nationally recognized investment banking firm engaged in the valuation of businesses and their securities in connection with mergers and acquisitions and for other purposes and has substantial experience in transactions similar to the merger and because of Prudential Securities' familiarity with Pan Pacific.

     Pursuant to an engagement letter with Prudential Securities, Pan Pacific is obligated to pay Prudential Securities an advisory fee of $1.0 million upon the delivery of the Prudential Securities opinion and an additional fee of $3.0 million upon completion of the merger. In addition, the engagement letter with

Prudential Securities provides that Pan Pacific will reimburse Prudential Securities for its reasonable out-of-pocket expenses and will indemnify Prudential Securities and certain related persons against specified liabilities, including liabilities under securities laws, arising out of the merger or its engagement.

     Prudential Securities has, in the past, provided investment banking and other financial advisory services to Pan Pacific and may continue to do so, and has received, and may receive, customary fees for the rendering of these services.

     In the ordinary course of business, Prudential Securities may actively trade the shares of Pan Pacific common stock and Western Properties common shares for its own account and for the accounts of customers, and accordingly, may at any time hold a long or short position in such securities.

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

               OPINION OF FINANCIAL ADVISOR TO WESTERN PROPERTIES

     Western Properties required Donaldson, Lufkin & Jenrette, in its role as financial advisor to Western Properties, to render an opinion to the Western Properties board as to the fairness, from a financial point of view, to Western Properties and holders of Western Properties common shares of the exchange ratio in the merger. On August 21, 2000, Donaldson, Lufkin & Jenrette delivered to the Western Properties board its written opinion, dated August 21, 2000, to the effect that, as of that date, based on and subject to the assumptions, limitations and qualifications set forth in its written opinion, the exchange ratio in the merger was fair to Western Properties and holders of Western Properties common shares from a financial point of view. The full text of Donaldson, Lufkin & Jenrette's opinion is attached as Annex C to this joint proxy statement/prospectus. Donaldson, Lufkin & Jenrette expressed no opinion as to the prices at which Pan Pacific common stock or Western Properties common shares would actually trade at any time. Donaldson, Lufkin & Jenrette's opinion did not address the relative merits of the merger and the other business strategies considered by the Western Properties board nor did it address the Western Properties board's decision to proceed with the merger. Donaldson, Lufkin & Jenrette was not retained as an adviser or agent to the shareholders of Western Properties. Donaldson, Lufkin & Jenrette's opinion did not constitute a recommendation to any shareholder as to how such shareholder should vote on the merger.

     Donaldson, Lufkin & Jenrette, as part of its investment banking business, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Western Properties did not impose any restrictions or limitations upon Donaldson, Lufkin & Jenrette with respect to the investigations made or the procedures followed by Donaldson, Lufkin & Jenrette in rendering its opinion.

     In arriving at its opinion, Donaldson, Lufkin & Jenrette:

     - reviewed other proposals to acquire Western Properties including ones offering consideration with higher face value;

     - reviewed the draft dated August 18, 2000 of the merger agreement and the related exhibits, and assumed the final form of the merger agreement would not vary in any respect material to Donaldson, Lufkin & Jenrette's analysis;

     - reviewed the letter of intent, dated August 21, 2000, regarding the proposed development arrangements, attached as an exhibit to the merger agreement;

     - reviewed financial and other information that was publicly available or furnished to Donaldson, Lufkin & Jenrette by Western Properties and Pan Pacific, including information provided during discussions with their respective management teams. Included in the information provided during discussions with Western Properties and Pan Pacific were financial projections of Western Properties for the period beginning January 1, 2000 and ending December 31, 2004 prepared by the management of Western Properties and financial projections of Pan Pacific for the period beginning January 1, 2000 and ending December 31, 2002 prepared by the management of Pan Pacific;

     - compared financial and securities data of Western Properties and Pan Pacific with various other companies whose securities are traded in public markets that Donaldson, Lufkin & Jenrette deemed comparable;

     - reviewed the historical stock prices and trading volumes of Western Properties common shares and Pan Pacific common stock;

     - reviewed prices in other business combinations that Donaldson, Lufkin & Jenrette deemed comparable; and

     - conducted other financial studies, analyses and investigations as Donaldson, Lufkin & Jenrette deemed appropriate for purposes of rendering its opinion.

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

     In rendering its opinion, Donaldson, Lufkin & Jenrette relied upon and assumed the accuracy and completeness of all of the financial and other information that was available to it from public sources, that was provided to it by Western Properties, Pan Pacific and their respective representatives, or that Donaldson, Lufkin & Jenrette otherwise reviewed. With respect to the financial projections supplied to Donaldson, Lufkin & Jenrette, Donaldson, Lufkin & Jenrette relied on representations that the projections were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Western Properties and Pan Pacific as to the future operating and financial performance of Western Properties and Pan Pacific, respectively. Donaldson, Lufkin & Jenrette expressed no opinion with respect to these projections or the assumptions upon which they were based. Donaldson, Lufkin & Jenrette did not assume any responsibility for making an independent evaluation of the assets or liabilities, or for making any independent verification of any of the information Donaldson, Lufkin & Jenrette reviewed.

     Donaldson, Lufkin & Jenrette necessarily based its opinion on economic, market, financial and other conditions as they existed on, and on the information made available to Donaldson, Lufkin & Jenrette as of, the date of its opinion. Donaldson, Lufkin & Jenrette states in its opinion that, although subsequent developments may affect the conclusions reached in its opinion, Donaldson, Lufkin & Jenrette does not have any obligation to update, revise or reaffirm its opinion.

SUMMARY OF FINANCIAL ANALYSIS PERFORMED BY DONALDSON, LUFKIN & JENRETTE

     The following is a summary of the financial analyses Donaldson, Lufkin & Jenrette presented to the Western Properties board on August 21, 2000 in connection with the preparation of Donaldson, Lufkin & Jenrette's opinion. No company or transaction used in the analyses described below is directly comparable to Western Properties, Pan Pacific or the contemplated transaction. In addition, mathematical analysis such as determining the mean or median is not in itself a meaningful method of using selected company or transaction data. The analyses Donaldson, Lufkin & Jenrette performed are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. The information summarized in the tables that follow should be read in conjunction with the accompanying text.

HISTORICAL EXCHANGE RATIO ANALYSIS

     Donaldson, Lufkin & Jenrette reviewed the historical exchange ratios implied by the daily closing prices per share of Pan Pacific common stock to those of Western Properties common shares for the period beginning on January 3, 2000 and ending on August 18, 2000. Donaldson, Lufkin & Jenrette noted that on March 28, 2000, Western Properties filed an Annual Report on Form 10-K disclosing that it had engaged Donaldson, Lufkin & Jenrette to explore Western Properties' strategic alternatives. This analysis showed that the average historical exchange ratios during the period ending on August 18, 2000 were as follows:

                                                                HISTORICAL
                PERIOD ENDED AUGUST 18, 2000                  EXCHANGE RATIO
                ----------------------------                  --------------
6 months....................................................      0.57x
3 months....................................................      0.58x
1 month.....................................................      0.58x
1 week......................................................      0.57x
Current (8/18/00)...........................................      0.58x
Proposed exchange ratio.....................................      0.62x

COMPARABLE PUBLICLY TRADED COMPANY ANALYSIS

     Using publicly available information and estimates of future financial results published by First Call, Donaldson, Lufkin & Jenrette analyzed the market values and trading multiples of selected publicly traded shopping center real estate investment trusts that Donaldson, Lufkin & Jenrette believed were reasonably comparable to Western Properties and Pan Pacific. These comparable companies were selected principally based on the consistency of property types owned with those owned by Western Properties and Pan Pacific. The comparable companies included the following large shopping center real estate investment trusts, each with a market capitalization of over $1.0 billion:

     - Weingarten Realty Investors;

     - Kimco Realty Corp.;

     - Regency Realty Corp.;

     - Federal Realty Investment Trust;

     - New Plan Excel Realty Trust; and

     - Developers Diversified Realty Corp.

     The comparable companies also included the following mid-size shopping center real estate investment trusts, each with a market capitalization of less than $1.0 billion:

     - Saul Centers, Inc.;

     - Acadia Realty Trust;

     - IRT Property Co.;

     - JDN Realty Corp.;

     - Agree Realty Corp.;

     - Center Trust, Inc.; and

     - Kranzco Realty Trust.

     Donaldson, Lufkin & Jenrette's calculations resulted in the following relevant ranges for the comparable companies:

     - a range of projected funds from operations, or FFO, multiples for 2001 for the large comparable companies of 6.1x to 9.2x, with a median of 8.0x.

     - a range of projected FFO multiples for 2001 for the mid-size comparable companies of 4.7x to 8.0x, with a median of 7.1x.

     - a median projected FFO multiples for all comparable companies of 7.5x.

     - The projected FFO multiple for 2001 for Western Properties was 7.6x, and the projected FFO multiple for 2001 for Pan Pacific was 7.9x, which were among the highest multiples of the mid-size comparable companies.

     - The per share value for Western Properties was $12.06 and would be $11.85 using the median multiple for all comparable companies and $11.22 using the median multiple for the mid-size comparable companies. The per share value for Pan Pacific was $20.75 and would be $20.03 using the median multiple for all comparable companies and $18.96 using the median multiple for the mid-size comparable companies.

     Donaldson, Lufkin & Jenrette noted that the implied exchange ratio calculated using the minimum and maximum share values described above would range between 0.54 and 0.64, as compared to the proposed exchange ratio of 0.62.

     None of the companies utilized in the above analysis for comparative purposes is identical to Western Properties or Pan Pacific. Accordingly, a complete analysis of the results of the foregoing calculations cannot be limited to a quantitative review of such results and involves complex considerations and judgments concerning the differences in the financial and operating characteristics of the comparable companies and other factors that could affect the public trading value of the comparable companies as well as that of Western Properties and Pan Pacific. In addition, the multiples of common stock price to projected 2001 FFO per share for the comparable companies are based on projections prepared by research analysts using only publicly available information. Accordingly, such estimates may or may not prove to be accurate.

CONTRIBUTION ANALYSIS

     Donaldson, Lufkin & Jenrette reviewed Pan Pacific's and Western Properties' financial contribution to the combined company on a projected pro forma basis. Based on the exchange ratio, Donaldson, Lufkin & Jenrette noted that on a pro forma basis, Western Properties shareholders will receive an approximate 34.2% equity interest in the combined company on a fully diluted basis. Using projected FFO results for 2001 and excluding potential synergistic savings from the merger, Donaldson, Lufkin & Jenrette calculated that Western Properties would contribute approximately 33.2% of the FFO of the combined company in 2001, resulting in an implied exchange ratio of 0.59. However, by including the potential synergistic savings of $2.9 million projected by Pan Pacific and fully attributing such savings to Western Properties, Donaldson, Lufkin & Jenrette calculated that Western Properties would contribute approximately 35.3% of the projected FFO of the combined company in 2001, resulting in an implied exchange ratio of 0.65. Donaldson, Lufkin & Jenrette observed that the proposed exchange ratio of 0.62 was within the range of implied exchange ratios produced by the FFO contribution analysis.

NET ASSET VALUATION ANALYSIS

     Donaldson, Lufkin & Jenrette performed a net asset valuation analysis of Western Properties by calculating the gross estimated value of the properties and other assets and subtracting outstanding debt and other liabilities. The gross estimated value for Western Properties was estimated by capitalizing 2001 net operating income as projected by Western Properties, including adjustments for market rate management fees and reserves for recurring capital expenditures. Theoretical net asset value assumes that each asset is sold at its best and highest price and does not include all corporate liquidation costs. The capitalization rates were based on industry surveys published by various independent research firms and recent sales of comparable commercial properties in Western Properties' primary markets. In applying capitalization rates ranging from 9.75% to 10.25%, Donaldson, Lufkin & Jenrette took into consideration current market conditions and property characteristics. The net asset valuation analysis produced an estimated value range of approximately $241 million to $264 million, or $12.81 to $13.97 per fully diluted share.

     Donaldson, Lufkin & Jenrette also performed a net asset valuation analysis of Pan Pacific by calculating the gross estimated value of the properties and other assets and subtracting outstanding debt and other liabilities. The gross estimated value for Pan Pacific was estimated by capitalizing 2001 net operating income, which was derived by annualizing Pan Pacific's historical second quarter 2000 net operating income, including adjustments for market rate management fees and reserves for recurring capital expenditures. Theoretical net asset value assumes that each asset is sold at its best and highest price and does not include all corporate liquidation costs. The capitalization rates were based on industry surveys published by various independent research firms and recent sales of comparable commercial properties in Pan Pacific's primary markets. In applying capitalization rates ranging from 9.25% to 9.75%, Donaldson, Lufkin & Jenrette took into consideration current market conditions and property characteristics. The net asset valuation analysis produced an estimated value range of approximately $491 million to $539 million, or $21.80 to $23.78 per fully diluted share. Based on an analysis of this data and the net asset valuation analysis performed on Western Properties' operating properties, Donaldson, Lufkin & Jenrette derived implied exchange ratios ranging from 0.54 to 0.64, as compared to the proposed exchange ratio of 0.62.

     The summary set forth above does not purport to be a complete description of the analyses performed by Donaldson, Lufkin & Jenrette, but describes, in summary form, the material elements of the presentation that Donaldson, Lufkin & Jenrette made to Western Properties' board on August 21, 2000 in connection with the preparation of Donaldson, Lufkin & Jenrette's fairness opinion. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Donaldson, Lufkin & Jenrette conducted each of the analyses in order to provide a different perspective on the transaction and to add to the total mix of information available. Donaldson, Lufkin & Jenrette did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to fairness from a financial point of view. Rather, in reaching its conclusion, Donaldson, Lufkin & Jenrette considered the results of the analyses in light of each other and ultimately reached its opinion based on the results of all analyses taken as a whole. Donaldson, Lufkin & Jenrette did not place any particular reliance or weight on any individual analysis, but instead concluded that its analyses, taken as a whole, supported its determination. Accordingly, notwithstanding the separate factors summarized above, Donaldson, Lufkin & Jenrette has indicated to Western Properties that it believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinion. The analyses Donaldson, Lufkin & Jenrette performed are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses.

     Pursuant to the terms of an engagement agreement dated January 8, 2000, Western Properties has agreed to pay Donaldson, Lufkin & Jenrette a fee of $400,000 for delivery of its opinion. Western Properties has also agreed to pay Donaldson, Lufkin & Jenrette an additional fee of approximately $2.4 million upon completion of the merger for financial advisory services provided to Western Properties. In addition, Western Properties agreed to reimburse Donaldson, Lufkin & Jenrette, upon Donaldson, Lufkin & Jenrette's request from time to time, for all out-of-pocket expenses (including the reasonable fees and expenses of counsel) Donaldson, Lufkin & Jenrette incurred in connection with its engagement thereunder and to indemnify Donaldson, Lufkin & Jenrette and certain related persons against certain liabilities in connection with its engagement, including liabilities under United States federal securities laws. Donaldson, Lufkin & Jenrette and Western Properties negotiated the terms of the fee arrangement.

     In the ordinary course of business, Donaldson, Lufkin & Jenrette and its affiliates may own or actively trade the securities of Western Properties and Pan Pacific for their own accounts and for the accounts of their customers and, accordingly, may at any time hold a long or short position in Western Properties or Pan Pacific securities.

        POTENTIAL CONFLICTS OF INTEREST; INTERESTS OF EXECUTIVE OFFICERS
                AND TRUSTEES OF WESTERN PROPERTIES IN THE MERGER

     In considering the recommendation of the Western Properties board of trustees to approve the merger and the merger agreement, shareholders of Western Properties should be aware that conflicts of interest exist because certain members of Western Properties' board and management have certain interests in, and will receive benefits from, the merger that are separate from the interests of, and benefits to, the shareholders of Western Properties generally. Shareholders that are not trustees or officers of Western Properties will not receive these benefits. The members of the Western Properties board (including its independent trustees) knew about these additional interests, and considered them, when they unanimously approved the merger. Certain of these interests are set forth below.

DEVELOPMENT ARRANGEMENTS

     Following consummation of the merger, the combined company expects to enter into development arrangements with Bradley N. Blake and L. Gerald Hunt described in Exhibit E to the merger agreement, to complete Western Properties' three existing development projects. Under these proposed arrangements, Mr. Blake and Mr. Hunt would form an entity that would enter into two joint ventures with an entity to be formed by the combined company. Mr. Blake's and Mr. Hunt's entity would receive a minority equity interest in one of the development projects. It would also provide certain management, development and leasing services to the combined company's entity and would receive fees in return. The combined company would contribute to the joint venture certain rights and obligations of Western Properties with respect to these projects.

SEVERANCE PAYMENTS; ACCELERATION OF SHARE AWARDS

     Under the terms of their existing employment agreements with Western Properties and the merger agreement, Western Properties' executive officers will be entitled to the following benefits as a result of the merger:

     - severance payments equal to one year's salary and bonus or, in the case of Mr. Blake, two years' salary and bonus unless Mr. Blake continues to provide services in any capacity to Pan Pacific or its subsidiaries after the merger, in which case he would receive one year's salary and bonus;

     - lapse of restrictions on restricted stock held by them; and

     - full vesting of all share options held by them.

In addition, in connection with the merger, pursuant to the terms of employee agreements and stock acquisition loans made by Western Properties in 1998 to its executive officers, the outstanding balances under the stock acquisition loans will be forgiven. Additionally, Western Properties may make a cash payment to Western Properties' executive officers in exchange for the cancellation of share options held by them. The maximum amount of the above-described benefits to be received by each of Western Properties' executive officers is set forth below:

                                           SEVERANCE       LOAN          ACCELERATED       CASH PAYMENT
               NAME/TITLE                   PAYMENT     FORGIVENESS    RESTRICTED STOCK    FOR OPTIONS
               ----------                  ---------    -----------    ----------------    ------------
Bradley N. Blake.........................  $930,000      $300,000       26,635 shares        $261,000
  Chief Executive Officer and President
Dennis D. Ryan...........................  $246,000      $180,000       10,609 shares        $150,890
  Chief Financial Officer and
  Executive Vice President
L. Gerald Hunt...........................  $226,500      $150,000       10,303 shares        $124,855
  Chief Operations Officer and
  Senior Vice President
Josh Smith...............................  $224,000      $150,000        9,222 shares        $124,855
  Chief Investments Officer and
  Senior Vice President

PURCHASES OF WESTERN REAL ESTATE SERVICES, INC. STOCK


     In connection with the merger, Stuart Tanz and Joseph Tyson will purchase all of the shares of stock of Western Real Estate Services, Inc., owned by Bradley N. Blake and Dennis D. Ryan for payments of $336,000, plus interest at a rate of 6.0% per annum from August 21, 2000, to each of them on the completion of the merger.


     Mr. Blake and Mr. Ryan intend to use a portion of the proceeds of the sale of their stock in Western Real Estate Services, as well as a portion of the severance payments and money received by them for their stock options, to repay loans in the approximate amount of $325,000 that they borrowed to finance their purchases of the shares of Western Real Estate Services.

INDEMNIFICATION

     Pursuant to the terms of the merger agreement, Pan Pacific has agreed to provide the officers, trustees and directors of Western Properties and its subsidiaries with rights to indemnification and exculpation which are the same as the rights to indemnification and exculpation under their respective charter documents or bylaws as in effect immediately before the merger with respect to matters occurring at or prior to the merger, including, without limitation, all transactions contemplated by the merger agreement. The merger agreement also obligates Pan Pacific to provide exculpation and indemnification for Mr. Blake and Mr. Ryan in their capacities as shareholders, officers and/or directors of Western Real Estate Services, Inc. for all actions on or before the merger, including, without limitation, all transactions contemplated by the merger agreement, to the maximum extent permitted by law. For a period of six years following the merger, Pan Pacific will maintain in effect a directors' and officers' liability insurance policy covering the persons currently covered by Western Properties' trustees' and officers' liability insurance policy, including Western Properties' current trustees and officers. The new directors' and officers' liability insurance policy will have coverage in amount and scope at least as favorable as Western Properties' existing coverage, provided that Pan Pacific will not be required to expend in excess of 150% per year of the annual premium for this coverage paid by Western Properties in 1999 on an annualized basis. If, for any given year within this six-year period, the premium for a policy having comparable coverage exceeds 150% of the 1999 premiums paid by Western Properties, then Pan Pacific will be only obligated to maintain in place a policy which provides the maximum coverage that is reasonably available at such amount. Pan Pacific has further agreed to indemnify and hold harmless, to the fullest extent permitted by applicable law, the officers, directors, and trustees of Western Properties and its subsidiaries, and Mr. Blake and Mr. Ryan in their capacities as shareholders and/or directors of Western Real Estate Services Inc., for all claims and actions that are brought against them relating to the fact that any such person was a director, officer, employee or trustee of Western Properties, or any actions or omissions that any such person was alleged to have taken in his capacity as a director, officer, or trustee or that relate in any way to the merger agreement.

DIRECTORSHIPS

     Two of the four independent trustees of Western Properties will become directors of Pan Pacific following consummation of the merger. Pan Pacific has the right to select the independent trustees. Pan Pacific's directors currently receive the following compensation:

     - a $16,000 per annum director's fee;

     - a fee of $1,500 for each Pan Pacific board meeting attended in person and $750 for each Pan Pacific board meeting attended by telephone;

     - a fee of $750 for each committee meeting attended in person, and $500 for each committee meeting attended by telephone, on a day that does not include a Pan Pacific board meeting;

     - a fee of $500 for each committee meeting chaired by that director whether or not a Pan Pacific board meeting occurred on the same day; and

     - reimbursement for reasonable expenses incurred to attend director and committee meetings.

                              THE MERGER AGREEMENT

     The following is a brief summary of the material provisions of the merger agreement, a copy of which is attached as Annex A and is incorporated by reference in this joint proxy statement/prospectus. This summary is qualified in its entirety by reference to the merger agreement. We urge all stockholders of Pan Pacific and shareholders of Western Properties to read the merger agreement in its entirety.

THE INCORPORATION OF WESTERN PROPERTIES

     The merger agreement provides that, immediately before the merger, Western Properties will be converted into WPT, Inc., a California corporation. As a result of this incorporation:

     - all of the rights and property of Western Properties before the incorporation will vest in WPT, and all debts and liabilities of Western Properties before the incorporation will become the debts and liabilities of WPT; and

     - each outstanding Western Properties common share will automatically become a share of common stock of WPT.

THE MERGER

     The merger agreement provides that WPT will be merged into Pan Pacific. At the effective time of the merger, Pan Pacific will continue as the surviving corporation in accordance with the Maryland General Corporation Law. At the effective time of the merger, all the rights and property of WPT before the merger will vest in Pan Pacific, and all of the debts and liabilities of WPT before the merger will become the debts and liabilities of Pan Pacific.

CLOSING AND EFFECTIVE TIME OF THE MERGER

     The merger agreement provides that the closing of the merger will take place at 10:00 a.m., Pacific Time, as soon as practicable, but no later than the fifth business day, after the last of all of the merger agreement conditions have been satisfied, or at such other time and date as Pan Pacific and Western Properties agree.

     The merger will become effective at 2:00 p.m., Pacific Time, on such date that is the later of :

     - the filing of the articles of merger with, and acceptance for record of such articles of merger by, the State Department of Assessments and Taxation of Maryland;

     - the filing of the merger agreement or other appropriate document with, and acceptance for record of the merger agreement or such other document by, the California Secretary of State; or

     - such other time as Western Properties and Pan Pacific agree as specified in such filings in accordance with applicable law.

CONVERSION OF SECURITIES

     Treatment of WPT Common Stock and the Exchange Ratio. At the effective time of the merger, each issued and outstanding share of WPT common stock (other than dissenting shares, which are discussed below, and shares of common stock of WPT held in the treasury of WPT or owned by any wholly owned subsidiary of WPT or by Pan Pacific or its subsidiaries, which will be canceled) will be converted into the right to receive 0.62 of a share of Pan Pacific common stock. As of the effective time of the merger, each share of WPT common stock will be canceled and retired.

     Shares of WPT common stock which are dissenting shares, as defined in
Section 1300(b) of the California General Corporation Law, will not be converted into or represent a right to receive any shares of Pan Pacific common stock, but the holders thereof will be entitled only to such rights as are granted by the California General Corporation Law.

     No fractional shares of Pan Pacific common stock will be issued in the merger. Instead of fractional shares, WPT shareholders shall receive cash, without interest, in an amount equal to such fractional amount multiplied by the average of the closing prices of Pan Pacific common stock, as reported on the New York Stock Exchange, on each of the ten trading days immediately preceding the date of the merger.

TREATMENT OF WESTERN PROPERTIES SHARE OPTIONS

     At the effective time of the merger, each outstanding Western Properties share option, whether vested or unvested, shall constitute an option to acquire, on the same terms and conditions as were applicable under the Western Properties share option, the same number of shares of Pan Pacific common stock as the holder of such option would have been entitled to receive pursuant to the merger had such holder exercised such option in full immediately prior to the effective time of the merger at a price per share (rounded to the nearest whole cent) equal to the following equation:

     1. the aggregate exercise price for Western Properties' common shares purchasable pursuant to such option immediately prior to the effective time; divided by

     2. the number of full shares of Pan Pacific common stock deemed purchasable pursuant to such option in accordance with the foregoing.

     At the effective time of the merger, the vesting of each restricted Western Properties common share granted under any Western Properties stock plan set forth in the merger agreement shall be fully accelerated and the contractual restrictions thereon shall terminate.

     Western Properties intends to offer to purchase some of the Western Properties share options at prices set forth in a schedule to the merger agreement.

EXCHANGE OF SHARE CERTIFICATES

     Surrender of Shares of WPT Common Stock; Stock Transfer Books. Pan Pacific has designated The Bank of New York to serve as exchange agent for the exchange of certificates representing WPT common stock (which will be the same certificates as represented Western Properties common shares before the incorporation) for certificates representing Pan Pacific common stock and the payment of cash in lieu of fractional shares. Promptly after the merger, the exchange agent will mail to each record holder of certificates representing shares of WPT common stock a letter of transmittal and instructions for surrendering the certificates for exchange and payment. Holders of certificates who surrender their certificates to the exchange agent together with a duly completed and validly executed letter of transmittal, will receive certificates representing the number of whole shares of Pan Pacific common stock, cash in lieu of any fractional shares of Pan Pacific common stock, and any dividends or distributions to which they are entitled. The surrendered certificates will be canceled.

     Failure to Exchange. One year after the completion of the merger, Pan Pacific can require the exchange agent to deliver to Pan Pacific all unclaimed cash and shares of Pan Pacific common stock. Thereafter, WPT shareholders must look only to Pan Pacific for payment of their consideration on their WPT shares and they will have no greater rights against Pan Pacific than general creditors of Pan Pacific will have.

     No Liability. Neither Pan Pacific nor the exchange agent will be liable to any holder of a certificate representing WPT common stock for shares of Pan Pacific common stock or any cash payable in lieu of any fractional shares of Pan Pacific common stock if such certificate is delivered to a public official under any applicable abandoned property, escheat or similar law.

     No Further Registration or Transfer of WPT Common Stock. Upon the completion of the merger, there will be no further registration of transfers of shares of WPT common stock on the records of WPT.

     No Further Rights. Upon the completion of the merger, and from then on, the holders of certificates evidencing ownership of WPT common stock outstanding immediately before the completion of the merger shall cease to have rights with respect to such shares of WPT common stock, except as otherwise provided for by the merger agreement or applicable law.

     Dividends and Distributions. No dividends or other distributions declared or made after the completion of the merger with respect to shares of Pan Pacific common stock will be paid to the holder of any unsurrendered certificates which previously represented shares of WPT common stock, and no cash payment in lieu of fractional shares will be paid to any such holder until the holder surrenders such certificate as provided above. Upon surrender of the certificate, Pan Pacific will pay to the holder, without interest, any dividends or distributions with respect to such shares of Pan Pacific common stock that have become payable between the effective time of the merger and the time of such surrender.

     Lost Certificates. If any certificates evidencing WPT stock are lost, stolen or destroyed, WPT shareholders must provide an appropriate affidavit to the exchange agent in order to receive Pan Pacific certificates. Pan Pacific may require the owner of such lost, stolen or destroyed certificates to deliver a bond as indemnity against any claim that may be made against Pan Pacific or the exchange agent with respect to any such certificates.

     Withholding Rights. If the Internal Revenue Code or any provision of state, local or foreign tax law so requires, Pan Pacific and the exchange agent are entitled to withhold and deduct required amounts from the shares of Pan Pacific common stock, dividends, distributions or cash otherwise payable to any holder of certificates in lieu of any fractional shares of Pan Pacific common stock. Any amounts withheld will be treated as having been paid to the holder of the shares of WPT common stock.

     HOLDERS OF WESTERN PROPERTIES COMMON SHARES SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE A TRANSMITTAL LETTER FROM THE EXCHANGE AGENT.

REPRESENTATIONS AND WARRANTIES

     Pan Pacific and Western Properties have made representations and warranties in the merger agreement, many of which are qualified as to materiality or subject to matters disclosed by the parties, and none of which survive the completion of the merger, relating to, among other things:

     - the organization and qualification of themselves and subsidiaries;

     - the authorization, execution, delivery and enforceability of the merger agreement and related matters;

     - their capital structures;

     - their subsidiaries and their interests and investments in other companies;

     - that the transactions will not result in a violation of Western Properties' or Pan Pacific's organizational documents or the organizational documents of any of their subsidiaries, contracts to which Pan Pacific or Western Properties is a party, or violate any law, rule or regulation;

     - consents and regulatory approvals necessary to complete the merger;

     - compliance with laws, required licenses and permits;

     - documents and financial statements filed with the SEC and the accuracy of information contained therein;

     - the absence of undisclosed liabilities;

     - the absence of adverse changes or events;

     - litigation;

     - taxes and tax returns;

     - employee benefit plans;

     - properties;

     - contracts;

     - labor relations;

     - environmental matters;

     - the opinions received from financial advisors regarding the merger;

     - brokers and finders' fees;

     - the votes of shareholders required to approve the merger;

     - accounting and tax matters;

     - insurance; and

     - the absence of material adverse effects.

     The merger agreement also contains representations and warranties made by Western Properties relating to:

     - disclosure of affiliate transactions; and

     - the confidentiality agreement with Pan Pacific regarding negotiations with a third party.

COVENANTS

     Conduct of Business Prior to the Merger. Pan Pacific and Western Properties have agreed that, until the earlier of the termination of the merger agreement or the completion of the merger, each of Pan Pacific and Western Properties and their subsidiaries will:

     - maintain its respective qualification as a "real estate investment trust" under the Internal Revenue Code;

     - carry on its business in the ordinary course;

     - pay its debts and taxes when due, subject to good faith disputes;

     - pay or perform other material obligations when due;

     - maintain insurance coverage and its books, accounts and records in the usual manner;

     - comply in all material respects with all applicable laws, ordinances and regulations of governmental entities;

     - maintain and keep its properties and equipment in good repair, working order and condition; and

     - use all reasonable efforts to preserve intact its present business organization, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors and others with which it has business dealings.

     During the same period, Western Properties has also agreed that each of Western Properties and its subsidiaries will not:

     - adopt or propose any amendment to its organizational documents, except as provided for in the merger agreement;

     - issue, pledge or sell or propose or authorize the issuance, pledge or sale or grant of any options or make any agreements with respect to, any of its shares of beneficial interest or any other of its securities, except as provided in the merger agreement;

     - amend or waive any terms of any option, warrant or stock option plan of Western Properties or any of its subsidiaries or authorize cash payments for any options granted under any of such plans;

     - adopt or implement any shareholder rights plan;

     - declare, set aside or pay any dividend or other distribution in respect of any of its capital stock other than:

       (a) any dividends necessary to enable Western Properties to make aggregate dividend distributions during its final taxable period to holders of Western Properties common shares in an amount specified in the merger agreement;

       (b) the regular quarterly dividend paid by Western Properties in an amount not to exceed $0.28 per Western Properties common share, which, in the case of the dividend payable in Western

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

           Properties' fourth quarter, may be declared and paid earlier than Western Properties has done in prior years; and

       (c) distributions required to be made by Western Properties' subsidiaries;

       (d) certain other inter-company and limited dividends and distributions; and

       (e) any other dividends that Western Properties might be required to pay to maintain its status as a real estate investment trust.

     - split, combine, subdivide, reclassify, redeem, purchase or otherwise acquire any shares of its capital stock, or any of its other securities, except in limited circumstances;

     - increase the compensation of directors, officers or employees or otherwise increase employee benefits other than:

       (a) as required by law;

       (b) under any existing collective bargaining agreement or Western Properties employee benefit plan;

       (c) salary and benefit increases in the ordinary course of business to employees other than officers of Western Properties earning an annual base salary in excess of $100,000;

       (d) pursuant to the conversion of Western Properties securities as specified in the merger agreement;

       (e) pursuant to existing agreements or policies previously disclosed in writing to Pan Pacific;

       (f) pursuant to the severance payments, bonuses, 401(k) profit sharing and matching contributions and vacation accrual payments disclosed by Western Properties in the merger agreement; and

       (g) as otherwise disclosed by Western Properties in the merger agreement.

     - sell, lease or encumber any material properties or assets of Western Properties or any of its subsidiaries, except as provided in the merger agreement; provided that Western Properties and its subsidiaries are not prohibited from entering into leases of their real property;

     - acquire any real property or other material assets, except as provided in the merger agreement;

     - acquire any other assets or any interest in a corporation, partnership, other business organization or any division thereof in an aggregate amount exceeding $5.0 million;

     - incur, assume or prepay any debt other than under existing agreements or guarantee the obligations of any other person, make any loans or investments in any other person, other than between or with any wholly-owned subsidiaries, or enter into any "keep well" or other agreement to maintain the financial condition of another entity, other than Western Properties or any of its wholly-owned subsidiaries;

     - make or rescind any material tax elections, settle any tax claims or amend any material tax return;

     - pay, discharge or satisfy any claim, liability or obligation other than in the ordinary course of business;

     - other than in the ordinary course of business, waive any rights of substantial value or make any payment of any material liability before it comes due, except for those payments specified in the merger agreement and except for repayments of amounts owed under revolving lines of credit;

     - fail to maintain its existing insurance coverages;

     - change its methods of accounting as in effect on June 30, 2000, unless required by generally accepted accounting principles or the SEC;

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

     - modify, terminate or assign any rights under any of Western Properties' material contracts except in the ordinary course of business;

     - take any action that would cause its representations or warranties set forth in the merger agreement not to be true and correct in all material respects;

     - enter into any agreement with any Western Properties affiliates other than a subsidiary which involves the transfer of consideration or has a financial impact on Western Properties other than those agreements existing on the date of the merger agreement or as disclosed to Pan Pacific prior to the date of the merger agreement;

     - take or agree to take or cause to be taken any action that would prevent the merger from qualifying as a reorganization as described in Section 368(a) of the Internal Revenue Code;

     - make or commit any capital expenditures (other than capital expenditures for the repair or maintenance of capital assets) that exceed $2.5 million in the aggregate, excluding capital expenditures made with funds (a) held in like kind escrows established in accordance with Section 1031 of the Internal Revenue Code or (b) obtained as proceeds from insurance policies due to the destruction, loss or impairment of capital assets;

     - compromise or settle any litigation or arbitration proceedings involving payments by Western Properties or its subsidiaries in excess of $100,000 per litigation or arbitration, or $500,000 in the aggregate; or

     - enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or to authorize, publicly recommend, publicly propose or publicly announce an intention to do any of the foregoing, except as expressly permitted in the merger agreement.

     During the same period, Pan Pacific has also agreed that each of Pan Pacific and its subsidiaries will not:

     - adopt or propose any amendment to its organizational documents, except in furtherance of the merger agreement;

     - issue, pledge or sell, or propose or authorize the issuance, pledge or sale or grant any options or make any other agreements with respect to, any of its shares of stock or any other securities, except as provided for in the merger agreement;

     - declare, set aside or pay any dividend or make any other distribution or payment with respect to any of its securities, other than:

      (a) the regular quarterly dividend paid by Pan Pacific in an amount not to exceed $0.42 per share of Pan Pacific common stock;

      (b) a special dividend payable in the amount of $0.28 per share of Pan Pacific common stock;

      (c) distributions required to be made by Pan Pacific's subsidiaries;

      (d) certain other inter-company dividends; and

      (e) distributions or a dividend required to be made to maintain Pan Pacific's status as a real estate investment trust.

     - split, combine, subdivide, reclassify or redeem any shares of its capital stock, or any of its other securities, except in limited circumstances;

     - sell, pledge, dispose of, grant or encumber any of the assets of Pan Pacific or any of its subsidiaries, in an aggregate amount in excess of $40.0 million, or acquire any assets consisting of fee interests in real property, other than assets in an aggregate amount not to exceed $50.0 million; or acquire all or substantially all of the capital stock or equity securities of any entity, or all or substantially all of the assets of any division of any entity if the aggregate value of the assets of such person, division or lien of business exceeds $50.0 million;
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

     - take or agree to take any action that would prevent the merger from qualifying as a reorganization as described in Section 368(a) of the Internal Revenue Code; or

     - enter into any agreement, contract, commitment or arrangement to do any of the foregoing, or to authorize, recommend, propose or announce an intention to do any of the foregoing.

     Notwithstanding the foregoing restrictions on Pan Pacific's actions, during the same period, Pan Pacific and any subsidiaries of Pan Pacific will be permitted, without the prior consent of Western Properties to:

     - enter into leases of their real property assets; and

     - make the following redemptions and transfers: (i) redemptions and transfers of Pan Pacific common stock required under Pan Pacific's charter in order to preserve the status of Pan Pacific as a real estate investment trust under the Internal Revenue Code, and (ii) conversion or redemptions of partnership units in subsidiaries of Pan Pacific for cash, Pan Pacific common stock or otherwise, in accordance with the organizational documents of the partnership units in subsidiaries of Pan Pacific.

ADDITIONAL AGREEMENTS

     No Solicitation. Western Properties has agreed to terminate any existing solicitation, discussion or negotiation with any third party regarding an acquisition transaction. Western Properties has also agreed that, without Pan Pacific's consent, it will not:

     - solicit, encourage or facilitate an Acquisition Proposal, as described below;

     - engage in negotiations or discussions with, or provide any nonpublic information to, any third party regarding an Acquisition Proposal;

     - enter into any agreement with respect to an Acquisition Proposal; or

     - publicly recommend any Acquisition Proposal, except as may be required by law.

     However, Western Properties and the Western Properties board may take all of the actions above as well as withdraw or modify, in a manner adverse to Pan Pacific, its approval or recommendation of the merger agreement, or the merger, if the following conditions are met:

     - the Western Properties board believes in good faith, after consulting with its financial advisor, that the Acquisition Proposal is more favorable or is likely to result in an Acquisition Proposal that is more favorable to the Western Properties shareholders from a financial point of view than the merger and is made by a person believed by the Western Properties board to be reasonably capable of completing such Acquisition Proposal;

     - the Western Properties board determines in good faith, after consulting with its outside legal counsel, that the failure to take such action would reasonably be expected to cause the members of the Western Properties board to breach their legal duties to the shareholders of Western Properties under applicable law; and

     - the party making such proposal has entered into a confidentiality agreement pertaining to nonpublic information regarding Western Properties containing terms in the aggregate no more favorable to the third party than those in the confidentiality agreement Western Properties has entered into with Pan Pacific.

     Western may enter into an agreement to consummate an Acquisition Proposal that meets the above conditions if it terminates the merger agreement and pays the break-up fee to Pan Pacific discussed below. The Western Properties board has agreed to submit the merger agreement to Western Properties' shareholders for approval, whether or not an Acquisition Proposal has been commenced, publicly proposed, or communicated to Western Properties. Unless the Western Properties board has withdrawn or modified its recommendation of the merger agreement in compliance with the foregoing, Western Properties has
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

agreed to use all reasonable efforts to obtain the required vote of its shareholders and Pan Pacific has agreed to use all reasonable efforts to obtain the required vote of its stockholders.

     When used in this joint proxy statement/prospectus, the term "Acquisition Proposal" means an offer or proposal to acquire all or any part of Western Properties' business, assets or capital shares whether by merger, consolidation, purchase of assets, tender or exchange offer or otherwise, other than sales of assets permitted by the merger agreement.

     Western Properties has agreed to notify Pan Pacific reasonably promptly of any inquiries, offers or proposals or any request for nonpublic information in connection with an Acquisition Proposal and to furnish to Pan Pacific the specific terms of any Acquisition Proposal other than the name of the party making such Acquisition Proposal.

     Dividend Coordination. Western Properties will set a record date for its regular dividend to be paid in the fourth quarter of 2000 that is on or before the date of the Western Properties special meeting and before November 26, 2000. Western Properties is permitted to pay a dividend of $0.28 per share to its shareholders of record on that date. Pan Pacific will set a record date for a special dividend in the fourth quarter of 2000 that is on or before the date of the Pan Pacific special meeting. Pan Pacific is permitted to pay a special dividend of $0.28 per share to its stockholders of record on that date.

     Adjustment to Pan Pacific Dividend Payments. Pan Pacific shall change its record date for its regular quarterly dividend payable in its first quarter of 2001 to a date on or about the last Friday of February and the payment date for such dividend to a date as close as practicable to March 15, 2001. After the merger, Pan Pacific intends to change the record dates for its regular quarterly dividends to dates on or about the last Friday of February, May, August and November in each year, and payment dates for such dividends to dates as close as practicable to March 15, June 15, September 15 and December 15 in each year, but the timing of such dividends shall be at the discretion of the Pan Pacific board. The regular dividend paid by Pan Pacific in the first calendar quarter after the effective time of the merger will be in a per share amount equal to or exceeding the quotient of $0.28 divided by the exchange ratio. Pan Pacific intends to match or exceed this amount for subsequent quarters. The amount of subsequent dividends, however, shall be at the discretion of the Pan Pacific board.

     Access to Information. Pan Pacific and Western Properties will each provide access to the other upon reasonable notice during normal business hours during the period prior to the effective time of the merger, to all its personnel, properties, books, contracts, commitments and records and shall exchange monthly financial reports and development reports and provide information on request (subject to confidentiality obligations of third parties). All non-public information received will be held in confidence.

     Governmental Approvals and Defense of Litigation. Pan Pacific and Western Properties have agreed to promptly prepare and file all necessary documentation to obtain as promptly as practicable all approvals and authorizations of all third parties and governmental entities which are necessary to complete the merger.

     Affiliate Agreements. No later than 45 days prior to the closing of the merger, Western Properties will provide Pan Pacific with a list of affiliates (as such term is defined by Rule 144 under the Securities Act of 1933) of Western Properties. Western Properties will notify Pan Pacific regarding any changes in the identity of Western Properties affiliates prior to the closing date of the merger. Western Properties will use its reasonable best efforts to deliver or cause to be delivered to Pan Pacific as promptly as practicable, but in no event later than 15 days prior to the effective time of the merger, an affiliate agreement from each of its affiliates. See "The Merger -- Resales of Pan Pacific Common Stock Issued in Connection With the Merger; Affiliate Agreements."

     Tax Treatment of Reorganization. Pan Pacific and Western Properties shall use their best efforts to cause the merger to qualify as a reorganization under
Section 368(a) of the Internal Revenue Code. Pan Pacific and Western Properties shall cooperate and use their best efforts in obtaining the opinions of O'Melveny & Myers LLP, counsel to Western Properties, and Latham & Watkins, counsel to Pan Pacific,

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

to the effect that the merger will qualify for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

     Further Assurances and Actions; Obtaining Consents. Pan Pacific and Western Properties agree to use their reasonable efforts to take all appropriate action and to do all things necessary, proper or advisable on its part under applicable laws and regulations to complete and make effective the transactions contemplated by the merger agreement. In addition, Pan Pacific and Western Properties have agreed to use their reasonable best efforts to obtain all material third party consents.

     Stock Exchange Listing. Pan Pacific shall use its best efforts to list on the New York Stock Exchange, prior to the effective time of the merger, the shares of Pan Pacific common stock to be issued in the merger.

     Employee Benefits. At the effective time of the merger, the employees of Western Properties listed in the disclosure schedules to the merger agreement shall be entitled to the severance payments, bonuses, 401(k) profit sharing and matching contributions and vacation accrual payments listed therein. Western Properties shall also have the right to offer each employee listed in a schedule to the merger agreement a cash amount in exchange for their Western Properties options listed in the schedule to the merger agreement. In order to receive the cash amount, however, the Western Properties employee must sign a written agreement to cancel the Western Properties options being exchanged for cash.

     Non-Solicitation of Employees. From the date of the merger agreement to the earlier of either the completion of the merger, or one year after the termination of the merger agreement, neither Pan Pacific nor Western Properties will permit their respective subsidiaries to employ or solicit any of the officers or management level employees of the other company.

     Acquisition of WRESI Stock. Pursuant to the merger agreement Stuart A. Tanz and Joseph B. Tyson will acquire, at the effective time of the merger, all of the capital stock of Western Real Estate Services, Inc. held by Bradley N. Blake and Dennis D. Ryan for payments in cash of $336,000, plus interest at a rate of 6.00% per annum, to each of Mr. Blake and Mr. Ryan.

     Director, Trustee and Officer Insurance and Indemnification. Pan Pacific will provide the officers, trustees and directors of Western Properties and its subsidiaries with rights to indemnification and exculpation which are the same as the rights to indemnification and exculpation under their respective charter documents or bylaws as in effect immediately before the merger with respect to matters occurring at or prior to the merger, including, without limitation, all transactions contemplated by the merger agreement. Pan Pacific will also provide exculpation and indemnification for Mr. Blake and Mr. Ryan in their capacities as shareholders, officers and/or directors of Western Real Estate Services, Inc. for all actions on or before the merger, including, without limitation, all transactions contemplated by the merger agreement, to the maximum extent permitted by law. For a period of six years following the merger, Pan Pacific will maintain in effect a directors' and officers' liability insurance policy covering the persons currently covered by Western Properties' trustees' and officers' liability insurance policy, including Western Properties' current trustees and officers. The new directors' and officers' liability insurance policy will have coverage in amount and scope at least as favorable as Western Properties' existing coverage, provided that Pan Pacific will not be required to expend in excess of 150% per year of the annual premium for this coverage paid by Western Properties in 1999 on an annualized basis. If, for any given year within this six-year period, the premium for a policy having comparable coverage exceeds 150% of the 1999 premiums paid by Western Properties, then Pan Pacific will be only obligated to maintain in place a policy which provides the maximum coverage that is reasonably available at such amount. Pan Pacific has further agreed to indemnify and hold harmless, to the fullest extent permitted by applicable law, the officers, directors, and trustees of Western Properties and its subsidiaries, and Mr. Blake and Mr. Ryan in their capacities as shareholders and/or directors of Western Real Estate Services Inc., for all claims and actions that are brought against them relating to the fact that any such person was a director, officer, employee or trustee of Western Properties, or any actions or omissions that any such person was alleged to have taken in his capacity as a director, officer, or trustee or that relate in any way to the merger agreement.

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CONDITIONS TO OBLIGATIONS TO COMPLETE THE MERGER

     The respective obligations of Pan Pacific and Western Properties to complete the merger are subject to the satisfaction or waiver of several conditions at or prior to the closing date, including:

     - the shareholders of Western Properties have approved the merger and the incorporation in the manner required under the California General Corporation Law and the organizational documents of Western Properties;

     - the stockholders of Pan Pacific have approved the merger in the manner required by the Maryland General Corporation Law, the rules of the New York Stock Exchange and the organizational documents of Pan Pacific;

     - no statute, rule, regulation, order, executive order, decree, ruling or injunction or other order shall be in effect that prohibits or restricts the completion of the merger; except that Pan Pacific and Western Properties will use their reasonable best efforts to cause any such decree, ruling, injunction or other order to be lifted;

     - there shall not be instituted or pending any action by a governmental entity as a result of the merger agreement or any of the transactions contemplated in the merger agreement which causes a material adverse effect on either Pan Pacific or Western Properties;

     - the registration statement on Form S-4 of which this joint proxy statement/prospectus is a part shall have become effective and shall not be the subject of any stop order, and any material blue sky law permit or approval will have been obtained;

     - all filings required to be made prior to the closing of the merger by either Pan Pacific or Western Properties with any governmental entity shall have been made;

     - all consents or approvals of all persons (other than governmental entities) required for or in connection with the merger agreement or the transactions contemplated by the merger agreement shall have been obtained other than any approvals which, if not obtained, would not result in a material adverse effect on either Pan Pacific or Western Properties; and

     - the approval shall have been obtained for listing of the shares of Pan Pacific common stock to be issued in connection with the merger on the New York Stock Exchange upon official notice of issuance.

     Except as may be waived in writing by Western Properties, the obligation of Western Properties to complete the merger is also subject to the satisfaction of the following conditions:

     - the representations and warranties of Pan Pacific in the merger agreement shall be true and correct in all material respects as of the date of the completion of the merger except:

      (a) as contemplated by the merger agreement;

      (b) those representations and warranties that address matters only as of a particular date, other than the date of the merger agreement, which shall remain true and correct as of such particular date; and

      (c) to the extent that any failures of such representations and warranties to be true and correct do not result in a material adverse effect on Pan Pacific;

     - Pan Pacific shall have performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to the completion of the merger;

     - Western Properties shall have received a certificate executed on behalf of Pan Pacific by Pan Pacific's chief executive officer or chief financial officer, as to the truth of Pan Pacific's representations and warranties and the performance of Pan Pacific's obligations, as required by the merger agreement;


     - Western Properties shall have received an opinion of O'Melveny & Myers LLP, to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and that no gain or loss will be recognized by WPT or any of WPT's shareholders as a result of the merger, except to the extent that WPT shareholders receive cash pursuant to the


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


       transactions contemplated by the merger agreement and that no gain or loss will be recognized by Western Properties or WPT or their respective shareholders as a result of the incorporation;


     - Western Properties shall have received the opinion of Latham & Watkins to the effect that Pan Pacific has qualified to be taxed as a real estate investment trust commencing with its taxable year ended December 31, 1997, Pan Pacific was organized in conformity with the requirements for qualification and taxation as a real estate investment trust under the Internal Revenue Code and that Pan Pacific's method of operation has enabled it and its proposed method of operation will enable it to continue to qualify for taxation as a real estate investment trust under the Internal Revenue Code; and

     - the average closing price of Pan Pacific common stock on the New York Stock Exchange for the period of ten trading days prior to the closing date of the merger shall not be less than $15.00 per share.

     Except as may be waived in writing by Pan Pacific, the obligation of Pan Pacific to complete the merger is also subject to the satisfaction of the following conditions:

     - the representations and warranties of Western Properties in the merger agreement shall be true and correct in all material respects as of the date of the completion of the merger except:

      (a) as contemplated by the merger agreement;

      (b) those representations and warranties which address matters only as of a particular date, other than the date of the merger agreement, which shall remain true and correct as of such particular date; and

      (c) to the extent that any failures of such representations and warranties to be true and correct do not result in a material adverse effect on Western Properties;

     - Western Properties shall have performed in all material respects all obligations required to be performed by it under the merger agreement on or before the completion of the merger;

     - Pan Pacific shall have received a certificate executed on behalf of Western Properties by Western Properties' chief executive officer or chief financial officer as to the truth of Western Properties' representations and warranties and the performance of Western Properties' obligations, as required by the merger agreement;


     - Pan Pacific shall have received an opinion of Latham & Watkins to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and no gain or loss will be recognized by Pan Pacific or any of its stockholders as a result of the merger;


     - Pan Pacific shall have received the opinion of O'Melveny & Myers LLP, to the effect that, commencing with its taxable year ended December 31, 1992, and without regard to whether such opinion is true or accurate for any prior taxable year, Western was organized in conformity with the requirements for qualification and taxation as a real estate investment trust under the Internal Revenue Code and Western Properties' method of operation has enabled it to meet through the completion of the merger, the requirements for qualification and taxation as a real estate investment trust under the Internal Revenue Code;

     - KPMG LLP shall have delivered to Pan Pacific a letter of the customary scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the registration statement on Form S-4 of which this joint proxy statement/prospectus is a part; and

     - Neither Western Properties nor WPT shall have received effective demands for payment under Chapter 13 of the California General Corporation Law with respect to 5% or more of its shares.

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TERMINATION; BREAK-UP FEES AND EXPENSES

     Termination. The merger agreement provides that prior to the completion of the merger, the merger agreement may be terminated:

     - by mutual written consent of Pan Pacific and Western Properties;

     - by either Pan Pacific or Western Properties if:

      (a) the merger has not occurred on or before February 28, 2001, so long as the terminating party did not prevent completion of the merger by failing to fulfill any of its obligations under the merger agreement;

      (b) any court or other governmental entity has issued an order, decree or ruling which cannot be appealed and which makes the merger illegal or permanently prohibits the completion of the merger;

      (c) the stockholders of Pan Pacific do not vote to approve the merger or the shareholders of Western Properties do not approve the merger, the merger agreement and the incorporation in the manner required by the merger agreement; or

      (d) there has been a material breach of a representation, warranty, covenant or agreement by the other party which is either not curable, or for which a good faith attempt to cure such breach is not being made; or

     - by Pan Pacific if:

      (a) after receipt by Western Properties of an Acquisition Proposal, as described above, the Western Properties board withdraws or modifies its recommendation of the voting proposals for the merger, the merger agreement and the incorporation;

      (b) after receipt by Western Properties of a public Acquisition Proposal, the Western Properties board fails to reconfirm its recommendation of the merger, or the merger agreement or the incorporation within thirty business days of a request to do so by Pan Pacific;

      (c) the Western Properties board approves or recommends to shareholders of Western Properties an Alternative Transaction, as described below;

      (d) a tender offer or exchange offer for 27.5% or more of the outstanding Western Properties common shares is commenced and the Western Properties board recommends that the shareholders of Western Properties tender their shares in such tender or exchange offer; or

      (e) after the receipt by Western Properties of an Acquisition Proposal, Western Properties fails to call and hold the Western Properties shareholders meeting by the termination date specified in the merger agreement;

     - by Western Properties if, prior to the approval of the voting proposals submitted by Western Properties to its shareholders, Western Properties has complied in all respects with the merger agreement provisions regarding solicitation and the Western Properties board has determined to accept a Superior Proposal, as described below.

     When used in this joint proxy statement/prospectus, the term "Alternative Transaction" means either

     - a transaction pursuant to which any third party acquires more than 27.5% of Western Properties' outstanding common shares pursuant to a tender or exchange offer or otherwise;

     - a merger or other business combination involving Western Properties pursuant to which any third party acquires (or the stockholders of the third party acquire) more than 27.5% of Western Properties' outstanding common shares or 27.5% of the equity securities of the entity surviving such merger or business combination, or

     - any other transaction pursuant to which any third party acquires control of assets of Western Properties having a fair market value equal to more than 27.5% of the fair market value of all the assets of Western Properties and its subsidiaries, taken as a whole, immediately prior to such transaction.

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

     When used in this joint proxy statement/prospectus, the term "Superior Proposal" means an Acquisition Proposal that the Western Properties board believes in good faith (after consultation with its financial advisor) is more favorable, or is likely to result in an Acquisition Proposal that is more favorable, to the shareholders of Western Properties from a financial point of view than the merger and is made by a person believed by the Western Properties board to be reasonably capable of completing such Acquisition Proposal.

     Break-Up Fees. Western Properties has agreed to pay Pan Pacific a break-up fee $7.0 million if any of the following events occur:

     - Pan Pacific or Western Properties terminates the merger agreement due to a failure to obtain the requisite vote of Western Properties' shareholders in favor of the merger and the incorporation after a publicly announced proposal for an Alternative Transaction, provided that the break-up fee will only be payable if the Alternative Transaction is completed or a definitive agreement for the Alternative Transaction is entered into within 12 months of the termination date;

     - Pan Pacific terminates the merger agreement because any of the events described under the third bullet point under "-- Termination; Break-up Fees and Expenses" occurs; and

     - Western Properties terminates the merger agreement because, prior to the approval by the shareholders of Western Properties of the voting proposals submitted to them, the Western Properties board determines to accept a Superior Proposal.

     The break-up fee may be paid by Western Properties in two installments, the first due on the occurrence of any of the events described above and the second 90 days later.

     Expenses. Except as described below, Pan Pacific and Western Properties will bear their own expenses in connection with the merger. If Pan Pacific terminates the merger agreement because Western Properties has breached a representation, warranty, covenant or agreement that would result in the failure of Western Properties to satisfy one of the conditions of the merger, then Western Properties has agreed to reimburse Pan Pacific, up to a maximum of $2.0 million, for its fees and expenses paid in connection with the merger. If Western Properties terminates the merger agreement because Pan Pacific has breached a representation, warranty or covenant in the merger agreement which would result in the failure of Pan Pacific to satisfy one of the conditions to the merger, Pan Pacific has agreed to reimburse Western Properties, up to a maximum of $2.0 million, for its fees and expenses paid in connection with the merger. Western Properties will not be required to pay Pan Pacific's expenses if it is also required to pay Pan Pacific a break-up fee.

AMENDMENT AND WAIVER

     Pan Pacific and Western Properties may amend the merger agreement at any time, but, after approval of the merger agreement by the Pan Pacific stockholders and Western Properties shareholders, no amendment may be made that by law requires further approval by the stockholders of Pan Pacific or shareholders of Western Properties without such further approval.

     At any time prior to the agreed upon time for the closing of the merger, or any other date agreed to by Pan Pacific and Western Properties, Pan Pacific and Western Properties may:

     - extend the time for the performance of any of the obligations or other acts of the other party required by the merger agreement;

     - waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered in connection with the merger agreement; and

     - waive compliance with any of the agreements or conditions of the other party contained in the merger agreement.

Extensions or waivers must be in writing and signed by the party granting the extension or waiver.

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

                        THE PAN PACIFIC SPECIAL MEETING

DATE, TIME AND PLACE


     The special meeting of Pan Pacific stockholders will be held at 10:00 a.m., local time, on November 9, 2000, at The Hilton San Diego Resort, 1775 East Mission Bay Drive, San Diego, California 92109.


PURPOSE

     The purpose of the Pan Pacific special meeting is to consider and vote on the proposals to approve:

     - the merger of WPT into Pan Pacific, with Pan Pacific continuing as the surviving corporation;

     - an amendment to Pan Pacific's 2000 Stock Incentive Plan to increase the number of shares of common stock available for issuance under the plan by 1,296,724, from 489,971 to 1,786,695 shares; and

     - any other matters that are properly brought before the Pan Pacific special meeting or any adjournment or postponement of the Pan Pacific special meeting.

PAN PACIFIC BOARD OF DIRECTORS' RECOMMENDATION

     The Pan Pacific board, after careful consideration, has unanimously adopted a resolution declaring the merger advisable, and recommends a vote FOR approval of the Pan Pacific merger proposal and the amendment to Pan Pacific's 2000 Stock Incentive Plan.

RECORD DATE, OUTSTANDING SHARES AND VOTING RIGHTS


     The Pan Pacific board has fixed the close of business on September 29, 2000 as the record date for the Pan Pacific special meeting. Accordingly, only holders of record of shares of Pan Pacific common stock on the record date are entitled to notice of, and to vote at, the Pan Pacific special meeting. As of the record date, there were 21,252,512 outstanding shares of Pan Pacific common stock held by approximately 86 holders of record. At the Pan Pacific special meeting, each share of Pan Pacific common stock will be entitled to one vote.


VOTE REQUIRED; QUORUM; SHARES BENEFICIALLY OWNED BY PAN PACIFIC DIRECTORS AND OFFICERS

     Approval of the Pan Pacific merger proposal requires the affirmative vote of the holders of at least a majority of the shares of Pan Pacific common stock outstanding as of the Pan Pacific record date. Approval of the amendment to Pan Pacific's 2000 Stock Incentive Plan requires the affirmative vote of the holders of a majority of the shares of Pan Pacific common stock represented at the Pan Pacific special meeting, provided that a majority of the outstanding shares of Pan Pacific common stock are cast on this proposal.

     The representation, in person or by properly executed proxy, of the holders of a majority of the shares of Pan Pacific common stock entitled to vote at the Pan Pacific special meeting is necessary to constitute a quorum at the Pan Pacific special meeting. Shares of Pan Pacific common stock represented in person or by proxy will be counted for the purposes of determining whether a quorum is present at the Pan Pacific special meeting. Abstentions will have the same effect as votes against approval of the Pan Pacific merger proposal since this proposal requires the affirmative vote of a majority of outstanding shares of Pan Pacific common stock. Abstentions by stockholders represented at the meeting will have the same effect as a vote against the amendment of Pan Pacific's 2000 Stock Incentive Plan since this proposal requires the affirmative vote of a majority of the shares of Pan Pacific common stock represented at the meeting. If a broker or nominee holding shares of record for a customer submits a properly executed proxy, but indicates that it does not have discretionary authority to vote as to a particular matter, those shares, which are referred to as broker non-votes, will be treated as present and entitled to vote at the Pan Pacific special

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

meeting for purposes of determining whether a quorum exists. Under New York Stock Exchange rules, brokers and nominees holding shares of record for customers are not entitled to vote on the Pan Pacific merger proposal or the proposal to amend Pan Pacific's 2000 Stock Incentive Plan unless they receive specific voting instructions from the beneficial owner of the shares. Accordingly, broker non-votes will have the same effect as shares voted against approval of the Pan Pacific merger proposal and the proposal to amend Pan Pacific's 2000 Stock Incentive Plan.


     As of the record date, Pan Pacific's directors and executive officers and their affiliates beneficially owned 3.8% of the votes represented by the outstanding shares of Pan Pacific common stock. Pan Pacific's directors and executive officers have expressed their intent to vote their shares in favor of approval of the Pan Pacific merger proposal. In addition, Revenue Properties (U.S.), Inc. and its wholly-owned subsidiaries, which collectively owned 50.9% of the shares of common stock of Pan Pacific as of the record date, have agreed to vote in favor of the merger pursuant to a voting agreement with Western Properties.


VOTING OF PROXIES

     All shares of Pan Pacific common stock that are entitled to vote and are represented at the Pan Pacific special meeting by properly executed proxies received prior to or at such meeting, and not revoked, will be voted at such meeting in accordance with the instructions indicated on such proxies. If no instructions are indicated, such proxies, not including broker non-votes, will be voted for approval of the Pan Pacific merger proposal and the proposal to amend Pan Pacific's 2000 Stock Incentive Plan.

     If a motion to adjourn the special meeting to another time or place for the purposes of soliciting additional proxies or allowing additional time for the satisfaction of conditions to the merger, the persons named in the enclosed form of proxy and acting thereunder generally will have discretion to vote on such matters in accordance with their discretion, except that any shares which were voted against the Pan Pacific merger proposal or the proposal to amend Pan Pacific's 2000 Stock Incentive Plan will not be voted in favor of the adjournment or postponement of the Pan Pacific special meeting in order to solicit additional proxies.

REVOCATION OF PROXIES

     Any proxy given pursuant to this solicitation may be revoked, and the vote changed, by the person giving it at any time before it is voted. Proxies may be revoked by:

     - delivering to the secretary of Pan Pacific, at or before the vote is taken at the Pan Pacific special meeting, a later-dated written notice stating that you would like to revoke your proxy and change your vote;

     - signing a later-dated proxy relating to the same shares and delivering it to the secretary of Pan Pacific before the vote is taken at the Pan Pacific special meeting; or

     - attending the Pan Pacific special meeting and voting in person, although attendance at the Pan Pacific special meeting will not in and of itself constitute a revocation of a proxy or a change of your vote.

     If you have instructed your broker to vote your shares and you wish to revoke those instructions, you must follow your broker's revocation procedures.

     Any written notice of revocation or subsequent proxy should be sent to Pan Pacific Retail Properties, Inc., 1631-B South Melrose Drive, Vista, California 92083, Attention: Corporate Secretary, so as to be received prior to the Pan Pacific special meeting, or hand delivered to the Corporate Secretary of Pan Pacific at or before the taking of the vote at the Pan Pacific special meeting. Stockholders that have instructed a broker to vote their shares must follow directions received from such broker in order to change their vote or to vote at the Pan Pacific special meeting.

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

SOLICITATION OF PROXIES; EXPENSES

     All expenses of Pan Pacific's solicitation of proxies, including the cost of mailing this joint proxy statement/prospectus to Pan Pacific stockholders, will be borne by Pan Pacific. In addition to solicitation by use of the mail, proxies may be solicited from Pan Pacific stockholders by directors, officers and employees of Pan Pacific in person or by telephone, facsimile or other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. Arrangements will also be made with brokerage houses, custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to beneficial owners of shares held of record by such brokerage houses, custodians, nominees and fiduciaries, and Pan Pacific will reimburse such brokerage houses, custodians, nominees and fiduciaries for their reasonable expenses incurred in forwarding such materials.

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

                     THE WESTERN PROPERTIES SPECIAL MEETING

DATE, TIME AND PLACE


     The Western Properties special meeting will be held at 10:00 a.m., San Francisco time, on November 9, 2000, at the Holiday Inn, 1800 Powell Street, Gold Room, Emeryville, California 94608.


PURPOSE

     At the Western Properties special meeting, holders of Western Properties common shares will be asked to consider a proposal to approve and adopt the principal terms of the merger agreement and the merger, and to approve the incorporation of Western Properties into WPT immediately before the merger. At the Western Properties special meeting, holders of Western Properties common shares will be voting on the merger and incorporation proposal as both shareholders of Western Properties and as shareholders of WPT.

WESTERN PROPERTIES BOARD OF TRUSTEES' RECOMMENDATION

     The board of trustees of Western Properties has unanimously determined the incorporation and the merger to be fair to, and in the best interests of, Western Properties and its shareholders, has approved the incorporation and approved and adopted the merger and the merger agreement and unanimously recommends that holders of Western Properties common shares vote FOR the merger and incorporation proposal. See "The Merger -- Background of the Merger" and "-- Recommendation of the Board of Trustees of Western Properties," and "Potential Conflicts of Interest; Interests of Executive Officers and Trustees of Western Properties in the Merger."

RECORD DATE, OUTSTANDING SHARES AND VOTING RIGHTS


     The Western Properties board has fixed the close of business on September 29, 2000 as the record date for the Western Properties special meeting. Accordingly, only holders of record of issued and outstanding Western Properties common shares at the close of business on the record date are entitled to vote at the Western Properties special meeting. At the close of business on September 29, 2000, there were 17,347,250 Western Properties common shares outstanding, held by approximately 1,705 holders of record. Each holder is entitled to one vote for each Western Properties common share held on the record date.


VOTE REQUIRED; QUORUM; SHARES BENEFICIALLY OWNED BY WESTERN PROPERTIES TRUSTEES AND OFFICERS

     A majority of the outstanding Western Properties common shares entitled to vote at a meeting of shareholders, represented in person or by proxy, will constitute a quorum at the Western Properties special meeting. For the purposes of determining the presence of a quorum at the Western Properties special meeting and the number of votes cast with respect to the merger and the incorporation, all votes cast for or against and abstentions will be included. Abstentions will have the same legal effect as a vote against the proposal. Broker nonvotes, if any, will be treated as present but not entitled to vote for the proposal. If a quorum is not present, the Western Properties special meeting may be adjourned from time to time, up to and including the 45th day following the originally noticed meeting date by an affirmative vote of a majority of the Western Properties common shares entitled to vote and represented in person or by proxy at the meeting. Shareholders are, therefore, urged to sign the accompanying form of proxy and return it promptly.

     Although Western Properties' Amended and Restated Declaration of Trust requires the affirmative vote of only a majority of the votes cast at a meeting of shareholders to approve the merger and the incorporation, Section 200.5 of the California General Corporation Law requires an affirmative vote of the holders of a majority of the outstanding Western Properties common shares to approve the incorporation. The provisions of Western Properties' Amended and Restated Declaration of Trust would only prevail over the California General Corporation Law if the declaration of trust required a greater proportion of the outstanding Western Properties common shares to approve the incorporation. Because it does not, the California General Corporation Law controls, and the incorporation must be approved by the affirmative vote of the holders of a majority of the outstanding Western Properties common shares.

     As of the record date, trustees and officers of Western Properties, all of whom have indicated that they would vote for approval of the merger and the incorporation, and their affiliates were owners of approximately 2.4% of the outstanding Western Properties common shares.

VOTING OF PROXIES

     When a signed proxy card is returned with choices specified with respect to voting matters, the Western Properties common shares represented thereby will be voted by the proxies designated on the proxy card in accordance with the shareholder's instructions to the tabulator. A shareholder wishing to name another person as his or her proxy may do so by crossing out the names of the designated proxies and inserting the name of such other person to act as his or her proxy. In that case, it will be necessary for the shareholder to sign the proxy card and deliver it to the person named as his or her proxy and for the person so named to be present and to vote at the Western Properties special meeting. Proxy cards so marked should not be mailed directly to Western Properties.

     Shareholders may choose to vote for, against or abstain from voting on the merger and the incorporation as a single proposal. If no instructions are indicated, the Western Properties common shares represented by a properly executed and submitted proxy card will be voted FOR the merger and incorporation proposal.

DISSENTERS' RIGHTS


     Under California law, shareholders of Western Properties will not have the right to dissent and obtain payment with respect to the merger unless demands for such payment are received from shareholders holding 5% or more of the outstanding Western Properties common shares. As of September 29, 2000, there were 17,347,250 Western Properties common shares outstanding. Consequently, no Western Properties shareholder will have the right to dissent and receive payment for Western Properties common shares in lieu of shares of Pan Pacific common stock unless shareholders holding in the aggregate no less than 867,363 Western Properties common shares file a demand that Western Properties purchase those shares at their fair market value. The merger agreement provides that Pan Pacific is not obligated to complete the merger if shareholders holding 5% or more of the outstanding Western Properties common shares or WPT Common Stock file a demand that Western Properties purchase those shares at their fair market value. See "The Merger -- Appraisal or Dissenters' Rights."


REVOCATION OF PROXIES

     A proxy card is enclosed. Any shareholder who executes and delivers the proxy card may revoke the authority granted under the proxy at any time before its use by giving written notice of such revocation to Western Properties, or by executing and delivering a proxy bearing a later date. A shareholder may also revoke a proxy by attending and voting at the Western Properties special meeting.

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

SOLICITATION OF PROXIES; EXPENSES


     All expenses of Western Properties' solicitation of proxies, including the cost mailing this joint proxy statement/prospectus to Western Properties' shareholders, will be borne by Western Properties. In addition to solicitation by use of the mail, proxies may be solicited from Western Properties shareholders by trustees, officers and employees of Western Properties in person or by telephone, facsimile or other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. Arrangements will also be made with brokerage houses, custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to beneficial owners of shares held of record by such brokerage houses, custodians, nominees and fiduciaries, and Western Properties will reimburse such brokerage houses, custodians, nominees and fiduciaries for their reasonable expenses incurred in forwarding such materials. In addition, Western Properties has engaged the outside proxy solicitation firm of Innisfree M&A Incorporated and will pay Innisfree a base fee of $7,500, plus $5 per telephone call with Western Properties shareholders, plus reimbursement of out-of-pocket expenses in the approximate amount of $4,000.


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

            MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following is a general summary of the material United States federal income tax consequences of the merger to WPT and Western Properties (together, "Western"), and to Pan Pacific and the holders of Pan Pacific common stock and Western common securities. The following discussion is based upon:

     - current provisions of the Internal Revenue Code;

     - currently applicable Treasury Regulations promulgated under the Internal Revenue Code;

     - judicial and administrative rulings and decisions; and

     - the legislative history of the Internal Revenue Code,

all as of the date of this joint proxy statement/prospectus. Legislative, judicial or administrative changes may be forthcoming that could alter or modify the statements included in this summary, possibly on a retroactive basis. The summary does not purport to deal with all aspects of federal income taxation that may affect particular holders of Pan Pacific common stock or Western common securities in light of their individual circumstances, nor with holders subject to special treatment under the federal income tax laws, including:

     - life insurance companies;

     - tax-exempt organizations;

     - financial institutions or broker-dealers;

     - traders in securities that elect to mark to market;

     - holders owning stock as part of a "straddle," "hedge" or "conversion transaction;"

     - holders whose functional currency is not the U.S. dollar,

     - holders who acquired their Pan Pacific common stock or Western common securities as a result of the exercise of an employee stock option or otherwise as compensation; and

     - holders of Pan Pacific common stock or Western common securities who are neither citizens nor residents of the United States, or that are foreign corporations, foreign partnerships or foreign estates or trusts for U.S. federal income tax purposes.


This summary assumes that each Pan Pacific stockholder and each Western securityholder holds his or her shares of Pan Pacific common stock and Western common securities as capital assets. In addition, this summary does not consider the effect of any foreign, state or local or other tax laws that may be applicable to Pan Pacific stockholders or Western securityholders.


     Pan Pacific and Western have not requested, and do not plan to request, any rulings from the Internal Revenue Service concerning Pan Pacific's or Western's tax treatment, or the tax treatment of the merger. The statements in this joint proxy statement/prospectus and the opinions of counsel referred to in this joint proxy statement/prospectus are not binding on the Internal Revenue Service or any court. As a result, neither Pan Pacific nor Western can assure you that the tax considerations or opinions contained in this discussion will not be challenged by the Internal Revenue Service or, if so challenged, will be sustained by a court.

     PAN PACIFIC STOCKHOLDERS AND WESTERN SECURITYHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES TO THEM OF:

     - THE INCORPORATION TRANSACTION;

     - THE MERGER;

     - THE ACQUISITION, OWNERSHIP AND SALE OR OTHER DISPOSITION OF PAN PACIFIC COMMON STOCK, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES;

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

     - WESTERN'S AND PAN PACIFIC'S ELECTION TO BE TAXED AS REAL ESTATE INVESTMENT TRUSTS FOR FEDERAL INCOME TAX PURPOSES; AND

     - POTENTIAL CHANGES IN THE TAX LAWS.

     TAX CONSEQUENCES OF THE INCORPORATION AND MERGER TO WESTERN, WESTERN SECURITYHOLDERS, PAN PACIFIC AND PAN PACIFIC STOCKHOLDERS


     As a condition to the closing of the merger, O'Melveny & Myers LLP, counsel to Western Properties, will deliver an opinion to Western Properties to the effect that, none of Western Properties, WPT or their securityholders will recognize any gain or loss for federal income tax purposes as a result of the Western Properties' Incorporation into WPT. Based on this opinion, the tax bases and holding periods of WPT in its assets, and the WPT shareholders in their shares of WPT common stock, will be the same as the tax bases and include the holding periods of Western Properties in its assets and the Western Properties securityholders in their Western Properties common securities.


     As additional conditions to closing the merger, O'Melveny & Myers LLP will deliver an opinion to Western, and Latham & Watkins, counsel to Pan Pacific, will deliver an opinion to Pan Pacific, in each case based on facts, representations and assumptions stated in those opinions, to the effect that, for federal income tax purposes the merger will constitute a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code. The Latham & Watkins opinion will also state that no gain or loss will be recognized by Pan Pacific or Pan Pacific stockholders as a result of the merger. The O'Melveny & Myers LLP opinion will also state that no gain or loss will be recognized by WPT or by shareholders of WPT who receive shares of Pan Pacific stock in exchange for shares of WPT common stock, except to the extent that such shareholders receive cash pursuant to the transactions contemplated by the merger agreement.

     Based on the opinions described above, the basis of the Pan Pacific stock received by WPT shareholders in the merger will be the same as the basis of the WPT common stock for which it is exchanged, less any basis attributable to fractional shares of Pan Pacific common stock for which cash is received. In addition, the holding period of the Pan Pacific common stock received by WPT shareholders in the merger will include the holding period of the WPT common stock for which it is exchanged.

     If the merger does not constitute a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code, holders of WPT common stock will recognize gain or, except in limited cases, loss, in an amount equal to the difference between:

     (a) the fair market value of the consideration received by such holders in the merger; and

     (b) their adjusted tax basis in the WPT common stock being exchanged.

     In addition, if the merger does not constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, WPT will recognize corporate-level gain, but not loss, for federal income tax purposes equal to the difference between:

     (a) the fair market value of WPT's assets at the effective time of the merger; and

     (b) WPT's adjusted tax basis in its assets at the effective time of the merger,

Pan Pacific would succeed to WPT's tax liability resulting from gain recognized if the merger were to fail to qualify as a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code.

NON-DEDUCTIBILITY OF PARACHUTE PAYMENTS

     It is anticipated that some members of Western management may receive "parachute payments" in connection with the merger that exceed the limits established under Section 280G of the Internal Revenue Code. Any "excess" parachute payments will not be deductible by Western or Pan Pacific.

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

BACKUP WITHHOLDING

     In order to avoid "backup withholding" on a payment of cash to a WPT common shareholder who exchanges WPT common stock in the merger, such shareholder must, unless an exception applies under the applicable law and regulations, provide Pan Pacific with his or her correct taxpayer identification number on a Substitute Form W-9, and certify under penalty of perjury that he or she is not subject to backup withholding and that the taxpayer identification number they have provided is correct. A Substitute Form W-9 will be included as part of the letter of transmittal to be sent to WPT common shareholders by the exchange agent. If a WPT common shareholder fails to provide his or her correct taxpayer identification number or the required certifications, he or she may be subject to penalty by the Internal Revenue Service, and any cash payments he or she would otherwise receive in consideration for shares of WPT common stock in the merger may be subject to backup withholding at a rate of 31%.

PAN PACIFIC'S QUALIFICATION AS A REAL ESTATE INVESTMENT TRUST


     General. Pan Pacific elected to be taxed as a real estate investment trust under Sections 856 through 860 of the Internal Revenue Code, commencing with its taxable year ended December 31, 1997. Pan Pacific believes it has been organized and has operated in a manner which allows it to qualify for taxation as a real estate investment trust under the Internal Revenue Code commencing with its taxable year ended December 31, 1997. Pan Pacific intends to continue to operate in this manner. However, neither Pan Pacific nor Western can assure you that Pan Pacific has operated or will continue to operate in a manner so as to qualify or remain qualified as a real estate investment trust. See "-- Failure to Qualify."


     The sections of the Internal Revenue Code that relate to the qualification and operation as a real estate investment trust are highly technical and complex. The following describes the material aspects of these sections of the Internal Revenue Code that govern the federal income tax treatment of a real estate investment trust and its shareholders. This summary is qualified in its entirety by the Internal Revenue Code, relevant rules and Treasury Regulations promulgated under the Internal Revenue Code, and administrative and judicial interpretations of the Internal Revenue Code, and these rules and Treasury Regulations.

     Latham & Watkins has acted as Pan Pacific's tax counsel in connection with the merger and Pan Pacific's election to be taxed as a real estate investment trust. As a condition to closing, Latham & Watkins is required to render an opinion that, commencing with Pan Pacific's taxable year ended December 31, 1997, Pan Pacific has been organized and has operated in conformity with the requirements for qualification and taxation as a real estate investment trust under the Internal Revenue Code, and Pan Pacific's proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a real estate investment trust under the Internal Revenue Code. Latham & Watkins has no obligation to update its opinion subsequent to the date it is issued.

     The opinion of Latham & Watkins will be based on various assumptions and representations made by Pan Pacific as to factual matters, including representations made by Pan Pacific in this joint proxy statement/prospectus and a factual certificate provided by one of Pan Pacific's officers. Moreover, Pan Pacific's qualification and taxation as a real estate investment trust depends upon Pan Pacific's ability to meet the various qualification tests imposed under the Internal Revenue Code and discussed below, relating to Pan Pacific's actual annual operating results, asset diversification, distribution levels, and diversity of stock ownership, the results of which have not been and will not be reviewed by Latham & Watkins. Accordingly, neither Latham & Watkins nor Pan Pacific can assure you that the actual results of Pan Pacific's operation for any particular taxable year will satisfy the requirements for qualification and taxation as a real estate investment trust. See "-- Failure to Qualify." Further, the anticipated income tax treatment described in this joint proxy statement/prospectus may be changed, perhaps retroactively, by legislative, administrative or judicial action at any time.

     For so long as it continues to qualify for taxation as a real estate investment trust, Pan Pacific generally will not be required to pay federal corporate income taxes on its net income that is currently distributed to its stockholders. This treatment substantially eliminates the "double taxation" that generally
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

results from investment in a corporation. Double taxation means taxation once at the corporate level when income is earned and once again at the stockholder level when that same income is distributed. Pan Pacific will be required to pay federal income taxes, however, as follows:

     - Pan Pacific will be required to pay tax at regular corporate rates on any undistributed "real estate investment trust taxable income," including undistributed net capital gains;

     - Pan Pacific may be required to pay the "alternative minimum tax" on Pan Pacific's items of tax preference;

     - If Pan Pacific has (a) net income from the sale or other disposition of "foreclosure property," which is held primarily for sale to customers in the ordinary course of business or (b) other nonqualifying income from foreclosure property, Pan Pacific will be required to pay tax at the highest corporate rate on this income. Foreclosure property is generally defined as property acquired through foreclosure or after a default on a loan secured by the property or on a lease of the property and with respect to which property an election has been made to treat the property as foreclosure property;

     - Pan Pacific will be required to pay a 100% tax on any net income from prohibited transactions. Prohibited transactions are, in general, sales or other taxable dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business;

     - If Pan Pacific fails to satisfy the 75% or 95% gross income test, as described below, but has maintained its qualification as a real estate investment trust, Pan Pacific will be required to pay a 100% tax on an amount equal to (a) the gross income attributable to the greater of the amount by which Pan Pacific fails the 75% or 95% gross income test multiplied by (b) a fraction intended to reflect Pan Pacific's profitability;

     - Pan Pacific will be required to pay a 4% excise tax on the excess of the required distribution over the amounts actually distributed if Pan Pacific fails to distribute during each calendar year at least the sum of
       (a) 85% of Pan Pacific's ordinary income for the year, (b) 95% of Pan Pacific's real estate investment trust capital gain net income for the year, and (c) any undistributed taxable income from prior periods;

     - If Pan Pacific acquires any asset from a corporation which is or has been a C corporation in a transaction in which the basis of the asset in Pan Pacific's hands is determined by reference to the basis of the asset in the hands of the C corporation, and Pan Pacific subsequently recognizes gain on the disposition of the asset during the ten-year period beginning on the date on which Pan Pacific acquired the asset, then Pan Pacific will be required to pay tax at the highest regular corporate tax rate on this gain to the extent of the excess of (a) the fair market value of the asset over (b) Pan Pacific's adjusted basis in the asset, in each case determined as of the date on which Pan Pacific acquired the asset. A C corporation is generally defined as a corporation required to pay full corporate-level tax. The results described in this paragraph with respect to the recognition of gain assume that Pan Pacific has made or will make an election under Internal Revenue Service Notice 88-19 or Treasury Regulation Section 1.337(d)-5T.

     Requirements for Qualification as a Real Estate Investment Trust. The Internal Revenue Code defines a real estate investment trust as a corporation, trust or association:

     (1) that is managed by one or more trustees or directors;

     (2) that issues transferable shares or transferable certificates to evidence beneficial ownership;

     (3) that would be taxable as a domestic corporation, but for Sections 856 through 860 of the Internal Revenue Code;

     (4) that is not a financial institution or an insurance company within the meaning of the Internal Revenue Code;

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     (5) that is beneficially owned by 100 or more persons;

     (6) not more than 50% in value of the outstanding stock of which is owned, actually or constructively, by five or fewer individuals, including specified entities, during the last half of each taxable year; and

     (7) that meets other tests, described below, regarding the nature of its income and assets and the amount of its distributions.

     The Internal Revenue Code provides that all of conditions (1) to (4) must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of twelve months, or during a proportionate part of a taxable year of less than twelve months. Conditions (5) and (6) do not apply until after the first taxable year for which an election is made to be taxed as a real estate investment trust. For purposes of condition (6), specified tax-exempt entities are treated as individuals, except that a "look-through" exception generally applies with respect to pension funds.


     Pan Pacific believes that it has satisfied conditions (1) through (7) inclusive during the relevant time periods. In addition, Pan Pacific's charter provides for restrictions regarding the transfer and, in some cases, ownership of shares of its capital stock. These restrictions are intended to assist Pan Pacific in continuing to satisfy the share ownership requirements described in
(5) and (6) above. These stock ownership and transfer restrictions are described in "Description of Pan Pacific Capital Stock -- Restrictions on Ownership and Transfer." These restrictions, however, may not ensure that Pan Pacific will, in all cases, be able to satisfy the share ownership requirements described in (5) and (6) above. If Pan Pacific fails to satisfy these share ownership requirements, Pan Pacific's status as a real estate investment trust will terminate. See "-- Failure to Qualify" below. If, however, Pan Pacific complies with the rules contained in the Treasury Regulations that require Pan Pacific to ascertain the actual ownership of its shares, and Pan Pacific does not know, and would not have known through the exercise of reasonable diligence, that it failed to meet the requirement described in condition (6) above, Pan Pacific will be treated as having met this requirement. In addition, following the merger, approximately 33.8% of Pan Pacific's common stock will be owned directly or indirectly by Revenue Properties Company Limited, a publicly-held Canadian real estate company. There are no ownership or transfer restrictions of the type described above in effect with respect to Revenue Properties Company Limited's stock. Approximately 43.8% of Revenue Properties Company Limited's outstanding shares of common stock are currently owned by Mark Tanz and members of his family, and approximately an additional 22.5% are owned by Acktion Corporation, a publicly traded Canadian corporation. If the ownership concentration of the Tanz family or Acktion Corporation (or some other party) in Revenue Properties Company Limited were to increase, then Pan Pacific might no longer satisfy conditions (5) and (6) above, and therefore, might no longer be qualified as a real estate investment trust. See "-- Failure to Qualify" below. However, Pan Pacific's charter permits it to cause the transfer of a sufficient number of shares of common stock owned by Revenue Properties Company Limited to a trust having a charitable beneficiary so as to avoid real estate investment trust disqualification.


     In addition, a corporation may not elect to become a real estate investment trust unless its taxable year is the calendar year. Pan Pacific has and will continue to have a calendar taxable year.

     Ownership of Partnership Interests. Pan Pacific owns, directly or indirectly, interests in various partnerships and limited liability companies. Treasury Regulations provide that if Pan Pacific is a partner in a partnership or member of a limited liability company treated as a partnership for federal income tax purposes, Pan Pacific will be deemed to own its proportionate share of the assets of the partnership or limited liability company, as the case may be. Also, Pan Pacific will be deemed to be entitled to its proportionate share of the income of the partnership or limited liability company. The character of the assets and gross income of the partnership or limited liability company, as the case may be, retains the same character in Pan Pacific's hands for purposes of Section 856 of the Internal Revenue Code, including satisfying the gross income tests and the asset tests. As a result, Pan Pacific's proportionate share of the assets and items of income of the partnerships and limited liability companies in which it owns a direct or indirect interest are treated as Pan Pacific's assets and items of income for purposes of applying the
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requirements described in this joint proxy statement/prospectus, including the income and asset tests described below. A brief summary of the rules governing the federal income taxation of partnerships and their partners is included below in "-- Tax Aspects of Partnerships and Limited Liability Companies in Which Pan Pacific Owns an Interest." Pan Pacific has control of all of the partnerships and limited liability companies in which it owns an interest, and intends to operate them in a manner consistent with the requirements for qualification as a real estate investment trust.

     Qualified Real Estate Investment Trust Subsidiaries. Pan Pacific owns a number of properties through wholly-owned subsidiaries that Pan Pacific believes will be treated as "qualified real estate investment trust subsidiaries" under Internal Revenue Code Section 856(i). A qualified real estate investment trust subsidiary will not be treated as a separate corporation, and all assets, liabilities, and items of income, deduction and credit of a qualified real estate investment trust subsidiary will be treated as assets, liabilities and items of income, deduction and credit, as the case may be, of the real estate investment trust. In applying the real estate investment trust requirements described in this joint proxy statement/prospectus, Pan Pacific's qualified real estate investment trust subsidiaries will be ignored, and all assets, liabilities and items of income, deduction and credit of such subsidiaries will be treated as Pan Pacific's assets, liabilities and items of income, deduction and credit, as the case may be. A qualified real estate investment trust subsidiary will not be subject to federal income tax, and Pan Pacific's ownership of the voting stock of a qualified real estate investment trust subsidiary will not violate the restrictions against Pan Pacific owning securities of any one issuer which constitutes more than 10% of that issuer's voting securities or more than 5% of the value of Pan Pacific's total assets.

     Income Tests. Pan Pacific must satisfy two gross income requirements annually to maintain its qualification as a real estate investment trust:

     - First, in each taxable year Pan Pacific must derive directly or indirectly at least 75% of its gross income, excluding gross income from prohibited transactions, from (1) investments relating to real property or mortgages on real property, including "rents from real property" and, in some circumstances, interest, or (2) specified types of temporary investments; and

     - Second, in each taxable year Pan Pacific must derive at least 95% of its gross income, excluding gross income from prohibited transactions, from
       (1) the real property investments described above, (2) dividends, interest and gain from the sale or disposition of stock or securities, or
       (3) any combination of the foregoing.

     For these purposes, the term "interest" generally does not include any amount received or accrued, directly or indirectly, if the determination of all or some of the amount depends in any way on the income or profits of any person. An amount received or accrued generally will not be excluded from the term "interest," however, solely by reason of being based on a fixed percentage or percentages of receipts or sales.

     Rents Pan Pacific receives will qualify as "rents from real property" in satisfying the gross income requirements for a real estate investment trust described above only if all of the following conditions are met:

     - the amount of rent must not be based in any way on the income or profits of any person. An amount received or accrued generally will not be excluded from the term "rents from real property," however, solely by reason of being based on a fixed percentage or percentages of receipts or sales;

     - Pan Pacific, or an actual or constructive owner of 10% or more of Pan Pacific's capital stock, does not actually or constructively own 10% or more of the interests in a tenant whose rents payable to Pan Pacific are to be included in "rents from real property;"

     - no rent is attributable to personal property, other than personal property leased in connection with a lease of real property, and for which the rent attributable to personal property is not greater than

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

       15% of the total rent received under the lease (otherwise the portion of rent attributable to personal property will not qualify as "rents from real property"); and

     - Pan Pacific generally does not operate or manage the property or furnish or render services to the tenants of the property, subject to a 1% de minimis exception, other than through an independent contractor from whom Pan Pacific derives no revenue. Pan Pacific may, however, directly perform services that are "usually or customarily rendered" in connection with the rental of space for occupancy only or are not otherwise considered "rendered to the occupant" of the property. Examples of permitted services include the provision of light, heat, or other utilities, trash removal and general maintenance of common areas. Under recently enacted legislation, described in greater detail below, beginning in 2001, Pan Pacific may employ a "taxable real estate investment trust subsidiary" which may be wholly or partially owned by Pan Pacific, to provide both customary and noncustomary services to tenants without causing the rent Pan Pacific receives from those tenants to fail to qualify as "rents from real property."

     Pan Pacific generally does not intend to receive rent which fails to qualify as "rents from real property." Pan Pacific may, however, have failed to satisfy, and may continue to fail to satisfy, some of the conditions described above to the extent Pan Pacific determines, based on the advice of its tax counsel, that these actions will not jeopardize Pan Pacific's status as a real estate investment trust.

     Pan Pacific believes that the aggregate amount of nonqualifying income from all sources in any taxable year will not exceed the limit on nonqualifying income under the gross income tests. If Pan Pacific fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, Pan Pacific may nevertheless qualify as a real estate investment trust for the year if Pan Pacific is entitled to relief under the Internal Revenue Code. Generally, Pan Pacific may avail itself of the Internal Revenue Code's relief provisions if:

     - Pan Pacific's failure to meet these tests was due to reasonable cause and not due to willful neglect;

     - Pan Pacific attaches a schedule of the sources of its income to its federal income tax return; and

     - any incorrect information on the schedule was not due to fraud with intent to evade tax.

It is not possible, however, to state whether in all circumstances Pan Pacific would be entitled to the benefit of these relief provisions. For example, if Pan Pacific fails to satisfy the gross income tests because nonqualifying income that Pan Pacific intentionally accrues or receives exceeds the limits on nonqualifying income, the Internal Revenue Service could conclude that Pan Pacific's failure to satisfy the tests was not due to reasonable cause. If these relief provisions do not apply to a particular set of circumstances, Pan Pacific will not qualify as a real estate investment trust. As discussed above in "-- Pan Pacific's Qualification as a Real Estate Investment Trust -- General," even if these relief provisions apply, and Pan Pacific retains its status as a real estate investment trust, a tax would be imposed with respect to Pan Pacific's non-qualifying income. Pan Pacific may not always be able to maintain compliance with the gross income tests for real estate investment trust qualification despite its periodic monitoring of its income.

     Prohibited Transaction Income. Any gain realized by Pan Pacific on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Pan Pacific's gain would include Pan Pacific's share of any gain realized by any of the partnerships or limited liability companies in which Pan Pacific owns an interest. This prohibited transaction income may also adversely affect Pan Pacific's ability to satisfy the income tests for qualification as a real estate investment trust. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business depends on all the facts and circumstances surrounding the particular transaction. Pan Pacific intends to hold its properties for investment with a view to long-term appreciation, and to engage in the business of acquiring, developing and owning its properties and other properties. Pan Pacific intends to make occasional sales of its properties consistent with Pan Pacific's investment objectives. Pan Pacific does not intend to enter into any sales that are prohibited transactions. The Internal

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

Revenue Service may contend, however, that one or more of these sales are subject to the 100% penalty tax.

     Asset Tests. At the close of each quarter of Pan Pacific's taxable year, Pan Pacific also must satisfy three tests relating to the nature and diversification of Pan Pacific's assets:

     - First, at least 75% of the value of Pan Pacific's total assets, including assets held by Pan Pacific's qualified real estate investment trust subsidiaries and Pan Pacific's allocable share of the assets held by the partnerships and limited liability companies in which Pan Pacific owns an interest, must be represented by real estate assets, cash, cash items and government securities. For purposes of this test, real estate assets include stock or debt instruments that are purchased with the proceeds of a stock offering or a public debt offering with a term of at least five years, but only for the one-year period commencing on the date of the offering;

     - Second, not more than 25% of Pan Pacific's total assets may be represented by securities, other than those securities included in the 75% asset test; and

     - Third, of the investments included in the 25% asset class, the value of any one issuer's securities may not exceed 5% of the value of Pan Pacific's total assets, and Pan Pacific may not own more than 10% of any one issuer's outstanding voting securities.

     After initially meeting the asset tests at the close of any quarter, Pan Pacific will not lose its status as a real estate investment trust for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If Pan Pacific fails to satisfy the asset tests because Pan Pacific acquires securities or other property during a quarter, Pan Pacific might be able to cure this failure by disposing of sufficient nonqualifying assets within 30 days after the close of that quarter. For this purpose, an increase in Pan Pacific's interests in a partnership or limited liability company will be treated as an acquisition of a portion of the securities or other property owned by the partnership or limited liability company. Pan Pacific believes it has maintained and intends to continue to maintain adequate records of the value of its assets to ensure compliance with the asset tests. In addition, Pan Pacific intends to take such other actions within the 30 days after the close of any quarter as may be required to cure any noncompliance. If Pan Pacific fails to cure noncompliance with the asset tests within this time period, Pan Pacific would cease to qualify as a real estate investment trust.

     As discussed above, a real estate investment trust cannot currently own more than 10% of the outstanding voting securities of any one issuer. Recently, legislation was enacted that, beginning in 2001, limits a real estate investment trust's ability to own more than 10% by vote or value of the securities of any single issuer. This legislation, however, allows a real estate investment trust to own up to 100% of the vote and/or value of a corporation which jointly elects with the real estate investment trust to be treated as a "taxable real estate investment trust subsidiary," provided that, in the aggregate, a real estate investment trust's total investment in its taxable real estate investment trust subsidiaries does not exceed 20% of the value of the real estate investment trust's total assets, and at least 75% of the real estate investment trust's total assets are real estate or other qualifying assets. In addition, dividends from taxable real estate investment trust subsidiaries will be nonqualifying income for purposes of the 75%, but not the 95%, gross income test. Other than certain activities relating to lodging and health care facilities, a taxable real estate investment trust subsidiary may generally engage in any business, including the provision of customary or noncustomary services to tenants of its parent real estate investment trust.

     This new legislation contains provisions generally intended to insure that transactions between a real estate investment trust and its taxable real estate investment trust subsidiary occur "at arm's length" and on commercially reasonable terms. These requirements include a provision that prevents a taxable real estate investment trust subsidiary from deducting interest on direct or indirect indebtedness to its parent real estate investment trust if, under a specified series of tests, the taxable real estate investment trust subsidiary is considered to have an excessive interest expense level or debt to equity ratio. In some cases the new legislation also imposes a 100% tax on the real estate investment trust if its rental, service and/or other agreements with its taxable real estate investment trust subsidiary are not on arm's length terms.

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     This new legislation will require Pan Pacific to monitor its investments in the entities in which it owns an interest and, in some circumstances, modify those investments if Pan Pacific owns more than 10% of the voting power or value of another entity, other than a qualified real estate investment trust subsidiary or a taxable real estate investment trust subsidiary, as described above. The legislation concerning taxable real estate investment trust subsidiaries is generally effective only for taxable years beginning after December 31, 2000. In the merger, Pan Pacific will acquire Western's interest in Western/Kienow L.P, a Delaware limited partnership, which partnership holds 100% of the non-voting preferred stock, representing approximately 97% of the economic value, of Western Real Estate Services, Inc., a California corporation. Pan Pacific believes that its indirect ownership of Western Real Estate
Services, Inc., will not cause it to violate the 5% asset test described above. In addition, because Pan Pacific's ownership of Western Real Estate Services, Inc., will consist exclusively of non-voting preferred stock, Pan Pacific believes that for the taxable year ending December 31, 2000, it will be in compliance with the 10% asset test described above. Because it is expected to own indirectly in excess of 10% of the value of Western Real Estate Services, Inc., however, Pan Pacific may be required to restructure its ownership of this subsidiary in order to comply with the newly enacted legislation discussed in the preceding paragraphs.


     Annual Distribution Requirements. To maintain its qualification as a real estate investment trust, Pan Pacific is required to distribute dividends, other than capital gain dividends, to its shareholders in an amount at least equal to the sum of:

     - 95% of Pan Pacific's "real estate investment trust taxable income"; and

     - 95% of Pan Pacific's after tax net income, if any, from foreclosure property; minus

     - the excess of the sum of specified items of noncash income over 5% of "real estate investment trust taxable income" as described above.

     Pan Pacific's "real estate investment trust taxable income" is computed without regard to the dividends paid deduction and Pan Pacific's net capital gain. In addition, for purposes of this test, non-cash income means income attributable to leveled stepped rents, original issue discount on purchase money debt, or a like-kind exchange that is later determined to be taxable.

     In addition, if Pan Pacific disposes of any asset Pan Pacific acquired from a corporation which is or has been a C corporation in a transaction in which Pan Pacific's basis in the asset is determined by reference to the basis of the asset in the hands of the C corporation, within the ten-year period following Pan Pacific's acquisition of such asset, Pan Pacific would be required, under Treasury Regulations, to distribute at least 95% of the after-tax gain, if any, recognized by Pan Pacific on the disposition of the asset, to the extent that gain does not exceed the excess of (a) the fair market value of the asset on the date Pan Pacific acquired the asset over (b) Pan Pacific's adjusted basis in the asset on the date Pan Pacific acquired the asset.

     These distributions must be paid in the taxable year to which they relate, or in the following taxable year if they are declared before Pan Pacific timely files its tax return for such year and if paid on or before the first regular dividend payment after such declaration. Except as provided in "-- Taxation of Taxable U.S. Stockholders," these distributions are taxable to holders of Pan Pacific's stock, other than tax-exempt entities, as discussed below, in the year in which paid. This is so even though these distributions relate to the prior year for purposes of Pan Pacific's 95% distribution requirement. The amount distributed must not be preferential. To avoid this treatment, every stockholder of the class of stock to which a distribution is made must be treated the same as every other stockholder of that class, and no class of stock may be treated other than according to its dividend rights as a class. To the extent that Pan Pacific does not distribute all of Pan Pacific's net capital gain or distributes at least 95%, but less than 100%, of Pan Pacific's "real estate investment trust taxable income," as adjusted, Pan Pacific will be required to pay tax on this income at regular ordinary and capital gain corporate tax rates. Pan Pacific believes it has made and intends to continue to make timely distributions sufficient to satisfy these annual distribution requirements.

     Pan Pacific expects that its "real estate investment trust taxable income" will be less than its cash flow due to the allowance for depreciation and other non-cash charges allowed in computing "real estate investment trust taxable income." Accordingly, Pan Pacific anticipates that it will generally have sufficient cash or liquid assets to enable it to satisfy the distribution requirements described above. It is possible, however, that Pan Pacific may not have sufficient cash or other liquid assets to meet these distribution requirements due to timing differences between the actual receipt of income and actual payment of deductible expenses, and the inclusion of income and deduction of expenses in arriving at Pan Pacific's taxable income. If these timing differences occur, in order to meet the distribution requirements, Pan Pacific may need to arrange for short-term, or possibly long-term, borrowings or may need to pay dividends in the form of taxable stock dividends. In addition, pursuant to recently enacted legislation, the 95% distribution requirement discussed above will be reduced to 90% effective for taxable years beginning after December 31, 2000.

     Pan Pacific may be able to rectify an inadvertent failure to meet the 95% distribution requirement for a year by paying "deficiency dividends" to shareholders in a later year, which may be included in Pan Pacific's deduction for dividends paid for the earlier year. Thus, Pan Pacific may be able to avoid being subject to tax on amounts distributed as deficiency dividends. Pan Pacific will be required, however, to pay interest to the Internal Revenue Service based upon the amount of any deduction claimed for deficiency dividends.

     Furthermore, Pan Pacific would be required to pay a 4% excise tax on the excess of the required distribution over the amount, if any, by which Pan Pacific's actual annual distributions during a calendar year are less than the sum of 85% of Pan Pacific's ordinary income for the year, 95% of Pan Pacific's capital gain income for the year and any undistributed taxable income from prior periods. Any taxable income and net capital gain on which this excise tax is imposed for any year is treated as an amount distributed during that year for purposes of calculating such tax.

     Distributions with declaration and record dates falling in the last three months of the calendar year, which are made by the end of January immediately following such year, will be treated for all income tax purposes as made on December 31 of the prior year.

     Tax Aspects of Partnerships and Limited Liability Companies in Which Pan Pacific Owns an Interest. Pan Pacific currently owns interests in several partnerships and limited liability companies, and may own additional interests in such entities in the future. The ownership of an interest in a partnership or limited liability company treated as a partnership for federal income tax purposes may involve special tax risks, including the possible challenge by the Internal Revenue Service of:

     - allocations of income and expense items, which could affect the computation of Pan Pacific's taxable income; and

     - the status of the partnership or limited liability company as a partnership, as opposed to an association taxable as a corporation, for federal income tax purposes.

     If any of the partnerships or limited liability companies in which Pan Pacific owns an interest were treated as an association taxable as a corporation for federal income tax purposes, the partnership or limited liability company would be treated as a taxable entity. In addition, in such a situation, the following would occur:

     - If Pan Pacific owned more than 10% of the outstanding voting securities of the partnership or limited liability company, or the value of such securities exceeded 5% of the value of Pan Pacific's assets, Pan Pacific would fail to satisfy the asset tests described above and would therefore fail to qualify as a real estate investment trust.

     - Distributions from the partnership or limited liability company to Pan Pacific would be treated as dividends, which are not taken into account in satisfying the 75% gross income test described above and could, therefore, make it more difficult for Pan Pacific to satisfy the 75% gross income test.

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     - The interest in the partnership or limited liability company held by Pan
       Pacific would not qualify as a "real estate asset," which could make it more difficult for Pan Pacific to meet the 75% asset test described above.

     - Pan Pacific would not be able to deduct its share of any losses generated by the partnership or limited liability company in computing Pan Pacific's taxable income.

     See "-- Failure to Qualify" below for a discussion of the effect of Pan Pacific's failure to meet such tests for a taxable year. Pan Pacific believes that each of the partnerships and limited liability companies in which Pan Pacific owns an interest will be treated as a partnership, rather than an association taxable as a corporation. Pan Pacific cannot assure you, however, that the Internal Revenue Service will not successfully challenge the Federal income tax status of the partnerships and limited liability companies as partnerships.

     A partnership or limited liability company agreement will generally determine the allocation of income and losses among partners or members. These allocations, however, will be disregarded for tax purposes if they do not comply with the provisions of Section 704(b) of the Internal Revenue Code and the Treasury Regulations. Generally, Section 704(b) of the Internal Revenue Code and the related Treasury Regulations require that partnership and limited liability company allocations respect the economic arrangement of the partners and members. If an allocation is not respected for federal income tax purposes, the relevant item will be reallocated according to the partners' or members' interests in the partnership or limited liability company. This reallocation will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners or members with respect to such item. The allocations of taxable income and loss in each of the partnerships and limited liability companies in which Pan Pacific owns an interest are intended to comply with the requirements of Section 704(b) of the Internal Revenue Code and the Treasury Regulations thereunder.

     Under Section 704(c) of the Internal Revenue Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership or limited liability company in exchange for an interest in the partnership or limited liability company must be allocated in a manner so that the contributing partner or member is charged with the unrealized gain or benefits from the unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss is generally equal to the difference between the fair market value or book value and the adjusted tax basis of the contributed property at the time of contribution. These allocations are solely for federal income tax purposes. These allocations do not affect the book capital accounts or other economic or legal arrangements among the partners or members. Some of the partnerships and/or limited liability companies in which Pan Pacific owns an interest were formed by way of contributions of appreciated property. The relevant partnership and/or limited liability company agreements require that allocations be made in a manner consistent with Section 704(c) of the Internal Revenue Code.

     Earnings And Profits Distribution Requirements. A real estate investment trust is not permitted to have accumulated earnings and profits attributable to non-real estate investment trust years. A real estate investment trust has until the close of its first taxable year in which it has non-real estate investment trust earnings and profits to distribute all such earnings and profits. Pan Pacific's failure to comply with this rule would result in the loss of its real estate investment trust status. See "-- Failure to Qualify." As part of the transactions consummated in connection with its formation and initial public offering in August 1997, Pan Pacific may have acquired earnings and profits attributable to non-real estate investment trust years from certain of Revenue Properties (U.S.), Inc.'s wholly-owned subsidiaries. While not free from doubt, Pan Pacific believes, and intends to take the position, that the earnings and profits of the Revenue Properties (U.S.), Inc. subsidiaries remained with the Revenue Properties (U.S.), Inc. affiliated group and were not acquired by Pan Pacific. For purposes of applying the rules requiring the distribution of non-real estate investment trust earnings and profits, however, Pan Pacific has assumed that the earnings and profits of the Revenue Properties (U.S.), Inc. subsidiaries did carry over to Pan Pacific, and therefore that Pan Pacific was required to have distributed, or been deemed to have distributed, those earnings and profits prior to the end of 1997 in order to avoid a loss of its status as a real estate investment trust in 1997. The

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calculation of the amount of Revenue Properties (U.S.), Inc. earnings and profits that Pan Pacific would have acquired, and the amount of distributions necessary to distribute those earnings and profits, is subject to challenge by the Internal Revenue Service. However, even if the Internal Revenue Service should challenge the calculation of the amount of acquired earnings and profits, Pan Pacific believes that it did not have earnings and profits attributable to non-real estate investment trust years as of the close of 1997, and therefore that Pan Pacific qualified as a real estate investment trust for 1997.

     Failure to Qualify. If Pan Pacific fails to qualify for taxation as a real estate investment trust in any taxable year, and the relief provisions of the Internal Revenue Code do not apply, Pan Pacific will be required to pay tax, including any alternative minimum tax and possibly increased state and local taxes, on Pan Pacific's taxable income at regular corporate rates. Distributions to shareholders in any year in which Pan Pacific fails to qualify as a real estate investment trust will not be deductible by Pan Pacific, and Pan Pacific will not be required to distribute any amounts to Pan Pacific's stockholders. As a result, Pan Pacific anticipates that its failure to qualify as a real estate investment trust would reduce the cash available for distribution by Pan Pacific to its stockholders. In addition, if Pan Pacific fails to qualify as a real estate investment trust, stockholders will be required to pay tax on all distributions to them at ordinary income rates to the extent of Pan Pacific's current and accumulated earnings and profits. In this event, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, Pan Pacific will also be disqualified from taxation as a real estate investment trust for the four taxable years following the year during which Pan Pacific lost its qualification. It is not possible to state whether in all circumstances Pan Pacific would be entitled to this statutory relief.

     Tax Liabilities and Attributes Inherited from Western. If Western fails to qualify as a real estate investment trust in any taxable year, it will be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Unless statutory relief provisions apply, Western would be disqualified from treatment as a real estate investment trust for the four taxable years following the year during which it lost qualification. Pan Pacific, as successor-in-interest to Western, would be required to pay this tax. The built-in gain rules described under "Pan Pacific's Qualification as a Real Estate Investment Trust -- General" above would apply with respect to any assets acquired by Pan Pacific from Western in connection with the merger if the merger qualified as a tax-free reorganization under the Internal Revenue Code and if Western failed to qualify as a real estate investment trust at any time during the ten-year period prior to the merger. In addition, if Western did not qualify as a real estate investment trust for its taxable year ending with the merger and if Pan Pacific were not to make an election under Treasury Regulation section 1.337(d)-5T, Western would recognize taxable gain as a result of the merger under the built-in gain rules, even though the merger otherwise qualified as a tax-free reorganization under the Internal Revenue Code. The liability for any tax due with respect to the gain described above would be assumed by Pan Pacific in the merger. Pan Pacific intends, however, to make a protective election under Treasury Regulation section 1.337(d)-5T with respect to the merger to prevent the recognition of this gain. Even having made this election, under these circumstances, if Pan Pacific disposed of any of the assets acquired from Western during the ten-year period following the merger, any resulting gain, to the extent of the built-in gain at the time of the merger, would be subject to tax at the highest corporate tax rate under the built-in gain rules. Furthermore, as a result of the merger, and assuming the merger is treated as a tax-free reorganization under Section 368(a) of the Internal Revenue Code, Pan Pacific will succeed to various tax attributes of Western, including any undistributed C corporation earnings and profits of Western. If Western qualified as a real estate investment trust for all years prior to the merger and the merger is treated as a tax-free reorganization under the Internal Revenue Code, then Western will not have any undistributed C corporation earnings and profits. If, however, Western failed to qualify as a real estate investment trust for any year, then it is possible that Pan Pacific would acquire undistributed C corporation earnings and profits from Western. If Pan Pacific did not distribute these C corporation earnings and profits prior to the end of its taxable year in which the merger occurs, Pan Pacific would fail to qualify as a real estate investment trust. In addition, after the merger, the asset and income tests described in "-- Pan Pacific's Qualification as a Real Estate Investment Trust -- Income Tests" and "-- Asset Tests" will apply to all of Pan Pacific's assets, including the assets it acquires from Western, and to all of Pan Pacific's income, including the income derived from the assets it acquires from Western. As a result, the nature of the assets that Pan Pacific acquires from Western and the income derived from those assets may have an effect on Pan Pacific's tax status as a real estate investment trust.

     As is the case with Pan Pacific, qualification as a real estate investment trust requires Western to satisfy numerous requirements, some on an annual basis, others on a quarterly basis and still others on an ongoing basis, established under highly technical and complex Internal Revenue Code provisions. These include requirements relating to Western's:

     - actual annual operating results;

     - asset diversification;

     - distribution levels; and

     - diversity of stock ownership.

     There are only limited judicial and administrative interpretations of these requirements and qualification as a real estate investment trust involves the determination of various factual matters and circumstances not entirely within Western's control.


     As a condition to closing, O'Melveny & Myers LLP will render an opinion to the effect that, based on the facts, representations and assumptions stated therein, commencing with its taxable year ended December 31, 1992, and without regard to whether such opinion is true or accurate for any taxable year prior to Western's taxable year ended December 31, 1992, Western was organized in conformity with the requirements for qualification and taxation as a real estate investment trust under the Internal Revenue Code, and its method of operation has enabled Western to meet, through the effective time of the merger, the requirements for qualification and taxation as a real estate investment trust under the Internal Revenue Code.


     Assuming the merger is treated as a reorganization under Section 368(a) of the Internal Revenue Code, Western's tax basis in the assets transferred in the merger will carry over to Pan Pacific. Because many of the properties owned by Western have fair market values in excess of their tax bases, this lower tax basis will cause Pan Pacific to have lower depreciation deductions and higher gain on sale with respect to these properties than would have been the case if these properties had been acquired in a taxable transaction.

     Taxation of Taxable U.S. Stockholders. As used in this summary, the term "U.S. stockholder" means a holder of shares of Pan Pacific common stock who is, for United States federal income tax purposes:

     - a citizen or resident of the United States;

     - a corporation, partnership, or other entity created or organized in or under the laws of the United States or of any state or in the District of Columbia, unless, in the case of a partnership, Treasury Regulations provide otherwise;

     - an estate which is required to pay United States federal income tax regardless of the source of its income; or

     - a trust whose administration is under the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust.

Notwithstanding the preceding sentence, to the extent provided in Treasury Regulations, some trusts in existence on August 20, 1996, and treated as U.S. persons prior to this date that elect to continue to be treated as U.S. persons, are also considered U.S. stockholders.

     Distributions Generally. Distributions out of Pan Pacific's current or accumulated earnings and profits not designated as capital gains dividends will constitute dividends taxable to Pan Pacific's taxable U.S.

stockholders as ordinary income. As long as Pan Pacific qualifies as a real estate investment trust, these distributions will not be eligible for the dividends-received deduction in the case of U.S. stockholders that are corporations. For purposes of determining whether distributions to holders of common stock are out of current or accumulated earnings and profits, earnings and profits will be allocated first to outstanding preferred stock, if any, and then to common stock.

     To the extent that Pan Pacific makes distributions, other than capital gain dividends discussed below, in excess of Pan Pacific's current and accumulated earnings and profits, these distributions will be treated first as a tax-free return of capital to each U.S. stockholder. This treatment will reduce the adjusted tax basis each U.S. stockholder has in his shares of stock by the amount of the distribution, but not below zero. Distributions in excess of a U.S. stockholder's adjusted tax basis in its shares will be taxable as capital gain, provided that the shares have been held as capital assets. This gain will be taxable as long-term capital gain if the shares have been held for more than one year. Dividends Pan Pacific declares in October, November, or December of any year and payable to a stockholder of record on a specified date in any of these months will be treated as both paid by Pan Pacific and received by the stockholder on December 31 of that year, provided Pan Pacific actually pays the dividend on or before January 31 of the following year. Stockholders may not include in their own income tax returns any of Pan Pacific's net operating losses or capital losses.

     Capital Gain Distributions. Distributions that Pan Pacific properly designates as capital gain dividends will be taxable to Pan Pacific's taxable U.S. stockholders as gain, to the extent this gain does not exceed Pan Pacific's actual net capital gain for the taxable year, from the sale or disposition of a capital asset. Depending on the characteristics of the assets which produced these gains, and on designations, if any, which Pan Pacific may make, these gains may be taxable to non-corporate U.S. stockholders at a maximum 20% or 25% rate. U.S. stockholders that are corporations may, however, be required to treat up to 20% of some capital gain dividends as ordinary income.

     Passive Activity Losses and Investment Interest Limitations. Distributions Pan Pacific makes, and gain arising from the sale or exchange by a U.S. stockholder of Pan Pacific's shares, will not be treated as passive activity income. As a result, U.S. stockholders generally will not be able to apply any "passive losses" against this income or gain. Distributions Pan Pacific makes, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation. Gain arising from the sale or other disposition of Pan Pacific's shares, however, may not be treated as investment income depending upon a shareholder's particular situation.

     Retention of Net Long-Term Capital Gains. Pan Pacific may elect to retain, rather than distribute as a capital gain dividend, Pan Pacific's net long-term capital gains. If Pan Pacific makes this election, it would pay tax on its retained net long-term capital gains. In addition, to the extent Pan Pacific designates, a U.S. stockholder generally would:

     - include its proportionate share of Pan Pacific's undistributed long-term capital gains in computing its long-term capital gains in its return for its taxable year in which the last day of Pan Pacific's taxable year falls;

     - be deemed to have paid the capital gains tax imposed on Pan Pacific on the designated amounts included in the U.S. stockholder's long-term capital gains;

     - receive a credit or refund for the amount of tax deemed paid by it;

     - increase the adjusted basis of its common stock by the difference between the amount of includable gains and the tax deemed to have been paid by it; and

     - in the case of a U.S. stockholder that is a corporation, appropriately adjust its earnings and profits for the retained capital gains as required by Treasury Regulations to be prescribed by the Internal Revenue Service.

     Dispositions of Pan Pacific Common Stock. If you are a U.S. stockholder and you sell or dispose of your shares of common stock in a taxable transaction, you will recognize gain or loss for federal income tax purposes in an amount equal to the difference between the amount of cash and the fair market value of any property you receive on the sale or other disposition and your adjusted basis in the shares for tax purposes. This gain or loss will be capital if you have held the common stock as a capital asset. This gain or loss, except as provided below, will be long-term capital gain or loss if you have held the common stock for more than one year. Long-term capital gains of a non-corporate U.S. stockholder will generally be subject to a maximum tax rate of 20%. In general, if you are a U.S. stockholder and you recognize loss upon the sale or other disposition of common stock that you have held for six months or less, the loss you recognize will be treated as a long-term capital loss to the extent you received distributions from Pan Pacific which were required to be treated as long-term capital gains.

     Backup Withholding. Pan Pacific reports to its U.S. stockholders and the Internal Revenue Service the amount of dividends paid during each calendar year and the amount of any tax withheld. Under the backup withholding rules, a stockholder may be subject to backup withholding at the rate of 31% with respect to dividends paid unless the holder is a corporation or is otherwise exempt and, when required, demonstrates this fact or provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the backup withholding rules. A U.S. stockholder that does not provide Pan Pacific with his correct taxpayer identification number may also be subject to penalties imposed by the Internal Revenue Service. Backup withholding is not an additional tax. Any amount paid as backup withholding will be creditable against the shareholder's income tax liability. In addition, Pan Pacific may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status. See "-- Taxation of Non-U.S. Stockholders."

TAXATION OF TAX-EXEMPT STOCKHOLDERS

     The Internal Revenue Service has ruled that amounts distributed as dividends by a qualified real estate investment trust do not constitute unrelated business taxable income when received by a tax-exempt entity. Based on that ruling, except as described below, dividend income from Pan Pacific and gain arising upon a sale of shares generally will not be unrelated business taxable income to a tax-exempt stockholder. This income or gain will be unrelated business taxable income, however, if the tax-exempt stockholder holds its shares as "debt financed property" within the meaning of the Internal Revenue Code or if the shares are used in a trade or business of the tax-exempt stockholder. Generally, debt financed property is property the acquisition or holding of which was financed through a borrowing by the tax-exempt stockholder.

     For tax-exempt stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Internal Revenue Code, respectively, income from an investment in Pan Pacific's shares will constitute unrelated business taxable income unless the organization is able to properly claim a deduction for amounts set aside or placed in reserve for specific purposes so as to offset the income generated by its investment in Pan Pacific's shares. Prospective investors that are exempt from taxation under these provisions of the Internal Revenue Code should consult their tax advisors concerning these "set aside" and reserve requirements.

     Notwithstanding the above, however, a portion of the dividends paid by a "pension-held real estate investment trust" will be treated as unrelated business taxable income as to specified tax exempt trusts which hold more than 10%, by value, of the interests in the real estate investment trust. A real estate investment trust's tax status as a "pension held real estate investment trust" depends, in part, on the ownership of its stock. As a result of the limitations on the transfer and ownership of stock contained in its charter, Pan Pacific does not expect to be classified as a "pension-held real estate investment trust."

TAXATION OF NON-U.S. STOCKHOLDERS

     The preceding discussion does not address the rules governing United States federal income taxation of the ownership and disposition of common stock or preferred stock by persons that are non-U.S. stockholders. As used in this summary, the term "non-U.S. stockholder" means stockholders of Pan

Pacific who are not U.S. stockholders. In general, non-U.S. stockholders may be subject to special tax withholding requirements on distributions from Pan Pacific and with respect to their sale or other disposition of Pan Pacific common stock, except to the extent reduced or eliminated by an income tax treaty between the United States and the non-U.S. stockholder's country. A non-U.S. stockholder who is a stockholder of record and is eligible for reduction or elimination of withholding must file an appropriate form with Pan Pacific in order to claim this treatment. Non-U.S. stockholders should consult their tax advisors concerning the federal income tax consequences to them of an acquisition of shares of Pan Pacific common stock, including the federal income tax treatment of dispositions of interests in and the receipt of distributions from Pan Pacific.

OTHER TAX CONSEQUENCES

     Pan Pacific may be required to pay state or local taxes in state or local jurisdictions, including those in which Pan Pacific transacts business, and Pan Pacific's stockholders may be required to pay state or local taxes in state or local jurisdictions, including those in which they reside. Pan Pacific's state and local tax treatment may not conform to the federal income tax consequences summarized above. In addition, the state and local tax treatment of holders of Pan Pacific common stock may not conform to the federal income tax consequences summarized above. Consequently, holders of Pan Pacific common stock should consult their tax advisors regarding the effect of state and local tax laws on the acquisition, ownership, and disposition of Pan Pacific common stock.

              COMPARISON OF RIGHTS OF STOCKHOLDERS OF PAN PACIFIC
                     AND SHAREHOLDERS OF WESTERN PROPERTIES

GENERAL

     Pan Pacific is incorporated in Maryland, and Western Properties is organized as an unincorporated business trust governed by California law. Immediately before the completion of the merger, Western Properties will incorporate in California. This incorporation is necessary because California law does not specifically allow for the merger of a California real estate investment trust with a corporation, but it does allow for the merger of two corporations. Upon the completion of the merger, Western Properties' shareholders will become stockholders of Pan Pacific. The rights of Western Properties' shareholders are governed currently by Western Properties' Amended and Restated Declaration of Trust and California law. Once Western Properties' shareholders become shareholders of Pan Pacific, their rights will be governed by the Maryland General Corporation Law, the Pan Pacific charter and the Pan Pacific bylaws.

     Western Properties' Amended and Restated Declaration of Trust provides that it is governed by the laws of California. Although some California statutes specifically relate to business trusts, such as the California statute that authorizes a business trust to convert into a corporation, the statutory law governing California business trusts is much less extensive than the statutory law governing California corporations. In the absence of statutory law, the rights of Western Properties' shareholders are governed by California common law. Common law consists of decisions and principles articulated by courts in response to lawsuits. California courts have repeatedly stated the rule that a California business trust is governed by its declaration of trust. Apart from this general rule, there are few California common law principles that relate specifically to business trusts. In matters about which a declaration of trust is silent, California courts tend to apply the well-developed rules applicable to traditional trusts. It remains unclear how a court would resolve many potential conflicts between a business trust's declaration of trust and the rules applicable to traditional trusts. For example, it is unclear whether a court would give effect to the provisions of Western Properties' declaration of trust that purport to lower its trustees' fiduciary duties from the strict duties owed by a traditional common law trustee to a lesser standard. In contrast, a corporation such as Pan Pacific is specifically authorized by statutes, and the rights and liabilities of corporate shareholders, officers and directors are governed by extensive bodies of statutory law and case law interpreting those statutes.

CERTAIN MATERIAL DIFFERENCES BETWEEN THE RIGHTS OF STOCKHOLDERS OF PAN PACIFIC AND SHAREHOLDERS OF WESTERN PROPERTIES

     The following is a summary of the material differences between the rights of Western Properties' shareholders and the rights of Pan Pacific's stockholders. This summary does not purport to be a complete description of the differences between the rights of Western Properties' shareholders and Pan Pacific's stockholders.

          PAN PACIFIC/MARYLAND LAW                   WESTERN PROPERTIES/CALIFORNIA LAW
          ------------------------                   ---------------------------------
AUTHORIZED CAPITAL STOCK
The total number of authorized shares of Pan    Western Properties is authorized to issue an
Pacific stock is 130,000,000, which consists    unlimited number of common shares of
of 100,000,000 shares of common stock, par      beneficial interest, without par value, and
value $.01 per share, and 30,000,000 shares     2,000,000 preferred shares of beneficial
of preferred stock, par value $.01 per          interest, without par value.
share.

          PAN PACIFIC/MARYLAND LAW                   WESTERN PROPERTIES/CALIFORNIA LAW
          ------------------------                   ---------------------------------
                                       VOTING RIGHTS
The Maryland General Corporation Law            Each holder of Western Properties common
provides that, unless otherwise provided in     shares is entitled to one vote per share and
a corporation's charter:                        to the same and identical voting rights as
                                                other holders of Western Properties common
- each share of a corporation's stock is        shares.
  entitled to one vote;
- the presence in person or by proxy of
  stockholders entitled to cast a majority
  of all the votes entitled to be cast at a
  meeting constitutes a quorum; and
- in matters other than the election and
  removal of directors or the approval of
  extraordinary transactions (discussed
  below), a majority of all the votes cast
  at a meeting at which a quorum is present
  is sufficient to approve a matter which
  properly comes before a stockholder
  meeting.

The Maryland General Corporation Law limits     There is no similar limitation under the
the voting rights of "control shares" held      California common law of trust or Western
by persons who, directly or indirectly, have    Properties' Amended and Restated Declaration
the power to exercise:                          of Trust.
- one-tenth or more, but less
  than            one-third;
- one-third or more, but less than a
majority; or
- a majority or more of all voting power in
  the election of directors. See "-- State
  Law Takeover Legislation."
The Pan Pacific bylaws provide that these
limitations on control shares do not apply
to acquisitions of shares of Pan Pacific.
However, the Pan Pacific bylaws provide that
the holders of a majority of the outstanding
shares of Pan Pacific common stock may
repeal the provision of the Pan Pacific
bylaws that removes such limitations and,
upon such repeal, a new bylaw may be adopted
that causes such limitations to apply
retroactively to prior acquisitions of
shares of Pan Pacific.

Subject to the restrictions on transfer of      Western Properties' Amended and Restated
Pan Pacific common stock discussed in           Declaration of Trust permits the Western
"Description of Pan Pacific                     Properties board to classify and issue
Stock -- Restrictions on Ownership and          preferred stock in one or more series that
Transfer," each holder of Pan Pacific common    may have voting power that differs from that
stock is entitled to one vote per share and     of the Pan Pacific common stock and/or
to the same voting rights as other holders      Western Properties common shares.
of Pan Pacific common stock. However, Pan
Pacific's charter permits the Pan Pacific
board to classify and issue Pan Pacific
preferred stock in one or more series that
may have voting powers that differ from
those of the Pan Pacific common stock. See
"Description of Pan Pacific Stock."

          PAN PACIFIC/MARYLAND LAW                   WESTERN PROPERTIES/CALIFORNIA LAW
          ------------------------                   ---------------------------------
ADVANCE NOTICE PROVISION
The Pan Pacific bylaws provide that with        Western Properties' Amended and Restated
respect to an annual meeting of                 Declaration of Trust does not contain
stockholders, nominations of persons for        restrictions on the business that may be
election to the Pan Pacific board and the       conducted at an annual meeting of
proposal of business to be considered by        shareholders. Also, Western Properties'
stockholders may be made only:                  Amended and Restated Declaration of Trust
- pursuant to Pan Pacific's notice of the       does not impose any advance notice
meeting;                                        requirements for submission of shareholder
                                                proposals for consideration at an annual
- by the Pan Pacific board; or                  meeting. Western Properties is not aware of
                                                any advance notice requirement for
- by a stockholder who is entitled to vote      shareholder proposals under the California
  at the meeting and has complied with the      common law of trusts. However, in order for
  advance notice procedures set forth in the    a proposal to be included in the proxy
  Pan Pacific bylaws, which generally           statement relating to an annual meeting,
  require delivery of a notice to the           Western Properties' trustees have in the
  Secretary of Pan Pacific not more than 90     past required that the proposal must have
  days nor less than 60 days before the         been received by Western Properties at least
  first anniversary of the last annual          120 days before the first anniversary of the
  meeting.                                      mailing of the prior year's proxy statement,
With respect to special meetings of             as permitted by the rules of the SEC.
stockholders, only the business specified in
Pan Pacific's notice of meeting may be          With respect to special meetings of
brought before the meeting of stockholders.     shareholders, only the business specified in
Nominations of persons for election to the      Western Properties' notice of special
Pan Pacific board may be made at a special      meeting may be brought before the meeting of
meeting of stockholders:                        shareholders.
- pursuant to Pan Pacific's notice of the
meeting;
- by the Pan Pacific board; or
- provided that the Pan Pacific board has
  determined that directors shall be elected
  at such meeting, by a stockholder who is
  entitled to vote at the meeting and has
  complied with the advance notice
  procedures in the Pan Pacific bylaws,
  which generally require delivery of a
  notice to the Secretary of Pan Pacific not
  earlier than 90 days before the special
  meeting nor later than the later of 60
  days before the meeting or ten days after
  Pan Pacific's public announcement of the
  date of the meeting and the nominees
  proposed to be elected to the Pan Pacific
  board.
For both annual and special meetings,
nominations and proposals of business to be
considered can only be made by persons who
were stockholders of record both at the time
of giving their notice and at the time of
the meeting.

          PAN PACIFIC/MARYLAND LAW                   WESTERN PROPERTIES/CALIFORNIA LAW
          ------------------------                   ---------------------------------
SIZE OF THE BOARD OF DIRECTORS
Under the Maryland General Corporation Law,
a corporation must have at least one
director. Subject to this provision, a
corporation's bylaws may alter the number of
directors and authorize a majority of the
entire board of directors to alter within
specified limits the number of directors set
by the corporation's charter or its bylaws.

The Pan Pacific charter and bylaws provide      California's common law of trusts does not
that the number persons constituting the Pan    require a business trust to have more than
Pacific board may not be less than the          one trustee. The Amended and Restated
minimum number required by Maryland General     Declaration of Trust requires Western
Corporation Law, nor more than 15. The Pan      Properties' board of trustees to have not
Pacific bylaws provide that, within the         less than three nor more than seven
parameters stated above, the number of          trustees. Subject to that limit, the number
directors may be increased or decreased by      of trustees is set by the trustees. There
resolution of a majority of the Pan Pacific     are currently six trustees on the Western
board, except that the term of a directors      Properties board of trustees.
may not be affected by a decrease in the
number of directors. The number of persons
currently constituting the Pan Pacific board
is five. Pursuant to the merger agreement,
at the effective time of the merger, the Pan
Pacific board will be increased to seven.
CLASSIFICATION OF THE BOARD OF DIRECTORS
The Maryland General Corporation Law permits
staggered terms for directors. If a
corporation has staggered terms for
directors, the term of each director may be
provided in the corporation's bylaws, except
that:
- the term of office of a director may not
  be longer than five years or, except in
  the case of an initial or substitute
  director, shorter than the period between
  annual meetings; and
- the term of office of at least one class
  shall expire each year.
The directors of Pan Pacific are divided        The trustees of Western Properties are
into three classes, as nearly equal in          divided into three classes, with
number as possible, with the term of one        approximately one-third of the trustees
class expiring each year. Consequently,         elected by the shareholders annually.
members of the Pan Pacific board serve          Consequently, members of the Western
staggered three-year terms.                     Properties board serve staggered three-year
                                                terms.

          PAN PACIFIC/MARYLAND LAW                   WESTERN PROPERTIES/CALIFORNIA LAW
          ------------------------                   ---------------------------------
ELECTION OF THE BOARD OF DIRECTORS
The Maryland General Corporation Law            Western Properties' Amended and Restated
provides that, unless its charter or bylaws     Declaration of Trust provides that trustees
provide otherwise, which Pan Pacific's          shall be elected by a vote of a majority of
charter and bylaws do not, a corporation's      the shares represented in person or by proxy
directors shall be elected by a plurality of    at an annual meeting of shareholders.
the votes cast at a meeting at which a
quorum is present.
                                                Western Properties' Amended and Restated
Under the Maryland General Corporation Law,     Declaration of Trust does not grant
a corporation's charter may provide that        cumulative voting rights with respect to the
stockholders of a corporation can elect         election of trustees to holders of Western
directors by cumulative voting. Neither the     Properties shares.
Pan Pacific charter nor the Pan Pacific
bylaws grant cumulative voting rights with
respect to the election of directors to
holders of Pan Pacific common stock.

REMOVAL OF DIRECTORS
Under the Maryland General Corporation Law,     Western Properties' Amended and Restated
unless the corporation's charter provides       Declaration of Trust provides that any
otherwise, the stockholders of a corporation    trustee may be removed from his office at
with a classified board of directors may        any time by vote or written consent of the
remove any director, only for cause, by the     holders of a majority of the outstanding
affirmative vote of a majority of all the       shares of Western Properties, if such vote
votes entitled to be cast for the election      or consent shall be joined with a
of directors. The Pan Pacific charter           declaration by those so voting or
provides that directors may be removed only     consenting, which sets forth their
for cause and only by the affirmative vote      determination that the trustee so removed
of the holders of a majority of the votes       has willfully violated any of the provisions
entitled to be cast in the election of the      of Western Properties' Amended and Restated
directors.                                      Declaration of Trust or that he has
                                                willfully acted contrary to the interest of
                                                the shareholders as a whole.

FILLING VACANCIES
Under the Pan Pacific charter and bylaws,       Under the Western Properties Amended and Re-
vacancies on the Pan Pacific board caused by    stated Declaration of Trust, vacancies in
the removal or resignation of a director may    the Western Properties board caused by the
be filled by the vote of a majority of the      death or resignation of a trustee may be
remaining directors or, if the vacancy is       filled by the remaining trustees and the
caused by the removal of a director, by the     appointee shall hold office for the
shareholders at an annual or special            unexpired term of the predecessor. Vacancies
meeting, and the appointee shall hold office    in the Western Properties board caused by
for the unexpired term of his predecessor.      the removal of a trustee may be filled by
                                                the shareholders at an annual or special
Newly created directorships may be filled by    meeting.
a majority of the entire Pan Pacific board
and the appointee shall hold office until       Newly created trusteeships may be filled by
the next election of directors by the           the existing Western Properties trustees and
shareholders, or may be filled by the           the appointee shall hold office until the
stockholders at an annual or special            next annual meeting of shareholders.
meeting.

          PAN PACIFIC/MARYLAND LAW                   WESTERN PROPERTIES/CALIFORNIA LAW
          ------------------------                   ---------------------------------
STANDARD OF CONDUCT FOR DIRECTORS/TRUSTEES
Under Maryland law, the standard of conduct     Under the California common law of trusts,
for directors is set forth in Section           any trustee of a California business trust
2-405.1(a) of the Maryland General              must act loyally, in good faith and within
Corporation Law, which requires that a          the limits of his or her discretion. Western
director of a Maryland corporation perform      Properties' Amended and Restated Declaration
his or her duties in "good faith," with a       of Trust provides its trustees with full
reasonable belief that his or her actions       discretionary control over Western
are "in the best interests of the               Properties' assets, business and affairs to
corporation" and with the care of an            the same extent as if the trustees were the
"ordinarily prudent person in a like            sole owners of the assets, business and
position . . . under similar circumstances."    affairs in their own right, subject only to
Section 2-405.1(c) provides that an act of a    the limitations expressly stated in the
director is presumed to satisfy these           Amended and Restated Declaration of Trust.
standards.                                      Although Western Properties' trustees owe
                                                fiduciary duties to Western Properties and
                                                its shareholders, it is uncertain whether
                                                their fiduciary duties are governed by the
                                                principles of law and equity applicable to
                                                traditional common law business trusts or by
                                                the standards defined in the Amended and
                                                Restated Declaration of Trust.

INDEMNIFICATION OF DIRECTORS AND OFFICERS
The Maryland General Corporation Law            Western Properties' Amended and Restated
requires a corporation, unless its charter      Declaration of Trust provides that any
provides otherwise, which Pan Pacific's         person made a party to any action, suit or
charter does not, to indemnify a director or    proceeding or against whom a claim or
officer who has been successful, on the         liability is asserted by reason of the fact
merits or otherwise, in the defense of any      that he was or is a trustee, officer,
proceeding to which he is made a party by       employee or agent of Western Properties or
reason of his service in that capacity. The     active in such capacity on behalf of Western
Maryland General Corporation Law permits a      Properties shall be indemnified and held
corporation to indemnify its present and        harmless by Western Properties against
former directors and officers, among others,    damages judgments, fines, amounts paid on
in connection with any proceeding to which      account thereof and reasonable expenses,
they may be made a party by reason of their     including attorneys' fees actually and
service in those or other capacities unless     reasonably incurred by him in connection
it is established that:                         with the defense of such action, except that
                                                Western Properties shall not indemnify any
- the act or omission of the director or        person for any claim, obligation; or
  officer was material to the matter giving     liability which shall have been adjudicated,
  rise to the proceeding and was committed      or, in case of settlement, which in the
  in bad faith or was the result of active      opinion of counsel for Western Properties
  and deliberate dishonesty;                    would, if adjudicated, have likely been
                                                adjudicated to have arisen out of or been
- the director or officer actually received     based upon such person's willful
  an improper personal benefit in money,        misfeasance, bad faith, gross negligence or
  property or services; or                      reckless disregard of duty or for his
                                                failure to act in good faith in the
- in the case of any criminal proceeding,       reasonable belief that his action was in the
  the director or officer had reasonable        best interests of Western Properties.
  cause to believe that the act or omission
  was unlawful.
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The indemnity may include judgments,
penalties, fines, settlements and reasonable
expenses actually incurred by the director
or officer in connection with the
proceeding, except that if the proceeding is
one by or in the right of the corporation,
indemnification is not permitted with
respect to any proceeding in which the
director or officer has been adjudged to be
liable to the corporation. In addition, a
director or officer may not be indemnified
with respect to any proceeding charging
improper personal benefit to the director or
officer in which the director or officer was
adjudged to be liable on the basis that
personal benefit was improperly received.
Indemnification may be ordered by a court of
appropriate jurisdiction, both in connection
with proceedings by the corporation and
where the director or officer was adjudged
to be liable on the basis of improper
personal benefit, but only for expenses. The
termination of any proceeding by conviction
or upon a plea of nolo contendere or its
equivalent or an entry of an order of
probation prior to judgment creates a
rebuttable presumption that the director or
officer did not meet the requisite standard
of conduct required for permitted
indemnification. The termination of any
proceeding by judgment, order or settlement,
however, does not create a presumption that
the director or officer failed to meet the
requisite standard of conduct for permitted
indemnification.
In addition, the Maryland General
Corporation Law requires Pan Pacific, as a
condition to advancing expenses prior to
final disposition of the proceeding, to
obtain a written affirmation by the director
or officer of his good faith belief that he
has met the standard of conduct necessary
for indemnification by Pan Pacific and a
written undertaking by him or on his behalf
to repay the amount paid or reimbursed by
Pan Pacific if it is ultimately determined
that the standard of conduct was not met.
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The Pan Pacific charter permits Pan Pacific,
to the maximum extent permitted by Maryland
law, to obligate itself to indemnify and
advance expenses to any present or former
director or officer for any claim or
liability to which they may become subject
by reason of such status. The Pan Pacific
bylaws provide that Pan Pacific, to the
fullest extent permitted under the Maryland
General Corporation Law, will indemnify, and
pay expenses of, any person who is made a
party to any proceeding by reason of the
fact that such person is or was a director
or officer of Pan Pacific, or is or was
serving at the request of Pan Pacific as a
director, officer, trustee, partner, member,
agent or employee of another corporation,
partnership, limited liability company,
association, joint venture, trust or other
enterprise.

LIABILITY OF DIRECTORS AND OFFICERS
The Maryland General Corporation Law permits    Western Properties' Amended and Restated
a Maryland corporation's charter to include     Declaration of Trust provides that the
a provision expanding or limiting the           trustees, officers, employees and agent of
liability of its directors and officers to      Western Properties shall not be liable to
the corporation or its stockholders for         Western Properties or to any other person
money damages, except for liability             for any act or omission except for his or
resulting from:                                 her own willful misfeasance, bad faith,
                                                gross negligence or reckless disregard of
- actual receipt of an improper benefit or      duty or his failure to act in good faith in
  profit in money, property, or services to     the reasonable belief that his actions are
  the extent of the amount of the benefit or    in the best interests of Western Properties.
  profit actually received; or
- a judgment or other final adjudication
  adverse to the person that is entered in a
  proceeding based on a finding in the
  proceeding that the person's action, or
  failure to act, was the result of active
  and deliberate dishonesty and was material
  to the cause of action adjudicated in the
  proceeding.
The Pan Pacific charter provides that, to
the fullest extent permitted by Maryland
law, Pan Pacific directors and officers are
not liable to Pan Pacific or its
stockholders for money damages. However,
these provisions do not limit the availa-
bility of equitable relief to Pan Pacific or
its stockholders.
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INSPECTION OF BOOKS AND RECORDS
The Maryland General Corporation Law            Western Properties' Amended and Restated
provides that persons who together have been    Declaration of Trust provides that the share
stockholders of record for more than six        register for Western Properties, the books
months of at least 5% of the outstanding        of account, and minutes of proceedings of
stock of any class of a Maryland corporation    the shareholders and the board of trustees
may inspect and copy the corporation's books    and of executive committees of the trustees,
of account and stock ledger, request and        shall be open to inspection at any
receive a statement of the corporation's        reasonable time upon the written demand of
affairs and request and receive a list of       any shareholder, made upon the secretary or
its stockholders. In addition, any              any assistant secretary of Western
stockholder of a Maryland corporation may       Properties, for a purpose reasonably related
inspect and copy the bylaws, minutes of the     to his interests as a shareholder, and shall
proceedings of stockholders and annual          be exhibited at any time when required by
statements of affairs and request the           the demand at any shareholders meeting of
corporation to provide a sworn statement        ten percent of the shares represented at the
showing all stock and securities issued and     meeting. Inspection by a shareholder may be
all consideration received by the               made in person or by agent or attorney, and
corporation for such stock during the           the right of such inspection includes the
preceding twelve months.                        right to make extracts. In addition, each
                                                trustee has the right to inspect the records
                                                and property of Western Properties.

CHARTER AMENDMENTS
The Maryland General Corporation Law allows     Western Properties' Amended and Restated
a corporation to amend its charter if its       Declaration of Trust provides that
board of directors adopts a resolution          amendments to the Amended and Restated
setting forth the proposed amendment,           Declaration of Trust may be initiated solely
declaring its advisability and directing        by the Western Properties board. Any such
that it be submitted to the stockholders for    amendment shall be in writing and shall
consideration and the stockholders of the       require the affirmative vote or written
corporation approve the amendment by vote of    consent of a majority of the trustees then
two-thirds of the votes entitled to be cast     in office. Any changes must be approved by
on the matter. The Pan Pacific charter          the holders of a majority of the shares of
provides that charter amendments must be        Western Properties then outstanding. Any
approved by the stockholders by only a          amendment that would change any rights with
majority of all votes entitled to be cast on    respect to any outstanding securities of
the matter.                                     Western Properties, by reducing the amount
                                                payable thereon upon liquidation of Western
                                                Properties, or by diminishing or eliminating
                                                any voting rights pertaining thereto, must
                                                be approved by the vote or written consent
                                                of the holders of two-thirds of the
                                                outstanding securities so affected. Any
                                                amendments to Western Properties' Amended
                                                and Restated Declaration of Trust that are
                                                required for Western Properties' Amended and
                                                Restated Declaration of Trust to comply with
                                                the law may be effected by a majority vote
                                                of the trustees without the need for a
                                                shareholder vote.
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BYLAW AMENDMENTS
Under the Maryland General Corporation Law,     Western Properties' Amended and Restated
the exclusive power to change the bylaws may    Declaration of Trust authorizes the trustees
be vested in the stockholders or the            to adopt, amend or repeal by-laws. Western
directors or shared by both groups.             Properties currently does not have bylaws.
The Pan Pacific charter and bylaws vest the
power to adopt, alter and repeal the Pan
Pacific bylaws in the stockholders. Subject
to this power of the stockholders, the Pan
Pacific board is also authorized to adopt,
alter and repeal the Pan Pacific bylaws.

VOTE ON MERGER, CONSOLIDATION OR SALE OF SUBSTANTIALLY ALL ASSETS
Under the Maryland General Corporation Law,     Western Properties' Amended and Restated
unless the charter provides otherwise, the      Declaration of Trust does not impose
                                                supermajority voting requirements for the
- sale, lease, exchange or transfer of all      approval of mergers, sales of assets of
  or substantially all of the assets of a       Western Properties, or similar matters.
  corporation not in the ordinary course of     However, any amendment of Western
  business conducted by it, and                 Properties' Amended and Restated Declaration
                                                of Trust, whether in connection with a
- any merger, consolidation or share            merger or otherwise, that materially and
  exchange involving the corporation,           adversely affects the rights of any
                                                preferred shares issued by Western
requires approval by holders of two-thirds      Properties, would require the consent of
of the shares of the corporation entitled to    holders of two-thirds of the preferred
vote on such matters. Pan Pacific's charter     shares. Western Properties currently has no
provides that each of these matters may be      outstanding preferred shares.
approved by the stockholders by a majority
of all the votes entitled to be cast on the
matter.
The Maryland General Corporation Law also
provides that the vote of the stockholders
of a surviving corporation is not required
to approve a merger if:
- the merger does not reclassify or change
  the terms of its outstanding stock or
  otherwise amend the corporation's charter;
  and
- the number of shares of stock of any class
  or series outstanding immediately after
  the merger becomes effective does not
  increase by more than 20% of the number of
  its shares of the same class or series
  outstanding immediately before the merger
  becomes effective.
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
LIMITS ON OWNERSHIP AND TRANSFER OF SHARES
No person or entity may own, actually or        Western Properties' Amended and Restated
constructively, more than 6.25% of Pan          Declaration of Trust provides that Western
Pacific's outstanding common stock. Pan         Properties may refuse to transfer shares to
Pacific's board of directors may, but is in     a proposed transferee if the proposed
no event obligated to, permit ownership in      transfer would, in the opinion of the
excess of 6.25% if it determines that           Western Properties board, jeopardize the
permitting a higher level of ownership will     status of Western Properties as a "real
not impair Pan Pacific's ability to qualify     estate investment trust" under the Internal
as a real estate investment trust under the     Revenue Code. In order to preserve Western
Internal Revenue Code. An owner of an           Properties' status as a "real estate
interest in an entity, such as Revenue          investment trust," not more than 50% in
Properties, Acktion Corporation, or LaSalle     value of Western Properties' outstanding
Investment Management, Inc., which itself       shares of capital stock may be owned,
holds, directly or indirectly, shares of Pan    directly or indirectly, by five or fewer
Pacific common stock, is treated for this       individuals (as defined in the Internal
purpose as holding a proportionate number       Revenue Code to include certain entities)
the shares of Pan Pacific common stock held     during the last half of a taxable year, and
by that entity. Percentage ownership is         Western Properties shares must be
measured for this purpose using either the      beneficially owned by 100 or more persons
monetary value or absolute number of common     during at least 335 days of a taxable year
shares held, whichever measurement is more      of 12 months or during a proportionate part
restrictive. To the extent any transfer of      of a shorter taxable year.
Pan Pacific's common stock would cause a
stockholder or any other person or entity to
exceed the ownership limit described above,
that transfer will be void, and any shares
sought to be transferred in violation of the
ownership limit will be transferred
automatically by operation of law to a trust
for the benefit of a charitable organization
selected by Pan Pacific. The acquisition of
an interest in an entity that holds Pan
Pacific common stock and which causes that
entity to violate Pan Pacific's ownership
limit, or any greater limit permitted by Pan
Pacific's board of directors, would cause
the entity to be divested of a sufficient
number of shares of Pan Pacific common
stock, again in favor of a trust for the
benefit of a charitable organization, to
comply with the applicable limit. See
"Description of Pan Pacific
Stock -- Restrictions on Ownership and
Transfer."
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
SHAREHOLDER MEETINGS
The Pan Pacific bylaws provide that an          Western Properties' Amended and Restated
annual meeting of stockholders is to be held    Declaration of Trust provides that annual
each year during the month of May, as           meetings of shareholders are to be held each
designated by the Pan Pacific board, unless     year between January 1 and May 16 at a
the board elects to hold the meeting in         location determined by the board.
another month.
                                                Under Western Properties' Amended and
Under the Maryland General Corporation Law,     Restated Declaration of Trust, special
a special meeting of stockholders may be        meetings of shareholders may be called at
called by the president, the board of           any time and place by a majority of the
directors or any other person specified in      trustees. The trustees are required to call
the corporation's charter or bylaws. Under      a special meeting upon receipt of the
the Pan Pacific bylaws, a special meeting of    written request of the holders of one-third
the stockholders of Pan Pacific may be          of the outstanding shares of Western
called at any time by:                          Properties entitled to vote on any matter to
                                                be voted on at such special meeting, which
- the Chief Executive Officer of Pan            request shall specify the purpose or
Pacific;                                        purposes for which such meeting is to be
                                                called.
- the President of Pan Pacific; or
- the Pan Pacific board.
In addition, the Secretary of Pan Pacific is
required to call a special meeting of
stockholders upon the written request of
stockholders holding at least a majority of
all the votes entitled to be cast at a
special meeting. Such a request must state
the purpose of the meeting and matters
proposed to be acted on. The stockholders
calling such a special meeting are required
to pay the reasonably estimated costs of
preparing and mailing a notice of such a
meeting to the stockholders.

CORPORATE ACTION WITHOUT A MEETING
Because the Maryland General Corporation Law    Western Properties' Amended and Restated
requires the unanimous written consent of       Declaration of Trust permits any shareholder
all stockholders entitled to vote for           action to be taken without a meeting if a
actions by written consent, it is unlikely      written consent setting forth the action is
that stockholders of Pan Pacific will be        signed by holders of a majority of all
able to take action by written consent under    outstanding shares entitled to vote on such
the Maryland General Corporation Law. This      action.
provision of the Maryland General
Corporation Law may deter hostile takeovers,
as a holder or group of holders controlling
a majority in interest of Pan Pacific common
stock will not be able to amend the Pan
Pacific bylaws or remove directors pursuant
to a stockholders' written consent unless
they obtain a unanimous written consent of
all stockholders or call a special meeting
of the stockholders. Any effect that this
provision may have on the operations of Pan
Pacific, however, is virtually eliminated
because the rules of the New York Stock
Exchange, Inc. generally prohibit listed
companies from using written consents in
lieu of meetings.
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DIVIDENDS
Under the Maryland General Corporation Law,     Western Properties is not aware of any
the board of directors of a corporation has     limitations imposed by the California common
the power to authorize and cause the            law of trusts on the ability of a business
corporation to pay distributions in cash,       trust to declare dividends. The Western
property or, subject to certain limitations,    Properties Amended and Restated Declaration
securities of the corporation unless the        of Trust requires Western Properties to
declaration of such distributions would be      provide to each shareholder a statement
contrary to the corporation's charter. The      identifying the source or sources to which
Maryland General Corporation Law further        each distribution is charged.
provides that no distribution may be made:
- if the corporation would become unable to
  pay its debts as they become due in the
  usual course of business; or
- the corporation's total assets would be
  less than the sum of its liabilities plus,
  unless the charter permits otherwise, the
  amount that would be needed, if the
  corporation were to be dissolved at the
  time of the distribution, to satisfy the
  preferential rights upon dissolution of
  stockholders whose preferential rights on
  dissolution are superior to those
  receiving the distribution.

APPRAISAL OR DISSENTERS' RIGHTS
Under the Maryland General Corporation Law,     Shareholders of Western Properties do not
stockholders of a corporation are entitled      currently have the right to dissent and
to dissenters' rights of appraisal in           obtain payment for their shares in the event
connection with a:                              of mergers or similar transactions. However,
                                                upon the completion of the incorporation,
  - merger or consolidation;                    shareholders of Western Properties will
                                                become shareholders of WPT, and will have
  - share exchange,                             the right to dissent and obtain payment
                                                under limited circumstances. Section 1300 of
  - transfer of assets requiring stockholder    the California General Corporation Law
    approval;                                   provides that a shareholder of a corporation
                                                who is entitled to vote on a merger may
  - amendment of charter which alters the       require the corporation to purchase for
    contract rights of any outstanding stock    cash, at their fair market value, the shares
    and substantially adversely affects         owned by the shareholder, but only if
    stockholder rights if the right to do so    shareholders holding 5% or more of the
    is not reserved in the charter; or          corporation's common stock demand payment
                                                for such shares. Because Western Properties
  - certain business combinations.              is not a corporation, Section 1300 of the
                                                California General Corporation Code Law does
However, except with respect to certain         not apply to it. It will apply to the
business combinations involving an              shareholders of Western Properties once the
interested stockholder, stockholders            Western Properties common shares are
generally have no dissenters' rights of         converted into shares of common stock of WPT
appraisal with respect to their shares if:      immediately before the merger between WPT
                                                and Pan Pacific.
  - the shares are listed on a national
    securities exchange or are designated as
    a national market system security on an
    interdealer quotation system by the
    National Association of Securities
    Dealers, Inc. or is designated for
    trading on the NASDAQ Small Cap Market;
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  - the shares are that of the successor in
    the merger, unless (1) the merger alters
    the contractual rights of the shares as
    expressly set forth in the charter and
    the charter does not reserve the right
    to do so or (2) the shares are to be
    changed or converted in whole or in part
    in the merger into something other than
    either shares in the successor or cash,
    scrip, or other rights or interests
    arising out of provisions for the
    treatment of fractional shares in the
    successor;
  - the shares are not entitled to be voted
    on the transaction or the stockholder
    did not own the shares on the record
    date for determining stockholders
    entitled to vote; or
  - the charter provides that the holders of
    the shares are not entitled to exercise
    the rights of an objecting stockholder.
Accordingly, Pan Pacific stockholders are
generally not entitled to appraisal rights
because their shares are listed on the New
York Stock Exchange.

DERIVATIVE SUITS
There is no statutory right to bring a          Western Properties' Amended and Restated
derivative suit under the Maryland General      Declaration of Trust neither authorizes nor
Corporation Law; however, there is a clear      prohibits its shareholders to bring a
common law right in Maryland to bring a         derivative lawsuit in Western Properties'
derivative suit.                                name. Western Properties is not aware of any
                                                dispute in which the shareholders of a
                                                California business trust attempted to bring
                                                a derivative action on behalf of the
                                                business trust and, accordingly, it is
                                                uncertain whether a court would permit
                                                Western Properties' shareholders to maintain
                                                a derivative suit.
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
STATE LAW TAKEOVER LEGISLATION
Under the Maryland General Corporation Law,
many business combinations, including
certain mergers, consolidations, share
exchanges or significant asset transfers or
issuances or reclassifications of equity
securities, between a Maryland corporation
and an interested stockholder who
beneficially owns 10% or more of the voting
power of the corporation's shares or an
affiliate or associate (as defined in the
Maryland General Corporation Law) of the
corporation who, at any time within the
two-year period prior to the date in
question, was the beneficial owner of 10% or
more of the voting power of the
then-outstanding voting stock of the
corporation or an affiliate of the
interested stockholder are prohibited for
five years after the most recent date on
which the interested stockholder becomes an
interested stockholder. Thereafter, any such
business combination must be recommended by
the board of directors of the corporation
and approved by the affirmative vote of at
least (1) 80% of the votes entitled to be
cast by holders of outstanding voting shares
of the corporation and (2) two-thirds of the
votes entitled to be cast by holders of
outstanding voting shares of the corporation
other than shares held by the interested
stockholder with whom (or with whose
affiliate) the business combination is to be
effected or by an affiliate or associate of
the interested stockholder, unless, among
other conditions, the corporation's common
stockholders receive a minimum price (as
defined in the Maryland General Corporation
Law) for their shares and the consid-
eration is received in cash or in the same
form as previously paid by the interested
stockholder for its shares. These provisions
of Maryland law do not apply, however, to
business combinations that are approved or
exempted by the board of directors of the
corporation prior to the time that the
interested stockholder becomes an interested
stockholder. Also, a person is not an
interested stockholder if, before the person
would otherwise have become an interested
stockholder, the board of directors approves
the transaction pursuant to which he would
otherwise have become an interested
stockholder.
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The Maryland General Corporation Law also
provides that "control shares" of a Maryland
corporation acquired in a "control share
acquisition" have no voting rights except to
the extent approved by a vote of two-thirds
of the votes entitled to be cast on the
matter, excluding shares owned by the
acquiror, by officers or by directors who
are employees of the corporation. "Control
shares" are voting shares which, if
aggregated with all other such shares
previously acquired by the acquiror, or in
respect of which the acquiror is able to
exercise or direct the exercise of voting
power (except solely by virtue of a
revocable proxy), would entitle the acquiror
to exercise voting power in electing
directors within one of the following ranges
of voting power:
- one-tenth or more but less than one-third,
- one-third or more but less than a
majority, or
- a majority or more of all voting power.
Control shares do not include shares the
acquiring person is then entitled to vote as
a result of having previously obtained
shareholder approval. A "control share
acquisition" means the acquisition of
control shares, subject to exceptions.
A person who has made or proposes to make a
control share acquisition, upon satisfaction
of various conditions (including an
undertaking to pay expenses), may compel the
board of directors of the corporation to
call a special meeting of stockholders to be
held within 50 days of demand to consider
the voting rights of the shares. If no
request for a meeting is made, the
corporation may itself present the question
at any stockholders meeting.
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
If voting rights are not approved at the        Western Properties is not aware of any anti-
meeting or if the acquiring person does not     takeover limitations imposed by the
deliver an acquiring person statement as        California common law of trusts or business
required by the statute, then the               trusts such as Western Properties.
corporation may generally redeem any or all
of the control shares (except those for
which voting rights have previously been
approved) for fair value determined, without
regard to the absence of voting rights for
the control shares, as of the date of the
last control share acquisition by the
acquiror or of any meeting of stockholders
at which the voting rights of such shares
are considered and not approved. If voting
rights for control shares are approved at a
stockholders meeting and the acquiror
becomes entitled to vote a majority of the
shares entitled to vote, all other
stockholders may exercise appraisal rights.
The fair value of the shares as determined
for purposes of such appraisal rights may
not be less than the highest price per share
paid by the acquiror in the control share
acquisition, and certain limitations and
restrictions otherwise applicable to the
exercise of appraisal rights do not apply in
the context of a control share acquisition.
The control share acquisition statute does
not apply to shares acquired in a merger,
consolidation or share exchange, if the
corporation is a party to the transaction,
or to acquisitions approved or exempted by a
provision in the charter or bylaws of the
corporation adopted before the acquisition
of shares. The Pan Pacific bylaws contain a
provision which generally makes the control
share acquisition statute inapplicable to
Pan Pacific, unless and until this provision
is repealed.
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
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          ------------------------                   ---------------------------------
POTENTIAL ANTI-TAKEOVER EFFECT OF CHARTER DOCUMENTS
The Pan Pacific charter contains provisions     Western Properties' Amended and Restated
limiting the ability of holders of its stock    Declaration of Trust of Western Properties
to own more than a specified percentage (by     provides that Western Properties may refuse
numbers or value, whichever is more             to transfer shares to a proposed transferee
restrictive) of its stock. See "Description     if the proposed transfer would, in the
of Pan Pacific Stock -- Restrictions on         opinion of the Western Properties board,
Ownership and Transfer."                        jeopardize the status of Western Properties
                                                as a "real estate investment trust" under
The issuance of Pan Pacific preferred stock,    the Internal Revenue Code. This restriction
in some circumstances, may deter or             makes it much more difficult for a third
discourage takeover attempts and other          party to acquire control over Western
changes in control of Pan Pacific by making     Properties.
it more difficult for a person who has
gained a substantial equity interest in Pan
Pacific to obtain control or to exercise
control effectively.
These and other provisions are expected to
discourage various types of coercive
takeover practices and inadequate takeover
bids and to encourage persons seeking to
acquire control of Pan Pacific to negotiate
first with the Pan Pacific board.

LIABILITY OF SHAREHOLDERS
In general, the limited liability of            California courts have held a business
corporate shareholders, including Pan           trust's shareholders liable for the debts
Pacific shareholders, is settled under          and other obligations of their trust in
Maryland law.                                   cases where the declaration of trust does
                                                not contain a limitation on such liability
                                                and where the trust was subject to pervasive
                                                control by its shareholders. By contrast,
                                                Western Properties' Amended and Restated
                                                Declaration of Trust provides that no
                                                shareholder shall be personally liable for
                                                the debts or other obligations of Western
                                                Properties; it also provides that, subject
                                                to some exceptions, Western Properties'
                                                affairs shall be entrusted to the exclusive
                                                management and control of the trustees.
                                                Accordingly, Western Properties believes
                                                that a California court would not subject
                                                its shareholders to personal liability for
                                                Western Properties' debts and obligations.
                                                Nonetheless, it is possible that the share-
                                                holders of Western Properties might be held
                                                personally liable under the laws of other
                                                states for Western Properties' obligations
                                                and for certain types of liabilities. These
                                                include tort claims, contract claims where
                                                the above-described disavowal of liability
                                                is not effective, claims for taxes and other
                                                types of statutory liabilities.

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

          PAN PACIFIC/MARYLAND LAW                   WESTERN PROPERTIES/CALIFORNIA LAW
          ------------------------                   ---------------------------------
RESTRICTIONS ON ASSETS AND INVESTMENTS
Neither the Pan Pacific charter nor the Pan     The Western Properties Amended and Restated
Pacific bylaws specify any restrictions on      Declaration of Trust provides that Western
the assets or investments of Pan Pacific.       Properties may not do the following:
However, the Pan Pacific charter does
provide that the Pan Pacific board shall use    - Invest in commodities.
reasonable best efforts to take such actions
as are necessary or appropriate to preserve     - Invest more than 10% of its assets in debt
Pan Pacific's status as a real estate             secured by unimproved land.
investment trust.
                                                - Invest in subordinated debt, subject to
                                                some exceptions
                                                - Invest in unrecorded contracts for the
                                                sale of real estate.
                                                - Engage in short sales or borrow on an
                                                unsecured basis if the total amount of all
                                                  liabilities of Western Properties would
                                                  then exceed the total fair market value of
                                                  all assets of Western Properties.
                                                - Engage in trading activities.
                                                - Buy securities of any company holding
                                                investments that Western Properties may not
                                                  make.
                                                - Underwrite or distribute the securities
                                                issued by others.
                                                - Issue warrants or options, except in the
                                                case of employee benefit plans, as part of a
                                                  financing arrangement or in an issuance to
                                                  all shareholders.

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

                        DESCRIPTION OF PAN PACIFIC STOCK


     The following description of the terms of Pan Pacific stock is only a summary. For a complete description, you are referred to the Maryland General Corporation Law and Pan Pacific's charter and bylaws. Pan Pacific has filed its charter and bylaws with the SEC as exhibits to previous Pan Pacific registration statements. See "Where You Can Find More Information" on page 129.


GENERAL


     Pan Pacific's charter provides that it may issue up to 100,000,000 shares of common stock, $.01 par value per share, and up to 30,000,000 shares of preferred stock, $.01 par value per share. As of September 29, 2000, 21,252,512 shares of common stock and no shares of preferred stock were issued and outstanding. Under the Maryland General Corporation Law, Pan Pacific's stockholders generally are not liable for its debts or obligations.


COMMON STOCK

     All issued and outstanding shares of Pan Pacific common stock are duly authorized, fully paid and nonassessable. Holders of Pan Pacific common stock are entitled to receive dividends when authorized by Pan Pacific's board of directors out of assets legally available for the payment of dividends. They are also entitled to share ratably in Pan Pacific's assets legally available for distribution to its stockholders in the event of the liquidation, dissolution or winding up of Pan Pacific, after payment of or adequate provision for all of Pan Pacific's known debts and liabilities. These rights are subject to the preferential rights of any other class or series of Pan Pacific stock and to the provisions of Pan Pacific's charter regarding restrictions on transfer of Pan Pacific's stock.

     Subject to Pan Pacific charter restrictions on transfer of its stock, each outstanding share of Pan Pacific common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors. Except as provided by the terms of any other class or series of stock of Pan Pacific, the holders of Pan Pacific common stock will possess the exclusive voting power. There is no cumulative voting in the election of directors, which means that the holders of a majority of the voting power of Pan Pacific stock can elect all of the directors then standing for election, and the holders of the remaining shares may not be able to elect any directors.

     Except for Revenue Properties (U.S.), Inc.'s right to purchase a proportionate interest of certain issuances of Pan Pacific common stock, holders of Pan Pacific common stock have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any of Pan Pacific's securities. Subject to Pan Pacific charter restrictions on transfer of stock, all shares of Pan Pacific common stock have equal dividend, liquidation and other rights.

     Under the Maryland General Corporation Law, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business, unless approved by the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter. However, a Maryland corporation may provide in its charter for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter. Pan Pacific's charter provides that these matters may be approved by the affirmative vote of stockholders holding a majority of all the votes entitled to be cast on the matter.

POWER TO RECLASSIFY UNISSUED SHARES OF PAN PACIFIC STOCK

     Pan Pacific's charter authorizes its board of directors to classify and reclassify any unissued shares of its common stock and preferred stock into other classes or series of stock. Prior to the issuance of shares of each class or series, the Pan Pacific board is required by Maryland law and by Pan Pacific's charter to set, subject to charter restrictions on transfer of stock, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or

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

conditions of redemption for each class or series. Thus, the Pan Pacific board could authorize the issuance of shares of preferred stock with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for holders of Pan Pacific common stock or otherwise be in their best interest. No shares of Pan Pacific's preferred stock are presently outstanding and Pan Pacific has no present plans to issue any preferred stock.

POWER TO ISSUE ADDITIONAL SHARES OF COMMON STOCK AND PREFERRED STOCK

     Pan Pacific believes that the power to issue additional shares of common stock or preferred stock and to classify or reclassify unissued shares of common or preferred stock and thereafter to issue the classified or reclassified shares provides it with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. These actions can be taken without stockholder approval, unless stockholder approval is required by applicable law or the rules of any stock exchange or automated quotation system on which Pan Pacific securities may be listed or traded. Although Pan Pacific has no present intention of doing so, it could issue a class or series of stock that could delay, defer or prevent a transaction or a change in control of Pan Pacific that might involve a premium price for holders of its common stock or otherwise be in their best interest.

RESTRICTIONS ON OWNERSHIP AND TRANSFER

     For Pan Pacific to qualify as a real estate investment trust under the Internal Revenue Code, subject to specified exceptions, no more than 50% in value of its outstanding shares of stock may be owned, actually or constructively, by five or fewer individuals (as defined in the Internal Revenue Code to include specified entities) during the last half of a taxable year (other than the first year for which an election to be treated as a real estate investment trust has been made). In addition, if Pan Pacific, or an owner of 10% or more of Pan Pacific, actually or constructively owns 10% or more of a tenant of Pan Pacific's (or a tenant of any partnership in which Pan Pacific is a partner), the rent received by Pan Pacific (either directly or through any such partnership) from such tenant will not be qualifying income for purposes of the real estate investment trust gross income tests of the Internal Revenue Code. A real estate investment trust's stock must also be beneficially owned by 100 or more persons during at least 335 days of a taxable year of twelve months or during a proportionate part of a shorter taxable year (other than the first year for which an election to be treated as a real estate investment trust has been made).

     Pan Pacific's charter contains restrictions on the ownership and transfer of its common stock which is intended to assist it in complying with the Internal Revenue Code's requirement for qualification as a real estate investment trusts. The ownership limit set forth in Pan Pacific's charter provides that, subject to specified exceptions, no person or entity may own more than 6.25% (by number or value, whichever is more restrictive) of the outstanding shares of Pan Pacific common stock. Pan Pacific's charter also (i) prohibits any person from actually or constructively owning shares of its common stock that would result in it being "closely held" under Section 856(h) of the Internal Revenue Code or otherwise cause it to fail to qualify as a real estate investment trust, and (ii) voids any transfer of its common stock that would result in shares of its common stock being owned by fewer than 100 persons. The constructive ownership rules of the Internal Revenue Code are complex, and may cause shares of Pan Pacific common stock owned actually or constructively by a group of related individuals and/or entities to be constructively owned by one individual or entity. As a result, the acquisition of less than 6.25% of the shares of Pan Pacific's common stock (or the acquisition of an interest in an entity, such as Revenue Properties Company Limited, Acktion Corporation, a Canadian corporation, and/or certain affiliates or subsidiaries of these entities, that own, actually or constructively, Pan Pacific common stock) by an individual or entity, could, nevertheless cause that individual or entity, or another individual or entity, to own constructively in excess of 6.25% of Pan Pacific's outstanding common stock and thus violate the 6.25% ownership limit, or such other limit as provided in its charter or as otherwise permitted by its board of directors. For example, an increase in the proportionate ownership interest in Revenue Properties Company Limited held by Mark Tanz, Stuart Tanz or any other Tanz family members, or some other individual or entity, could cause one or more members of the Tanz family or such other individual or entity to violate the 6.25% ownership

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

limit, or such other limit as provided in Pan Pacific's charter or as otherwise permitted by its board of directors. Pan Pacific's board of directors may, but in no event will be required to, waive the 6.25% ownership limit with respect to a particular stockholder if it determines that such ownership will not jeopardize Pan Pacific's status as a real estate investment trust. As a condition of such waiver, Pan Pacific's board of directors may require a ruling from the Internal Revenue Service or an opinion of counsel satisfactory to it and shall obtain undertakings or representations from the applicant with respect to preserving its real estate investment trust status. Pan Pacific's board of directors has obtained such undertakings and representations from Revenue Properties (U.S.), Inc. and, as a result, has waived the 6.25% ownership limit with respect to Revenue Properties (U.S.), Inc. and its affiliates and has permitted Revenue Properties (U.S.), Inc. to own up to 55.0% of the outstanding Pan Pacific common stock. Pan Pacific's board of directors has also obtained such undertakings and representations from the Tanz family and, as a result, has waived the 6.25% ownership limit with respect to the Tanz family and has permitted the Tanz family to own, in the aggregate, actually or constructively (including through the ownership of stock of Revenue Properties (U.S.), Inc. or Revenue Properties Company Limited), up to 24.0% (by number of shares or value, whichever is more restrictive) of the outstanding Pan Pacific common stock. Likewise, Pan Pacific's board of directors has waived the 6.25% ownership limit with respect to Acktion Corporation and certain entities affiliated with such corporation, and has permitted such entity to actually or constructively own up to 12.0% (by number of shares or value, whichever is more restrictive) of the outstanding Pan Pacific common stock.

     Any person who acquires or attempts or intends to acquire actual or constructive ownership of shares of Pan Pacific stock, including by acquiring shares of Revenue Properties (U.S.), Inc., Revenue Properties Company Limited, Acktion Corporation and/or entities affiliated with any of the foregoing companies, that will or may violate any of the foregoing restrictions on transferability and ownership, is required to give written notice immediately to us and provide us with such other information as we may request in order to determine the effect of such transfer on Pan Pacific's status as a real estate investment trust. The foregoing restrictions on transferability and ownership will not apply if Pan Pacific's board of directors determines, and such determination is approved by the affirmative vote of the holders of not less than two-thirds of all votes entitled to be cast on the matter, that it is no longer in Pan Pacific's best interest to attempt to qualify, or to continue to qualify, as a real estate investment trust. Except as otherwise described above, any change in the 6.25% ownership limit would require an amendment to Pan Pacific's charter. Amendments to Pan Pacific's charter require the affirmative vote of a majority of all votes entitled to be cast on that matter.

     Pursuant to Pan Pacific's charter, if any purported transfer of its common stock or any other event would otherwise result in any person violating the 6.25% ownership limit or such other limit as provided in Pan Pacific's charter or as otherwise permitted by Pan Pacific's board of directors (including, but not limited to, the Revenue Properties (U.S.), Inc. ownership limit, the Tanz family ownership limit and the Acktion ownership limit), then any such transfer will be void and of no force or effect with respect to the prohibited transferee as to that number of shares in excess of the ownership limit or such other limit, and the prohibited transferee shall acquire no right or interest (or, in the case of any event other than a prohibited transfer, the person or entity holding record title to any such excess shares, referred to as a prohibited owner, shall cease to own any right or interest) in such excess shares. Furthermore, an acquisition or increase in the actual or constructive ownership of stock in Revenue Properties Company Limited, Revenue Properties (U.S.), Inc. or Acktion Corporation by one or more members of the Tanz family, or some other individual or entity, or the actual or constructive acquisition by Revenue Properties (U.S.), Inc. or Acktion Corporation of additional shares of Pan Pacific's common stock (referred to as a "violative indirect transfer"), could result in our disqualification as a real estate investment trust. In such circumstances, pursuant to Pan Pacific's charter, Pan Pacific will treat Revenue Properties (U.S.), Inc. or Acktion Corporation as applicable, as a prohibited owner with respect to the number of shares of Pan Pacific common stock owned by it which, if divested, would permit Pan Pacific to continue to maintain its real estate investment trust status. Any such excess shares described above will be transferred automatically, pursuant to Pan Pacific's charter, to a trust, the beneficiary of which will be a qualified charitable organization selected by Pan Pacific. Such automatic transfer shall be deemed to be effective as
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

of the close of business on the business day prior to the date of such violative transfer (including any violative indirect transfer). Within 20 days of receiving notice from Pan Pacific of the transfer of shares to the trust, the trustee of the trust (who shall be designated by us and be unaffiliated with us and any prohibited transferee or prohibited owner) will be required to sell such excess shares to a person or entity who could own such shares without violating the 6.25% ownership limit, or such other limit as provided in Pan Pacific's charter or as otherwise permitted by its board of directors, and distribute to the prohibited transferee or prohibited owner an amount equal to the lesser of the price paid by the prohibited transferee or prohibited owner for such excess shares or the sales proceeds received by the trust for such excess shares. In the case of any excess shares resulting from any event other than a transfer (such as a violative indirect transfer), or from a transfer for no consideration (such as a gift), the trustee will be required to sell such excess shares to a qualified person or entity and distribute to the prohibited owner an amount equal to the lesser of the fair market value (as defined in Pan Pacific's charter) of such excess shares as of the date of such event or the sales proceeds received by the trust for such excess shares. In either case, any proceeds in excess of the amount distributable to the prohibited transferee or prohibited owner, as applicable, will be distributed to the qualified charitable organization selected by Pan Pacific. Prior to a sale of any such excess shares by the trust, the trustee will be entitled to receive, in trust for the qualified charitable organization selected by Pan Pacific, all dividends and other distributions paid by Pan Pacific with respect to such excess shares, and also will be entitled to exercise all voting rights with respect to such excess shares. Subject to Maryland law, effective as of the date that such shares have been transferred to the trust, the trustee shall have the authority (at the trustee's sole discretion) (i) to rescind as void any vote cast by a prohibited transferee or prohibited owner, as applicable, prior to Pan Pacific's discovery that such shares have been transferred to the trust and (ii) to recast such vote in accordance with the desires of the trustee acting for the benefit of the qualified charitable organization selected by Pan Pacific. However, if Pan Pacific has already taken irreversible corporate action, then the trustee shall not have the authority to rescind and recast such vote. Any dividend or other distribution paid to the prohibited transferee or prohibited owner (prior to Pan Pacific's discovery that such shares had been automatically transferred to a trust as described above) will be required to be repaid to the trustee upon demand for distribution to the qualified charitable organization selected by Pan Pacific. In the event that the transfer to the trust as described above is not automatically effective (for any reason) to prevent violation of the 6.25% ownership limit or such other limit as provided in Pan Pacific's charter or as otherwise permitted by Pan Pacific's board of directors, then Pan Pacific's charter provides that the transfer of the excess shares will be void or, in the case of a violative indirect transfer, the excess shares will be redeemable by Pan Pacific at its sole option at a price equal to the fair market value of such shares at the time of the violative indirect transfer.

     In addition, shares of Pan Pacific stock held in the trust shall be deemed to have been offered for sale to it, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the trust (or, in the case of a devise, gift or transfer, the fair market value at the time of such devise, gift or transfer) and (ii) the fair market value on the date Pan Pacific, or its designee, accepts such offer. Pan Pacific shall have the right to accept such offer until the trustee has sold the shares of stock held in the trust. Upon such a sale to Pan Pacific, the interest of the qualified charitable organization selected by Pan Pacific in the shares sold shall terminate and the trustee shall distribute the net proceeds of the sale to the prohibited transferee or prohibited owner.

     If any purported transfer of shares of Pan Pacific common stock would cause Pan Pacific to be beneficially owned by fewer than 100 persons, such transfer will be null and void in its entirety and the intended transferee will acquire no rights to the stock.

     All certificates representing shares of Pan Pacific common stock will bear a legend referring to the restrictions described above. The foregoing ownership limitations could delay, defer or prevent a transaction or a change in control of Pan Pacific that might involve a premium price for Pan Pacific common stock or otherwise be in the best interest of its stockholders.

     Every owner of a specified percentage (or more) of the outstanding shares of Pan Pacific common stock must file a completed questionnaire with Pan Pacific containing information regarding their

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

ownership of such shares, as set forth in the Treasury Regulations. Under current Treasury Regulations, the percentage will be set between 0.5% and 5.0%, depending upon the number of record holders of Pan Pacific shares. In addition, pursuant to Pan Pacific's charter, each stockholder shall upon demand be required to disclose to Pan Pacific in writing such information as it may request in order to determine the effect, if any, of such stockholder's actual and constructive ownership of Pan Pacific common stock on Pan Pacific's status as a real estate investment trust and to ensure compliance with the 6.25% ownership limit, or such other limit as provided in Pan Pacific's charter or as otherwise permitted by its board of directors.

           AMENDMENT TO THE 2000 STOCK INCENTIVE PLAN OF PAN PACIFIC


     Pan Pacific's 2000 Stock Incentive Plan was adopted by the Pan Pacific board on March 17, 2000 and approved by Pan Pacific stockholders on May 5, 2000. The number of shares of Pan Pacific common stock reserved for issuance under the 2000 Stock Incentive Plan is 489,971. As of the record date, an aggregate of 344,971 shares were available for future grant under the stock incentive plan. In September 2000, the Pan Pacific board amended the stock incentive plan, subject to the approval of Pan Pacific stockholders, to increase the shares reserved for issuance thereunder by 1,296,724 shares to an aggregate of 1,786,695 shares. Pan Pacific stockholders are being asked to approve this share increase at the Pan Pacific special meeting. The Pan Pacific board believes that increasing the number of shares available under the stock incentive plan is necessary in order to allow the combined company to attract, retain and motivate employees.


     The principal features of the 2000 Stock Incentive Plan of Pan Pacific, as proposed to be modified, are described below:

GENERAL

     The stock incentive plan authorizes the grant to employees of Pan Pacific and its majority-owned subsidiary corporations of options that qualify as incentive stock options under Section 422 of the Internal Revenue Code. The stock incentive plan also authorizes the grant to Pan Pacific's employees, consultants, and non-employee directors and employees of Pan Pacific and its majority-owned subsidiary corporations of non-qualified stock options, stock purchase rights, stock appreciation rights and other awards.

PURPOSE

     The purposes of the stock incentive plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to Pan Pacific's employees, consultants, and directors and to promote the success of Pan Pacific's business.

STOCK SUBJECT TO THE STOCK INCENTIVE PLAN

     The shares of stock subject to the stock incentive plan are shares of Pan Pacific common stock. Under the terms of the stock incentive plan, the aggregate number of shares of Pan Pacific common stock subject to options, stock purchase rights, stock appreciation rights and other awards will be no more than 1,786,695. In addition, the maximum number of shares which may be subject to options, stock purchase rights, stock appreciation rights and other awards granted under the stock incentive plan to any individual in any calendar year may not exceed 400,000. The Pan Pacific board or a committee of the board appointed to administer the stock incentive plan shall have the authority in its discretion to appropriately adjust:

     - the aggregate number of shares of Pan Pacific common stock subject to the stock incentive plan;

     - the number and kind of shares of Pan Pacific common stock subject to outstanding options, stock purchase rights, stock appreciation rights and other awards; and

     - the price per share of outstanding options, stock purchase rights, stock appreciation rights and other awards;

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

if there is any stock dividend, stock split, recapitalization, or other subdivision, combination or reclassification of shares of Pan Pacific common stock.

     Shares subject to expired or canceled options will be available for future grant or sale under the stock incentive plan. In addition, shares which are delivered to Pan Pacific by an optionee or withheld by Pan Pacific (a) upon the exercise of an award in payment of the exercise price, (b) for tax withholding purposes, or (c) upon the repurchase by Pan Pacific or the surrender by a holder of restricted shares, may again be optioned, granted or awarded under the stock incentive plan. No shares may be optioned, granted or awarded under the stock incentive plan, however, if such action would cause an incentive stock option to fail to qualify as an "incentive stock option" under Section 422 of the Internal Revenue Code.

AWARDS UNDER THE STOCK INCENTIVE PLAN

     The stock incentive plan provides that the administrator may grant or issue stock options, stock appreciation rights, restricted stock, deferred stock, dividend equivalents, performance awards, stock payments and other stock related benefits, or any combination thereof. Each award will be set forth in a separate agreement with the person receiving the award and will indicate the type, terms and conditions of the award.

     Nonqualified Stock Options will provide for the right to purchase Pan Pacific common stock at a specified price which, except with respect to nonqualified stock options intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code, may be less than fair market value on the date of grant (but not less than par value), and usually will become exercisable (in the discretion of the administrator) in one or more installments after the grant date. Nonqualified stock options may be granted for any term specified by the administrator.

     Director Options are nonqualified stock options granted to non-employee directors of Pan Pacific pursuant to a formula. During the term of the stock incentive plan and subject to the stock ownership limit, each person who is a non-employee director shall automatically be granted (a) an option to purchase six thousand (6,000) shares of Pan Pacific common stock (subject to adjustment as provided in the stock incentive plan) on the date of his or her initial election to the Pan Pacific board and (b) an option to purchase six thousand (6,000) shares of Pan Pacific common stock (subject to adjustment as provided in the stock incentive plan) on the date of the March meeting of the compensation committee of the Pan Pacific board, during which the compensation levels for directors, senior executives and other employees are determined, in each year after such initial election to the Pan Pacific board. Members of the Pan Pacific board who are employees of Pan Pacific who subsequently terminate their employment with Pan Pacific and remain on the Pan Pacific board will not receive an initial option grant pursuant to clause (a) of the preceding sentence, but to the extent that they are otherwise eligible, will receive, after termination of employment with Pan Pacific, options as described in clause (b) of the preceding sentence. The exercise price of the director options shall be 100% of the fair market value of a share of Pan Pacific common stock on the date of grant.

     No such grants of options will be made to a non-employee director under the stock incentive plan in the same calendar year that this director received an automatic grant of options under the 1997 Stock Option and Incentive Plan of Pan Pacific.

     Incentive Stock Options will be designed to comply with the provisions of the Internal Revenue Code and will be subject to certain restrictions contained in the Internal Revenue Code. Among such restrictions, incentive stock options must have an exercise price not less than the fair market value of a share of Pan Pacific common stock on the date of grant, may only be granted to employees, must expire within a specified period of time following the optionee's termination of employment, and must be exercised within ten years after the date of grant; but may be subsequently modified to disqualify them from treatment as incentive stock options. In the case of an incentive stock option granted to an individual who owns (or is deemed to own) more than 10% of the total combined voting power of all classes of stock of Pan Pacific, the stock incentive plan provides that the exercise price must be at least 110% of the fair

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

market value of a share of Pan Pacific common stock on the date of grant and the incentive stock option must expire no later than the fifth anniversary of the date of its grant.

     Restricted Stock may be sold to participants at various prices and made subject to such restrictions as may be determined by the administrator. Restricted stock, typically, may be repurchased by Pan Pacific at the original purchase price if the conditions or restrictions are not met. In general, restricted stock may not be sold, or otherwise hypothecated or transferred except to certain permitted transferees as set forth in the stock incentive plan, until restrictions are removed or expire. Purchasers of restricted stock, unlike recipients of options, will have voting rights and will receive dividends prior to the time when the restrictions lapse.

     Deferred Stock may be awarded to participants, typically without payment of consideration, but subject to vesting conditions based on performance criteria established by the administrator. Like restricted stock, deferred stock may not be sold, or otherwise hypothecated or transferred except to certain permitted transferees as set forth in the stock incentive plan, until vesting conditions are removed or expire. Unlike restricted stock, deferred stock will not be issued until the deferred stock award has vested, and recipients of deferred stock generally will have no voting or dividend rights prior to the time when vesting conditions are satisfied.

     Stock Appreciation Rights may be granted in connection with stock options or other awards, or separately. Stock appreciation rights granted by the administrator in connection with stock options or other awards typically will provide for payments to the holder based upon increases in the fair market value of Pan Pacific common stock over the exercise price of the related option or other awards. A stock appreciation right entitles the holder to exercise the stock appreciation right (to the extent exercisable) and to receive from Pan Pacific an amount determined by multiplying the difference obtained by subtracting the exercise price per share of the stock appreciation right from the fair market value of a share of Pan Pacific common stock on the date of exercise by the number of shares of Pan Pacific common stock with respect to which the stock appreciation right has been exercised, subject to any limitations imposed by the administrator. The administrator may elect to pay stock appreciation rights in cash or in Pan Pacific common stock or in a combination of both.

     Dividend Equivalents represent the value of the dividends per share paid by Pan Pacific, calculated with reference to the number of shares covered by the stock options, stock appreciation rights or other awards held by the participant.

     Performance Awards may be granted by the administrator to employees or consultants based upon specific performance criteria determined to be appropriate by the administrator. In making such determinations, the administrator will consider, among the factors it deems relevant in light of the specific type of award, the contributions, responsibilities and other compensation of the particular employee or consultant.

     Stock Payments may be authorized by the administrator in the form of shares of Pan Pacific common stock or an option or other right to purchase Pan Pacific common stock in the manner determined from time to time by the administrator.

     The administrator may designate key employees as "Section 162(m) Participants," whose compensation for a given fiscal year may be subject to the limit on deductible compensation imposed by Section 162(m) of the Internal Revenue Code. The Administrator may grant to Section 162(m) Participants restricted stock, deferred stock, stock appreciation rights, dividend equivalents, performance awards and stock payments that vest or become exercisable upon the attainment of performance criteria for Pan Pacific, its subsidiaries, divisions or operating units, which are related to one or more of the following performance goals:

     - net income;

     - pre-tax income;

     - operating income;
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

     - cash flow;

     - earnings per share;

     - earnings before interest, taxes, depreciation and/or amortization;

     - return on equity;

     - return on invested capital or assets;

     - cost reductions or savings;

     - funds from operations; and

     - appreciation in the fair market value of Pan Pacific common stock.

GRANT AND TERMS OF OPTIONS

     The administrator shall have the authority under the stock incentive plan to determine:

     - the number of shares subject to option grants to employees, consultants, and directors;

     - whether the option grants are incentive stock options or nonqualified stock options; and

     - the terms and conditions of the option grants.

     The administrator may not grant an incentive stock option under the stock incentive plan to any person who owns more than 10% of the total combined voting power of all classes of Pan Pacific's stock unless the stock option conforms to the applicable provisions of Section 422 of the Internal Revenue Code. Only Pan Pacific's employees may be granted incentive stock options under the stock incentive plan. Employees, consultants, and directors may receive nonqualified stock options and stock purchase rights under the stock incentive plan. Options for directors are discussed in more detail in "Director Options" above. Each option will be evidenced by a written option agreement.

     The exercise price for the shares of Pan Pacific common stock subject to each option will be specified in each option agreement. The administrator shall set the exercise price at the time the option is granted. In certain instances, the exercise price is also subject to additional rules as follows:

     - In the case of options intended to qualify as performance-based compensation, or as incentive stock options, the exercise price may not be less than the fair market value for the shares of Pan Pacific common stock subject to such option on the date the option is granted.

     - In the case of incentive stock options granted to a 10% owner, the exercise price may not be less than 110% of the fair market value of the shares of Pan Pacific common stock subject to such option on the date the option is granted.

     - In the case of nonqualified stock options, the exercise price may not be less than 85% of the fair market value for the shares of Pan Pacific common stock subject to such option on the date the option is granted.

     - In the case of nonqualified stock options granted to a 10% owner, the exercise price may not be less than 100% of the fair market value of the shares of Pan Pacific common stock subject to such option on the date the option is granted.

     - In the case of options granted to directors, the exercise price will equal the fair market value of the shares of Pan Pacific common stock subject to such option on the date the option is granted.

     For purposes of the stock incentive plan, the fair market value of a share of Pan Pacific common stock as of a given date shall be (a) the closing price of a share of Pan Pacific common stock on the principal exchange on which shares of Pan Pacific common stock are then trading, if any (or as reported on any composite index which includes such principal exchange), on the trading day previous to this date, or if shares were not traded on the trading day previous to this date, then on the next preceding date on which a trade occurred, or (b) if Pan Pacific common stock is not traded on an exchange but is quoted on Nasdaq or a successor quotation system, the mean between the closing representative bid and asked prices for the Pan Pacific common stock on the trading day previous to such date as reported by Nasdaq or a successor quotation system; or (c) if Pan Pacific common stock is not publicly traded on an exchange and not quoted on Nasdaq or a successor quotation system, the fair market value of a share of Pan Pacific common stock as established by the administrator acting in good faith.

TERM AND VESTING OF OPTIONS

     The term of an option shall be set by the administrator. In the case of an incentive stock option, the term of the option may not be longer than ten years from the date the incentive stock option is granted, or if granted to a 10% owner, five years from the date of the grant. Except as limited by the requirements of Section 422 of the Internal Revenue Code, the administrator may extend the term of any outstanding option in connection with any termination of employment or the consulting relationship with an optionee, or amend any other term or condition of the outstanding option relating to the termination of an optionee.

     An option is exercisable when it "vests." Each option agreement will contain the period during which the right to exercise the option in whole or in part vests in the optionee. In no event will an option vest at a rate of less than 20% per year over five years from the date the option is granted. At any time after the grant of an option, the administrator may accelerate the period during which an option vests. No portion of an option which is unexercisable at an optionee's termination of employment, termination of consulting relationship or termination of directorship will subsequently become exercisable, except as may be otherwise provided by the administrator either in the agreement relating to the stock option or by action following the grant of the option.

EXERCISE OF OPTIONS

     An option may be exercised for any vested portion of the shares subject to the option until the option expires. Only whole shares of Pan Pacific common stock may be purchased. An option may be exercised by delivering to the Secretary of Pan Pacific a written or electronic notice of exercise on a form provided by Pan Pacific, together with full cash payment for the shares in the form of cash or a check payable to Pan Pacific in the amount of the aggregate option exercise price. However, the administrator may in its discretion:

     - allow payment through the delivery of shares of Pan Pacific common stock already owned by the optionee;

     - subject to certain timing requirements, allow payment through the surrender of shares of Pan Pacific common stock which would otherwise be issuable on exercise of the option;

     - allow payment through the delivery of property of any kind which constitutes good and valuable consideration;

     - allow payment by use of a full recourse loan from Pan Pacific;

     - allow payment through the delivery of a notice that the optionee has placed a market sell order with a broker with respect to shares of Pan Pacific common stock then issuable on exercise of the option, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to Pan Pacific in satisfaction of the option exercise price; or

     - allow payment through any combination of the foregoing.

ELIGIBILITY

     Pan Pacific's employees and consultants are eligible to receive awards under the stock incentive plan. The administrator determines which of Pan Pacific's employees will be granted options, stock purchase rights, stock appreciation rights and other awards. No person is entitled to participate in the stock incentive plan as a matter of right. Only those employees and consultants who are selected to receive grants by the administrator may participate in the stock incentive plan. Independent non-employee directors are also eligible to receive grants under the stock incentive plan, as described above.

ADMINISTRATION OF THE STOCK INCENTIVE PLAN

     All decisions, determinations and interpretations of the administrator shall be final and binding on all holders. The administrator has the power to:

     - construe and interpret the terms of the stock incentive plan and awards granted pursuant to the stock incentive plan;

     - adopt rules for the administration, interpretation and application of the stock incentive plan that are consistent with the stock incentive plan; and

     - interpret, amend or revoke any of the newly adopted rules of the stock incentive plan.

AWARDS NOT TRANSFERABLE

     Awards may not be sold, pledged, transferred, or disposed of in any manner other than to certain permitted transferees as provided for in the stock incentive plan and by will or by the laws of descent and distribution and may be exercised, during the lifetime of the holder, only by the holder or such permitted transferees.

CERTAIN RESTRICTIONS ON RESALE

     Employees, officers and directors who are "affiliates" of Pan Pacific as defined by the rules and regulations under the Securities Act of 1933 may offer or sell the shares of Pan Pacific common stock they acquire upon exercise of their options under the stock incentive plan only if they make such offers and sales:

     - pursuant to an effective registration statement under the Securities Act of 1933;

     - pursuant to an appropriate exemption from the registration requirements of the Securities Act of 1933; or

     - within the limitations and subject to the conditions set forth in Rule 144 under the Securities Act of 1933.

AMENDMENT AND TERMINATION OF THE STOCK INCENTIVE PLAN

     The Pan Pacific board may not, without prior stockholder approval:

     - amend the stock incentive plan so as to increase the number of shares of stock that may be issued under the stock incentive plan; or

     - extend the term of the stock incentive plan.

     The stock incentive plan will be in effect for 10 years after the date the stock incentive plan is approved by the stockholders, unless the Pan Pacific board terminates the stock incentive plan at an earlier date. The Pan Pacific board may terminate the stock incentive plan at any time with respect to any shares not then subject to an option under the stock incentive plan. Except as indicated above, the Pan Pacific board may also modify the stock incentive plan from time to time.

FEDERAL INCOME TAX CONSEQUENCES ASSOCIATED WITH THE STOCK INCENTIVE PLAN

     The following is a general summary under current law of the material federal income tax consequences to participants in the stock incentive plan. This summary deals with the general tax principles that apply and is provided only for general information. Some kinds of taxes, such as alternative minimum taxes and state and local income taxes, are not discussed. Tax laws are complex and subject to change and may vary depending on individual circumstances and from locality to locality. The summary does not discuss all aspects of income taxation that may be relevant in light of a holder's personal circumstances. This summarized tax information is not tax advice.

     Non-Qualified Stock Options. For federal income tax purposes, if an optionee is granted nonqualified stock options under the stock incentive plan, the optionee will not have taxable income on the grant of the option, nor will Pan Pacific be entitled to any deduction. Generally, on exercise of nonqualified stock options the optionee will recognize ordinary income, and Pan Pacific will be entitled to a deduction, in an amount equal to the difference between the option exercise price and the fair market value of the Pan Pacific common stock on the date of exercise. The optionee's basis for the stock for purposes of determining gain or loss on subsequent disposition of such shares generally will be the fair market value of the Pan Pacific common stock on the date the optionee exercises the option. Any subsequent gain or loss will be generally taxable as capital gains or losses.

     Incentive Stock Options. There is no taxable income to an optionee when an optionee is granted an incentive stock option or when that option is exercised. However, the amount by which the fair market value of the shares at the time of exercise exceeds the option price will be an "item of adjustment" for the optionee for purposes of the alternative minimum tax. Gain realized by the optionee on the sale of stock purchased upon exercise of an incentive stock option is taxable at capital gains rates, and no tax deduction is available to Pan Pacific, unless the optionee disposes of the shares within (a) two years after the date of grant of the option or (b) within one year of the date the shares were transferred to the optionee. If the shares of Pan Pacific common stock are sold or otherwise disposed of before the end of the one-year and two-year periods specified above, the difference between the option exercise price and the fair market value of the shares on the date of the option's exercise will be taxed at ordinary income rates, and Pan Pacific will be entitled to a deduction to the extent the optionee must recognize ordinary income.

     An incentive stock option exercised more than three months after an optionee terminates employment, other than by reason of death or disability, will be taxed as a nonqualified stock option. Pan Pacific will be entitled to a tax deduction equal to the ordinary income, if any, realized by the optionee.

     Stock Appreciation Rights. No taxable income is generally recognized upon the receipt of a stock appreciation right, but upon exercise of the stock appreciation right the fair market value of the shares (or cash in lieu of shares) received generally will be taxable as ordinary income to the recipient in the year of such exercise. Pan Pacific generally will be entitled to a compensation deduction for the same amount which the recipient recognizes as ordinary income.

     Restricted Stock and Deferred Stock. An employee to whom restricted or deferred stock is issued generally will not recognize taxable income upon such issuance and Pan Pacific generally will not then be entitled to a deduction. However, when restrictions on shares of restricted stock lapse, such that the shares are no longer subject to a substantial risk of forfeiture or are transferable, the employee generally will recognize ordinary income and Pan Pacific generally will be entitled to a deduction for an amount equal to the excess of the fair market value of the shares at the date such restrictions lapse over the purchase price therefor. Similarly, when deferred stock vests and is issued to the employee, the employee generally will recognize ordinary income and Pan Pacific generally will be entitled to a deduction for the amount equal to the fair market value of the shares at the date of issuance.

     Dividend Equivalents. A recipient of a dividend equivalent award generally will not recognize taxable income at the time of grant, and Pan Pacific will not be entitled to a deduction at that time. When a dividend equivalent is paid, the participant generally will recognize ordinary income, and Pan Pacific will be entitled to a corresponding deduction.

     Performance Awards. A participant who has been granted a performance award generally will not recognize taxable income at the time of grant, and Pan Pacific will not be entitled to a deduction at that time. When an award is paid, whether in cash or Pan Pacific common stock, the participant generally will recognize ordinary income, and Pan Pacific will be entitled to a corresponding deduction.

     Stock Payments. A participant who receives a stock payment in lieu of a cash payment that would otherwise have been made will generally recognize ordinary income based on the fair market value of the stock received, and Pan Pacific generally will be entitled to a deduction for the same amount.

     Section 162(m) of the Internal Revenue Code. In general, under Section 162(m), income tax deductions of publicly-held corporations may be limited to the extent total compensation (including base salary, annual bonus, stock option exercises and non-qualified benefits paid) for certain executive officers exceeds $1 million (less the amount of any "excess parachute payments" as defined in Section 280G of the Internal Revenue Code) in any one year. However, under Section 162(m), the deduction limit does not apply to certain "performance-based compensation" established by an independent compensation committee which is adequately disclosed to, and approved by, stockholders. In particular, stock options and stock appreciation rights will satisfy the "performance-based compensation" exception if the awards are made by a qualifying compensation committee, the stock incentive plan sets the maximum number of shares that can be granted to any person within a specified period and the compensation is based solely on an increase in the fair market value of Pan Pacific common stock after the grant date (i.e. the option exercise price is equal to or greater than the fair market value of the stock subject to the award on the grant date).

     Pan Pacific has attempted to structure the stock incentive plan in such a manner that Pan Pacific's compensation committee can determine the terms and conditions of stock options, stock appreciation rights such that remuneration attributable to such awards will not be subject to the $1,000,000 limitation. The Pan Pacific has not, however, requested a ruling from the Internal Revenue Service or an opinion of counsel regarding this issue. This discussion will neither bind the Internal Revenue Service nor preclude the Internal Revenue Service from adopting a contrary position.

REQUIRED VOTE

     For this proposal to amend Pan Pacific's 2000 Stock Incentive Plan to be approved, the holders of a majority of the votes cast on the proposal at the Pan Pacific special meeting must vote in favor of the proposal and a majority of the outstanding shares of Pan Pacific common stock must cast a vote on the proposal.

     THE PAN PACIFIC BOARD RECOMMENDS A VOTE FOR THE PROPOSAL TO AMEND THE 2000 STOCK INCENTIVE PLAN OF PAN PACIFIC RETAIL PROPERTIES, INC.

                             SHAREHOLDER PROPOSALS

     Pan Pacific's bylaws currently provide that in order for a stockholder to nominate a candidate for election as a director at an annual meeting of stockholders or to propose business for consideration at such meeting, written notice generally must be delivered to the Secretary of Pan Pacific at its principal executive offices not later than the close of business on the 60th day, and not earlier than the close of business on the 90th day, prior to the first anniversary of the preceding year's annual meeting. Accordingly, stockholder proposals for inclusion in proxy material for Pan Pacific's 2001 annual meeting of stockholders must be submitted to the Corporate Secretary of Pan Pacific in writing and received at the executive offices of Pan Pacific between February 5, 2001 and March 6, 2001. Such proposals must also have met the other requirements of the rules of the SEC relating to stockholder proposals and must have satisfied the notice procedures for stockholder proposals set forth in the Pan Pacific bylaws. See "Comparison of Rights of Stockholders of Pan Pacific and Shareholders of Western Properties -- Advance Notice Provision."

     Due to the contemplated completion of the merger, Western Properties does not currently expect to hold a 2001 annual meeting of shareholders. If the merger is not completed and such a meeting is held, shareholder proposals for inclusion in proxy materials for the Western Properties annual meeting of shareholders must be submitted to the Secretary of Western Properties in writing and received at the executive offices of Western Properties by November 30, 2000. Such proposals must also meet the other requirements of the rules of the SEC relating to shareholders' proposals. See "Comparison of Rights of Stockholders of Pan Pacific and Shareholders of Western Properties -- Advance Notice Provision."

                                 LEGAL MATTERS

     The validity of the shares of Pan Pacific common stock to be issued in connection with the merger will be passed upon for Pan Pacific by Ballard Spahr Andrews & Ingersoll, LLP, Baltimore, Maryland.

     The description of Federal Income Tax Considerations contained in the section of this document entitled "Material United States Federal Income Tax Considerations" is based on the opinion of Latham & Watkins. That description also relies upon the anticipated opinions of Latham & Watkins, as counsel for Pan Pacific, and O'Melveny & Myers LLP, as counsel for Western Properties, which are conditions to the closing of the merger, regarding the qualification of the merger as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and regarding Pan Pacific's and Western Properties' conformity with the requirements for qualification and taxation as a real estate investment trust under the Internal Revenue Code.

                                    EXPERTS

     The consolidated financial statements and schedule of Pan Pacific Retail Properties, Inc. as of December 31, 1999 and 1998, and for each of the years in the three-year period ended December 31, 1999 have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements and schedule of Western Properties Trust as of December 31, 1999 and 1998, and for each of the years in the three-year period ended December 31, 1999 have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     Representatives of KPMG LLP are expected to be present at the Pan Pacific special meeting and the Western Properties special meeting with an opportunity to make statements if they desire to do so, and such representatives are expected to be available to respond to appropriate questions.

                      WHERE YOU CAN FIND MORE INFORMATION

     Pan Pacific and Western Properties file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC's Public Reference Room, 450 Fifth Street, N.W., Suite 1024, Washington, D.C. 20549 and at the SEC's regional offices located at 7 World Trade Center, Suite 1300, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at "http://www.sec.gov." You may inspect information that Pan Pacific files with the New York Stock Exchange at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005. You may inspect information that Western Properties files with the American Stock Exchange at the offices of the American Stock Exchange at 86 Trinity Place, New York, New York 10006.

     Pan Pacific filed a registration statement on Form S-4 to register with the SEC the Pan Pacific common stock to be issued to Western Properties shareholders in the merger. This joint proxy statement/ prospectus is a part of that registration statement and constitutes a prospectus of Pan Pacific in addition to being a proxy statement of Pan Pacific and Western Properties for the special meetings. As allowed by SEC rules, this joint proxy statement/prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

     The SEC allows us to "incorporate by reference" information into this joint proxy statement/ prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. This joint proxy statement/prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about our companies and their finances.

          PAN PACIFIC'S SEC FILINGS
             (FILE NO. 1-13243)                      DESCRIPTION OR PERIOD/AS OF DATE
          -------------------------                  --------------------------------
Annual Report on Form 10-K                     Year ended December 31, 1999
Current Report on Form 8-K, dated August 21,   Discloses the entering into of the merger
2000                                           agreement and related matters
Quarterly Reports on Form 10-Q                 Quarters ended March 31, 2000 and June 30,
                                               2000
Definitive Proxy Statement on Schedule 14A     Definitive proxy statement relating to the
                                               2000 annual meeting of Pan Pacific
                                               stockholders on May 5, 2000
Registration Statement on Form 8-A (No.        Description of Pan Pacific common stock
001-13243), including any subsequently filed
amendments and reports filed for the purpose
of updating such description

       WESTERN PROPERTIES' SEC FILINGS
             (FILE NO. 1-08723)                      DESCRIPTION OR PERIOD/AS OF DATE
       -------------------------------               --------------------------------
Annual Report on Form 10-K                     Year ended December 31, 1999
Current Report on Form 8-K, dated August 21,   Discloses the entering into of the merger
2000                                           agreement and related matters
Quarterly Reports on Forms 10-Q                Quarters ended March 31, 2000 and June 30,
                                               2000
Definitive Proxy Statement on Schedule 14A     Definitive proxy statement relating to the
                                               2000 annual meeting of Western Properties
                                               shareholders on May 11, 2000

     We are also incorporating by reference additional documents that we may file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 between the date of this joint proxy statement/prospectus and the date of the Pan Pacific special meeting and the Western Properties special meeting.

     The information incorporated by reference is deemed to be part of this joint proxy statement/ prospectus. Any statement contained in a document incorporated or deemed to be incorporated by reference in this joint proxy statement/prospectus will be deemed modified, superseded or replaced for purposes of this joint proxy statement/prospectus to the extent that a statement contained in this joint proxy statement/prospectus or in any subsequently filed document that also is or is deemed to be incorporated by reference in this joint proxy statement/prospectus modifies, supersedes or replaces such statement. Any statement so modified, superseded or replaced will not be deemed, except as so modified, superseded or replaced, to constitute a part of this joint proxy statement/prospectus.

     Pan Pacific has supplied all information contained or incorporated by reference in this joint proxy statement/prospectus relating to Pan Pacific, and Western Properties has supplied all such information relating to Western Properties.

     If you are a shareholder, we may have sent you some of the documents incorporated by reference, but you can obtain any of them through us or the SEC. Documents incorporated by reference are available from us without charge, excluding all exhibits unless we have specifically incorporated by reference an exhibit in this joint proxy statement/prospectus. Shareholders may obtain documents incorporated by reference in this joint proxy statement/prospectus by requesting them in writing or by telephone from the appropriate party at the following addresses:

Pan Pacific Retail Properties,     Western Properties Trust
Inc.                               2200 Powell Street, Suite 600
1631-B South Melrose Drive         Emeryville, California 94608
Vista, California 92083            Telephone:  (888) 831-5770
Telephone:  (760) 727-1002


     IF YOU WOULD LIKE TO REQUEST DOCUMENTS FROM US, PLEASE DO SO BY NOVEMBER 2, 2000 TO RECEIVE THEM BEFORE THE PAN PACIFIC SPECIAL MEETING OR THE WESTERN PROPERTIES SPECIAL MEETING.



     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS JOINT PROXY STATEMENT/PROSPECTUS TO VOTE ON THE PAN PACIFIC PROPOSALS TO APPROVE THE MERGER AND THE AMENDMENT TO THE 2000 STOCK INCENTIVE PLAN OF PAN PACIFIC AND THE WESTERN PROPERTIES PROPOSAL TO APPROVE THE MERGER AND INCORPORATION. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS. THIS JOINT PROXY STATEMENT/PROSPECTUS IS DATED OCTOBER 3, 2000. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN OCTOBER 3, 2000, AND NEITHER THE MAILING OF THE JOINT PROXY STATEMENT/PROSPECTUS TO SHAREHOLDERS NOR THE ISSUANCE OF PAN PACIFIC COMMON STOCK IN THE MERGER SHALL CREATE ANY IMPLICATION TO THE CONTRARY.

                     INDEX TO UNAUDITED PRO FORMA CONDENSED
                       CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Unaudited Pro Forma Condensed Consolidated Financial
  Statements................................................  F-2
Unaudited Pro Forma Condensed Consolidated Balance Sheet as
  of June 30, 2000..........................................  F-3
Unaudited Pro Forma Condensed Consolidated Statement of
  Income for the six months ended June 30, 2000.............  F-4
Unaudited Pro Forma Condensed Consolidated Statement of
  Income for the year ended December 31, 1999...............  F-5
Notes to Unaudited Pro Forma Condensed Consolidated
  Financial Statements......................................  F-6

                      PAN PACIFIC RETAIL PROPERTIES, INC.

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

     The following unaudited pro forma condensed consolidated balance sheet as of June 30, 2000 is presented as if the merger of WPT, Inc. ("WPT"), the successor of Western Properties Trust ("Western Properties") into Pan Pacific Retail Properties, Inc. ("Pan Pacific") had occurred on June 30, 2000. The unaudited pro forma condensed consolidated statements of income for the six months ended June 30, 2000 and the year ended December 31, 1999 are presented as if the merger of WPT into Pan Pacific had occurred on January 1, 1999. The incorporation of Western Properties as WPT had no financial accounting impact.

     The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the quarterly reports on Form 10-Q for the six months ended June 30, 2000, the quarterly reports on Form 10-Q for the three months ended March 31, 2000 and the annual reports on Form 10-K for the year ended December 31, 1999, which include the consolidated financial statements of Western Properties and Pan Pacific, including the notes thereto. The unaudited pro forma condensed consolidated financial statements do not purport to represent Pan Pacific's financial position as of June 30, 2000 or the results of operations for the six months ended June 30, 2000 or for the year ended December 31, 1999 that would actually have occurred had the merger of WPT into Pan Pacific been completed on the dates indicated in the preceding paragraph, or to project Pan Pacific's financial position or results of operations as of any future date or for any future period.

                      PAN PACIFIC RETAIL PROPERTIES, INC.

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                 JUNE 30, 2000
                                 (IN THOUSANDS)

                                            PAN PACIFIC        WESTERN
                                               RETAIL         PROPERTIES     PRO FORMA
                                          PROPERTIES, INC.      TRUST         MERGER         PAN PACIFIC
                                             HISTORICAL       HISTORICAL    ADJUSTMENTS       PRO FORMA
                                          ----------------    ----------    -----------      -----------
ASSETS:
  Operating properties, net.............     $ 757,815         $233,942      $  66,646(B)    $1,115,300
                                                                                56,897(C)
  Real estate held for sale.............            --           87,102        (66,646)(B)       20,456
  Real estate under development.........            --            8,255             --            8,255
  Investment in unconsolidated
     entities...........................         1,505           47,318          6,961(C)        55,784
  Cash, cash equivalents and restricted
     cash...............................           308            2,424         (2,424)(F)          308
  Accounts receivable...................        16,433           14,224         (1,913)(D)       24,548
                                                                                (4,196)(D)
  Notes receivable......................         2,697           25,549             --           28,246
  Prepaid expenses, deferred lease
     commissions and other assets.......        12,958            2,626         (1,475)(D)       12,958
                                                                                (1,151)(E)
                                             ---------         --------      ---------       ----------
                                             $ 791,716         $421,440      $  52,699       $1,265,855
                                             =========         ========      =========       ==========

LIABILITIES AND EQUITY:
  Notes payable.........................     $ 226,800         $  9,701      $      --       $  236,501
  Senior notes, net.....................            --          124,836             --          124,836
  Line of credit payable................       141,550           78,900          5,839(F)       226,289
  Accounts payable, accrued expenses and
     other liabilities..................        10,359            8,760          6,200(A)        25,319
  Distributions payable.................         9,408               --             --            9,408
                                             ---------         --------      ---------       ----------
                                               388,117          222,197         12,039          622,353
  Minority interests....................        22,689           18,699            690(G)        42,078
                                             ---------         --------      ---------       ----------
  Equity:
     Common stock.......................           213               --            107(H)           320
     Paid in capital in excess of par
       value............................       481,485          242,711        220,407(I)       703,790
                                                                                 1,898(J)
                                                                              (242,711)(K)
     Accumulated dividends in excess of
       net income.......................            --          (62,167)        (8,263)(F)           --
                                                                                70,430(K)
     Accumulated deficit................      (100,788)              --         (1,898)(J)     (102,686)
                                             ---------         --------      ---------       ----------
                                               380,910          180,544         39,970          601,424
                                             ---------         --------      ---------       ----------
                                             $ 791,716         $421,440      $  52,699       $1,265,855
                                             =========         ========      =========       ==========

                      PAN PACIFIC RETAIL PROPERTIES, INC.

         UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                         SIX MONTHS ENDED JUNE 30, 2000
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                    PAN PACIFIC       WESTERN
                                                       RETAIL        PROPERTIES    PRO FORMA
                                                  PROPERTIES, INC.     TRUST        MERGER        PAN PACIFIC
                                                     HISTORICAL      HISTORICAL   ADJUSTMENTS      PRO FORMA
                                                  ----------------   ----------   -----------     -----------
REVENUE:
  Base rent.....................................     $   43,078      $   22,240     $    --       $   65,318
  Percentage rent...............................            300             435          --              735
  Recoveries from tenants.......................          9,624           4,521          --           14,145
  Interest income...............................             --           1,124          --            1,124
  Net gain on sale of real estate...............             --           4,256          --            4,256
  Income from unconsolidated entities...........            149             659          --              808
  Other.........................................          1,277             429          --            1,706
                                                     ----------      ----------     -------       ----------
                                                         54,428          33,664          --           88,092
                                                     ----------      ----------     -------       ----------
EXPENSES:
  Property operating and property taxes.........         10,384           4,710          --           15,094
  Depreciation and amortization.................          9,426           5,069      (1,928)(L)       12,030
                                                                                       (537)(M)
  Interest......................................         14,316           7,507        (214)(N)       21,609
  General and administrative....................          2,489           1,828      (1,066)(O)        3,251
  Provision for loss on real estate
     investment.................................             --           1,745          --            1,745
  Other.........................................             86           2,844          --            2,930
                                                     ----------      ----------     -------       ----------
                                                         36,701          23,703      (3,745)          56,659
                                                     ----------      ----------     -------       ----------
INCOME BEFORE MINORITY INTERESTS................         17,727           9,961       3,745           31,433
  Minority interests............................         (1,003)           (802)         --           (1,805)
                                                     ----------      ----------     -------       ----------
NET INCOME......................................     $   16,724      $    9,159     $ 3,745       $   29,628
                                                     ==========      ==========     =======       ==========
Basic earnings per share........................     $     0.79      $     0.53                   $     0.93(P)
Diluted earnings per share......................     $     0.79      $     0.53                   $     0.92(Q)
Basic weighted average shares outstanding.......     21,252,512      17,242,196                   31,976,807(P)
Diluted weighted average shares outstanding.....     22,415,893      17,377,023                   34,083,122(Q)

                      PAN PACIFIC RETAIL PROPERTIES, INC.

         UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                          YEAR ENDED DECEMBER 31, 1999
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                    PAN PACIFIC       WESTERN
                                                       RETAIL        PROPERTIES    PRO FORMA
                                                  PROPERTIES, INC.     TRUST        MERGER        PAN PACIFIC
                                                     HISTORICAL      HISTORICAL   ADJUSTMENTS      PRO FORMA
                                                  ----------------   ----------   -----------     -----------
REVENUE:
  Base rent.....................................    $    79,377      $   44,567     $    --       $  123,944
  Percentage rent...............................            760             886          --            1,646
  Recoveries from tenants.......................         17,893           9,698          --           27,591
  Interest income...............................             --           1,756          --            1,756
  Net gain on sale of real estate...............            400           6,854          --            7,254
  Income from unconsolidated entities...........            341             466          --              807
  Other.........................................          2,291           1,325          --            3,616
                                                    -----------      ----------     -------       ----------
                                                        101,062          65,552          --          166,614
                                                    -----------      ----------     -------       ----------
EXPENSES:
  Property operating and property taxes.........         19,950          10,171          --           30,121
  Depreciation and amortization.................         17,476          11,523      (5,240)(L)       22,474
                                                                                     (1,285)(M)
  Interest......................................         23,939          14,325        (462)(N)       37,802
  General and administrative....................          5,315           3,248      (1,692)(O)        6,871
  Other.........................................            248           4,867          --            5,115
                                                    -----------      ----------     -------       ----------
                                                         66,928          44,134      (8,679)         102,383
                                                    -----------      ----------     -------       ----------
INCOME BEFORE MINORITY INTERESTS................         34,134          21,418       8,679           64,231
  Minority interests............................         (1,558)         (1,604)         --           (3,162)
                                                    -----------      ----------     -------       ----------
NET INCOME......................................    $    32,576      $   19,814     $ 8,679       $   61,069
                                                    ===========      ==========     =======       ==========
Basic earnings per share........................    $      1.54      $     1.15                   $     1.91(P)
Diluted earnings per share......................    $      1.54      $     1.15                   $     1.90(Q)
Basic weighted average shares outstanding.......     21,196,238      17,225,468                   31,920,533(P)
Diluted weighted average shares outstanding.....     22,122,659      18,699,731                   33,789,888(Q)

                      PAN PACIFIC RETAIL PROPERTIES, INC.

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                       CONSOLIDATED FINANCIAL STATEMENTS
        (IN THOUSANDS, EXCEPT EXCHANGE RATIO, SHARE PRICE AND PAR VALUE)

1. ADJUSTMENTS TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

     The pro forma adjustments to the Unaudited Pro Forma Condensed Consolidated Balance Sheet as of June 30, 2000 are as follows:

     (A) Represents adjustments to record the merger in accordance with the purchase method of accounting based upon the assumed cost of $246,103, assuming a market value of $20.5625 per share for Pan Pacific common shares plus the assumption of Western Properties' liabilities, as follows:


      Western Properties' common shares and subsidiary units
        issued and outstanding at June 30, 2000...................    18,818
      Exchange ratio..............................................      0.62
                                                                    --------
      Pan Pacific common shares and subsidiary units issued in
        merger....................................................    11,667
      Pan Pacific share price.....................................  $20.5625
                                                                    --------
      Fair value of Pan Pacific's common shares and subsidiary
        units issued in merger....................................  $239,903
      Pan Pacific merger costs (see calculation below)............     6,200
                                                                    --------
      Total costs.................................................   246,103
      Assumption of Western Properties' liabilities:
        Draw on Pan Pacific's unsecured credit facility to repay
           Western Properties' line of credit (see also Note E)...    84,739
        Note payable and senior notes, net........................   134,537
        Other liabilities.........................................     8,760
                                                                    --------
           Fair value to be allocated to assets...................  $474,139
                                                                    ========


          The following is a calculation of Pan Pacific's estimated fees and other expenses related to the merger:

      Advisory fees...............................................  $  4,000
      Legal and accounting fees...................................     1,350
      Debt related costs resulting from the merger................       500
      Other, including printing, filing and transfer costs........       350
                                                                    --------
        Total Pan Pacific merger costs............................  $  6,200
                                                                    ========
        Pan Pacific merger costs to be allocated to net assets
           (see above)............................................  $  6,200
        Increase in accounts payable, accrued expenses and other
           liabilities............................................  $  6,200

     (B) Reclassification of Western Properties' real estate held for sale that Pan Pacific intends to hold for investment:

      Operating properties, net...................................     66,646
      Real estate held for sale...................................    (66,646)

                      PAN PACIFIC RETAIL PROPERTIES, INC.

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                 CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
        (IN THOUSANDS, EXCEPT EXCHANGE RATIO, SHARE PRICE AND PAR VALUE)

     (C) Represents the estimated increase in Western Properties' operating properties, net based upon Pan Pacific's purchase price as follows:


      Fair value to be allocated to assets (see Note A)...........  $ 474,139
        Less historical bases of Western Properties' assets
           acquired:
              Operating properties, net...........................   (233,942)
              Real estate held for sale...........................    (87,102)
              Real estate under development.......................     (8,255)
              Investment in unconsolidated entity.................    (47,318)
              Notes receivable....................................    (25,549)
              Other assets (see also Notes D, E and F)............     (8,115)
        Less adjustment to step-up to fair value Western
           Properties' investment in an unconsolidated entity.....     (6,961)
                                                                    ---------
        Step-up to record fair value of Western Properties'
           operating properties...................................  $  56,897
                                                                    =========


     (D) Decrease due to the elimination of certain Western Properties' assets as a result of the merger:

      Deferred rent receivable....................................  $  (4,196)
      Deferred lease commissions..................................  $  (1,475)
      Other miscellaneous assets..................................  $  (1,913)

(E) Decrease due to the elimination of Western Properties'
    deferred financing costs as a result of the merger......  $  (1,151)
(F) Reduce Western Properties' cash and increase Western
    Properties' line of credit to reflect the payment of
    Western Properties' estimated fees and other expenses
    related to the merger (net of amounts accrued as of June
    30, 2000):

      Cash........................................................  $  (2,424)
      Line of credit payable......................................  $   5,839
      Accumulated dividends in excess of net income...............  $  (8,263)


(G) Adjust minority interests to fair value to reflect the
    subsidiary units issued as a result of the merger.......  $     690

(H) Increase in common shares resulting from the issuance of an additional 10,724 Pan Pacific common shares at $0.01 par value per share in exchange for 17,297 Western
    Properties' shares of beneficial interest with no par value per share as follows:

      Pan Pacific common shares issued in merger..................     10,724
      Multiplied by Pan Pacific's par value per common share......  $    0.01
                                                                    ---------
      Par value of Pan Pacific common shares issued in merger.....  $     107
                                                                    ---------

(I) Increase paid in capital in excess of par value to
    reflect issuance of Pan Pacific common shares as a
    result of the merger....................................  $ 220,407

                      PAN PACIFIC RETAIL PROPERTIES, INC.

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                 CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
        (IN THOUSANDS, EXCEPT EXCHANGE RATIO, SHARE PRICE AND PAR VALUE)

     (J) Adjust paid in capital in excess of par value and accumulated deficit for vesting of Pan Pacific restricted stock as a result of the merger:

      Paid in capital in excess of par value......................  $   1,898
      Accumulated deficit.........................................  $  (1,898)


(K) Eliminate Western Properties' paid in capital in excess of par value and accumulated dividends in excess of net income as a result of the merger:

      Paid in capital in excess of par value......................  $(242,711)
      Accumulated dividends in excess of net income (see also Note
        F)........................................................  $  70,430

2. ADJUSTMENTS TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF INCOME

     The pro forma adjustments to the Unaudited Pro Forma Condensed Consolidated Statements of Income for the six months ended June 30, 2000 and the year ended December 31, 1999 are as follows:

                                                                  SIX MONTHS
                                                                     ENDED           YEAR ENDED
                                                                 JUNE 30, 2000    DECEMBER 31, 1999
                                                                 -------------    -----------------
    (L)  Decrease in depreciation expense related to real
         estate. The net decrease is a result of the fair
         value step-up of Western Properties' real estate
         assets (see Note C), the reclassification of Western
         Properties' real estate held for sale to operating
         properties (see Note B) and the change in Western
         Properties' estimated useful lives of depreciable
         assets to conform to the useful lives used by Pan
         Pacific for similar assets. Pro forma depreciation
         was computed on a straight-line basis over the
         estimated useful lives of the related assets. The
         estimated useful lives of buildings, and furniture,
         fixtures and equipment are 40 years and 5 years,
         respectively........................................       $(1,928)           $(5,240)
    (M)  Decrease in amortization expense due to the
         elimination of certain Western Properties' assets as
         a result of the merger..............................       $  (537)           $(1,285)
    (N)  Decrease in interest expense due to the elimination
         of the amortization of Western Properties' deferred
         financing costs as a result of the merger (no
         adjustment was necessary to the line of credit
         interest as Western Properties' borrowing rate was
         the same as Pan Pacific's borrowing rate)...........       $  (214)           $  (462)
    (O)  Decrease due to elimination of senior executive
         officer compensation as a result of merger related
         terminations........................................       $(1,066)           $(1,692)

     (P) Pro forma basic earnings per share and pro forma basic weighted average shares outstanding are presented as if the 10,724 shares of Pan Pacific common stock were issued on January 1, 1999.

     (Q) Pro forma diluted earnings per share and pro forma diluted weighted average shares outstanding are presented as if the 11,667 shares of Pan Pacific common stock and subsidiary units were issued on January 1, 1999. The numerator used in the diluted earnings per share calculation is net income adjusted for the minority interest subsidiary unit holders' share of net income.

                                                                         ANNEX A

                       AMENDED AND RESTATED AGREEMENT AND
                                 PLAN OF MERGER

                                    BETWEEN

                      PAN PACIFIC RETAIL PROPERTIES, INC.,

                             A MARYLAND CORPORATION

                                      AND

                           WESTERN PROPERTIES TRUST,

                   A CALIFORNIA REAL ESTATE INVESTMENT TRUST

                          DATED AS OF AUGUST 21, 2000

                               TABLE OF CONTENTS


                                                                              PAGE
                                                                              ----
ARTICLE I. DEFINITIONS......................................................  A-2

ARTICLE II. THE MERGER......................................................  A-10
  Section 2.1   The Incorporation...........................................  A-10
  Section 2.2   The Merger..................................................  A-10
  Section 2.3   Closing and Closing Date....................................  A-10
  Section 2.4   Effective Time..............................................  A-10
  Section 2.5   Effects of the Merger.......................................  A-10
  Section 2.6   Charter; Bylaws.............................................  A-11
  Section 2.7   Directors; Officers.........................................  A-11
  Section 2.8   Conversion of Securities....................................  A-11
  Section 2.9   Treatment of Company Options and Restricted Stock...........  A-12
  Section 2.10  Fractional Interests........................................  A-12
  Section 2.11  Surrender of WPT Common Stock and Company Common Shares;
                Stock Transfer Books........................................  A-13
  Section 2.12  Lost, Stolen or Destroyed Certificates......................  A-14
  Section 2.13  Withholding Rights..........................................  A-14

ARTICLE III. REPRESENTATIONS AND WARRANTIES OF THE COMPANY..................  A-14
  Section 3.1   Organization and Qualification..............................  A-14
  Section 3.2   Authorization; Validity and Effect of Agreement.............  A-15
  Section 3.3   Capitalization..............................................  A-15
  Section 3.4   Subsidiaries................................................  A-16
  Section 3.5   Other Interests.............................................  A-16
  Section 3.6   No Conflict; Required Filings and Consents..................  A-17
  Section 3.7   Compliance..................................................  A-17
  Section 3.8   SEC Documents...............................................  A-17
  Section 3.9   Absence of Certain Changes..................................  A-18
  Section 3.10  Litigation..................................................  A-18
  Section 3.11  Taxes.......................................................  A-18
  Section 3.12  Employee Benefit Plans......................................  A-20
  Section 3.13  Properties..................................................  A-21
  Section 3.14  Contracts...................................................  A-22
  Section 3.15  Labor Relations.............................................  A-22
  Section 3.16  [Intentionally Omitted].....................................  A-23
  Section 3.17  Environmental Matters.......................................  A-23
  Section 3.18  Opinion of Financial Advisor................................  A-23
  Section 3.19  Brokers.....................................................  A-23
  Section 3.20  Vote Required...............................................  A-24
  Section 3.21  Tax Matters.................................................  A-24
  Section 3.22  Insurance...................................................  A-24
  Section 3.23  [Intentionally Omitted].....................................  A-24
  Section 3.24  No Material Adverse Effect..................................  A-24
  Section 3.25  Affiliate Transactions......................................  A-24
  Section 3.26  No Existing Discussions.....................................  A-24

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF PAN PACIFIC...................  A-24
  Section 4.1   Organization and Qualification..............................  A-24

                                                                              PAGE
                                                                              ----
  Section 4.2   Authorization; Validity and Effect of Agreement.............  A-25
  Section 4.3   Capitalization..............................................  A-25
  Section 4.4   Subsidiaries................................................  A-26
  Section 4.5   Other Interests.............................................  A-26
  Section 4.6   No Conflict; Required Filings and Consents..................  A-26
  Section 4.7   Compliance..................................................  A-27
  Section 4.8   SEC Documents...............................................  A-27
  Section 4.9   Absence of Certain Changes..................................  A-28
  Section 4.10  Litigation..................................................  A-28
  Section 4.11  Taxes.......................................................  A-28
  Section 4.12  Employee Benefit Plans......................................  A-29
  Section 4.13  Properties..................................................  A-30
  Section 4.14  Contracts...................................................  A-31
  Section 4.15  Labor Relations.............................................  A-32
  Section 4.16  [Intentionally Omitted].....................................  A-32
  Section 4.17  Environmental Matters.......................................  A-32
  Section 4.18  Opinion of Financial Advisor................................  A-32
  Section 4.19  Brokers.....................................................  A-32
  Section 4.20  Vote Required...............................................  A-33
  Section 4.21  Tax Matters.................................................  A-33
  Section 4.22  Insurance...................................................  A-33
  Section 4.23  No Material Adverse Effect..................................  A-33

ARTICLE V. CONDUCT OF BUSINESS PENDING THE MERGER...........................  A-33
  Section 5.1   Conduct of Business of the Company Pending the Merger.......  A-33
  Section 5.2   Conduct of Business of Pan Pacific Pending the Merger.......  A-36
  Section 5.3   Continued Qualification as a Real Estate Investment Trust;
                Final Company Dividend......................................  A-37
  Section 5.4   Dividend Payment Coordination; Special Dividend.............  A-38
  Section 5.5   [Intentionally Omitted].....................................  A-38
  Section 5.6   Restructuring of Company Board..............................  A-38

ARTICLE VI. ADDITIONAL AGREEMENTS...........................................  A-38
  Section 6.1   Preparation of Form S-4 and the Proxy Statement; Stockholder
                and Shareholder Meetings....................................  A-38
  Section 6.2   Cooperation; Notice; Cure...................................  A-39
  Section 6.3   No Solicitation.............................................  A-40
  Section 6.4   Access to Information.......................................  A-41
  Section 6.5   Termination of Company's 401(k) Plan........................  A-41
  Section 6.6   Governmental Approvals......................................  A-41
  Section 6.7   Publicity...................................................  A-42
  Section 6.8   Affiliate Agreements........................................  A-42
  Section 6.9   Tax Treatment of Reorganization.............................  A-43
  Section 6.10  Further Assurances and Actions..............................  A-43
  Section 6.11  Stock Exchange Listing......................................  A-43
  Section 6.12  Letter of the Company's Accountants.........................  A-43
  Section 6.13  Letter of Pan Pacific's Accountants.........................  A-43
  Section 6.14  Company REIT Status.........................................  A-44
  Section 6.15  Pan Pacific REIT Status.....................................  A-44

                                                                              PAGE
                                                                              ----
  Section 6.16  Obtaining Consents..........................................  A-44
  Section 6.17  Board Representation........................................  A-44
  Section 6.18  Employee Benefits...........................................  A-44
  Section 6.19  Non-Solicitation of Employees...............................  A-45
  Section 6.20  Acquisition of WRESI Stock..................................  A-45
  Section 6.21  Adjustment to Pan Pacific Dividend Payments.................  A-45
  Section 6.22  Indemnification and Insurance...............................  A-46

ARTICLE VII. CONDITIONS OF MERGER...........................................  A-47
  Section 7.1   Conditions to Obligation of each Party to Effect the
                Merger......................................................  A-47
  Section 7.2   Conditions to Obligations of the Company to Effect the
                Incorporation and the Merger................................  A-48
  Section 7.3   Conditions to Obligations of Pan Pacific to Effect the
                Merger......................................................  A-49

ARTICLE VIII. TERMINATION, AMENDMENT AND WAIVER.............................  A-50
  Section 8.1   Termination.................................................  A-50
  Section 8.2   Expenses; Break-Up Fee......................................  A-51
  Section 8.3   Effect of Termination.......................................  A-53
  Section 8.4   Amendment...................................................  A-53
  Section 8.5   Waiver......................................................  A-53

ARTICLE IX. GENERAL PROVISIONS..............................................  A-53
  Section 9.1   Non-Survival of Representations, Warranties and
                Agreements..................................................  A-53
  Section 9.2   Notices.....................................................  A-53
  Section 9.3   Severability................................................  A-54
  Section 9.4   Entire Agreement; Assignment................................  A-54
  Section 9.5   Parties in Interest; Construction...........................  A-54
  Section 9.6   Governing Law...............................................  A-54
  Section 9.7   No Trial by Jury............................................  A-54
  Section 9.8   Action by Subsidiaries......................................  A-55
  Section 9.9   Headings....................................................  A-55
  Section 9.10  Specific Performance........................................  A-55
  Section 9.11  Counterparts................................................  A-55
  Section 9.12  No Liability of Company Shareholders........................  A-55


EXHIBITS
Exhibit A  Form of Articles of Incorporation of WPT
Exhibit B  Form of Affiliate Agreement
Exhibit C  Form of REIT Opinion of Latham & Watkins
Exhibit D  Form of REIT Opinion of O'Melveny & Myers LLP
Exhibit E  Development Services/Joint Venture Term Sheet

               AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

     This AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (this "Agreement"), is dated as of August 21, 2000, and entered into by and between PAN PACIFIC RETAIL PROPERTIES, INC., a Maryland corporation ("Pan Pacific"), and WESTERN PROPERTIES TRUST, a California real estate investment trust (the "Company"). Pan Pacific and the Company are sometimes referred to herein, individually, as a "Party," and, collectively, as the "Parties."

                                    RECITALS

     WHEREAS, Pan Pacific and the Company have heretofore entered into that certain Agreement and Plan of Merger dated as of the date hereof (the "Existing Merger Agreement");

     WHEREAS, the Company desires to incorporate as a California corporation to be named WPT, Inc. ("WPT") under the California General Corporation Law (the "Incorporation");

     WHEREAS, the Board of Directors of Pan Pacific and the Board of Trustees of the Company have each approved the Existing Merger Agreement, declared that the Existing Merger Agreement is advisable and determined that the merger of WPT with and into Pan Pacific, with Pan Pacific being the surviving company in such merger (the "Merger"), is advisable, fair to and in the best interests of their respective companies and shareholders and accordingly have agreed to effect the Merger upon the terms and subject to the conditions set forth therein;

     WHEREAS, on or before the date of execution of the Existing Merger Agreement, Revenue Properties (U.S.), Inc., a Delaware corporation that owns approximately 51% of Pan Pacific Common Stock ("Revenue Properties"), executed and delivered to the Company and Pan Pacific a Voting Agreement dated as of the date hereof, pursuant to which Revenue Properties has agreed to vote in favor of the Pan Pacific Voting Proposal (as defined herein);

     WHEREAS, for United States federal income tax purposes, it is intended that the Merger shall qualify as a reorganization and that this Agreement constitute a plan of reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");

     WHEREAS, Pan Pacific and the Company desire to make certain representations, warranties and agreements in connection with the Merger as specifically set forth herein, and no others;

     WHEREAS, Pan Pacific and Bradley Blake, the Chief Executive Officer of the Company, intend to participate in the development services and joint venture arrangements described in Exhibit E hereof after consummation of the Merger; and

     WHEREAS, the Parties wish to amend and restate the Existing Merger Agreement in its entirety pursuant to this Agreement for the purpose of (i) modifying the provisions in Section 5.4 regarding coordination by the Company and Pan Pacific of payment of certain dividends in the fourth fiscal quarter of 2000; (ii) eliminating the requirement in Section 5.4 that the Closing Date be a date after November 15, 2000, (iii) eliminating the step-up in the Break-up Fee from $7,000,000 to $10,000,000; (iv) modifying the provisions in Section 6.18 regarding severance and other payments to officers, directors and employees of the Company; and (v) making certain other changes to the terms and provisions of the Existing Merger Agreement, all as set forth herein;

                                   AGREEMENT

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and subject to the terms and conditions hereof, and intending to be legally bound hereby, Pan Pacific and the Company hereby amend and restate the Existing Merger Agreement pursuant to this Agreement as follows:

                                   ARTICLE I.

                                  DEFINITIONS

     For purposes of this Agreement, the term:

     "Action" shall mean any action, order, writ, injunction, judgment or decree outstanding or claim, suit, litigation, proceeding, arbitration, audit or investigation by or before any Governmental Entity or any other Person.

     "Affiliate" shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

     "Assets" shall mean, with respect to any Person, all land, buildings, improvements, leasehold improvements, Fixtures and Equipment and other assets, real or personal, tangible or intangible, owned or leased by such Person or any of its Subsidiaries.

     "Benefit Arrangement" shall mean, with respect to any Person, any employment, consulting, severance, change in control or other similar contract, arrangement or policy and each plan, arrangement (written or oral), program, agreement or commitment providing for insurance coverage (including without limitation any self-insured arrangements), workers' compensation, disability benefits, life, health, disability or accident benefits (including without limitation any "voluntary employees' beneficiary association," as defined in
Section 501(c)(9) of the Code providing for the same or other benefits) or for deferred compensation, profit-sharing, bonuses, stock (or beneficial interest) options, stock (or beneficial interest) appreciation rights, stock (or beneficial interest) purchases or other forms of incentive or equity compensation (other than a Welfare Plan, Pension Plan or Multiemployer Plan), in each case with respect to which such Person or any ERISA Affiliate thereof has or may have any obligation or liability (accrued, contingent or otherwise).

     "Business Day" shall mean each day other than Saturdays, Sundays and days when commercial banks are authorized to be closed for business in San Francisco, California.

     "Certificates" shall mean outstanding certificates which immediately prior to the Effective Time represented WPT Common Stock.

     "CGCL" shall mean the California General Corporation Law, as amended.

     "Company Affiliate" shall mean an "affiliate" of the Company within the meaning of Rule 145 promulgated under the Securities Act.

     "Company Board" shall mean the Board of Trustees of the Company.

     "Company Common Share" shall mean a common share of beneficial interest in the Company, no par value.

     "Company Contract" shall mean any note, bond, mortgage, indenture, guarantee, other evidence of indebtedness, lease, license, contract, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their Assets are bound, and which either (i) has a remaining term of more than one year, (ii) involves the payment or receipt of money in excess of $2,500,000 during the remaining term of such Company Contract or (iii) contains covenants limiting the freedom of the Company or any of its Subsidiaries to engage in any line of business or compete with any Person or operate at any location; provided, however, that a Company Lease shall not be considered a Company Contract.

     "Company DownREITs" shall mean the Western/Kienow Partnership and the Western/Pinecreek Partnership.

     "Company DownREIT Partnership Agreements" shall mean the partnership agreements of the Company DownREITs, as in effect as of the date hereof.

     "Company DownREIT Transaction Documents" shall mean the Western/Kienow Partnership Amendment and the Western/Pinecreek Partnership Amendment.

     "Company DownREIT Units" shall mean the units of limited partnership interest in the Company DownREITs.

     "Company Lease" shall mean any agreement providing for the use, occupancy or possession of the Company Real Property.

     "Company Material Adverse Effect" shall mean any change in or effect (i) that is, or would reasonably be expected to be, materially adverse to the business, Assets, liabilities, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole, (ii) that will, or would reasonably be expected to, prevent or materially impair the ability of the Parties to consummate the Merger before February 28, 2001 or (iii) that would,or would reasonably be expected to, prevent or materially impair the ability of Pan Pacific to operate its or any of its Subsidiaries' business or qualify for taxation as a REIT following the Effective Time; provided, however, that any such change or effect having the results described in the foregoing
(i), (ii) or (iii) that results from (A) a change in any law, rule, or regulation, or GAAP or interpretations thereof that applies to both Pan Pacific and the Company or (B) economic or market conditions in the retail shopping center industry generally, shall not be considered when determining whether a Company Material Adverse Effect has occurred; provided, further, that a decline in the share price of the Company resulting from the public announcement of this Agreement and the proposed Merger shall not be deemed a Company Material Adverse Effect.

     "Company Options" shall mean all options and purchase rights to acquire Company Shares granted, awarded, earned or purchased under any Company Stock Plan.

     "Company Shares" shall mean Company Common Shares and Company Preferred Shares.

     "Company Shareholder" shall mean a holder of record of one or more Company Common Shares immediately prior to the Effective Time.

     "Company Stock Plans" shall mean the Company's 1988 Stock Option Plan and the Company's 1998 Equity Incentive Plan.

     "Company Stock Rights" shall mean all options, restricted share awards, performance awards, dividend equivalents, deferred stock, equity payments, equity appreciation rights and shares of capital stock or beneficial interests granted, awarded, earned or purchased pursuant to any Company Stock Plan.

     "Company Transaction Documents" shall mean this Agreement and the Articles of Incorporation.

     "Company Transactions" shall mean the Incorporation, the Merger and the other transactions contemplated by the Company Transaction Documents.

     "Declaration of Trust" shall mean the Amended and Restated Declaration of Trust of the Company.

     "Effective Time" shall have the meaning assigned thereto in Section 2.4.

     "Encumbrances" shall mean any claim, lien, pledge, option, right of first refusal, charge, security interest, deed of trust, mortgage, restriction or encumbrance pertaining to the Assets held by or in favor of Third Parties.

     "Environmental Laws" shall mean any federal, state or local law, statute, ordinance, order, decree, rule or regulation relating (i) to releases, discharges, emissions or disposals to air, water, land or groundwater of Hazardous Materials; (ii) to the use, handling ordisposal of polychlorinated biphenyls, asbestos or urea formaldehyde or any other Hazardous Material; (iii) to the treatment, storage, disposal or management of Hazardous Materials; (iv) to exposure to toxic, hazardous or other controlled, prohibited or regulated substances; or (v) to the transportation, release or any other use of Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601, et seq. ("CERCLA"), the Resource Conservation and Recovery Act, 42 U.S.C. 6901, et seq. ("RCRA"), the Toxic Substances Control Act, 15 U.S.C. 2601, et seq. ("TSCA"), those portions of the Occupational, Safety and Health Act, 29 U.S.C. 651, et seq. relating to Hazardous Materials exposure and compliance, the Clean Air Act, 42 U.S.C. 7401, et seq., the Federal Water Pollution Control Act, 33 U.S.C. 1251, et seq., the Safe Drinking Water Act, 42 U.S.C. 300f, et seq., the Hazardous Materials Transportation Act, 49 U.S.C. 1802 et seq. ("HMTA") and the Emergency Planning and Community Right to Know Act, 42 U.S.C. 11001, et seq. ("EPCRA"), and other comparable state and local laws and all rules and regulations promulgated pursuant thereto or published thereunder.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

     "ERISA Affiliate" shall mean, with respect to any Person, any entity which is (or at any relevant time was) considered one employer with such Person under
Section 4001 of ERISA or Section 414 of the Code.

     "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

     "Fixtures and Equipment" shall mean, with respect to any Person, all of the furniture, fixtures, furnishings, machinery and equipment owned or leased by such Person and located in, at or upon the Assets of such Person.

     "GAAP" shall mean generally accepted accounting principles in the United States of America, as in effect from time to time, consistently applied.

     "Governmental Entities" shall mean all domestic courts, regulatory or administrative agencies, commissions or other governmental authorities, bodies or instrumentalities with jurisdiction.

     "Hazardous Materials" shall mean each and every element, compound, chemical mixture, contaminant, pollutant, material, waste or other substance which is defined, determined or identified as hazardous or toxic under applicable Environmental Laws or the release of which is regulated under Environmental Laws. Without limiting the generality of the foregoing, the term includes:
"hazardous substances" as defined in CERCLA; "extremely hazardous substances" as defined in EPCRA; "hazardous waste" as defined in RCRA; "hazardous materials" as defined in HMTA; a "chemical substance or mixture" as defined in TSCA; crude oil, petroleum products or any fraction thereof; radioactive materials, including source, byproduct or special nuclear materials; asbestos or asbestos-containing materials; chlorinated fluorocarbons ("CFCs"); and radon.

     "IRS" shall mean the United States Internal Revenue Service or any successor agency.

     "Knowledge" shall mean with respect to (i) the Company, the actual knowledge after reasonable inquiry of those individuals listed in Section 1 of the Company Disclosure Schedule, and (ii) Pan Pacific, the actual knowledge after reasonable inquiry of those individuals listed in Section 1 of the Pan Pacific Disclosure Schedule.

     "MGCL" shall mean the Maryland General Corporation Law, as amended.

     "Multiemployer Plan" shall mean, with respect to any Person, any "multiemployer plan thereof," within the meaning of Section 3(37) or 4001(a)(3) of ERISA, which such Person or any ERISA Affiliate thereof contributed to or is or was required to contribute to, or under which such Person or any ERISA Affiliate has or may have any obligation or liability (accrued, contingent or otherwise).

     "NYSE" shall mean The New York Stock Exchange, Inc.

     "Organizational Documents" means, with respect to any entity, the charter, certificate of incorporation, articles of incorporation, bylaws, partnership agreement, operating agreement, declaration of trust or other governing documents of such entity, including any documents designating or certifying the terms of any securities of such entity.

     "Pan Pacific Common Stock" shall mean the Common Stock, par value $.01 per share, of Pan Pacific.

     "Pan Pacific Contract" shall mean any note, bond, mortgage, indenture, guarantee, other evidence of indebtedness, lease, license, contract, agreement or other instrument or obligation to which Pan Pacific or any of its Subsidiaries is a party or by which any of them or any of their Assets may be bound, and which either (i) has a remaining term of more than one year, (ii) involves the payment or receipt of money in excess of $5,000,000 during the remaining term of such Pan Pacific Contract or (iii) contains covenants limiting the freedom of Pan Pacific or any of its Subsidiaries to engage in any line of business or compete with any Person or operate at any location; provided, however, that a Pan Pacific Lease shall not be considered a Pan Pacific Contract.

     "Pan Pacific DownREITs" means Pan Pacific (Portland), LLC, a Delaware limited liability company, and Pan Pacific (Rancho Las Palmas), a Nevada limited liability company.

     "Pan Pacific DownREIT Operating Agreements" shall mean the operating agreements of the Pan Pacific DownREITs, as in effect as of the date hereof.

     "Pan Pacific DownREIT Units" means the units of membership interest in the Pan Pacific DownREITs.

     "Pan Pacific Lease" shall mean any agreement providing for the use, occupancy or possession of the Pan Pacific Real Property.

     "Pan Pacific Material Adverse Effect" shall mean any change in or effect
(i) that is, or would reasonably be expected to be, materially adverse to the business, Assets, liabilities, results of operations or condition (financial or otherwise) of Pan Pacific and its Subsidiaries taken as a whole, (ii) that will, or would reasonably be expected to, prevent or materially impair the ability of the Parties to consummate the Merger before February 28, 2001 or (iii) that would, or would reasonably be expected to, prevent or materially impair the ability of Pan Pacific to operate its or any of its Subsidiaries' business or qualify for taxation as a REIT following the Effective Time; provided, however, that any such change or effect having the results described in the foregoing
(i), (ii) or (iii) that results from (A) a change in any law, rule, or regulation, or GAAP or interpretations thereof that applies to both Pan Pacific and the Company or (B) economic or market conditions in the retail shopping center industry generally, shall not be considered when determining whether a Pan Pacific Material Adverse Effect has occurred; provided, further, that a decline in the stock price of Pan Pacific resulting from the public announcement of this Agreement and the proposed Merger shall not be deemed a Pan Pacific Material Adverse Effect.

     "Pan Pacific Stock" shall mean Pan Pacific Common Stock and Pan Pacific Preferred Stock.

     "Pan Pacific Stock Plans" shall mean the 1997 Stock Option and Incentive Plan of Pan Pacific and the 2000 Equity Incentive Plan of Pan Pacific.

     "Pan Pacific Stock Rights" shall mean all stock options, restricted stock awards, performance awards, dividend equivalents, deferred stock, stock payments, stock appreciation rights and shares of stock granted, awarded, earned or purchased pursuant to any Pan Pacific Stock Plan.

     "Pan Pacific Transactions" means the Merger and the other transactions contemplated by this Agreement.

     "Pension Plan" shall mean, with respect to any Person, any "employee pension benefit plan," as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) which such Person or any ERISA

Affiliate thereof contributed to or is or was required to contribute to, or under which such Person or any ERISA Affiliate thereof has or may have any obligation or liability (accrued, contingent or otherwise).

     "Permitted Encumbrances" shall mean any Encumbrances which result from (i) all statutory or other liens for Taxes or assessments which are not yet due or delinquent or the validity of which is being contested in good faith by appropriate proceedings by a Party hereto for which adequate reserves are being maintained in accordance with GAAP by a Party hereto; (ii) all cashiers', landlords', workers', mechanics', carriers' and repairers' liens, and other similar liens imposed by law, incurred in the ordinary course of business; (iii) all laws, rules, regulations, ordinances and restrictions promulgated by any Governmental Entity; (iv) all Company Contracts, leases, subleases, licenses, concessions or service contracts to which any Person or any of its Subsidiaries is a party; (v) Encumbrances identified on title policies or preliminary title reports, surveys in the possession of the Company or its Subsidiaries (in the case of Company Assets) or in the possession of Pan Pacific or its Subsidiaries (in the case of Pan Pacific Assets), or other documents or writings or included in the public records incurred or assumed in the ordinary course of business; and (vi) all other liens and mortgages, covenants, imperfections in title, charges, easements, restrictions which, in the case of any such Encumbrances pursuant to clause (i) through (vi), individually or in the aggregate do not materially detract from or materially interfere with the present use of the property subject thereto or affected thereby and would not otherwise cause a Company Material Adverse Effect with respect to Encumbrances affecting Company Real Property or a Pan Pacific Material Adverse Effect with respect to Encumbrances affecting Pan Pacific Real Property.

     "Person" shall mean any individual, corporation, partnership, limited liability company, joint venture, real estate investment trust, other organization (whether incorporated or unincorporated), governmental agency or instrumentality, or any other legal entity.

     "Property Restrictions" shall mean, with respect to any Company Real Property or Pan Pacific Real Property, as applicable, all easements, rights of way, covenants, conditions, written agreements, laws, ordinances and regulations affecting building use or occupancy, or reservations of an interest in title.

     "REIT" shall mean a real estate investment trust within the meaning of the Code.

     "Representative" shall mean, with respect to any Person, that Person's officers, directors, employees, financial advisors, agents or other representatives.

     "SEC" shall mean the Securities and Exchange Commission.

     "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

     "Subsidiary" shall mean, with respect to any Person, any corporation, partnership, limited liability company, joint venture, real estate investment trust, or other organization, whether incorporated or unincorporated, or other legal entity of which (i) such Person directly or indirectly owns or controls at least a majority of the capital stock or other equity interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions; (ii) such Person is a general partner, manager or managing member; or (iii) such Person holds a majority of the equity economic interest.

     "Tax" or "Taxes" shall mean all federal, state, local, foreign and other taxes, levies, imposts, assessments, impositions or other similar government charges, including, without limitation, income, estimated income, business, occupation, franchise, real property,payroll, personal property, sales, transfer, stamp, use, employment, commercial rent or withholding, occupancy, premium, gross receipts, profits, windfall profits, deemed profits, license, lease, severance, capital, production, corporation, ad valorem, excise, duty or other taxes, including interest, penalties and additions (to the extent applicable) thereto, whether disputed or not.

     "Tax Return" shall mean any report, return, document, declaration or other information or filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes, including, without limitation, any schedule or attachment thereto and any amendment thereof, any information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

     "Third Party" shall mean any person other than the Company, Pan Pacific and their respective Affiliates.

     "Welfare Plan" shall mean, with respect to any Person, any "employee welfare benefit plan," as defined in Section 3(1) of ERISA, which such Person or any ERISA Affiliate thereof contributed to or is or was required to contribute to, or under which such Person or any ERISA Affiliate thereof has or may have any obligation or liability (accrued, contingent or otherwise).

     "Western/Kienow Partnership" shall mean Western/Kienow, L.P., a Delaware limited partnership.

     "Western/Kienow Partnership Amendment" shall mean the First Amendment to
the Agreement of Limited Partnership, dated as of August   , 2000, which amends
the Agreement of Limited Partnership of Western/Kienow, L.P. dated October 30, 1998.

     "Western/Pinecreek Partnership" shall mean Western/Pinecreek, L.P., a Delaware limited partnership.

     "Western/Pinecreek Partnership Amendment" shall mean the unexecuted First Amendment to the Agreement of Limited Partnership, which, if and when it is executed, will amend the Agreement of Limited Partnership of Western/Pinecreek, L.P. dated November 27, 1999.

     "WRESI" shall mean Western Real Estate Services, Inc., a California corporation.

                          TABLE OF OTHER DEFINED TERMS

                                                              CROSS REFERENCE
                           TERMS                               IN AGREEMENT
                           -----                              ---------------
Acquisition Proposal........................................  Section 6.3(a)
Affiliate Agreement.........................................  Exhibit B
Agreement...................................................  Preamble
Agreement of Merger.........................................  Section 2.4
Alternative Transaction.....................................  Section 8.2(d)
Articles of Incorporation...................................  Section 2.1
Articles of Merger..........................................  Section 2.4
Base Amount.................................................  Section 8.2(d)
Blue Sky Laws...............................................  Section 3.6(b)
Break-Up Fee................................................  Section 8.2(e)
Certificate of Merger.......................................  Section 2.4
Closing.....................................................  Section 2.3
Closing Date................................................  Section 2.3
Code........................................................  Recitals
Company.....................................................  Preamble
Company 401(k) Plan.........................................  Section 6.5
Company Disclosure Schedule.................................  Article III
Company Employee Plans......................................  Section 3.12(a)
Company Financial Advisor...................................  Section 3.18
Company Leased Property.....................................  Section 3.13(a)
Company Owned Property......................................  Section 3.13(a)
Company Preferred Shares....................................  Section 3.3(a)
Company Real Property.......................................  Section 3.13(a)
Company SEC Reports.........................................  Section 3.8(a)
Company Shareholders Meeting................................  Section 3.18
Company Voting Proposals....................................  Section 3.2
Confidentiality Agreement...................................  Section 6.4
Effective Time..............................................  Section 2.4
Employee Benefits...........................................  Section 6.18(a)
Exchange Agent..............................................  Section 2.11(a)
Exchange Fund...............................................  Section 2.11(a)
Exchange Ratio..............................................  Section 2.8(a)
Existing Merger Agreement...................................  Recitals
Expenses....................................................  Section 8.2(a)
Final Company Dividend......................................  Section 5.3
Governmental Approvals......................................  Section 6.6
Incorporation...............................................  Recitals
Joint Proxy Statement/Prospectus............................  Section 3.18
Maryland Department.........................................  Section 2.4
Matching Transaction........................................  Section 6.3(c)
Merger......................................................  Recitals
Merger Consideration........................................  Section 2.8(a)
Minimum Distribution Dividend...............................  Section 5.3
Notifying Party.............................................  Section 6.5(a)
Pan Pacific.................................................  Preamble

                                                              CROSS REFERENCE
                           TERMS                               IN AGREEMENT
                           -----                              ---------------
Pan Pacific Board...........................................  Section 4.2
Pan Pacific Disclosure Schedule.............................  Article IV
Pan Pacific Employee Plans..................................  Section 4.12(a)
Pan Pacific Financial Advisor...............................  Section 4.18
Pan Pacific Leased Property.................................  Section 4.13(a)
Pan Pacific Options.........................................  Section 4.3(a)
Pan Pacific Owned Property..................................  Section 4.13(a)
Pan Pacific Preferred Stock.................................  Section 4.3(a)
Pan Pacific Real Property...................................  Section 4.13(a)
Pan Pacific SEC Reports.....................................  Section 4.8(a)
Pan Pacific Stockholders Meeting............................  Section 3.18
Pan Pacific Voting Proposal.................................  Section 4.6(a)
Party or Parties............................................  Preamble
Qualifying Income...........................................  Section 8.2(e)
Registration Statement......................................  Section 3.18
REIT Requirements...........................................  Section 8.2(e)
Revenue Properties..........................................  Recitals
Superior Proposal...........................................  Section 6.3(b)
Surviving Company...........................................  Section 2.2
Tax Guidance................................................  Section 8.2(e)
Terminating Company Breach..................................  Section 8.1(h)
Terminating Pan Pacific Breach..............................  Section 8.1(i)
Termination Date............................................  Section 8.1(b)
Voting Debt.................................................  Section 3.3(e)
WPT Common Stock............................................  Section 2.1

                                  ARTICLE II.

                                   THE MERGER

     SECTION 2.1 The Incorporation. Upon the terms and subject to the conditions of this Agreement and in accordance with Section 200.5 of the CGCL, immediately prior to the Effective Time, the Company shall consummate the Incorporation by filing with the Secretary of State of the State of California articles of incorporation of WPT and a related certificate in the forms attached hereto as Exhibit A (the "Articles of Incorporation"). Upon the filing of the Articles of Incorporation, WPT shall succeed automatically to all of the rights and property of the Company and shall be subject to all of the Company's debts and liabilities in the same manner as if WPT had incurred them. The Company Board shall constitute the initial Board of Directors of WPT. As a result of the Incorporation, each outstanding Company Common Share shall become, without any additional action of any shareholder of the Company, one fully paid, nonassessable share of common stock of WPT ("WPT Common Stock").

     SECTION 2.2 The Merger. Upon the terms and subject to the conditions of this Agreement and in accordance with the CGCL and the MGCL, at the Effective Time, WPT shall be merged with and into Pan Pacific. Following the Merger, the separate corporate existence of WPT shall cease and Pan Pacific shall continue as the surviving entity (the "Surviving Company") in accordance with the CGCL and the MGCL.

     SECTION 2.3 Closing and Closing Date. Unless this Agreement shall have been terminated by either Party hereto and the transactions herein contemplated shall have been abandoned pursuant to the provisions of Section 8.1, the closing (the "Closing") of the Incorporation and the Merger shall take place (a) at 10:00 a.m., San Francisco time, as soon as practicable, but in no event later than the fifth Business Day, after the last of all of the conditions to the respective obligations of the Parties set forth in Article VII hereof shall have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) or (b) at such other time and date as Pan Pacific and the Company shall mutually agree; provided, however, that the Closing shall be postponed to the extent, if any, required by Section 5.4 (such date and time on and at which the Closing occurs being referred to herein as the "Closing Date"). The Closing shall take place at the offices of O'Melveny & Myers LLP, San Francisco, California. At the Closing, the documents, certificates, opinions and instruments referred to in Article VII shall be executed and delivered to the applicable party.

     SECTION 2.4 Effective Time. Subject to the provisions of this Agreement, as soon as reasonably practical on or after the Closing Date, the Parties shall
(i) file with the State Department of Assessments and Taxation of Maryland (the "Maryland Department") the articles of merger or other appropriate documents (the "Articles of Merger") in such form as is required by, and executed in accordance with, the relevant provisions of the MGCL; (ii) file with the Secretary of State of the State of California an agreement of merger or other appropriate documents (the "Agreement of Merger") in such form as required by, and executed in accordance with, the relevant provisions of the CGCL; and (iii) make all other filings, recordings or publications required under the MGCL and the CGCL in connection with the Merger. The Merger shall become effective at 2:00 p.m., California Time, on the later of the date of (i) the filing of the Articles of Merger with, and acceptance for record of such Articles of Merger by, the Maryland Department in accordance with the MGCL and (ii) the filing of the Agreement of Merger with, and acceptance for record of such Agreement of Merger by, the California Secretary of State in accordance with the CGCL, or at such other time as the Parties shall agree as specified in such filings in accordance with applicable law (the "Effective Time").

     SECTION 2.5 Effects of the Merger. The Merger shall have the effects set forth in Section 3-114 of the MGCL, Section 1107 of the CGCL and this Agreement. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time of the Merger, all of the property, rights, privileges and powers of the Company and Pan Pacific will vest in the Surviving Company, and all of the debts, liabilities and duties of the Company and Pan Pacific will become the debts, liabilities and duties of the Surviving Company.

     SECTION 2.6 Charter; Bylaws. At the Effective Time and without any further action on the part of the Company or Pan Pacific, (i) the charter of Pan Pacific as in effect at the Effective Time shall be the charter of the Surviving Company until duly amended as provided for therein or under the MGCL and (ii) the bylaws of Pan Pacific as in effect at the Effective Time shall be the bylaws of the Surviving Company until duly amended as provided for therein or under the MGCL.

     SECTION 2.7 Directors; Officers. The directors of the Surviving Company following the Effective Time shall be (a) the five directors of Pan Pacific immediately prior to the Merger plus (b) two additional individuals chosen by Pan Pacific in accordance with Section 6.17. The officers of the Surviving Company immediately following the Effective Time shall be the officers of Pan Pacific immediately prior to the Effective Time. Such directors and officers shall serve until the earlier of their resignation or removal from office in accordance with the Surviving Company's charter or until their respective successors are duly elected or appointed (in the case of officers) and qualified, as the case may be.

     SECTION 2.8 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Pan Pacific, the Company or the holder of any of the following securities:

          (a) Subject to Section 2.10, each share of WPT Common Stock issued and outstanding immediately prior to the Effective Time (other than dissenting shares referred to inSection 2.8(e) and shares to be canceled in accordance with Section 2.8(b) hereof), shall be converted into and represent the right to receive 0.62 fully paid and nonassessable shares (rounded to the nearest ten-thousandth of a share) (as adjusted as set forth in subsection
     (d), the "Exchange Ratio") of Pan Pacific Common Stock (the "Merger Consideration"). The Merger Consideration shall be payable upon the surrender of the Certificate formerly representing such WPT Common Stock. As of the Effective Time, all WPT Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a Certificate representing any WPT Common Stock shall cease to have any rights with respect thereto, except the right to receive (i) the Merger Consideration, (ii) any cash in lieu of fractional shares of Pan Pacific Common Stock to be issued or paid in consideration therefor upon surrender of such Certificate in accordance with Section 2.10, (iii) any dividends or distributions in accordance with
     Section 2.11(e) and (iv) any unpaid dividend declared by the Company in respect of Company Common Shares in accordance with Section 5.3 or 5.4, in each case without interest.

          (b) Each share of WPT Common Stock that is (i) held in the treasury of WPT or owned by any wholly-owned Subsidiary of WPT or (ii) owned by Pan Pacific or any Subsidiary of Pan Pacific, in each case immediately prior to the Effective Time, shall, by virtue of the Merger and without any action on the part of the holder thereof, be canceled and retired without any conversion thereof and no payment or distribution of any consideration shall be made with respect thereto.

          (c) Each share of common stock, preferred stock or other stock of Pan Pacific issued and outstanding immediately prior to the Effective Time shall remain outstanding and shall be unchanged after the Merger.

          (d) The Exchange Ratio shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Pan Pacific Common Stock, WPT Common Stock or Company Common Shares, as applicable), reorganization, recapitalization or other like change with respect to Pan Pacific Common Stock, WPT Common Stock or Company Common Shares occurring after the date hereof and prior to the Effective Time.

          (e) Notwithstanding anything in this Agreement to the contrary, shares of WPT Common Stock which are dissenting shares (as defined in Section 1300(b) of the CGCL), if any, shall not be converted into or represent a right to receive any shares of Pan Pacific Common Stock, but the holders thereof shall be entitled only to such rights as are granted by the CGCL. Each holder of dissenting shares who becomes entitled to payment therefor pursuant to the CGCL shall receive payment from the Surviving Company in accordance with the CGCL; provided, however, that (i) if any such holder of dissenting shares shall have failed to establish his entitlement to appraisal rights as

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     provided in the CGCL, (ii) if any such holder of dissenting shares shall have effectively withdrawn his demand for appraisal thereof or lost his right to appraisal and payment therefor under the CGCL or (iii) if neither any holder of dissenting shares nor the Surviving Company shall have filed a petition demanding a determination of the value of all dissenting shares within the time provided in the CGCL, such holder or holders (as the casemay be) shall forfeit the right to appraisal of such shares of Pan Pacific Common Stock and such shares of WPT Common Stock shall thereupon be deemed to have been converted, as of the Effective Time, into and represent the right to receive shares of Pan Pacific Common Stock, without interest thereon, as provided in Section 2.8(a).

     SECTION 2.9  Treatment of Company Options and Restricted Stock.

     (a) At the Effective Time, each outstanding Company Option, whether vested or unvested, shall constitute an option to acquire, on the same terms and conditions as were applicable under such Company Option, the same number of shares of Pan Pacific Common Stock as the holder of such Company Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time (rounded to the nearest whole number), at a price per share (rounded to the nearest whole cent) equal to (x) the aggregate exercise price for the Company Common Shares purchasable pursuant to such Company Option immediately prior to the Effective Time divided by (y) the number of full shares of Pan Pacific Common Stock deemed purchasable pursuant to such Company Option in accordance with the foregoing. It is intended that Company Options converted into options to acquire Pan Pacific Common Stock in accordance with the foregoing shall qualify following the Effective Time as incentive stock options as defined in Section 422 of the Code to the extent such Company Options qualified as incentive stock options immediately prior to the Effective Time, and the provisions of this Section 2.9 shall be applied consistent with such intent.

     (b) Pan Pacific shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Pan Pacific Common Stock for delivery under Company Stock Plans assumed in accordance with this Section 2.9. As soon as practicable after the Effective Time, Pan Pacific shall file a registration statement on Form S-8 (or any successor or other appropriate forms), or another appropriate form with respect to the shares of Pan Pacific Common Stock subject to such options and shall use its best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

     (c) The Company Board shall, prior to or as of the Effective Time, take all necessary actions, if any, pursuant to and in accordance with the terms of the Company Stock Plans and the instruments evidencing the Company Options, to provide for the conversion of the Company Options into options to acquire Pan Pacific Common Stock in accordance with this Section 2.9 without the consent of the holders of the Company Options.

     (d) At the Effective Time, the vesting of each restricted Company Common Share granted under any Company Stock Plan and set forth on Section 3.3(b) of the Company Disclosure Schedule shall be fully accelerated and the contractual restrictions thereon shall terminate.

     SECTION 2.10 Fractional Interests. No certificates or scrip representing fractional shares of Pan Pacific Common Stock shall be issued in connection with the Merger, and such fractional interests will not entitle the owner thereof to any rights of a stockholder ofPan Pacific. In lieu of any such fractional interests, each shareholder of WPT exchanging Certificates pursuant to Section 2.8(a) who would otherwise have been entitled to receive a fraction of a share of Pan Pacific Common Stock (after taking into account all shares of WPT Common Stock then held of record by such shareholder) shall receive cash (without interest) in an amount equal to such fractional amount multiplied by the average of the last reported sales prices of Pan Pacific Common Stock, as reported on the NYSE, on each of the ten trading days immediately preceding the date of the Effective Time.

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     SECTION 2.11  Surrender of WPT Common Stock and Company Common Shares;
Stock Transfer Books.

     (a) Prior to the Closing Date, Pan Pacific shall designate a bank or trust company reasonably acceptable to the Company to act as agent for the shareholders of WPT in connection with the Merger (the "Exchange Agent"). The Exchange Agent shall receive the Merger Consideration to which shareholders of WPT shall become entitled pursuant to Section 2.8(a). Prior to the Effective Time, Pan Pacific will make available to the Exchange Agent sufficient shares of Pan Pacific Common Stock and an estimated amount of cash in lieu of fractional shares (such shares of Pan Pacific Common Stock, together with any dividends or distributions with respect thereto pursuant to Section 2.11(e), if any, and cash in lieu of fractional shares being hereinafter referred to as the "Exchange Fund") to make all exchanges pursuant to Section 2.11(b). The Exchange Agent shall cause the shares of Pan Pacific Common Stock, dividends or distributions with respect thereto and cash in lieu of fractional shares deposited by Pan Pacific to be (i) held for the benefit of the shareholders of WPT and (ii) promptly applied to making the exchanges and payments provided for in Section 2.11(b). Such shares of Pan Pacific Common Stock, dividends or distributions with respect thereto and cash in lieu of fractional shares shall not be used for any purpose that is not provided for herein.

     (b) Promptly after the Effective Time, the Surviving Company shall, or shall cause the Exchange Agent to, mail to each shareholder of WPT whose shares were converted pursuant to Section 2.8(a) into the right to receive certificates representing Pan Pacific Common Stock (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration and the cash in lieu of fractional shares pursuant to Section 2.10. Upon surrender to the Exchange Agent of a Certificate, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be reasonably required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor,
(i) a certificate representing that number of whole shares of Pan Pacific Common Stock which such holder has the right to receive pursuant to the provisions of
Section 2.8(a), with respect to Certificates formerly representing shares of WPT Common Stock, (ii) cash in lieu of any fractional shares of Pan Pacific Common Stock to which such holder is entitled pursuant to Section 2.10, after giving effect to any required Tax withholdings, and (iii) any dividends or distributions to which such holder is entitled pursuant to Section 2.11(e), and the Certificate so surrendered shall forthwith be canceled. Until so surrendered and exchanged, each Certificate shall represent solely the right to receive theMerger Consideration into which the shares of WPT Common Stock it theretofore represented shall have been converted pursuant to Section 2.8(a), cash in lieu of any fractional shares pursuant to Section 2.10 and any dividends or distributions pursuant to Section 2.11(e). If the exchange of certificates representing shares of Pan Pacific Common Stock is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition of exchange that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such exchange shall have paid any transfer and other taxes required by reason of the exchange of certificates representing shares of Pan Pacific Common Stock to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Company that such Tax either has been paid or is not applicable.

     (c) At any time after the one-year anniversary of the Effective Time, Pan Pacific shall be entitled to require the Exchange Agent to deliver to Pan Pacific cash and any other instruments (including shares of Pan Pacific Common Stock) in its possession relating to the transactions contemplated by this Agreement which had been made available to the Exchange Agent and which have not been distributed to holders of Certificates. Thereafter, each holder of a Certificate, representing shares converted pursuant to Section 2.8(a), may surrender such Certificate to the Surviving Company and (subject to applicable abandoned property, escheat or other similar laws) receive in exchange therefor the consideration payable in respect thereto pursuant to Section 2.8(a), Section
2.10 and Section 2.11(e), without interest, but shall have no greater rights against the Surviving Company than may be accorded to general creditors of the

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Surviving Company under applicable law. Notwithstanding the foregoing, none of
Pan Pacific, the Surviving Company or the Exchange Agent shall be liable to any shareholder of WPT (or Company Shareholder) for shares of Pan Pacific Common Stock (and any cash payable in lieu of any fractional shares of Pan Pacific Common Stock) whose Certificates have been delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     (d) At the Effective Time, the stock transfer books of WPT shall be closed and thereafter there shall be no further registration of transfers of shares of WPT Common Stock on the records of WPT From and after the Effective Time, the holders of Certificates evidencing ownership of WPT Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of WPT Common Stock, except as otherwise provided for herein or by applicable law.

     (e) No dividends or other distributions declared or made after the Effective Time with respect to shares of Pan Pacific Common Stock shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Pan Pacific Common Stock the holder is entitled to receive and no Merger Consideration, or any cash in lieu of fractional shares pursuant to Section 2.10, shall be paid to such holder until the holder of such Certificate surrenders such Certificate in accordance with the provisions of this Agreement. Upon such surrender, Pan Pacific shall cause to be paid to the Person in whose name the certificates representing the Pan Pacific Common Stock shall be issued in respect of such surrendered Certificate, any dividends or distributions with respect to such shares of Pan Pacific Common Stock which have a record date after the Effective Time and shall have become payable between the Effective Time and thetime of such surrender. In no event shall the Person entitled to receive such dividends or distributions be entitled to receive interest thereon.

     SECTION 2.12 Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Pan Pacific Common Stock (and cash in lieu of any fractional shares of Pan Pacific Common Stock), and dividends or distributions, if any, as may be required to be issued pursuant to Section 2.8(a), Section 2.10 and Section 2.11(e); provided, however, that Pan Pacific may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Pan Pacific or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

     SECTION 2.13 Withholding Rights. Pan Pacific or the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration, or cash in lieu of fractional shares, if any, or dividends or distributions, if any, otherwise payable pursuant to this Agreement to any shareholder of WPT such amounts as Pan Pacific or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local, or foreign Tax law. To the extent that amounts are so withheld by Pan Pacific or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the shareholder of WPT, in respect of which such deduction and withholding was made by Pan Pacific or the Exchange Agent.

                                  ARTICLE III.

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to Pan Pacific that the statements contained in this Article III are true and correct except as set forth herein or in the disclosure schedule delivered by the Company to Pan Pacific on or before the date of this Agreement (the "Company Disclosure Schedule") or as otherwise limited herein.

     SECTION 3.1 Organization and Qualification. The Company and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, with the real estate investment trust, corporate, partnership or other applicable power and authority to own and

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operate its business as presently conducted. The Company and each of its
Subsidiaries is duly qualified as a foreign corporation or other entity to do business and is in good standing in each jurisdiction where the ownership or operation of its properties or the nature of its activities makes such qualification necessary, except for such failures of the Company and any of its Subsidiaries to be so qualified as would not, when taken together with all such other failures, cause a Company Material Adverse Effect. The Company has previously made available to Pan Pacific true and correct copies of its Organizational Documents as in effect on the date hereof. The Company is a "real estate investment trust," as such term is defined in Section 23000 of the CGCL.

     SECTION 3.2 Authorization; Validity and Effect of Agreement. The Company has the requisite real estate investment trust and corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby subject to the adoption and approval of the Agreement and the Incorporation by the requisite vote of the holders of Company Common Shares (such votes being the "Company Voting Proposals"). The execution and delivery of this Agreement by the Company and the performance by the Company of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by the Company Board and all other necessary real estate investment trust and corporate action on the part of the Company, other than the adoption and approval of this Agreement and the Incorporation by the requisite vote of the holders of the Company Common Shares, and no other trust or corporate proceedings on the part of the Company are necessary to authorize this Agreement or the Company Transactions. This Agreement has been duly and validly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors' rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

     SECTION 3.3  Capitalization.

     (a) As of the date hereof and as of the date of the Effective Time (immediately prior to the Incorporation), the authorized shares of beneficial interest in the Company consists of an unlimited number of Company Common Shares and 2,000,000 preferred shares of beneficial interest, no par value ("Company Preferred Shares"). The authorized capital stock of WPT as of the Effective Time will consist of 25,000,000 shares of WPT Common Stock. As of the close of business on June 30, 2000, (i) 17,297,250 Company Common Shares were issued and outstanding, of which zero (0) shares were held in the Company treasury, and
(ii) no Company Preferred Shares were issued and outstanding. Since June 30, 2000, no Company Shares have been issued or reserved for issuance, except for Company Shares issued in respect of the exercise, conversion or exchange of Company Stock Rights or Company DownREIT Units outstanding on June 30, 2000.

     (b) Section 3.3(b) of the Company Disclosure Schedule sets forth as of the date hereof, for each Company Stock Plan, the dates on which Company Stock Rights under such plan were granted, the number of outstanding Company Stock Rights granted on each such date, the number and class of Company Shares for or into which each such Company Stock Right is exercisable, convertible or exchangeable and the exercise price thereof. Except as set forth in this Section 3.3(b), or described in Section 3.3(b) of the Company Disclosure Schedule, or the rights to convert Company DownREIT Units into Company Common Shares pursuant to the Company DownREIT Partnership Agreements, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional Company Shares or any other equity interests of the Company or its Subsidiariesor other voting securities of the Company or its Subsidiaries or obligating the Company or its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking and neither the Company nor its Subsidiaries have granted any share appreciation rights or any other contractual rights the value of which is derived from the financial

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performance of the Company or the value of Company Shares or any other equity interests of the Company.

     (c) There are no outstanding or contingent obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Shares or any other equity interests in the Company or the capital stock or ownership interests of any Subsidiary of the Company, other than the Company's obligation to convert Company DownREIT Units pursuant to the Company DownREIT Partnership Agreements.

     (d) All Company Common Shares subject to issuance as specified in Section 3.3(b) hereof or in Section 3.3(b) of the Company Disclosure Schedule, are duly authorized and, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, including payment of any exercise price in respect thereof, will be validly issued, fully paid and nonassessable.

     (e) There are no bonds, debentures, notes or other indebtedness having voting rights (or convertible into securities having such rights) ("Voting Debt") of the Company or any of its Subsidiaries issued and outstanding. There are no voting trusts, proxies or other voting agreements with respect to the equity interests in the Company to which the Company or any of its Subsidiaries is a party. The Company does not have a shareholder rights plan in effect.

     SECTION 3.4 Subsidiaries. The only Subsidiaries of the Company are those set forth in Section 3.4 of the Company Disclosure Schedule. All of the outstanding shares of capital stock (including shares which may be issued upon exercise of outstanding options) or other ownership interests of each of the Company's Subsidiaries are duly authorized, validly issued, fully paid and nonassessable. Except as set forth in Section 3.4 of the Company Disclosure Schedule, the Company owns, directly or indirectly, all of the issued and outstanding capital stock and other ownership interests of each of its Subsidiaries, free and clear of all Encumbrances other than statutory or other liens for Taxes or assessments which are not yet due or delinquent or the validity of which is being contested in good faith by appropriate proceedings, and there are no existing options, warrants, calls, subscriptions, convertible securities or other securities, agreements, commitments or obligations of any character relating to the outstanding capital stock or other securities of any Subsidiary of the Company or which would require any Subsidiary of the Company to issue or sell any shares of its capital stock, ownership interests or securities convertible into or exchangeable for shares of its capital stock or ownership interests.

     SECTION 3.5 Other Interests. Except as set forth in Section 3.5 of the Company Disclosure Schedule, neither the Company nor any of the Company's Subsidiaries owns or has the right or option to acquire, directly or indirectly, any interest or investment in (whether equity or debt) any corporation, partnership, limited liability company, joint venture,business, trust or other Person, other than the rights held by the Company or its Subsidiaries identified in Section 3.4 of the Company Disclosure Schedule. Without limiting the generality of the foregoing sentence, neither the Company nor, to the Company's Knowledge, any "Affiliate" or "Associate" (as such terms are defined in Section 3-601 of the MGCL) of the Company, is, or was at any time since June 30, 1995, the "Beneficial Owner" (as defined in Section 3-601 of the MGCL), directly or indirectly, of 5% or more of the voting power of the outstanding voting stock of Pan Pacific. At all times during the second half of any taxable year beginning with the taxable year ended December 31, 1992, the Company has met, or was treated as having met, the "not closely held" requirement set forth in Section 856(a)(6) of the Code. To the Knowledge of the Company, at any particular time since January 1, 1992, no Person or Persons who actually or constructively (as such term is used for purposes of the "not closely held" requirement set forth in Section 856(a)(6) of the Code or as set forth in Section 856(d)(5) of the
Code) owned at any such time in excess of 9.8% in value of the outstanding shares of beneficial interest in the Company held, in the aggregate, any interest in any tenant of the Company. To the Knowledge of the Company, as of the Effective Time, no Person will own, actually or constructively (as such term is used for purposes of the "not closely held" requirement set forth in Section 856(a)(6) of the Code or as set forth in Section 856(d)(5) of the Code) in excess of 9.8% of the outstanding shares of beneficial interest in the Company.

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     SECTION 3.6  No Conflict; Required Filings and Consents.

     (a) Neither the execution and delivery of this Agreement nor the performance by the Company of its obligations hereunder, nor the consummation of the transactions contemplated hereby, will: (i) assuming the Company Voting Proposals are approved, conflict with the Company's Organizational Documents or the Organizational Documents of any of its Subsidiaries; (ii) assuming satisfaction of the requirements set forth in Section 3.6(b) below, violate any material statute, law, ordinance, rule or regulation, applicable to the Company or any of its Subsidiaries or any of their Assets; or (iii) except as set forth in Section 3.6(a)(iii) of the Company Disclosure Schedule, violate, breach, require consent under, be in conflict with or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or permit the termination of any provision of, or result in the termination of, the acceleration of the maturity of, or the acceleration of the performance of any obligation of the Company or any of its Subsidiaries under, or result in the creation or imposition of any lien upon any Assets or business of the Company or any of its Subsidiaries under, or give rise to any Third Party's right of first refusal or other similar right under, any note, bond, indenture, mortgage, deed of trust, lease, or material permit, authorization, license, contract, instrument or other agreement or commitment or any order, judgment or decree to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective Assets are bound or encumbered, or give any Person the right to require the Company or any of its Subsidiaries to purchase or repurchase any notes, bonds or instruments of any kind except, in the case of clauses (ii) and (iii), for such violations, breaches, conflicts, defaults or other occurrences which, individually or in the aggregate, would not cause a Company Material Adverse Effect.

     (b) Except as set forth in Sections 3.6(a) or 3.6(b) of the Company Disclosure Schedule, no consent, approval or authorization of, permit from, or declaration, filing or registration with, any Governmental Entity is required to be made or obtained by the Company or any of its Subsidiaries in connection with the execution and delivery of the Company Transaction Documents or the Company DownREIT Transaction Documents by the Company or any of its applicable Subsidiaries or the consummation by the Company or its applicable Subsidiaries of the Company Transactions, other than (A) the filing with the SEC of the Joint Proxy Statement/Prospectus and such reports under Section 13(a) of the Exchange Act, and such other compliance with the Exchange Act, as may be required in connection with the Company Transaction Documents; (B) the filing of the Agreement of Merger pursuant to the CGCL and the Articles of Merger pursuant to the MGCL; (C) filings with the American Stock Exchange, (D) such filings and approvals as may be required by any applicable state securities or "blue sky" laws or environmental laws, (E) business, operating and occupancy licenses and permits; and (F) such consents, approvals, authorizations, permits, registrations, declarations and filings the failure of which to make or obtain would not, in the aggregate, cause a Company Material Adverse Effect.

     SECTION 3.7 Compliance. Except as set forth in Section 3.7 of the Company Disclosure Schedule, the Company and each of its Subsidiaries is in material compliance with all foreign, federal, state and local laws and regulations applicable to its operations or with respect to which compliance is a condition of engaging in the business thereof, except to the extent that failure to comply would not, individually or in the aggregate, cause a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any written notice since January 1, 1997, or has Knowledge of any written notice received by it at any time, asserting a failure, or possible failure, to comply with any such law or regulation, the subject of which written notice has not been resolved as required thereby or otherwise to the reasonable satisfaction of the party sending the notice, except for (A) matters being contested in good faith and set forth in Section 3.7 of the Company Disclosure Schedule and (B) such failures as would not, individually or in the aggregate, cause a Company Material Adverse Effect.

     SECTION 3.8  SEC Documents.

     (a) The Company has filed with the SEC all reports, schedules, statements and other documents required to be filed by the Company or any of its Subsidiaries with the SEC since December 31, 1997

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(collectively, the "Company SEC Reports"). As of their respective dates, with respect to Company SEC Reports filed pursuant to the Exchange Act, and as of their respective effective dates, as to Company SEC Reports filed pursuant to the Securities Act, the Company SEC Reports and any registration statements, reports, forms, proxy or information statements and other documents filed by the Company with the SEC after the date of this Agreement (i) complied, or, with respect to those not yet filed, will comply, in all material respects with the applicable requirements of the Securities Act and the Exchange Act, and (ii) did not, or, with respect to those not yet filed, will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

     (b) Each of the consolidated balance sheets included in or incorporated by reference into the Company SEC Reports (including the related notes and schedules) presents fairly, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of its date, and each of the consolidated statements of income, shareholders' equity and cash flows of the Company included in or incorporated by reference into the Company SEC Reports (including any related notes and schedules) presents fairly, in all material respects, the results of operations and cash flows, as the case may be, of the Company and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein.

     (c) Except as set forth in the Company SEC Reports, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on, or reserved against in, a balance sheet of the Company or in the notes thereto prepared in accordance with GAAP consistently applied, except for (i) liabilities or obligations that were so reserved on, or reflected in (including the notes to), the consolidated balance sheet of the Company as of June 30, 2000, (ii) liabilities or obligations arising in the ordinary course of business (including trade indebtedness) from June 30, 2000 to the date hereof and (iii) liabilities incurred after the date hereof that are permitted by
Section 5.1 hereof and (iv) other liabilities or obligations which would not, individually or in the aggregate, cause a Company Material Adverse Effect.

     SECTION 3.9 Absence of Certain Changes. Except as set forth in the Company SEC Reports and except for the transactions expressly contemplated hereby, from June 30, 2000 to the date hereof, the Company and its Subsidiaries have conducted their respective businesses substantially in the ordinary and usual course consistent with past practices (including the incurrence of trade indebtedness and secured debt assumed in connection with the acquisition of properties by the Company or its Subsidiaries, the disposition of assets listed in Section 3.9 of the Company Disclosure Schedule and the construction of the development properties listed in Section 3.9 of the Company Disclosure Schedule), and there has not been any change in the Company's business, operations, condition (financial or otherwise), results of operations, Assets or liabilities, except for changes contemplated hereby or changes which, individually or in the aggregate, have not caused or will not cause a Company Material Adverse Effect.

     SECTION 3.10 Litigation. Except as set forth in the Company SEC Reports or as set forth in Section 3.10 of the Company Disclosure Schedule, there is no Action (i) instituted, (ii) pending and served upon the Company or (iii) to the Knowledge of the Company, pending and not served upon the Company or threatened, in each case against the Company, any of its Subsidiaries or any of their respective Assets which, individually or in the aggregate, directly or indirectly, has a Company Material Adverse Effect, nor is there any outstanding judgment, decree or injunction, in each case against the Company, any of its Subsidiaries or any of their respective Assets or any statute, rule or order of any Governmental Entity applicable to the Company or any of its Subsidiaries which, individually or in the aggregate, has caused, a Company Material Adverse Effect.

     SECTION 3.11  Taxes.

     (a) Except as set forth in Section 3.11(a) of the Company Disclosure Schedule, the Company and its Subsidiaries have (i) duly filed (or there have been filed on their behalf) with the appropriate

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Governmental Entities all Tax Returns required to be filed by them (after giving effect to any filing extension properly granted by a Governmental Entity having authority to do so), and such Tax Returns are true, correct and complete in all material respects, (ii) duly paid in full, or made provision in accordance with GAAP (or there has been paid or provision has been made on their behalf) for, all Taxes required to have been paid by them, whether or not shown to be due on such Tax Returns and (iii) withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other party;

     (b) No written claim is pending by an authority in a jurisdiction where any of the Company and its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction;

     (c) Neither the Company nor any of its Subsidiaries has received a written notice of any threatened audits with respect to taxable years beginning on or after January 1, 1992, with respect to Taxes or Tax Returns of the Company or any of its Subsidiaries. With respect to taxable years beginning on or after January 1, 1992, neither the IRS nor any other taxing authority (whether domestic or foreign) has asserted against the Company or any of its Subsidiaries any deficiency or claim for Taxes;

     (d) Section 3.11(d) of the Company Disclosure Schedule sets forth each year for which an extension to file Tax Returns has been requested and for which such Tax Returns have not yet been filed;

     (e) There are no liens for Taxes upon any Assets of the Company or any Subsidiary thereof, except for liens for Taxes not yet due and payable, and no written power of attorney that has been granted by the Company or any of its Subsidiaries (other than to the Company or a Subsidiary, property tax consultants or KPMG LLP) currently is in force with respect to any matter relating to Taxes;

     (f) Except as set forth in Section 3.11(f) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code or which would result in a disallowed deduction under Section 162(m) of the Code.

     (g) Except as set forth in Section 3.11(g) of the Company Disclosure Schedule, there are no, and at the Closing Date there will be no, Tax allocation or sharing agreements or similar arrangements with respect to or involving the Company or any of its Subsidiaries, and, after the Closing Date, neither the Company nor any of its Subsidiaries shall be bound by any such Tax sharing agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date.

     (h) Except as set forth in Section 3.11(h) of the Company Disclosure Schedule, none of the Company and its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (ii) has any liability for the Taxes of any Person (other than any of the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise;

     (i) Since the Company's taxable year beginning January 1, 1992, the Company has not incurred and does not expect to incur through the Closing Date any liability for Taxes under Section 857(b), 860(c) or 4981 of the Code, and neither the Company nor any of its Subsidiaries has incurred any material liability for Taxes other than in the ordinary course of business. To the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, which presents a material risk that any material Tax described in the preceding sentence will be imposed upon the Company or its Subsidiaries; and

     (j) The Company (i) for all taxable years commencing with January 1, 1992 through December 31, 1999, has been subject to taxation as a REIT and has satisfied all requirements to qualify as a REIT for such years, (ii) has operated since December 31, 1999 in such a manner so as to qualify as a REIT and will continue to operate through the Effective Time in such a manner so as to qualify as a REIT for the taxable year ending on the date of the Effective Time,
(iii) has not taken or omitted to take any action

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which would reasonably be expected to result in a challenge by the IRS to its status as a REIT, and no such challenge is pending or, to the Company's Knowledge, threatened. Each Subsidiary of the Company that is a state law partnership or limited liability company has been since its formation and continues to be treated for federal income Tax purposes as a partnership (or a disregarded entity) and not as a corporation or an association or publicly traded partnership taxable as a corporation. Except for WRESI and its direct Subsidiaries, each other Subsidiary of the Company has been since its formation, and continues to be treated for federal income Tax purposes as a "qualified REIT subsidiary" as defined in Section 856(i) of the Code. With respect to WRESI, since its formation, the Company has at no time held, and does not now hold, directly or indirectly, any voting interest (or any interest convertible into a voting interest) in WRESI. Neither the Company nor any Subsidiary of the Company holds any Asset the disposition of which would be subject to rules similar to
Section 1374 of the Code as a result of an election under Notice 88-19 or Treasury Regulation section 1.337(d)-5T.

     (k) The Company filed its federal income tax return for its taxable year ended December 31, 1991 not later than September 15, 1992.

     SECTION 3.12  Employee Benefit Plans.

     (a) The Company has listed in Section 3.12 of the Company Disclosure Schedule all Benefit Arrangements, Multiemployer Plans, Pension Plans and Welfare Plans ofthe Company and all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, change in control, severance and other similar employee benefit plans, and all unexpired severance agreements, written or otherwise, for the benefit of, or relating to, any current or former employee of the Company or any ERISA Affiliate of the Company or any Subsidiary of the Company (together, the "Company Employee Plans").

     (b) With respect to each Company Employee Plan, the Company has made available to Pan Pacific, a true and correct copy of (i) the most recent annual report (Form 5500) filed with the IRS, (ii) such Company Employee Plan, (iii) each trust agreement and group annuity contract, if any, relating to such Company Employee Plan and (iv) the most recent actuarial report or valuation relating to a Company Employee Plan subject to Title IV of ERISA.

     (c) With respect to the Company Employee Plans, individually and in the aggregate, no event has occurred, and to the Knowledge of the Company, there exists no condition or set of circumstances in connection with which the Company could be subject to any liability that will have a Company Material Adverse Effect under ERISA, the Code or any other applicable law. There is no Company Employee Plan that is subject to Title IV of ERISA or is a Multiemployer Plan.

     (d) With respect to the Company Employee Plans, individually and in the aggregate, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations which have not been accrued or otherwise properly disclosed in the footnotes in accordance with GAAP, in the financial statements of the Company, which obligations will cause a Company Material Adverse Effect.

     (e) Except as disclosed in Company SEC Reports filed prior to the date of this Agreement, and except as set forth in Section 3.12(e) Company Disclosure Schedule, or as provided for in this Agreement, neither the Company nor any of its Subsidiaries is a party to any oral or written (i) agreement with any officer or other key employee of the Company or any of its Subsidiaries, the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company of the nature contemplated by this Agreement, (ii) agreement with any officer of the Company providing any term of employment or compensation guarantee extending for a period longer than one year from the date hereof and for the payment of compensation in excess of $100,000 per annum, or (iii) agreement or plan, including any stock option plan, stock appreciation right plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

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     SECTION 3.13  Properties.

     (a) Section 3.13(a) of the Company Disclosure Schedule identifies:

          (i) all real properties (by name and address) owned by the Company or its Subsidiaries (the "Company Owned Property") as of the date hereof, which are all of the real properties owned by them as of the date hereof; and

          (ii) all real properties leased or operated by the Company or its Subsidiaries as lessee (the "Company Leased Property") as of the date hereof, which are all of the real properties so leased or operated by them. The Company Owned Property and the Company Leased Property is referred to herein collectively as the "Company Real Property."

     (b) The Company and its Subsidiaries have obtained title insurance policies for the Company Real Property listed in Section 3.13(b) of the Company Disclosure Schedule, and no material claims have been made against any such policies by an insured party thereunder. With respect to the Company Real Property not listed in Section 3.13(b) of the Company Disclosure Schedule, the Company has good and marketable title to the Company Owned Property, and a good and marketable leasehold interest in the Company Leased Property, sufficient to allow each of the Company and its Subsidiaries to conduct its business as and where currently conducted. Each Company Real Property is not subject to any Encumbrances, except for any Permitted Encumbrances, any Encumbrances listed in the title insurance policies set forth in Section 3.13(b) of the Company Disclosure Schedule, or any other Encumbrances that do not, individually or in the aggregate, cause a Company Material Adverse Effect.

     (c) Except as set forth on Section 3.13(c) of the Company Disclosure Schedule or as disclosed in the Company SEC Reports, the Company Real Property is not encumbered by any debt.

     (d) To the Company's Knowledge, all (i) certificates, permits or licenses from any Governmental Entity having jurisdiction over any Company Real Property and (ii) agreements, easements or other rights, necessary to permit the lawful use and operation of the buildings and improvements on any of the Company Real Property or to permit the lawful use and operation of all driveways, roads, and other means of egress and ingress to and from any Company Real Property have been obtained and are in full force and effect, except where the failure to obtain or maintain the same would not cause a Company Material Adverse Effect, and there is no pending threat or modification or cancellation of the same. No Company Real Property is located outside of the United States and neither the Company nor any of its Subsidiaries conducts its business of owning, leasing or operating properties outside of the United States. All work to be performed, payments to be made and financial undertakings required to be taken by the Company or its Subsidiaries prior to June 30, 2000 pursuant to any contract entered into with a Governmental Entity in connection with a site approval, zoning reclassification or other similar action relating to a Company Real Property has been paid or undertaken, as the case may be, except where the failure to pay such amount or undertake such action would not cause a Company Material Adverse Effect.

     (e) The Company has not received since January 1, 1997 any written notice of any violation of any federal, state or municipal law, ordinance, order, regulation or requirement affecting any portion of any Company Real Property issued by any Governmental Entity which would cause a Company Material Adverse Effect. Since January 1, 1997, neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Entity with jurisdiction over the Company or any such Subsidiaries to the effect that (i) any condemnation or rezoning proceedings are pending or threatened with respect to any Company Real Property or (ii) any zoning, building or similar law, code, ordinance or regulation is being violated by the maintenance, operation or use of any buildings or other improvements on any Company Real Property or by the maintenance, operation or use of the parking areas, except where any such written notice of such a proceeding or violation would not, individually or in the aggregate, cause a Company Material Adverse Effect.

     (f) Except as would not cause, individually or in the aggregate, a Company Material Adverse Effect, to the Company's Knowledge, (i) there are no material structural defects relating to any Company Real Property, (ii) there is no Company Real Property whose building systems are not in working order in any

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material respect and (iii) there is no uninsured physical damage to any Company
Real Property in an amount in excess of $150,000 with respect to any individual property, except for the payment by the Company of a deductible under the applicable insurance policy or any current renovation or restoration to any Company Real Property the remaining cost of which exceeds $150,000 with respect to any individual property.

     (g) True and correct copies of the Leases as amended to date have been delivered to, or made available for review by, Pan Pacific. Section 3.13(g) of the Company Disclosure Schedule lists the following information with respect to the Company Leases:

          (i) the name of the lessee;

          (ii) the expiration date of the Company Lease; and

          (iii) the amount (or method of determining the amount) of minimum monthly base rentals due under each Company Lease.

     (h) The Company has delivered to Pan Pacific a copy of its aging of accounts receivable as of June 30, 2000, which copy is true and correct in all material respects. Except as set forth in Section 3.13(h) of the Company Disclosure Schedule, as of the date hereof, neither the Company nor any of its Subsidiaries has delivered written notice to any tenant to any Company Lease, alleging that such tenant is in default thereunder, other than with respect to defaults that have been cured or waived or which would not, individually or in the aggregate, cause a Company Material Adverse Effect.

     (i) There are no agreements, written or oral, between the Company or any of its Subsidiaries and any other Person relating to the use and occupancy of the Company Real Property other than the Company Leases. Except as set forth in
Section 3.13(i) of the Company Disclosure Schedule, as of the date hereof, no defaults (unless subsequently cured) by theCompany or its Subsidiaries have been alleged in writing by the lessees thereunder that have not been cured in all material respects and, to the Knowledge of the Company, none of the Company nor any of its Subsidiaries is in default under any Company Lease other than such defaults which would, individually or in the aggregate, cause a Company Material Adverse Effect.

     SECTION 3.14  Contracts.

     (a) Section 3.14(a) of the Company Disclosure Schedule contains a complete and accurate list of all Company Contracts in effect as of the date hereof, other than the Company Contracts which have been filed as an exhibit to the Company SEC Reports. Each copy of a Company Contract which has been delivered to, or made available for review by, Pan Pacific is a true and correct copy of such Company Contract as amended to date.

     (b) As of the date of this Agreement, (i) there is no material breach or violation of or material default by the Company or any of its Subsidiaries under any of the Company Contracts, except if such breach, violation of or material default has been waived, and (ii) no event has occurred with respect to the Company or any of its Subsidiaries which, with notice or lapse of time or both, would constitute a material breach, violation or default, or give rise to a right of termination, modification, cancellation, foreclosure, imposition of a lien, prepayment or acceleration under any of the Company Contracts, which breach, violation or default referred to in clauses (i) or (ii), individually or in the aggregate with other such material breaches, violations or defaults referred to in clauses (i) or (ii), would cause a Company Material Adverse Effect. True copies of the Company Contracts in effect as of the date hereof have been delivered or made available to Pan Pacific.

     SECTION 3.15 Labor Relations. Except as set forth in Section 3.15 of the Company Disclosure Schedule or as would not cause a Company Material Adverse Effect, (i) there are no controversies pending or, to the Knowledge of the Company, threatened between the Company or any of its Subsidiaries and any of their respective employees; (ii) neither the Company nor any of its Subsidiaries is a party, or otherwise subject, to any collective bargaining agreement or similar contract; (iii) there are no proceedings asserting unfair labor practice charges pending against the Company or any of its Subsidiaries before the

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National Labor Relations Board, or any similar foreign labor relations governmental bodies, or any current union representation questions involving employees of the Company or any of its Subsidiaries; and (iv) there is no strike, slowdown, work stoppage or lockout, or, to the Knowledge of the Company, threat thereof, by or with respect to any employees of the Company or any of its Subsidiaries.

     SECTION 3.16  [Intentionally Omitted].

     SECTION 3.17  Environmental Matters.

     (a) Except as set forth in Section 3.17(a) of the Company Disclosure Schedule, the Company, each of its Subsidiaries and, to the actual knowledge of the individuals listed in Section 1 of the Company Disclosure Schedule (after an inquiry of the Company'sproperty managers but no other third parties), each tenant or operator of Company Real Property (i) have obtained all material permits, licenses and other authorizations which are required to be obtained under all applicable Environmental Laws by the Company or its Subsidiaries and
(ii) are in material compliance with all terms and conditions of such required permits, licenses and authorizations, and also are in material compliance with all other applicable limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in applicable Environmental Laws, except where the failure to obtain such permits, licenses or other authorizations or to comply with such terms and conditions or limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables would not, individually or in the aggregate, cause a Company Material Adverse Effect.

     (b) Except as set forth in Section 3.17(b) of the Company Disclosure Schedule, the Company, each of its Subsidiaries and, to the actual knowledge of the individuals listed in Section 1 of the Company Disclosure Schedule, each tenant or operator of Company Real Property have not received a written notice of and have no Knowledge of any present or unremediated past violations of Environmental Laws, or of any event, incident or Action preventing continued compliance with such Environmental Laws, or giving rise to any common law environmental liability, or forming the basis of any Action against the Company or any of its Subsidiaries based on or resulting from the manufacture, processing, use, treatment, storage, disposal, transport or handling, or the emission, discharge or release into the environment, of any Hazardous Material.

     (c) Section 3.17 constitutes the sole representation of the Company concerning any Environmental Law or Hazardous Material.

     SECTION 3.18 Opinion of Financial Advisor. The Company has received the opinion of Donaldson, Lufkin & Jenrette Securities Corporation (the "Company Financial Advisor"), as of the date of this Agreement, to the effect that the Exchange Ratio is fair to the holders of Company Common Shares from a financial point of view. The Company has been authorized by the Company Financial Advisor to permit, subject to prior review and consent by such Company Financial Advisor, the inclusion of the entirety of such fairness opinion (or a reference thereto) in the joint proxy statement/prospectus to be sent to the stockholders of Pan Pacific and the Company in connection with the meeting of the shareholders of the Company (the "Company Shareholders Meeting") and the meeting of Pan Pacific's stockholders (the "Pan Pacific Stockholders Meeting") to consider this Agreement, the Merger and the Incorporation (the "Joint Proxy Statement/Prospectus") and the registration statement on Form S-4 pursuant to which shares of Pan Pacific Common Stock to be issued in the Merger will be registered under the Securities Act (the "Registration Statement"), of which the Joint Proxy Statement/Prospectus will form a part.

     SECTION 3.19 Brokers. No broker, finder or investment banker (other than the Company Financial Advisor, the fees and expenses of which shall be paid by the Company) is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalfof the Company or any of its Subsidiaries. The Company has heretofore furnished to Pan Pacific a complete and correct copy of all agreements between the Company and the Company Financial Advisor pursuant to which such firm would be entitled to any such payment.

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     SECTION 3.20  Vote Required. The affirmative vote of the holders of a majority of the outstanding Company Common Shares entitled to vote thereon is the only vote of the holders of any class or series of the Company's equity interests necessary to approve the Company Voting Proposals. The Company Board, at a meeting duly called and held, subject to its right to withdraw its support of the Merger and recommend an Acquisition Proposal pursuant to Section 6.3 hereof, (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, the shareholders of the Company, (b) approved this Agreement and the Company Transactions, (c) has declared that this Agreement and the Company Transactions are advisable, and (d) resolved to recommend that the holders of Company Common Shares approve this Agreement and the Company Transactions. The Western/Kienow Partnership Amendment has been approved by the requisite vote of, and all other partnership action by, the partners of the Western/Kienow Partnership. A true and correct copy of the fully executed Western/Kienow Partnership Amendment has been delivered to Pan Pacific.

     SECTION 3.21 Tax Matters. Neither the Company nor any of its Affiliates has taken or agreed to take any action, nor does the Company have Knowledge of any circumstances, that (without regard to any action taken or agreed to be taken by Pan Pacific or any of its Affiliates) would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

     SECTION 3.22 Insurance. The Company has made available to Pan Pacific true and correct copies of all fire and casualty, general liability, business interruption, product liability, and sprinkler and water damage insurance policies maintained by the Company or any of its Subsidiaries as of the date hereof.

     SECTION 3.23  [Intentionally Omitted].

     SECTION 3.24 No Material Adverse Effect. Except as disclosed in the Company SEC Reports, to the Knowledge of the Company, no fact alone or together with another fact, would cause a Company Material Adverse Effect prior to the Termination Date.

     SECTION 3.25 Affiliate Transactions. Except as set forth in the Company SEC Reports, from December 31, 1999 through the date of this Agreement there have been no material transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any Affiliates (other than wholly-owned Subsidiaries) of the Company or other Persons, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

     SECTION 3.26 No Existing Discussions. As of the date hereof, the Company is not in breach of its obligations set forth in the tenth paragraph (relating to negotiations of an Acquisition Proposal with a third party) of the Confidentiality Agreement.

                                  ARTICLE IV.

                 REPRESENTATIONS AND WARRANTIES OF PAN PACIFIC

     Pan Pacific represents and warrants to the Company that the statements contained in this Article IV are true and correct except as set forth herein or in the disclosure schedule delivered by Pan Pacific to the Company on or before the date of this Agreement (the "Pan Pacific Disclosure Schedule") or as otherwise limited herein.

     SECTION 4.1 Organization and Qualification. Pan Pacific and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, with the corporate or partnership power and authority to own and operate its businesses as presently conducted. Pan Pacific and each of its Subsidiaries is duly qualified as a foreign corporation or other entity to do business and is in good standing in each jurisdiction where the ownership or operation of its properties or the nature of its activities makes such qualification necessary, except for such failures of Pan Pacific and any of its Subsidiaries to be so qualified as would not, when taken with all other such failures, cause a Pan Pacific Material Adverse Effect. Pan Pacific has previously made available to the Company true and correct copies of their Organizational Documents as in effect on the date hereof.

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     SECTION 4.2  Authorization; Validity and Effect of Agreement. Pan Pacific
has the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby subject to the adoption and approval of the Pan Pacific Voting Proposal by the requisite vote of the holders of Pan Pacific Common Stock. The execution and delivery of this Agreement by Pan Pacific and the performance by it of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of Pan Pacific (the "Pan Pacific Board") and all other necessary corporate action on the part of Pan Pacific, other than the adoption and approval of the Pan Pacific Voting Proposal by the requisite vote of the holders of Pan Pacific Common Stock, and no other corporate proceedings on the part of Pan Pacific are necessary to authorize this Agreement or the Pan Pacific Transactions. This Agreement has been duly and validly executed and delivered by Pan Pacific and constitutes a legal, valid and binding obligation of Pan Pacific, enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors' rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

     SECTION 4.3  Capitalization.

     (a) As of the date hereof and as of the Effective Time, the authorized stock of Pan Pacific consists of 100,000,000 shares of Pan Pacific Common Stock and 30,000,000 shares of preferred stock, par value $0.01 per share ("Pan Pacific Preferred Stock"). As of the close of business on June 30, 2000, 21,252,512 shares of Pan Pacific Common Stock were issued and outstanding and no shares of Pan Pacific Preferred Stock were issued and outstanding. Since June 30, 2000, no shares of Pan Pacific Stock have been issued or reserved for issuance, except for shares of Pan Pacific Common Stock issued in respect of the exercise, conversion or exchange of Pan Pacific Stock Rights or Parent DownREIT Units outstanding on June 30, 2000.

     (b) Section 4.3(b) of the Pan Pacific Disclosure Schedule sets forth as of the date hereof, for each Pan Pacific Stock Plan, the dates on which Pan Pacific Stock Rights under such plan were granted, the number of outstanding Pan Pacific Stock Rights granted on each such date, the number and class of Pan Pacific Stock for or into which each such Pan Pacific Stock Right is exercisable, convertible or exchangeable and the exercise price thereof. Except as set forth in this Section 4.3(b), or described in Section 4.3(b) of the Pan Pacific Disclosure Schedule, or the rights to convert Pan Pacific DownREIT Units into shares of Pan Pacific Common Stock pursuant to the Pan Pacific DownREIT Operating Agreements, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Pan Pacific or any of its Subsidiaries is a party or by which any of them is bound obligating Pan Pacific or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional Pan Pacific Stock or any other stock of the Pan Pacific or its Subsidiaries or other voting securities of Pan Pacific or its Subsidiaries or obligating the Company or its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking and neither Pan Pacific and its Subsidiaries have granted any stock appreciation rights or any other contractual rights the value of which is derived from the financial performance of Pan Pacific or the value of shares of Pan Pacific Stock.

     (c) There are no outstanding or contingent obligations of Pan Pacific or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Pan Pacific Stock or the stock or ownership interests of any Subsidiary of Pan Pacific, other than Pan Pacific's obligation to convert Pan Pacific DownREIT Units pursuant to Pan Pacific DownREIT Operating Agreements.

     (d) All shares of Pan Pacific Common Stock subject to issuance as specified in Section 4.3(b) hereof, or in Section 4.3(b) of the Pan Pacific Disclosure Schedule, are duly authorized and, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, including payment of any exercise price in respect thereof, will be validly issued, fully paid and nonassessable.

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     (e) There is no Voting Debt of Pan Pacific or any of its Subsidiaries
issued and outstanding. There are no voting trusts, proxies or other voting agreements with respect to the shares of stock of Pan Pacific to which Pan Pacific or any of its Subsidiaries is a party.

     SECTION 4.4 Subsidiaries. Other than Subsidiaries of Pan Pacific formed or acquired after the date hereof in connection with the acquisition of real property in the ordinary course of business, the only Subsidiaries of Pan Pacific are those set forth in Section 4.4 of thePan Pacific Disclosure Schedule. All of the outstanding shares of stock (including shares which may be issued upon exercise of outstanding options) or other ownership interests of each of Pan Pacific's Subsidiaries are duly authorized, validly issued, fully paid and nonassessable. Except as set forth in Section 4.4 of the Pan Pacific Disclosure Schedule, Pan Pacific owns, directly or indirectly, all of the issued and outstanding capital stock and other ownership interests of each of its Subsidiaries, free and clear of all Encumbrances other than statutory or other liens for Taxes or assessments which are not yet due or delinquent or the validity of which is being contested in good faith by appropriate proceedings, and there are no existing options, warrants, calls, subscriptions, convertible securities or other securities, agreements, commitments or obligations of any character relating to the outstanding capital stock or other securities of any Subsidiary of Pan Pacific or which would require any Subsidiary of Pan Pacific to issue or sell any shares of its capital stock, ownership interests or securities convertible into or exchangeable for shares of its capital stock or ownership interests.

     SECTION 4.5 Other Interests. Except as set forth in Section 4.5 of the Pan Pacific Disclosure Schedule, neither Pan Pacific nor any of Pan Pacific's Subsidiaries owns or has the right or option to acquire, directly or indirectly, any interest or investment in (whether equity or debt) any corporation, partnership, limited liability company, joint venture, business, trust or other Person (other than Pan Pacific's Subsidiaries identified in Section 4.4 of the Pan Pacific Disclosure Schedule).

     SECTION 4.6  No Conflict; Required Filings and Consents.

     (a) Neither the execution and delivery of this Agreement nor the performance by Pan Pacific of its obligations hereunder, nor the consummation of the transactions contemplated hereby, will: (i) assuming the approval of the Merger, including the issuance of shares of Pan Pacific Common Stock in connection with the Merger (the "Pan Pacific Voting Proposal"), by the requisite holders of Pan Pacific Common Stock, conflict with Pan Pacific's Organizational Documents or the Organizational Documents of any of its Subsidiaries; (ii) assuming satisfaction of the requirements set forth in Section 4.6(b) below, violate any material statute, law, ordinance, rule or regulation, applicable to Pan Pacific or any of its Subsidiaries or any of their Assets; or (iii) except as set forth in Section 3.6(a)(iii) of the Pan Pacific Disclosure Schedule, violate, breach, require consent under, be in conflict with or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or permit the termination of any provision of, or result in the termination of, the acceleration of the maturity of, or the acceleration of the performance of any obligation of Pan Pacific or any of its Subsidiaries under, or result in the creation or imposition of any lien upon any Assets or business of Pan Pacific or any of its Subsidiaries under or give rise to any Third Party's right of first refusal, or other similar right, under any note, bond, indenture, mortgage, deed of trust, lease, or material permit, authorization, license, contract, instrument or other agreement or commitment or any order, judgment or decree to which Pan Pacific or any of its Subsidiaries is a party or by which Pan Pacific or any of its Subsidiaries or any of their respective Assets are bound or encumbered, or give any Person the right to require Pan Pacific or any of its Subsidiaries to purchase or repurchase any notes, bonds or instruments of any kind except, in thecase of clauses (ii) and
(iii), for such violations, breaches, conflicts, defaults or other occurrences which, individually or in the aggregate, would not cause a Pan Pacific Material Adverse Effect.

     (b) Except as set forth in Section 4.6(a) or 4.6(b) of the Pan Pacific Disclosure Schedule, no consent, approval or authorization of, permit from, or declaration, filing or registration with, any Governmental Entity is required to be made or obtained by Pan Pacific or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Pan Pacific or any of its applicable Subsidiaries or the consummation by Pan Pacific of the Pan Pacific Transactions, other than (A) the filing with the SEC of the Joint Proxy Statement/Prospectus and such reports under Section 13(a) of the

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Exchange Act, and such other compliance with the Exchange Act, as may be required in connection with this Agreement; (B) the filing of the Articles of Merger pursuant to the MGCL and the Agreement of Merger pursuant to the CGCL;
(C) filings with the NYSE, (D) such filings and approvals as may be required by any applicable state securities or "blue sky" laws or environmental laws, (E) business, operating and occupancy licenses and permits; and (F) such consents, approvals, authorizations, permits, registrations, declarations and filings, the failure of which to make or obtain would not, in the aggregate, cause a Pan Pacific Material Adverse Effect.

     SECTION 4.7 Compliance. Except as set forth in Section 4.7 of the Pan Pacific Disclosure Schedule, Pan Pacific and each of its Subsidiaries is in material compliance with all foreign, federal, state and local laws and regulations applicable to its operations or with respect to which compliance is a condition of engaging in the business thereof, except to the extent that failure to comply would not, individually or in the aggregate, cause a Pan Pacific Material Adverse Effect. Neither Pan Pacific nor any of its Subsidiaries has received written notice since April 16, 1997, or has Knowledge of any written notice, asserting a failure, or possible failure, to comply with any such law or regulation, the subject of which written notice has not been resolved as required thereby or otherwise to the reasonable satisfaction of the party sending the notice, except for (A) matters being contested in good faith and set forth in Section 4.7 of the Pan Pacific Disclosure Schedule and (B) such failures as would not, individually or in the aggregate, cause a Pan Pacific Material Adverse Effect.

     SECTION 4.8  SEC Documents.

     (a) Pan Pacific has filed with the SEC all reports, schedules, statements and other documents required to be filed by Pan Pacific or any of its Subsidiaries with the SEC since December 31, 1997 (collectively, the "Pan Pacific SEC Reports"). As of their respective dates, with respect to Pan Pacific SEC Reports filed pursuant to the Exchange Act, and as of their respective effective dates, as to Pan Pacific SEC Reports filed pursuant to the Securities Act, the Pan Pacific SEC Reports and any registration statements, reports, forms, proxy or information statements and other documents filed by Pan Pacific with the SEC after the date of this Agreement (i) complied, or, with respect to those not yet filed, will comply, in all material respects with the applicable requirements of the Securities Act and the Exchange Act, and (ii) did not, or, with respect to those not yet filed, will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make thestatements made therein, in the light of the circumstances under which they were made, not misleading.

     (b) Each of the consolidated balance sheets included in or incorporated by reference into Pan Pacific SEC Reports (including the related notes and schedules) presents fairly, in all material respects, the consolidated financial position of Pan Pacific and its consolidated Subsidiaries as of its date, and each of the consolidated statements of income, equity and cash flows of Pan Pacific included in or incorporated by reference into Pan Pacific SEC Reports (including any related notes and schedules) presents fairly, in all material respects, the results of operations and cash flows, as the case may be, of Pan Pacific and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein.

     (c) Except as set forth in the Pan Pacific SEC Reports, neither Pan Pacific nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on, or reserved against in, a balance sheet of Pan Pacific or in the notes thereto, prepared in accordance with GAAP consistently applied, except for (i) liabilities or obligations that were so reserved on, or reflected in (including the notes to), the consolidated balance sheet of Pan Pacific as of June 30, 2000, (ii) liabilities or obligations arising in the ordinary course of business (including trade indebtedness) from June 30, 2000 to the date hereof and (iii) other liabilities incurred after the date hereof that are permitted by
Section 5.2 hereof, and (iv) liabilities or obligations which would not, individually or in the aggregate, cause a Pan Pacific Material Adverse Effect.

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     SECTION 4.9  Absence of Certain Changes. Except as set forth in the Pan
Pacific SEC Reports and except for the transactions expressly contemplated hereby, from June 30, 2000 to the date hereof, Pan Pacific and its Subsidiaries have conducted their respective businesses substantially in the ordinary and usual course consistent with past practices (including the incurrence of trade indebtedness and secured debt assumed in connection with the acquisition of properties by Pan Pacific or its Subsidiaries), and there has not been any change in Pan Pacific's business, operations, condition (financial or otherwise), results of operations, Assets or liabilities, except for changes contemplated hereby or changes which, individually or in the aggregate, have not caused or will not cause a Pan Pacific Material Adverse Effect.

     SECTION 4.10 Litigation. Except as set forth in the Pan Pacific SEC Reports or as set forth in Section 4.10 of the Pan Pacific Disclosure Schedule, there is no Action (i) instituted, (ii) pending and served upon Pan Pacific or
(iii) to the Knowledge of Pan Pacific, pending and not served on Pan Pacific or threatened, in each case against Pan Pacific, any of its Subsidiaries or any of their respective Assets which, individually or in the aggregate, directly or indirectly, has a Pan Pacific Material Adverse Effect, nor is there any outstanding judgment, decree or injunction, in each case against Pan Pacific, any of its Subsidiaries or any of their respective Assets, or any statute, rule or order of any Governmental Entity applicable to Pan Pacific or any of its Subsidiaries which, individually or in the aggregate, has caused a Pan Pacific Material Adverse Effect.

     SECTION 4.11  Taxes.

     (a) Pan Pacific and its Subsidiaries have (i) duly filed (or there have been filed on their behalf) with the appropriate Governmental Entities all Tax Returns required to be filed by them (after giving effect to any filing extension properly granted by a Governmental Entity having authority to do so), and such Tax Returns are true, correct and complete in all material respects,
(ii) duly paid in full, or made provision in accordance with GAAP (or there has been paid or provision has been made on their behalf) for, all Taxes required to have been paid by them, whether or not shown to be due on such Tax Returns and
(iii) withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other party;

     (b) No written claim is pending by an authority in a jurisdiction where any of Pan Pacific and its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction;

     (c) Neither Pan Pacific nor any of its Subsidiaries has received written notice of any threatened audits with respect to taxable years ending on or after December 31, 1997, with respect to Taxes or Tax Returns of Pan Pacific or any of its Subsidiaries. With respect to taxable years ending on or after December 31, 1997, neither the IRS nor any other taxing authority (whether domestic or foreign) has asserted against Pan Pacific or any of its Subsidiaries any deficiency or claim for Taxes;

     (d) Section 4.11(d) of the Pan Pacific Disclosure Schedule sets forth each year for which an extension to file Tax Returns has been requested and for which such Tax Returns have not yet been filed;

     (e) There are no liens for Taxes upon any Assets of Pan Pacific or any Subsidiary thereof, except for liens for Taxes not yet due and payable, and no written power of attorney that has been granted by Pan Pacific or any of its Subsidiaries (other than to Pan Pacific or a Subsidiary, property tax consultants or KPMG LLP) currently is in force with respect to any matter relating to Taxes;

     (f) There are no, and at the Closing Date there will be no, Tax allocation or sharing agreements or similar arrangements with respect to or involving Pan Pacific or any of its Subsidiaries, and, after the Closing Date, neither Pan Pacific nor any of its Subsidiaries shall be bound by any such Tax sharing agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date;

     (g) None of Pan Pacific and its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Pan Pacific) or (ii) has any liability for the Taxes of any Person (other than any of Pan Pacific and its

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Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise;

     (h) Since Pan Pacific's taxable year ending December 31, 1997, Pan Pacific has not incurred and does not expect to incur through the Closing Date any liability for Taxes under Section 857(b), 860(c) or 4981 of the Code, and neither Pan Pacific nor any of its Subsidiaries has incurred any material liability for Taxes other than in the ordinary course of business. To the Knowledge of Pan Pacific, no event has occurred, and no condition or circumstance exists, which presents a material risk that any material Tax described in the preceding sentence will be imposed upon Pan Pacific or its Subsidiaries.

     (i) Pan Pacific (i) for all taxable years commencing with 1997 through December 31, 1999, has been subject to taxation as a REIT and has satisfied all requirements to qualify as a REIT for such years, (ii) has operated since December 31, 1999 in such a manner so as to qualify as a REIT, and will continue to operate through the Effective Time in such a manner so as to qualify as a REIT for the taxable year ending on the date of the Effective Time, (iii) has not taken or omitted to take any action which would reasonably be expected to result in a challenge by the IRS to its status as a REIT, and no such challenge is pending or, to Pan Pacific's Knowledge, threatened. Each Subsidiary of Pan Pacific that is a state law partnership or limited liability company has been since its formation and continues to be treated for federal income Tax purposes as a partnership (or a disregarded entity) and not as a corporation or an association or publicly traded partnership taxable as a corporation. Each other Subsidiary of Pan Pacific has been since its formation, and continues to be treated for federal income Tax purposes as a "qualified REIT subsidiary" as defined in Section 856(i) of the Code. Neither Pan Pacific nor any Subsidiary of Pan Pacific holds any Asset (i) the disposition of which would be subject to rules similar to Section 1374 of the Code as a result of an election under Notice 88-19 or Treasury Regulation Section 1.337(d)-5T.

     SECTION 4.12  Employee Benefit Plans.

     (a) Pan Pacific has listed in Section 4.12 of the Pan Pacific Disclosure Schedule all Benefit Arrangements, Multiemployer Plans, Pension Plans and Welfare Plans of Pan Pacific and all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, change in control, severance and other similar employee benefit plans, and all unexpired severance agreements, written or otherwise, for the benefit of, or relating to, any current or former employee of Pan Pacific or any ERISA Affiliate of Pan Pacific, or any Subsidiary of Pan Pacific (together, the "Pan Pacific Employee Plans").

     (b) With respect to each Pan Pacific Employee Plan, Pan Pacific has made available to the Company, a true and correct copy of (i) the most recent annual report (Form 5500) filed with the IRS, (ii) such Pan Pacific Employee Plan,
(iii) each trust agreement and group annuity contract, if any, relating to such Pan Pacific Employee Plan and (iv) the most recent actuarial report or valuation relating to a Pan Pacific Employee Plan subject to Title IV of ERISA.

     (c) With respect to the Pan Pacific Employee Plans, individually and in the aggregate, no event has occurred, and to the Knowledge of Pan Pacific, there exists no condition or set of circumstances in connection with which Pan Pacific could be subject to any liability that will have a Pan Pacific Material Adverse Effect under ERISA, the Code or any other applicable law. There is no Company Employee Plan that is subject to Title IV of ERISA or is a Multiemployer Plan.

     (d) With respect to the Pan Pacific Employee Plans, individually and in the aggregate, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations which have not been accrued or otherwise properly disclosed in the footnotes in accordance with generally accepted accounting principles, in the financial statements of Pan Pacific, which obligations will cause a Pan Pacific Material Adverse Effect.

     (e) Except as disclosed in Pan Pacific SEC Reports filed prior to the date of this Agreement, and except as set forth in Section 4.12(e) of the Pan Pacific Disclosure Schedule, or as provided for in this Agreement, neither Pan Pacific nor any of its Subsidiaries is a party to any oral or written (i) agreement with any officer or other key employee of Pan Pacific or any of its Subsidiaries, the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving

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Pan Pacific of the nature contemplated by this Agreement, (ii) agreement with any officer of Pan Pacific providing any term of employment or compensation guarantee extending for a period longer than one year from the date hereof and for the payment of compensation in excess of $100,000 per annum, or (iii) agreement or plan, including any stock option plan, stock appreciation right plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

     SECTION 4.13  Properties.

     (a) Section 4.13(a) of the Pan Pacific Disclosure Schedule identifies:

          (i) all real properties (by name and address) owned by Pan Pacific or its Subsidiaries (the "Pan Pacific Owned Property") as of the date hereof, which are all of the real properties owned by them as of the date hereof; and

          (ii) all real properties leased or operated by Pan Pacific or its Subsidiaries as lessee (the "Pan Pacific Leased Property") as of the date hereof, which are all of the real properties so leased or operated by them. The Pan Pacific Owned Property and the Pan Pacific Leased Property is referred to herein collectively as the "Pan Pacific Real Property."

     (b) Pan Pacific and its Subsidiaries have obtained title insurance policies for the Pan Pacific Real Property listed in Section 4.13(b) of the Pan Pacific Disclosure Schedule, and no material claims have been made against any such policies by an insured party thereunder. With respect to the Pan Pacific Real Property not listed in Section 4.13(b) of the Pan Pacific Disclosure Schedule, Pan Pacific has good and marketable title to the Pan Pacific Owned Property, and a valid leasehold interest in the Pan Pacific Leased Property, sufficient to alloweach of Pan Pacific and its Subsidiaries to conduct its business as and where currently conducted. Each Pan Pacific Real Property is not subject to any Encumbrances, except for any Permitted Encumbrances, any Encumbrances listed in the title insurance policies set forth in Section 4.13(b) of the Pan Pacific Disclosure Schedule, or any other Encumbrances that do not, individually or in the aggregate, cause a Pan Pacific Material Adverse Effect.

     (c) Except as set forth on Section 4.13(c) of the Pan Pacific Disclosure Schedule or as disclosed in the Pan Pacific SEC Reports, the Pan Pacific Real Property is not encumbered by any debt.

     (d) To the Pan Pacific's Knowledge, all (i) certificates, permits or licenses from any Governmental Entity having jurisdiction over any Pan Pacific Real Property and (ii) agreements, easements or other rights, necessary to permit the lawful use and operation of the buildings and improvements on any of the Pan Pacific Real Property or to permit the lawful use and operation of all driveways, roads, and other means of egress and ingress to and from any Pan Pacific Real Property have been obtained and are in full force and effect except where the failure to obtain or maintain the same would not cause a Pan Pacific Material Adverse Effect and there is no pending threat or modification or cancellation of the same. All work to be performed, payments to be made and financial undertakings required to be taken by Pan Pacific or its Subsidiaries prior to June 30, 2000 pursuant to any contract entered into with a Governmental Entity in connection with a site approval, zoning reclassification or other similar action relating to a Pan Pacific Real Property has been paid or undertaken, as the case may be, except where the failure to pay such amount or undertake such action would not cause a Pan Pacific Material Adverse Effect.

     (e) Pan Pacific has not received since January 1, 1997 any written notice of any violation of any federal, state or municipal law, ordinance, order, regulation or requirement affecting any portion of any Pan Pacific Real Property issued by any Governmental Entity which would cause a Pan Pacific Material Adverse Effect. Since January 1, 1997, neither Pan Pacific nor any of its Subsidiaries has received any written notice from any Governmental Entity with jurisdiction over Pan Pacific or any such Subsidiaries to the effect that (i) any condemnation or rezoning proceedings are pending or threatened with respect to any Pan Pacific Real Property or (ii) any zoning, building or similar law, code, ordinance or regulation is

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being violated by the maintenance, operation or use of any buildings or other improvements on any Pan Pacific Real Property or by the maintenance, operation or use of the parking areas, except where any such written notice of such a proceeding or violation would not, individually or in the aggregate, cause a Pan Pacific Material Adverse Effect.

     (f) Except as would not cause, individually or in the aggregate, a Pan Pacific Material Adverse Effect, to Pan Pacific's Knowledge, (i) there are no material structural defects relating to any Pan Pacific Real Property, (ii) there is no Pan Pacific Real Property whose building systems are not in working order in any material respect and (iii) there is no uninsured physical damage to any Pan Pacific Real Property in an amount in excess of $150,000 with respect to any individual property, except for the payment by the Pan Pacific of a deductible under the applicable insurance policy or any current renovation or restoration to any Pan PacificReal Property the remaining cost of which exceeds $150,000 with respect to any individual property.

     (g) True and correct copies of the Pan Pacific Leases as amended to date have been delivered to, or made available for review by, the Company. Section 4.13(g) of the Pan Pacific Disclosure Schedule lists the following information with respect to the Pan Pacific Leases:

          (i) the name of the lessee;

          (ii) the expiration date of the Pan Pacific Lease; and

          (iii) the amount (or method of determining the amount) of minimum monthly base rentals due under each Pan Pacific Lease.

     (h) Pan Pacific has delivered to the Company a copy of its aging of accounts receivable as of June 30, 2000, which copy is true and correct in all material respects. Except as set forth in Section 4.13(h) of the Pan Pacific Disclosure Schedule, as of the date hereof, neither Pan Pacific nor any of its Subsidiaries has delivered written notice to any tenant to any Pan Pacific Lease alleging that such tenant is in default thereunder, other than with respect to defaults that have been cured or waived or which would not, individually or in the aggregate, cause a Pan Pacific Material Adverse Effect.

     (i) There are no agreements, written or oral, between Pan Pacific or any of its Subsidiaries and any other Person relating to the use and occupancy of the Pan Pacific Real Property other than the Pan Pacific Leases. Except as set forth in Section 4.13(i) of the Pan Pacific Disclosure Schedule, as of the date hereof, no defaults (unless subsequently cured) by Pan Pacific or its Subsidiaries have been alleged in writing by the lessees thereunder that have not been cured in all material respects and, to the Knowledge of Pan Pacific, none of Pan Pacific nor any of its Subsidiaries is in default under any Pan Pacific Lease other than such defaults which would, individually or in the aggregate, cause a Pan Pacific Material Adverse Effect.

     SECTION 4.14  Contracts.

     (a) Section 4.14(a) of the Pan Pacific Disclosure Schedule contains a complete and accurate list of all Pan Pacific Contracts in effect as of the date hereof, other than the Pan Pacific Contracts which have been filed as an exhibit to the Pan Pacific SEC Reports. Each copy of a Pan Pacific Contract which has been delivered to, or made available for review by, Pan Pacific is a true and correct copy of such Pan Pacific Contract as amended to date.

     (b) As of the date of this Agreement, (i) there is no material breach or violation of or material default by Pan Pacific or any of its Subsidiaries under any of the Pan Pacific Contracts, except if such breach, violation of or material default has been waived, and (ii) no event has occurred with respect to Pan Pacific or any of its Subsidiaries which, with notice or lapse of time or both, would constitute a material breach, violation or default, or give rise to a right of termination, modification, cancellation, foreclosure, imposition of a lien, prepayment or acceleration under any of the Pan Pacific Contracts, which breach, violation or default referred to in clauses (i) or (ii), individually or in the aggregate with other such material breaches, violations or defaults referred to in clauses (i) or (ii), would cause a Pan Pacific

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Material Adverse Effect. True copies of the Pan Pacific Contracts in effect as of the date hereof have been delivered or made available to the Company.

     SECTION 4.15 Labor Relations. Except as set forth in Section 4.15 of the Pan Pacific Disclosure Schedule, or as would not cause a Pan Pacific Material Adverse Effect, (i) there are no controversies pending or, to the Knowledge of Pan Pacific, threatened between Pan Pacific or any of its Subsidiaries and any of their respective employees; (ii) neither Pan Pacific nor any of its Subsidiaries is a party, or otherwise subject, to any collective bargaining agreement or similar contract; (iii) there are no proceedings asserting unfair labor practice charges pending against Pan Pacific or any of its Subsidiaries before the National Labor Relations Board, or any similar foreign labor relations governmental bodies, or any current union representation questions involving employees of Pan Pacific or any of its Subsidiaries; and (iv) there is no strike, slowdown, work stoppage or lockout, or, to the Knowledge of Pan Pacific, threat thereof, by or with respect to any employees of Pan Pacific or any of its Subsidiaries.

     SECTION 4.16  [Intentionally Omitted].

     SECTION 4.17  Environmental Matters.

     (a) Except as set forth in Section 4.17(a) of the Pan Pacific Disclosure Schedule, Pan Pacific, each of its Subsidiaries and, to the actual knowledge of the individuals listed in Section 1 of the Pan Pacific Disclosure Schedule (after an inquiry of Pan Pacific's property managers but no other third parties), each tenant or operator of Pan Pacific Real Property (i) have obtained all material permits, licenses and other authorizations which are required to be obtained under all applicable Environmental Laws by Pan Pacific or its Subsidiaries; (ii) are in material compliance with all terms and conditions of such required permits, licenses and authorizations, and also are in material compliance with all other applicable limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in applicable Environmental Laws except where the failure to obtain such permits, licenses or other authorizations or to comply with such terms and conditions or limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables would not, individually or in the aggregate, cause a Pan Pacific Material Adverse Effect.

     (b) Except as set forth in Section 4.17(b) of the Pan Pacific Disclosure Schedule, Pan Pacific, each of its Subsidiaries and, to the actual knowledge of the individuals listed on Section 1 of the Pan Pacific Disclosure Schedule, each tenant or operator of Pan Pacific Real Property have not received a written notice of and have no Knowledge of any present or unremediated past violations of Environmental Laws, or of any event, incident or Action preventing continued compliance with such Environmental Laws, or giving rise to any common law environmental liability, or forming the basis of any Action against Pan Pacific or any of its Subsidiaries based on or resulting from the manufacture, processing, use, treatment, storage, disposal, transport, or handling, or the emission, discharge or release into the environment, of any Hazardous Material.

     (c) Section 4.17 constitutes the sole representation of Pan Pacific concerning any Environmental Law or Hazardous Material.

     SECTION 4.18 Opinion of Financial Advisor. Pan Pacific has received the opinion of Prudential Securities Incorporated (the "Pan Pacific Financial Advisor"), as of the date of this Agreement, to the effect that the Exchange Ratio is fair to Pan Pacific from a financial point of view. Pan Pacific has been authorized by the Pan Pacific Financial Advisor to permit, subject to prior review and consent by such Pan Pacific Financial Advisor, the inclusion of such fairness opinion (or a reference thereto) in the Joint Proxy Statement/Prospectus and the Registration Statement.

     SECTION 4.19 Brokers. No broker, finder or investment banker (other than the Pan Pacific Financial Advisor, the fees and expenses of which shall be paid by Pan Pacific) is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Pan Pacific or any of its Subsidiaries. Pan Pacific has heretofore furnished to the Company a complete and correct copy of all

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agreements between Pan Pacific and the Pan Pacific Financial Advisor pursuant to which such firm would be entitled to any such payment.

     SECTION 4.20 Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Pan Pacific Common Stock entitled to vote thereon is the only vote of the holders of any class or series of Pan Pacific's stock necessary to approve the Pan Pacific Voting Proposal. The Pan Pacific Board, at a meeting duly called and held, (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of the stockholders of Pan Pacific, (ii) approved this Agreement and the transactions contemplated hereby, including the Merger, (iii) declared that the Merger, this Agreement and the transactions contemplated thereby are advisable, and (d) resolved to recommend that the holders of the shares of the Pan Pacific Common Stock approve the Pan Pacific Voting Proposal.

     SECTION 4.21 Tax Matters. Neither Pan Pacific nor any of its Affiliates has taken or agreed to take any action, nor does Pan Pacific have Knowledge of any circumstances, that (without regard to any action taken or agreed to be taken by the Company or any of its Affiliates) would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

     SECTION 4.22 Insurance. Pan Pacific has made available to the Company true and correct copies of all fire and casualty, general liability, business interruption, product liability, and sprinkler and water damage insurance policies maintained by Pan Pacific or any of its Subsidiaries as of the date hereof.

     SECTION 4.23 No Material Adverse Effect. Except as disclosed in the Pan Pacific SEC Reports, to the Knowledge of Pan Pacific no fact alone or together with another fact, would cause a Pan Pacific Material Adverse Effect prior to the Termination Date.

                                   ARTICLE V.

                     CONDUCT OF BUSINESS PENDING THE MERGER

     SECTION 5.1 Conduct of Business of the Company Pending the Merger. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, the Company agrees as to itself and each of its Subsidiaries, except to the extent that Pan Pacific shall otherwise consent in writing, or as expressly contemplated or permitted by this Agreement, or as otherwise indicated in Section 5.1 of the Company Disclosure Schedule, or as required by a Governmental Entity of competent jurisdiction, to carry on its business in the ordinary course in substantially the same manner as previously conducted, to pay its debts and Taxes when due, subject to good faith disputes over such debts or Taxes, in the ordinary course in substantially the same manner as previously paid, to pay or perform its other material obligations when due in the ordinary course in substantially the same manner as previously paid or performed, to maintain insurance coverages and its books, accounts and records in the usual manner generally consistent with past practices, to comply in all material respects with all applicable laws, ordinances and regulations of Governmental Entities, to maintain and keep its properties and equipment in good repair, working order and condition (except ordinary wear and tear), and, to the extent consistent with such business, use all reasonable efforts, generally consistent with past practices and policies, to preserve intact its present business organization and its relationships with officers, employees and others having business dealings with it; provided, however, that no action by the Company or any of its Subsidiaries with respect to matters specifically addressed by any other provision of this Section 5.1 shall be deemed to be a breach of this paragraph of Section 5.1 unless such action would constitute a breach of one or more of such other provisions. Without limiting the generality of the foregoing and except as expressly contemplated by this Agreement, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, without the written consent of Pan Pacific, the Company shall not and shall not permit any of its Subsidiaries to:

          (a) adopt or propose any amendment to its Organizational Documents, except as contemplated by this Agreement;

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          (b) (i) issue, pledge or sell (other than upon exercise of Company
     Stock Rights outstanding on the date of this Agreement upon payment of the exercise price thereof or upon the exercise of rights of the limited partners in the Company DownREITs to convert or exchange their Company DownREIT Units outstanding on the date of this Agreement into Company Common Shares), or propose or authorize the issuance, pledge or sale, or grant any options or make any other agreements with respect to, any of its shares of beneficial interest or any other of its securities, (ii) amend, waive or otherwise modify any of the terms of any option, warrant or stock option plan of the Company or any of its Subsidiaries, including without limitation, the Company Stock Rights and the Company Stock Plans, or authorize cash payments in exchange for any options granted under any of such plans, or (iii) adopt or implement any shareholder rights plan;

          (c) except as set forth in or permitted by Sections 5.3, 5.4 and 6.14, declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its stock or beneficial interests (including any dividend distribution payable in, or otherwise make a distribution of, shares of capital stock of any existing or subsequently formed Subsidiary of the Company), except (i) the regular quarterly dividend paid by the Company in an amount not to exceed $0.28 per Company Common Share, (ii) distributions that are required to be made in respect of the Company DownREIT Units in connection with any dividends paid on the Company Common Shares, (iii) dividends or distributions made to the Company or any subsidiary of the Company, and (iv) other dividends or distributions made on a pro rata basis not exceeding $50,000 in the aggregate.

          (d) split, combine, subdivide, reclassify or redeem, purchase or otherwise acquire, or propose to redeem or purchase or otherwise acquire, any shares of its stock or beneficial interests, or any of its other securities, except conversions, exchanges or redemptions of Company DownREIT Units for cash, Company Common Shares or otherwise, in accordance with the Company DownREIT Partnership Agreements;

          (e) increase the compensation or fringe benefits payable or to become payable to its directors, officers or employees (whether from the Company or any of its Subsidiaries), or pay any benefit not required by any existing plan, arrangement or practice (including, without limitation, the granting of stock (or beneficial interest) options, stock (or beneficial interest) appreciation rights, shares of restricted stock (or beneficial interest) or performance units) or grant any severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or employee of the Company or any of its Subsidiaries or establish, adopt, enter into, or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, savings, welfare, deferred compensation, employment, termination, severance or other employee benefit plan, agreement, trust, fund, policy or arrangement for the benefit or welfare of any directors, officers or current or former employees, including any Benefit Arrangement, Pension Plan or Welfare Plan, except, in any case referred to in this
     Section 5.1(e) (i) to the extent required by applicable law or regulation,
     (ii) pursuant to any collective bargaining agreements or Employee Plan as in effect on the date of this Agreement consistent with past practices,
     (iii) for salary and benefit increases in the ordinary course of business consistent with past practice to employees other than officers of the Company earning an annual base salary in excess of $100,000, (iv) pursuant to Section 2.9, (v) pursuant to existing agreements, policies or practices previously disclosed in writing to Pan Pacific, which shall be interpreted and implemented in a manner consistent with past practice, (vi) for payments permitted by Section 6.18 and (vii) as disclosed in Section 5.1(e) of the Company Disclosure Schedule;

          (f) (i) sell, pledge, dispose of, grant or encumber any of the Assets of the Company or any of its Subsidiaries consisting of stock or partnership interests of its Subsidiaries or fee interests in real property, other than sales of Assets listed on Schedule 5.1(f)(i) of the Company Disclosure Schedule, (ii) acquire any Assets consisting of fee interests in real property (other than real property listed in Section 5.1(f)(ii) of the Company Disclosure Schedule), or (iii) acquire any other Assets or (including, without limitation, by merger, consolidation, lease or acquisition of stock or Assets) any interest in a corporation, partnership, other business organization or any division thereof (or a

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     substantial portion of the Assets thereof) in an aggregate amount exceeding
     $5,000,000; provided that nothing herein shall prevent the Company or its Subsidiaries from entering into leases of their real property Assets and provided further that the Company shall notify Pan Pacific of the acquisition by the Company or any of its Subsidiaries of any interest in a corporation, partnership, other business organization or any division thereof (or a substantial portion of the Assets thereof) prior to any such acquisition;

          (g) except as required under any Company Contracts in effect as of the date hereof or as set forth in Section 5.1(g) of the Company Disclosure Schedule, (i) incur, assume or pre-pay any debt for borrowed money, other than pursuant to credit or other agreements in effect as of the date hereof, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, (iii) make any loans, advances or capital contributions to, or investments in, any other Person (including advances to employees), except for loans, advances, capital contributions or investments between any wholly-owned Subsidiary of the Company and the Company or another wholly-owned Subsidiary of the Company, or (iv) enter into any "keep well" or other agreement to maintain the financial condition of another entity (other than the Company or any of its wholly-owned Subsidiaries);

          (h) make or rescind any material express or deemed election relating to Taxes, settle or compromise any material Action relating to Taxes, amend in any material respect any material Tax return except in each case in the ordinary course of business consistent with past practice or as required by law, or except as may be required by applicable law, make any change to any of its material methods of reporting income or deductions (including, without limitation, any change to its methods or basis or write-offs of accounts receivable) for federal income Tax purposes from those employed in the preparation of its federal income Tax return for the taxable year ending December 31, 1999;

          (i) pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted, unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities;

          (j) other than in the ordinary course of business and consistent with past practice, waive any rights of substantial value or make any payment, direct or indirect, of any material liability of the Company or of any of its Subsidiaries before the same comes due in accordance with its terms, other than repayments of revolving lines of credit and the repayment of all obligations under the First Amended and Restated Credit Agreement among the Company, the Banks named therein, and Sanwa Bank California, as Agent, dated October 19, 1998, as amended to the date hereof;

          (k) fail to maintain its existing insurance coverage of all types in effect or, in the event any such coverage shall be terminated or lapse, to the extent available at reasonable cost, procure substantially similar substitute insurance policies which in all material respects are in at least such amounts and against such risks as are currently covered by such policies;

          (l) change in any material manner its methods of accounting as in effect on June 30, 2000 except as required by GAAP, or take any action, other than reasonable and usual actions in the ordinary course of business and consistent with past practice, with respect to accounting policies, unless required by GAAP or the SEC;

          (m) make any material modification or amendment, or terminate, any of the Company Contracts or waive, release or assign any material rights or claims other than in the ordinary course of business and consistent with past practice (provided that the Company is expressly permitted to waive its right to terminate Company Leases in the event of non-material or non-recurring breaches by tenants);

          (n) take, or agree to commit to take, any action that would cause the representations and warranties of the Company contained herein, individually or in the aggregate, not to be true and correct in all material respects;

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

          (o) engage in any transaction with, or enter into any agreement, arrangement, or understanding with, directly or indirectly, any Company Affiliates which involves the transfer of consideration or has a financial impact on the Company, other than pursuant to such agreements, arrangements, or understandings existing on the date of this Agreement or disclosed on the Company Disclosure Schedule;

          (p) take or agree to take or cause to be taken any action that would prevent the Merger from qualifying as a reorganization as described in
     Section 368(a) of the Code;

          (q) make or commit to make any capital expenditures (other than capital expenditures for the repair or maintenance of capital Assets) that exceed $2,500,000 in the aggregate, excluding capital expenditures made with funds (A) held in like kind escrows established in accordance with
     Section 1031 of the Code or (B) obtained as proceeds from insurance policies due to the destruction, loss or impairment of capital Assets;

          (r) compromise, or settle any litigation or arbitration proceedings involving payments by the Company or its Subsidiaries in excess of $100,000 per litigation or arbitration, or $500,000 in the aggregate; or

          (s) enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or to authorize, publicly recommend, publicly propose or publicly announce an intention to do any of the foregoing, except as permitted above.

     SECTION 5.2 Conduct of Business of Pan Pacific Pending the Merger. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Pan Pacific agrees as to itself and each of its Subsidiaries, except to the extent that the Company shall otherwise consent in writing, or as expressly contemplated or permitted by this Agreement, or as otherwise indicated in Section 5.2 of the Pan Pacific Disclosure Schedule, or as required by a Governmental Entity of competent jurisdiction, to carry on its business in the ordinary course in substantially the same manner as previously conducted, to pay its debts and Taxes when due, subject to good faith disputes over such debts or Taxes, in the ordinary course in substantially the same manner as previously paid, to pay or perform its other material obligations when due in the ordinary course in substantially the same manner as previously paid or performed, to maintain insurance coverages and its books, accounts and records in the usual manner generally consistent with past practices, to comply in all material respects with all applicable laws, ordinances and regulations of Governmental Entities, to maintain and keep its properties and equipment in good repair, working order and condition (except ordinary wear and tear), and, to the extent consistent with such business, use all reasonable efforts consistent with past practices and policies to preserve intact its present business organization and its relationships with officers, employees and customers, suppliers, distributors, and others having business dealings with it; provided, however, that no action by Pan Pacific or any of its Subsidiaries with respect to matters specifically addressed by any other provision of this Section 5.2 shall be deemed to be a breach of this paragraph of Section 5.2 unless such breach would constitute a breach of one or more of such other provisions. Without limiting the generality of the foregoing and except as expressly contemplated by this Agreement, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, without the written consent of the Company, Pan Pacific shall not and shall not permit any of its Subsidiaries to:

          (a) adopt or propose any amendment to its Organizational Documents, except in furtherance of this Agreement and the Merger;

          (b) (i) issue, pledge or sell (other than upon exercise of Pan Pacific Stock Rights outstanding on the date of this Agreement upon payment of the exercise price thereof or upon the exercise of rights of the members in the Pan Pacific DownREITs to convert their Pan Pacific DownREIT Units into shares of Pan Pacific Common Stock), or propose or authorize the issuance, pledge or sale, or grant any options or make any other agreements with respect to, any of its shares of stock or any other of its securities; provided, however, that the Pan Pacific DownREITs are permitted to issue Pan

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

     Pacific DownREIT Units; (ii) amend, waive or otherwise modify any of the terms of any option, warrant or stock option plan of Pan Pacific or any of its Subsidiaries, including without limitation, the Pan Pacific Stock Rights and the Pan Pacific Stock Plans, or authorize cash payments in exchange for any options granted under any of such plans, or (iii) adopt or implement any stockholder rights plan;

          (c) except as set forth in or permitted by Sections 5.3, 5.4 and 6.15, declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its stock or beneficial interests (including any dividend distribution payable in, or otherwise make a distribution of, shares of capital stock of any existing or subsequently formed Subsidiary of Pan Pacific), except the regular quarterly dividend paid by Pan Pacific in an amount not to exceed $0.42 per share of Pan Pacific Common Stock, distributions that are required to be made in respect of the Pan Pacific DownREIT Units in connection with any dividends paid on the shares of Pan Pacific Common Stock, and dividends or distributions made to Pan Pacific or any subsidiary of Pan Pacific;

          (d) split, combine, subdivide, reclassify or redeem, purchase or otherwise acquire, or propose to redeem or purchase or otherwise acquire, any shares of its common stock, or any of its other securities, except for
     (i) redemptions and transfers of Pan Pacific Common Stock required under Pan Pacific's charter in order to preserve the status of Pan Pacific as a REIT under the Code, and (ii) conversions, exchanges or redemptions of Pan Pacific DownREIT Units for cash, Pan Pacific Common Stock or otherwise, in accordance with the Organizational Documents of the Pan Pacific DownREITs;

          (e) (i) sell, pledge, dispose of, grant or encumber any of the Assets of Pan Pacific or any of its Subsidiaries consisting of stock or partnership interests of its Subsidiaries or fee interests in real property, other than sales or dispositions of Assets in an aggregate amount not to exceed $40,000,000, or (ii) acquire any Assets consisting of fee interests in real property, other than Assets in an aggregate amount not to exceed $50,000,000; or (iii) acquire all or substantially all of the capital stock or equity securities of any Person, or all or substantially all of the assets of any division or line of business of any Person, whether by purchase, merger or consolidation if the aggregate value of the assets of such Person, division or line of business exceeds $50,000,000; provided that nothing herein shall prevent Pan Pacific or its Subsidiaries from entering into leases of their real property Assets;

          (f) take or agree to take or cause to be taken any action that would prevent the Merger from qualifying as a reorganization as described in
     Section 368(a) of the Code; or

          (g) enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or to authorize, recommend, propose or announce an intention to do any of the foregoing.

     SECTION 5.3 Continued Qualification as a Real Estate Investment Trust; Final Company Dividend. From and after the date hereof through the Effective Time, each of Company and Pan Pacific will maintain its respective qualification as a "real estate investment trust" under the Code and the rules and regulations thereunder. Without limiting the generality of the foregoing, if necessary to enable the Company to make aggregate dividend distributions during its final taxable period equal to the Minimum Distribution Dividend (after taking into account the dividend paid in accordance with Section 5.4), the Company shall declare and pay a dividend (the "Final Company Dividend") to holders of Company Common Shares in an amount equal to the minimum dividend sufficient to permit the Company to make aggregate dividend distributions during its final taxable period equal to the Minimum Distribution Dividend. If the Company determines it is necessary to declare the Final Company Dividend, it shall notify Pan Pacific at least ten days prior to the date for the Company Shareholders Meeting so that Pan Pacific may declare and pay a dividend per share to holders of Pan Pacific Common Stock in an amount per share equal to the quotient obtained by dividing
(x) the Final Company Dividend per Company Common Share by (y) the Exchange Ratio. For purposes of this paragraph, the term "Minimum Distribution Dividend" shall mean a distribution with respect to the Company's taxable year ending at the Effective Time which is sufficient to allow the Company to (i) satisfy the distribution requirements set

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forth in Section 857(a) of the Code, and (ii) avoid, to the extent possible, the imposition of income tax under Section 857(b) of the Code and the imposition of excise tax under Section 4981 of the Code.

     SECTION 5.4  Dividend Payment Coordination; Special Dividend.

     (a) Unless the Parties hereto otherwise mutually agree in writing, (i) the Company shall set a record date for its regular fourth quarter 2000 dividend for a date on or before the date of the Company Shareholders Meeting specified in the Joint Proxy Statement/Prospectus, but in any event not later than November 26, 2000, and shall be entitled to authorize, declare and pay (or commit to pay) such dividend in the amount of $0.28 per share to holders of record of Company Common Shares at that record date; and (ii) Pan Pacific shall set a record date for a special dividend for a date on or before the date of the Pan Pacific Stockholders Meeting specified in the Joint Proxy Statement/Prospectus, and shall be entitled to authorize, declare and pay (or commit to pay) a special dividend in the amount of $0.28 per share to holders of record of Pan Pacific Common Stock at that record date; and (iii) the Closing Date shall be postponed, if necessary, to ensure that such dividends can be declared and paid.

     (b) With respect to dividends in respect of Pan Pacific Common Stock and Company Common Shares permitted under this Agreement other than those referred to in Section 5.4(a), each of Pan Pacific and the Company shall coordinate with the other the declaration and the record and payment dates therefor, it being the intention of the Parties that holders of Company Common Shares shall not receive (i) dividends for any single calendar quarter with respect to both Company Common Shares and shares of Pan Pacific Common Stock received in exchange therefor in connection with the Merger or (ii) fail to receive dividends for any single calendar quarter on shares of Company Common Shares or shares of Pan Pacific Common Stock received in exchange therefor in connection with the Merger. Notwithstanding the foregoing provisions of this Section 5.4(b), Pan Pacific's declaration of any such dividends shall be at its option.

     SECTION 5.5  [Intentionally Omitted].

     SECTION 5.6 Restructuring of Company Board. The Company shall take all actions necessary to cause the following events to occur immediately prior to the Effective Time: (i) the resignation of two of its trustees, which trustees shall not be among the individuals listed on Schedule 2.7 hereto, and (ii) the appointment of two directors of Pan Pacific listed on Schedule 2.7 hereof by at least a two-thirds vote of the remaining Company trustees.

                                  ARTICLE VI.

                             ADDITIONAL AGREEMENTS

     SECTION 6.1 Preparation of Form S-4 and the Proxy Statement; Stockholder and Shareholder Meetings.

     (a) As promptly as practicable after the execution of this Agreement, the Company and Pan Pacific shall cooperate with each other regarding, and, prepare and file with the SEC, the Joint Proxy Statement/ Prospectus and Pan Pacific shall prepare and file the Registration Statement, provided that Pan Pacific may delay the filing of the Registration Statement until approval of the Joint Proxy Statement/Prospectus by the SEC. The Company and Pan Pacific will cause the Joint Proxy Statement/Prospectus and the Registration Statement to comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder. Each of Pan Pacific and the Company shall use all reasonable efforts to have or cause the Joint Proxy Statement/Prospectus to be cleared by the SEC and to cause the Registration Statement to become effective as promptly as practicable. Without limiting the generality of the foregoing, each of the Company and Pan Pacific shall cause its respective Representatives to fully cooperate with the other Party and its respective Representatives in the preparation of the Joint Proxy Statement/Prospectus and the Registration Statement, and shall, upon request, furnish the other Party with all information concerning it and its Affiliates as the other may deem reasonably necessary or advisable in connection with the preparation of

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the Joint Proxy Statement/Prospectus and the Registration Statement. The Company
hereby agrees that the recommendations of the Company Board described in Section
3.20 (subject to the right of the Company Board to withdraw, amend or modify such recommendation in accordance with Section 6.3) may be included in the Registration Statement and the Joint Proxy Statement/Prospectus. Pan Pacific shall use commercially reasonable best efforts to take all actions required under any applicable federal or state securities or Blue Sky Laws in connection with the issuance of shares of Pan Pacific Common Stock pursuant to the Merger and will pay all filing fees incident thereto. As promptly as practicable after the Registration Statement becomes effective, the Company and Pan Pacific shall cause the Joint Proxy Statement/Prospectus to be mailed to their respective shareholders or stockholders.

     (b) The Company and Pan Pacific each agrees that none of the information supplied by the Company or its Subsidiaries to be included or incorporated by reference in the Joint Proxy Statement/ Prospectus or any amendment thereof or supplement thereto, will, on the date of the mailing of the Joint Proxy Statement/Prospectus or any amendment or supplement thereto, and at the time of the Company Shareholders Meeting and the Pan Pacific Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Company and Pan Pacific each agrees that none of the information supplied by it or its Subsidiaries to be included or incorporated by reference in the Registration Statement will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

     (c) Without limiting the generality of the foregoing, prior to the Effective Time (i) the Company and Pan Pacific shall notify each other as promptly as practicable upon becoming aware of any event or circumstance which should be described in an amendment of, or supplement to, the Joint Proxy Statement/Prospectus or the Registration Statement, and (ii) the Company and Pan Pacific shall each notify the other as promptly as practicable after the receipt by it of any written or oral comments of the SEC on, or of any written or oral request by the SEC for amendments or supplements to, the Joint Proxy Statement/Prospectus or the Registration Statement, and shall promptly supply the other with copies of all correspondence between it or any of its Representatives and the SEC with respect to any of the foregoing filings.

     (d) The Company and Pan Pacific shall each take all action necessary to duly call the Company Shareholders Meeting and the Pan Pacific Stockholders Meeting, respectively, each to be held as promptly as practicable for the purpose of voting upon the approval of the Company Voting Proposals, in the case of the Company, and the Pan Pacific Voting Proposal, in the case of Pan Pacific. Subject to the right of the Company Board to withdraw, amend or modify such recommendation in accordance with Section 6.3, each of the Company and Pan Pacific shall, through its respective board of trustees or board of directors, as applicable, recommend to their respective stockholders adoption of this Agreement and approval of the Merger and related matters, shall coordinate and cooperate with respect to the timing of such meetings and shall use their best efforts to hold the Company Shareholders Meeting and Pan Pacific Stockholders Meeting on the same day and each of the Company and Pan Pacific shall use all reasonable efforts to solicit from its stockholders proxies in favor of the Company Voting Proposals, in the case of the Company, and the Pan Pacific Voting Proposal, in the case of Pan Pacific. Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to this Section 6.1(d) to conduct the Company Shareholders Meeting shall not be affected by the commencement, public proposal or communication to the Company of any Acquisition Proposal.

     SECTION 6.2 Cooperation; Notice; Cure. Subject to compliance with applicable law, from the date hereof until the Effective Time, each of Pan Pacific and the Company shall confer on a regular and frequent basis with one or more Representatives of the other Party to report on the general status of ongoing operations. Each of Pan Pacific and the Company shall promptly notify the other in writing of, and will use all commercially reasonable efforts to cure before the Closing Date, any event, transaction or circumstance, as soon as reasonably practical after it becomes known to such Party, that causes or will

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cause any covenant or agreement of Pan Pacific or the Company, as the case may be, under this Agreement to be breached in any material respect or that renders or will render untrue in any material respect any representation or warranty of Pan Pacific or the Company contained in this Agreement. No notice given pursuant to this paragraph shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein.

     SECTION 6.3  No Solicitation.

     (a) Subject to Section 6(b), unless and until this Agreement shall have been terminated by either party pursuant to Article VIII hereof, the Company shall not take or cause, directly or indirectly (through representatives, agents or otherwise), any of the following actions with any party other than Pan Pacific or its designees: (i) solicit, encourage, initiate or participate in any negotiations, inquiries or discussions with respect to any offer or proposal to acquire all or any part of its business, assets or capital shares whether by merger, consolidation, other business combination, purchase of assets, tender or exchange offer or otherwise, other than an offer or proposal with respect to a sale transaction permitted under Section 5.1 hereof (each of the foregoing, an "Acquisition Proposal"); (ii) disclose, in connection with an Acquisition Proposal, any information or provide access to its properties, books or records, except as required by law or pursuant to a governmental request for information;
(iii) enter into or execute any agreement relating to an Acquisition Proposal; or (iv) make or authorize any public statement, recommendation or solicitation in support of any Acquisition Proposal other than with respect to the Merger, or as otherwise required by applicable law. Nothing in this Section 6.3(a) shall limit the ability of the Company and its Subsidiaries to sell Assets in accordance with Section 5.1(f) hereof.

     (b) Notwithstanding the foregoing, in response to a bona fide, unsolicited, written Acquisition Proposal from a Third Party (that does not result from a breach of this Section 6.3), the Company Board may, and may authorize and permit the Company's officers, trustees, employees, financial advisors, representatives, or agents to, (i) provide such Third Party with nonpublic information, (ii) otherwise facilitate any effort or attempt by such Third Party to make or implement such Acquisition Proposal, (iii) agree to or recommend or endorse any such Acquisition Proposal with or by any Third Party, (iv) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Pan Pacific, its approval and recommendation of the Merger and this Agreement, (v) participate in discussions and negotiations with such Third Party relating to such Acquisition Proposal and (vi) cause the Company to enter into an agreement implementing an Acquisition Proposal, provided that the Company simultaneously terminates this Agreement pursuant to Section 8.1(g), if and only to the extent that (x) the Company Board believes in good faith (after consultation with its financial advisor) that such Acquisition Proposal is more favorable or is likely to result in an Acquisition Proposal that is more favorable to the Company Shareholders from a financial point of view than the Merger and is made by a Person believed by the Company Board to be reasonably capable of completing such Acquisition Proposal (a "Superior Proposal"), (y) the Company Board, after having consulted with and considered the advice of outside counsel, has reasonably determined in good faith that the failure to do so would reasonably be expected to cause the members of the Company Board to breach their legal duties to shareholders of the Company under applicable law and (z) the Third Party has entered into a confidentiality agreement pertaining to nonpublic information regarding the Company containing terms in the aggregate no more favorable to the Third Party than those in the Confidentiality Agreement. The Company agrees that, in the event of a Superior Proposal, for the five Business Day period commencing on the date on which it delivers notice of such Superior Proposal to Pan Pacific in accordance with Section 6.3(c), it shall offer to negotiate with, and cause its respective financial and legal advisors to negotiate with, Pan Pacific to attempt to make such commercially reasonable adjustments in the terms and conditions of this Agreement as would enable Pan Pacific to proceed with the transactions contemplated herein.

     (c) The Company shall notify Pan Pacific reasonably promptly after receipt by the Company (or any of their advisors) of any Acquisition Proposal or any request for nonpublic information in connection with an Acquisition Proposal or for access to the Company's properties, books or records by any person or entity that informs the Company that is it considering making, or has made, an Acquisition Proposal. Such

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

notice shall be made orally and in writing and shall indicate the status thereof (including the specific terms thereof but not the identity of the Third Party making such request or Acquisition Proposal). The Company shall promptly (but in any event within one calendar day) furnish to Pan Pacific a copy of any written proposals relating to a possible Acquisition Proposal and copies of any written information provided to or by any third party relating thereto to the extent such information has not previously been provided to Pan Pacific (but redacting the name of the Third Party). The Company shall promptly (but in any event within one calendar day) advise Pan Pacific in writing of any material changes to the terms and conditions of any Acquisition Proposal.

     (d) Nothing contained in this Section 6.3 shall prohibit the Company from taking and disclosing to its shareholders a position contemplated by Rule 14e-2 promulgated under the Exchange Act or from making any disclosure to its shareholders if the Company Board determines in good faith after consultation with its outside counsel (who may be its regularly engaged outside counsel) that failure to do so would reasonably be expected to result in a breach of its fiduciary duties to shareholders under any applicable law, provided, however, that neither the Company nor the Company Board nor any committee thereof may, except as expressly permitted by this Section 6.3 or required by Rule 14e-2 promulgated under the Exchange Act, withdraw or modify, or propose publicly to withdraw or modify, its position with respect to this Agreement or the Merger or approve or recommend, or propose publicly to approve or recommend, an Acquisition Proposal.

     SECTION 6.4 Access to Information. Upon reasonable notice, each of Pan Pacific and the Company (and each of their respective Subsidiaries) shall afford to the other Party and its Representatives reasonable access, during normal business hours during the period prior to the Effective Time, to all its personnel, properties, books, contracts, commitments and records and, during such period, each of Pan Pacific and the Company shall, and shall cause each of its respective Subsidiaries to, furnish promptly to the other (a) copies of monthly financial reports and development reports, (b) a copy of each report, schedule, registration statement and other documents filed or received by it during such period pursuant to the requirements of federal or state securities laws and (c) all other information concerning its business, Assets, personnel and tax status as the other Party may reasonably request; provided, however the foregoing shall not require the Company or Pan Pacific to permit any inspection or disclose any information that would result in the disclosure of confidential information of Third Parties or violate a confidentiality obligation of such party or any material bearing on an Acquisition Proposal made prior to the date of this Agreement by any Third Party, or the identity of any Third Party making any Acquisition Proposal after the date hereof, or any advice or analysis by the Company or any of its representatives of the Company or any such Third Party or any such Acquisition Proposal or of any report from its financial advisors, counsel or management regarding Pan Pacific. Each Party making such requests will hold any such information furnished to it by the other Party or Parties which is nonpublic in confidence in accordance with the letter agreement dated as of July 25, 2000, among Pan Pacific, Revenue Properties Company Limited and the Company (the "Confidentiality Agreement"). All requests for information made pursuant to this Section shall be directed to an executive officer of the Company or Pan Pacific, as the case may be, or such Person designated by such officers. No information or knowledge obtained in any investigation pursuant to this Section 6.4 shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the Parties to consummate the Merger.

     SECTION 6.5 Termination of Company's 401(k) Plan. Unless Pan Pacific otherwise requests in writing, prior to the Closing, (i) the Company Board shall adopt resolutions terminating, effective prior to the Effective Time, the Company's Investment 401(k) Plan (each such plan, a "Company 401(k) Plan") and
(ii) amend the Company 401(k) Plan in the manner necessary to cause the tax-qualified status of such Company 401(k) Plan to be maintained at the time of termination.

     SECTION 6.6  Governmental Approvals.

     (a) The Parties shall cooperate with each other and use commercially reasonable efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to

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

obtain as promptly as practicable all permits, registrations, licenses, consents, variances, exemptions, orders, approvals and authorizations of all Third Parties and Governmental Entities which are necessary to consummate the transactions contemplated by this Agreement ("Governmental Approvals"), and to comply with the terms and conditions of all such Governmental Approvals. Each of the Parties shall use commercially reasonable efforts to, and shall use commercially reasonable efforts to cause their respective Representatives and other Affiliates to, file within 30 days after the date hereof, and in all events shall file within 60 days after the date hereof, all required initial applications and documents in connection with obtaining the Governmental Approvals and shall act reasonably and promptly thereafter in responding to additional requests in connection therewith. Pan Pacific and the Company shall have the right to review in advance, and to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to Pan Pacific and the Company, as the case may be, and any of their respective Subsidiaries, directors, trustees, officers and stockholders which appear in any filing made with, or written materials submitted to, any Third Party or any Governmental Entity in connection with the transactions contemplated by this Agreement. Without limiting the foregoing, each of Pan Pacific and the Company (the "Notifying Party") will notify the other promptly of the receipt of comments or requests from Governmental Entities relating to Governmental Approvals, and will supply the other Party with copies of all correspondence between the Notifying Party or any of its Representatives and Governmental Entities with respect to Governmental Approvals.

     (b) Pan Pacific and the Company shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement which causes such Party to believe that there is a reasonable likelihood that any approval needed from a Governmental Entity will not be obtained or that the receipt of any such approval will be materially delayed. Pan Pacific and the Company shall take any and all actions reasonably necessary to vigorously defend, lift, mitigate and rescind the effect of any litigation or administrative proceeding adversely affecting this Agreement or the transactions contemplated hereby or thereby, including, without limitation, promptly appealing any adverse court or administrative order or injunction to the extent reasonably necessary for the foregoing purposes.

     (c) Notwithstanding the foregoing or any other provision of this Agreement, Pan Pacific shall have no obligation or affirmative duty under this Section 6.6 to cease or refrain from the ownership of any Assets, or the association with any Person which association is material to the operations of Pan Pacific, whether on the date hereof or at any time in the future.

     SECTION 6.7 Publicity. Pan Pacific and the Company shall agree on the form and content of the initial press release regarding the transactions contemplated hereby and thereafter shall consult with each other before issuing any press release or other public statement with respect to any of the transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or obligations pursuant to any listing agreement with, or rules of any national securities exchange.

     SECTION 6.8 Affiliate Agreements. No later than 45 days prior to the Closing the Company shall deliver to Pan Pacific a list identifying, in the view of the Company, each person who will be, at the time of the Company Shareholders Meeting, a Company Affiliate. The Company shall provide to Pan Pacific such information and documents as Pan Pacific shall reasonably request for purposes of reviewing such list and shall notify Pan Pacific in writing regarding any change in the identity of the Company Affiliates prior to the Closing Date; provided, however, that no such Person identified to Pan Pacific shall be added to the list of Company Affiliates if Pan Pacific shall receive from the Company, on or before the date of the Company Shareholders Meeting, an opinion of counsel reasonably satisfactory to Pan Pacific to the effect that such Person is not a Company Affiliate. The Company shall use its reasonable best efforts to deliver or cause to be delivered to Pan Pacific as promptly as practicable but in no event later than 15 days prior to the Closing (and in any case prior to the Effective Time) an Affiliate Agreement from each of its Affiliates.

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

     SECTION 6.9  Tax Treatment of Reorganization.

     (a) The Parties intend the Merger to qualify as a reorganization under
Section 368(a) of the Code and shall use their best efforts (and shall cause their respective Subsidiaries to use their best efforts) to cause the Merger to so qualify. Neither the Company, Pan Pacific, nor any of their respective Subsidiaries or other Affiliates shall take any action, or fail to take any action, that is not specifically provided for by this Agreement that would or would be reasonably likely to adversely affect the treatment of the Merger as a reorganization under Section 368(a) of the Code. Pan Pacific and the Company shall, and shall cause their respective Subsidiaries to, take the position for all purposes that the Merger qualifies as a reorganization under that Section of the Code. None of the Company, Pan Pacific, or any Subsidiary of either makes any representation or warranty to the other(s) or to any stockholder regarding the tax treatment of the Merger or whether the Merger will qualify as a reorganization under the Code. Each of the Company, Pan Pacific, and the Subsidiaries of both acknowledge that they are relying on their own advisors in connection with the tax treatment of the Merger and the other transactions contemplated by this Agreement.

     (b) Pan Pacific and the Company shall cooperate and use their best efforts in obtaining the opinions of O'Melveny & Myers LLP, counsel to the Company, and Latham & Watkins, counsel to Pan Pacific, dated as of the Closing Date, to the effect that the Merger will qualify for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. Pan Pacific and Company shall use their best efforts to provide O'Melveny & Myers LLP and Latham & Watkins with such representations or certificates as may reasonably be required to enable such counsel to render the opinions referred to in the preceding sentence.

     SECTION 6.10 Further Assurances and Actions. Subject to the terms and conditions herein, each of the Parties agrees to use its reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable on its part under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, (i) using their respective reasonable efforts to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities and parties to contracts with each Party as are necessary for consummation of the transactions contemplated by this Agreement, and (ii) to fulfill all conditions precedent applicable to such Party pursuant to this Agreement, subject, in the case of the Company, to the rights of the Company and the Company Board under Sections 6.3(b), 6.3(d) and 8.1(g).

     SECTION 6.11 Stock Exchange Listing. Pan Pacific shall use its best efforts to list on the NYSE prior to the Effective Time, subject to official notice of issuance, the shares of Pan Pacific Common Stock to be issued in the Merger.

     SECTION 6.12 Letter of the Company's Accountants. The Company shall use all reasonable efforts to cause to be delivered to Pan Pacific a letter of KPMG LLP, the Company's independent auditors, dated (i) a date within two Business Days before the date on which the Registration Statement shall become effective and (ii) the Closing Date, in each case addressed to Pan Pacific and its directors, in form reasonably satisfactory to Pan Pacific and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

     SECTION 6.13 Letter of Pan Pacific's Accountants. Pan Pacific shall use all reasonable efforts to cause to be delivered to the Company and Pan Pacific a letter of KPMG LLP, Pan Pacific's independent auditors, dated (i) a date within two Business Days before the date on which the Registration Statement shall become effective and (ii) the Closing Date, in each case addressed to the Company and its directors, in form reasonably satisfactory to the Company and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

     SECTION 6.14 Company REIT Status. Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit the Company from taking, and the Company hereby agrees to take, any action at any time or from time to time that in the reasonable judgment of the Company Board, upon advice of counsel, is legally necessary for the Company to maintain its qualification as a REIT within the meaning of Sections 856-860 of the Code for any period or portion thereof ending on or prior to the Effective Time, including without limitation, making dividend or distribution payments to shareholders of the Company in accordance with Section 5.3 or otherwise.

     SECTION 6.15 Pan Pacific REIT Status. Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit Pan Pacific from taking, and Pan Pacific hereby agrees to take any action at any time or from time to time that in the reasonable judgment of Pan Pacific Board, upon advice of counsel, is legally necessary for Pan Pacific to maintain its qualification as a REIT within the meaning of Sections 856-860 of the Code for any period or portion thereof ending on, prior to or including the Effective Time, including without limitation, making dividend or distribution payments to stockholders of Pan Pacific, in accordance with Section 5.3 or otherwise.

     SECTION 6.16  Obtaining Consents.

     (a) Pan Pacific shall give (or shall cause its Subsidiaries to give) any notices to Third Parties, and use, and cause its Subsidiaries to use, their reasonable best efforts to obtain any Third Party consents related to or required in connection with the Merger that are (i) disclosed or required to be disclosed in the Pan Pacific Disclosure Schedule or (ii) required to prevent a Pan Pacific Material Adverse Effect from occurring prior to or after the Effective Time.

     (b) The Company shall give (or shall cause its Subsidiaries to give) any notices to Third Parties, and use, and cause its Subsidiaries to use, their reasonable best efforts to obtain any Third Party consents related to or required in connection with the Merger that are (i) disclosed or required to be disclosed in the Company Disclosure Schedule, or (ii) required to prevent a Company Material Adverse Effect from occurring prior to or after the Effective Time, excluding, in each case consents required under the First Amended and Restated Credit Agreement among the Company, the Banks named therein, and Sanwa Bank California, as Agent, dated October 19, 1998, as amended to the date hereof, for the consummation of the Merger, the Incorporation, or the transactions contemplated hereby to occur at or after the Effective Time.

     SECTION 6.17 Board Representation. At or before the Effective Time, Pan Pacific shall increase the size of the Pan Pacific Board from five directors to seven directors. At the Effective Time, the two resulting vacancies on the Pan Pacific Board shall be filled by two of the individuals listed on Schedule 6.17, which shall consist of the independent members of the Company Board, which individuals shall be selected from such list by Pan Pacific and elected to the Pan Pacific Board by a majority of the directors on the Pan Pacific Board.

     SECTION 6.18  Employee Benefits.

     (a) At the Effective Time (and not before the Effective Time unless required by law or contract or as permitted by Section 6.18(c)), the employees of the Company listed in Section 6.18 of the Company Disclosure Schedule shall be entitled to the severance payments, bonuses, 401(k) profit sharing and matching contributions and vacation accrual payments (the "Employee Benefits") listed opposite their names in Section 6.18 of the Company Disclosure Schedule; provided, however, that the Company is expressly permitted to pay (or commit to pay) the applicable amount set forth in Section 6.18 of the Company Disclosure Schedule to any employee listed on such schedule whose employment is terminated prior to the Effective Time, at the time of such termination, so long as any such payments and commitments do not exceed $15,000 to any individual or $100,000 in the aggregate; provided further that no individual shall be entitled to any Employee Benefits under this Section 6.18(a) (other than those which the Company or the Surviving Company is required to pay by law or by contract) unless such individual first delivers to the Company or the Surviving Company, as applicable, a writing indicating that the Employee Benefits received by such individual represent a full settlement of all Employee Benefits due such employee and waiving any rights to Employee Benefits accrued as of the Effective Time. To the extent that any severance payments, bonuses, 401(k) profit sharing and matching contributions, vacation accrual payments or substantially similar benefits are paid to any employee listed in Section 6.18 of the Company Disclosure Schedule after the date hereof in connection with services rendered by such employee prior to the Effective Time, the Employee Benefits payable to such employee under this Section 6.18(a) shall be reduced on a dollar-for-dollar basis.

     (b) The Company shall have the right to offer to each employee listed in
Section 6.18(b) of the Company Disclosure Schedule, with respect to each Company Option referred to in Section 6.18(b) of the Company Disclosure Schedule, in exchange for the cancellation of such Company Option, the amount of cash set forth on such schedule, provided, however, that any such offer shall be conditioned upon the applicable employee's written agreement, delivered to the Company at least five Business Days prior to the Closing Date, to cancel all of the Company Options held by such employee on the terms set forth in Section 6.18(b) of the Company Disclosure Schedule.

     (c) The Company shall be permitted to pay the Employee Benefits listed in
Section 6.18 of the Company Disclosure Schedule on or after December 31, 2000 to the extent that payment of such types of benefits on that date is consistent with the Company's past practice. Payment of such amounts shall, in accordance with Section 6.18(a), reduce the amounts payable under Section 6.18(a) to the applicable employees on a dollar-for-dollar basis. The amounts of Employee Benefits payable under Section 6.18(a) shall increase after December 31, 2000 by the amount of such benefits that would accrue or be payable in 2001 in accordance with the Company's past practices, pro rated for the period between December 31, 2000 and the Effective Date.

     (d) If any employee listed in Section 6.18 of the Company Disclosure Schedule becomes an employee of Pan Pacific after the Effective Date and, as a result thereof, any amounts listed opposite the name of such employee are not paid to such employee, Pan Pacific agrees to pay such amounts to such employee upon the cessation of his or her employment by Pan Pacific for any reason if such person ceases to be employed by Pan Pacific within 180 days of the Effective Date. This Section 6.18(d) is intended for the irrevocable benefit of, and to grant third-party rights to, the persons listed in Section 6.18 of the Company Disclosure Schedule and their successors, assigns and heirs and shall be binding on all successors and assigns Pan Pacific, including without limitation the Surviving Company.

     SECTION 6.19 Non-Solicitation of Employees. During the period from the date hereof to the earlier of the Effective Time and the one year anniversary date of the termination of this Agreement, neither Party hereto will, or will permit their respective Subsidiaries to, employ or solicit for employment any of the officers or management level employees of the other Party hereto.

     SECTION 6.20 Acquisition of WRESI Stock. Pan Pacific will cause Stuart A. Tanz and Joseph B. Tyson to acquire, at the Effective Time, all of the capital stock of WRESI held by Dennis Ryan and by Brad Blake for a payment in cash of $336,000, plus interest from the date hereof to and including the date of payment at a rate of 6.00% per annum computed on the basis of a 360 day year for actual days elapsed, to each such person. Such purchase shall be made without recourse, representation or warranty.

     SECTION 6.21 Adjustment to Pan Pacific Dividend Payments. Pan Pacific shall change its record date for its regular quarterly dividend payable in the first quarter of 2001 to a date on or about the last Friday of February and the payment date for such dividend to a date as close as practicable to March 15, 2001. After the Merger, Pan Pacific intends to change its record dates for its regular quarterly dividends to dates on or about the last Friday of February, May, August and November in each year, and payment dates for such dividends to dates as close as practicable to March 15, June 15, September 15 and December 15 in each year, but the timing of such dividends shall be at the discretion of the Pan Pacific Board. The regular dividend paid by Pan Pacific in the first calendar quarter after the Effective Time shall be in a per share amount equal to or exceeding the quotient of $0.28 divided by the Exchange Ratio. Pan Pacific intends to maintain or exceed the dividend rate referred to in the immediately preceding sentence after the first quarter following the Effective Time, but the amount of subsequent dividends shall be at the discretion of the Pan Pacific Board.

     SECTION 6.22  Indemnification and Insurance.

     (a) From and after the Effective Time, the Surviving Company shall provide exculpation and indemnification for each Person who is now or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer, trustee or director of the Company or any of its Subsidiaries, (together with the WRESI Shareholders (as defined below) the "Indemnified Parties") which is the same as the exculpation and indemnification provided to the Indemnified Parties by the Company or WPT and its Subsidiaries immediately prior to the Effective Time in their respective Organizational Documents, as in effect on the date hereof; provided, that such exculpation and indemnification covers actions on or prior to the Effective Time, including, without limitation, all transactions contemplated by this Agreement. From and after the Effective Time, the Surviving Company shall also provide exculpation and indemnification for Bradley Blake and Dennis Ryan in their capacities as shareholders, officers and/or directors of WRESI (in such capacity, the "WRESI Shareholders") for all actions on or before the Effective Time, including, without limitation, all transactions contemplated by this Agreement, to the maximum extent permitted by law.

     (b) In addition to the rights provided in Section 6.22(a) above, in the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including without limitation, any action by or on behalf of any or all security holders of the Company, WPT, or Pan Pacific, or any Subsidiary of the Company or Pan Pacific, or by or in the right of the Company, WPT, or Pan Pacific, or any Subsidiary of the Company or Pan Pacific, or any claim, action, suit, proceeding or investigation (collectively, for this Section 6.22 "Claims") in which any Indemnified Party is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was an officer, employee, trustee or director of the Company or any of its Subsidiaries or any action or omission or alleged action or omission by such Person in his capacity as an officer, employee, trustee or director, or
(ii) the Company Transaction Documents or the Company DownREIT Transaction Documents or the Company Transactions or the transactions contemplated thereby, whether in any case asserted or arising before or after the Effective Time, Pan Pacific and the Surviving Company (the "Indemnifying Parties") shall from and after the Effective Time jointly and severally indemnify and hold harmless the Indemnified Parties from and against any losses, claims, liabilities, expenses (including reasonable attorneys' fees and expenses), judgments, fines or amounts paid in settlement arising out of or relating to any such Claims. Pan Pacific, the Surviving Corporation and the Indemnified Parties hereby agree to use their reasonable best efforts to cooperate in the defense of such Claims. In connection with any such Claim, the Indemnified Parties shall have the right to select and retain one counsel, at the cost of the Indemnifying Parties, subject to the consent of the Indemnifying Parties (which consent shall not be unreasonably withheld or delayed). In addition, after the Effective Time, in the event of any such threatened or actual Claim, the Indemnifying Parties shall promptly pay and advance reasonable expenses and costs incurred by each Indemnified Person as they become due and payable in advance of the final disposition of the Claim to the fullest extent and in the manner permitted by law. Notwithstanding the foregoing, the Indemnifying Parties shall not be obligated to advance any expenses or costs prior to receipt of an undertaking by or on behalf of the Indemnified Party, such undertaking to be accepted without regard to the creditworthiness of the Indemnified Party, to repay any expenses advanced if it shall ultimately be determined that the Indemnified Party is not entitled to be indemnified against such expense. Notwithstanding anything to the contrary set forth in this Agreement, the Indemnifying Parties (i) shall not be liable for any settlement effected without their prior written consent (which consent shall not be unreasonably withheld or delayed), and (ii) shall not have any obligation hereunder to any Indemnified Party to the extent that a court of competent jurisdiction shall determine in a final and non-appealable order that such indemnification is prohibited by applicable law. In the event of a final and non-appealable determination by a court that any payment of expenses is prohibited by applicable law, the Indemnified Party shall promptly refund to the Indemnifying Parties the amount of all such expenses theretofore advanced pursuant hereto. Any Indemnified Party wishing to claim indemnification under this Section 6.22, upon learning of any such Claim, shall promptly notify the Indemnifying Parties of such Claim and the relevant facts and circumstances with respect thereto; provided however, that the failure to provide such notice shall not affect the obligations of the

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

Indemnifying Parties except to the extent such failure to notify materially preju dices the Indemnifying Parties' ability to defend such Claim; and provided, further, however, that no Indemnified Party shall be obligated to provide any notification pursuant to this Section 6.22(b) prior to the Effective Time.

     (c) For six years after the Effective Time, Pan Pacific shall maintain in effect the Company's current directors' and officers' liability insurance covering acts or omissions occurring prior to the Effective Time with respect to those persons who are currently covered by the Company's directors' and officers' liability insurance policy on terms with respect to such coverage and amount no less favorable in the aggregate to the Company's trustees, directors and officers, as the case may be, currently covered by such insurance than those of such policy in effect on the date of this Agreement; provided, that in the event that the aggregate premiums for insurance for the benefit of persons currently covered by the Company's officers' and directors' insurance policy under this Section 6.22(c) are in excess of 150% of the aggregate premiums paid by the Company in 1999 on an annualized basis for such purpose then Pan Pacific shall only be obligated to maintain such insurance coverage as is reasonably available for such amount.

     (d) This Section 6.22 is intended for the irrevocable benefit of, and to grant third-party rights to, the Indemnified Parties and their successors, assigns and heirs and shall be binding on all successors and assigns Pan Pacific, including without limitation the Surviving Company. Each of the Indemnified Parties shall be entitled to enforce the covenants contained in this
Section 6.22 and Pan Pacific acknowledges and agrees that each Indemnified Party would suffer irreparable harm and that no adequate remedy at law exists for a breach of such covenants and such Indemnified Party shall be entitled to injunctive relief and specific performance in the event of any breach of any provision in this Section 6.22.

     (e) In the event that the Surviving Company or any of its respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, the successors and assigns of such entity shall assume the obligations set forth in this Section 6.22, which obligations are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each director and officer covered hereby.

                                  ARTICLE VII.

                              CONDITIONS OF MERGER

     SECTION 7.1  Conditions to Obligation of each Party to Effect the
Merger. The respective obligations of each Party to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

          (a) the Company Voting Proposals shall have been approved by the shareholders of the Company in the manner required under the CGCL and the Organizational Documents of the Company;

          (b) the Pan Pacific Voting Proposal shall have been approved by the stockholders of Pan Pacific in the manner required under the MGCL, the rules of the NYSE and the Organizational Documents of Pan Pacific;

          (c) no statute, rule, regulation, executive order, decree, ruling, injunction or other order (whether temporary, preliminary or permanent) shall have been enacted, entered, promulgated or enforced by any Governmental Entity of competent jurisdiction and no other legal restraint or prohibition shall be in effect which prohibits, restrains, enjoins or restricts the consummation of the Merger; provided, however, that the Parties shall use their reasonable best efforts to cause any such decree, ruling, injunction or other order to be vacated or lifted;

          (d) there shall not be instituted or pending any Action by a Governmental Entity or any other Person as a result of this Agreement or any of the transactions contemplated herein which causes a Company Material Adverse Effect or a Pan Pacific Material Adverse Effect (assuming for purposes of this Section 7.1(d) that the Merger shall have occurred);

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          (e) the Registration Statement shall have become effective under the
     Securities Act and shall not be the subject of any stop order suspending the effectiveness of the Registration Statement nor shall proceedings for that purpose have been threatened, and any material Blue Sky Law permits and approvals applicable to the registration of the Pan Pacific Common Stock to be exchanged for Company Shares shall have been obtained;

          (f) all filings required to be made prior to the Closing by any Party or any of its respective Subsidiaries with, and all consents, approvals and authorizations required to be obtained prior to the Closing by any Party or any of its respective Subsidiaries from, any Governmental Entity in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby shall have been made or obtained, except where the failure to obtain such consents would not cause a Company Material Adverse Effect or a Pan Pacific Material Adverse Effect and could not reasonably be expected to subject the Parties or their Affiliates or any directors, trustees, officers, agents or advisors of any of the foregoing to the risk of criminal liability;

          (g) all consents or approvals of all Persons (other than Governmental Entities and the limited partners of Western/Pinecreek Partnership) required for or in connection with or as a result of the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby shall have been obtained and shall be in full force and effect, except for those the failure of which to obtain would not cause a Company Material Adverse Effect or a Pan Pacific Material Adverse Effect; and

          (h) the shares of Pan Pacific Common Stock issuable to the holders of Company Shares pursuant to this Agreement shall have been approved for listing on the NYSE upon official notice of issuance.

     SECTION 7.2 Conditions to Obligations of the Company to Effect the Incorporation and the Merger. The obligation of the Company to effect the Incorporation and the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following additional conditions:

          (a) Each representation and warranty of Pan Pacific contained in this Agreement, without giving effect to any materiality qualifications or references to materiality therein, shall be true and correct at and as of the Effective Time as if made at and as of the Effective Time, except (i) as contemplated or permitted by this Agreement, (ii) to the extent that any such representation or warranty shall have been expressly made as of an earlier date, in which case such representation and warranty, without giving effect to any materiality qualifications or references to materiality therein, shall have been true and correct as of such earlier date, and (iii) to the extent that any and all failures of such representations and warranties to be true and correct, shall not result in a Pan Pacific Material Adverse Effect;

          (b) Pan Pacific shall have performed or complied in all material respects with all obligations required by this Agreement to be performed or complied with by it at or prior to the Closing Date;

          (c) The Company shall have received a certificate executed on behalf of Pan Pacific by the Chief Executive Officer or Chief Financial Officer of Pan Pacific to the effect set forth in clauses (a) and (b) of this Section 7.2;


          (d) The Company shall have received an opinion of O'Melveny & Myers LLP, dated as of the date of the Effective Time, in form and substance reasonably satisfactory to the Company, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing as of such time, for federal income tax purposes, (i) the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code, (ii) no gain or loss will be recognized by WPT or any shareholders of WPT as a result of the Merger, except to the extent that shareholders of WPT receive cash pursuant to the transactions contemplated by this Agreement; and (iii) no gain or loss will be recognized by the Company or WPT or any Company Shareholders or shareholders of WPT as a result of the Incorporation. In


                                      A-48
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     rendering such opinion, O'Melveny & Myers LLP may receive and rely upon representations including those contained in this Agreement or in certificates of officers of the Parties and others;

          (e) The Company shall have received the opinion of Latham & Watkins in the form attached as Exhibit C hereto (based upon customary representations including those contained in this Agreement or in certificates of officers of the Parties and others), dated as of the date of the Effective Time, to the effect that, (i) commencing with its taxable year ended December 31, 1997, Pan Pacific was organized in conformity with the requirements for qualification and taxation as a REIT under the Code, and (ii) its method of operation has enabled it and its proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code; and

          (f) The average closing price of Pan Pacific Common Stock on the NYSE for the period of ten trading days prior to the Closing Date shall not be less than $15 per share.

     SECTION 7.3 Conditions to Obligations of Pan Pacific to Effect the Merger. The obligations of Pan Pacific to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following additional conditions:

          (a) Each representation and warranty of the Company contained in this Agreement, without giving effect to any materiality qualifications or references to materiality therein, shall be true and correct at and as of the Effective Time as if made at and as of the Effective Time, except (i) as contemplated or permitted by this Agreement, (ii) to the extent that any such representation or warranty shall have been expressly made as of an earlier date, in which case such representation and warranty, without giving effect to any materiality qualifications or references to materiality therein, shall have been true and correct as of such earlier date, and (iii) to the extent that any and all failures of such representations and warranties to be true and correct, shall not result in a Company Material Adverse Effect;

          (b) The Company shall have performed or complied in all material respects with all obligations required by this Agreement to be performed or complied with by it at or prior to the Closing Date;

          (c) Pan Pacific shall have received a certificate executed on behalf of the Company by the Chief Executive Officer or Chief Financial Officer of the Company to the effect set forth in clauses (a) and (b) of this Section 7.3;


          (d) Pan Pacific shall have received an opinion of Latham & Watkins, dated as of the date of the Effective Time, in form and substance reasonably satisfactory to Pan Pacific, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing as of such time, for federal income tax purposes, (i) the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code, and (ii) no gain or loss will be recognized by Pan Pacific or any of its stockholders as a result of the Merger. In rendering such opinion, Latham & Watkins may receive and rely upon representations including those contained in this Agreement or in certificates of officers of the Parties or others;


          (e) Pan Pacific shall have received the opinion of O'Melveny & Myers LLP in the form attached as Exhibit D hereto (based upon customary representations including those contained in this Agreement or in certificates of officers of the Parties and others), dated as of the date of the Effective Time, to the effect that, commencing with its taxable year ended December 31, 1992 (and without regard to whether such opinion is true or accurate for any taxable year prior to the taxable year ended December 31, 1992), the Company was organized in conformity with the requirements for qualification and taxation as a REIT under the Code, and its method of operation has enabled it to meet, through the Effective Time, the requirements for qualification and taxation as a REIT under the Code;

          (f) KPMG LLP shall have delivered to Pan Pacific each of the letters described in Sections 6.12 and 6.13, at the times provided for in such Sections; and

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

          (g) Effective demands for payment under Chapter 13 of the CGCL shall not have been received by the Company or WPT with respect to 5.0% or more of the outstanding Company Common Shares or WPT Common Stock.

                                 ARTICLE VIII.

                       TERMINATION, AMENDMENT AND WAIVER

     SECTION 8.1 Termination. This Agreement may be terminated at any time before the Effective Time (except as otherwise provided), whether before or after the approval of the shareholders of the Company and the stockholders of Pan Pacific referred to in Sections 7.1(a) and (b), by written notice from Pan Pacific to the Company or the Company to Pan Pacific, as the case may be, as follows:

          (a) by mutual written consent of each of Pan Pacific and the Company;

          (b) by either the Company or Pan Pacific, if the Effective Time shall not have occurred on or before February 28, 2001 (the "Termination Date"); provided however, that the right to terminate this Agreement under this
     Section 8.1(b) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date;

          (c) by either the Company or Pan Pacific, if a Governmental Entity shall have issued an order, decree or injunction having the effect of making the Merger illegal or permanently prohibiting the consummation of the Merger, and such order, decree or injunction shall have become final and nonappealable;

          (d) by either Pan Pacific or the Company if the requisite vote in favor of the Company Voting Proposals shall not have been obtained at a duly held meeting of the shareholders of the Company or at any adjournment thereof; provided that the right to terminate this Agreement under this
     Section 8.1(d) shall not be available to the Company if it fails to fulfill its obligations under Section 6.1(d);

          (e) by either the Company or Pan Pacific if the requisite vote in favor of the Pan Pacific Voting Proposal shall not have been obtained at a duly held meeting of stockholders of Pan Pacific or at any adjournment thereof; provided that the right to terminate this Agreement under this
     Section 8.1(e) shall not be available to Pan Pacific if it fails to fulfill its obligations under Section 6.1(d);

          (f) by Pan Pacific, if (i) after the receipt by the Company of an Acquisition Proposal, the Company Board shall have withdrawn or modified, or proposed publicly to withdraw or modify, its recommendation of any of the Company Voting Proposals, (ii) after the receipt by the Company of an Acquisition Proposal (which Acquisition Proposal is public), Pan Pacific requests in writing that the Company Board publicly reconfirm its recommendation of the Company Voting Proposals to the shareholders of the Company and the Company Board fails to do so within thirty Business Days after its receipt of Pan Pacific's request; (iii) the Company Board shall have recommended to the shareholders of the Company an Alternative Transaction; (iv) a tender offer or exchange offer for 27.5% or more of the outstanding Company Common Shares is commenced (other than by the Company or an Affiliate of the Company) and the Company Board recommends that the shareholders of the Company tender their shares in such tender or exchange offer; or (v) after the receipt by the Company of an Acquisition Proposal, the Company fails to call and hold the Company Shareholders Meeting by the Termination Date.

          (g) by the Company, prior to the approval of the Company Voting Proposals by the shareholders of the Company, if the Company has complied in all respects with Section 6.3, and the Company Board has determined to accept a Superior Proposal; provided, however, that no termination shall be effective pursuant to this Section 8.1(g) under circumstances in which a Break-Up Fee is payable by the Company pursuant to Section 8.2(c)(iii), unless concurrently with such termination, 50% of such Break-Up Fee is paid by the Company in accordance with Section 8.2(c)(iii);

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

          (h) by Pan Pacific, upon a material breach of any covenant or agreement on the part of the Company set forth in this Agreement, or if (i) any representation or warranty of the Company that is qualified as to materiality shall have become untrue or (ii) any representation or warranty of the Company that is not so qualified shall have become untrue in any material respect, in each case such that the conditions set forth in
     Section 7.3(a) or Section 7.3(b) would not be satisfied (a "Terminating Company Breach"); provided, however, that, if such Terminating Company Breach is capable of being cured by the Company prior to the Termination Date, for so long as the Company continues in good faith to attempt to cure such breach, Pan Pacific may not terminate this Agreement under this
     Section 8.1(h); or

          (i) by the Company, upon a material breach of any covenant or agreement on the part of Pan Pacific set forth in this Agreement, or if (i) any representation or warranty of Pan Pacific that is qualified as to materiality shall have become untrue or (ii) any representation or warranty of Pan Pacific that is not so qualified shall have become untrue in any material respect, in each case such that the conditions set forth in
     Section 7.2(a) or Section 7.2(b) would not be satisfied ("Terminating Pan Pacific Breach"); provided, however, that, if such Terminating Pan Pacific Breach is capable of being cured by Pan Pacific prior to the Termination Date, for so long as Pan Pacific continues in good faith to attempt to cure such breach, the Company may not terminate this Agreement under this
     Section 8.1(i).

     SECTION 8.2  Expenses; Break-Up Fee.

     (a) Except as otherwise provided in this Section 8.2, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such Expenses. As used in this Agreement, "Expenses" includes all reasonable out-of-pocket expenses (including, without limitation, all reasonable fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Proxy Statement and Registration Statement and the solicitation of stockholder approvals and all other matters related to the transactions contemplated hereby.

     (b) Notwithstanding the foregoing,

          (i) if this Agreement is terminated by Pan Pacific pursuant to Section 8.1(h), then the Company shall pay the Expenses incurred by Pan Pacific up to a maximum of $2,000,000; provided, however that the Company shall not be obligated to pay such Expenses incurred by Pan Pacific if it is obligated to pay a Break-Up Fee pursuant to Section 8.2(c).

          (ii) if this Agreement is terminated by the Company pursuant to
     Section 8.1(i), then Pan Pacific shall pay the Expenses incurred by the Company up to a maximum of $2,000,000.

     The Company's payment of the Expenses incurred by the Pan Pacific pursuant to this subsection shall be the sole and exclusive remedy of Pan Pacific against the Company and any of its Subsidiaries and their respective directors, officers, employees, agents, advisors or other representatives with respect to the occurrences giving rise to such payment, except for liabilities or damages caused by the willful breach of any representations, warranties, covenants or agreements herein by the Company. Pan Pacific's payment of the Expenses incurred by the Company pursuant to this subsection shall be the sole and exclusive remedy of the Company against Pan Pacific and any of its Subsidiaries and their respective directors, officers, employees, agents, advisors or other representatives with respect to the occurrences giving rise to such payment, except for liabilities or damages caused by the willful breach of any representations, warranties, covenants or agreements herein by Pan Pacific.

     (c) The Company shall pay Pan Pacific a Break-Up Fee if any of the following events occur:

          (i) the termination of this Agreement by either Pan Pacific or the Company pursuant to Section 8.1(d), if a proposal for an Alternative Transaction involving the Company shall have been

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

     publicly announced prior to the Company Shareholders Meeting and either a definitive agreement for an Alternative Transaction is entered into, or such Alternative Transaction (or another Alternative Transaction with the proponent of such transaction or an Affiliate of such proponent) is consummated, within twelve months of such termination, it being understood that the Break-Up Fee under this clause 8.2(c)(i) shall be payable only upon the earlier of the execution of such definitive agreement or the consummation of such Alternative Transaction;

          (ii) the termination of this Agreement by Pan Pacific pursuant to
     Section 8.1(f); or

          (iii) the termination of this Agreement by the Company pursuant to
     Section 8.1(g).

The Break-Up Fee shall be paid by the Company to Pan Pacific, in immediately available funds, as follows: (a) 50% of the Break-Up Fee shall be payable upon the date of the earliest to occur of the events described in clauses (i), (ii) and (iii) of this Section 8.2(c) and (b) 50% of the Break-Up Fee shall be payable within 90 days of such date. The Company's payment of a Break-Up Fee pursuant to this subsection shall be the sole and exclusive remedy of Pan Pacific against the Company and any of its Subsidiaries and their respective directors, officers, employees, agents, advisors or other representatives with respect to the occurrences giving rise to such payment; provided that this limitation shall not apply in the event of a willful breach of this Agreement by the Company.

     (d) As used in this Agreement, "Alternative Transaction" means either (i) a transaction pursuant to which any Third Party acquires more than 27.5% of the outstanding Company Common Shares pursuant to a tender offer or exchange offer or otherwise, (ii) a merger or other business combination involving the Company pursuant to which any Third Party (or the stockholders of a Third Party) acquires more than 27.5% of the outstanding Company Common Shares or 27.5% of the equity securities of the entity surviving such merger or business combination, or (iii) any other transaction pursuant to which any Third Party acquires control of assets (including for this purpose the outstanding equity securities of Subsidiaries of the Company and the entity surviving any merger or business combination including any of them) of the Company having a fair market value (as determined by the Company Board in good faith) equal to more than 27.5% of the fair market value of all the assets of the Company and its Subsidiaries, taken as a whole, immediately prior to such transaction.

     (e) The "Break-Up Fee" shall be an amount equal to the lesser of (i) the Base Amount (as defined below) and (ii) the maximum amount, if any, that can be paid to Pan Pacific without causing it to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code for such year determined as if (a) the payment of such amount did not constitute income described in Sections 856(c)(2)(A) - (H) and 856(c)(3)(A) - (I) of the Code ("Qualifying Income"), and
(b) Pan Pacific has $1,000,000 of income from unknown sources during such year which was not Qualifying Income (in addition to any known or anticipated income of Pan Pacific which was not Qualifying Income), in each case as determined by independent accountants to Pan Pacific. Notwithstanding the foregoing, in the event Pan Pacific receives a reasoned opinion from outside counsel or a ruling from the IRS (the "Tax Guidance") providing that Pan Pacific's receipt of the Base Amount would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code (the "REIT Requirements"), the Break-Up Fee shall be an amount equal to the Base Amount and the Company shall, upon receiving notice that Pan Pacific has received the Tax Guidance, pay to Pan Pacific the unpaid Base Amount within five Business Days. In the event that Pan Pacific is not able to receive the full Base Amount due to the above limitations, the Company shall place the unpaid amount in escrow by wire transfer within three days of termination and shall not release any portion thereof to Pan Pacific unless and until Pan Pacific receives either one or a combination of the following once or more often: (i) a letter from Pan Pacific's independent accountants indicating the maximum amount that can be paid at that time to Pan Pacific without causing Pan Pacific to fail to meet the REIT Requirements (calculated as described above) or (ii) the Tax Guidance, in either of which events the Company shall pay to Pan Pacific the lesser of the unpaid Base Amount or the maximum amount stated in the letter referred to in (i) above within five Business Days after the Company has been notified thereof. The payment of the Break-Up Fee shall be compensation and liquidated damages for the loss suffered by Pan Pacific as a

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result of the failure of the Merger to be consummated and to avoid the difficulty of determining damages under the circumstances and neither Party shall have any other liability to the other after the payment of the Break-Up Fee. The obligation of Company to pay any unpaid portion of the Break-Up Fee shall terminate on the December 31 following the date which is three years from the date of this Agreement. Amounts remaining in escrow after the obligation of the Company to pay the Break-Up Fee terminates shall be released to the Company. As used in this Section 8.2(e), the "Base Amount" shall mean $7,000,000.

     SECTION 8.3 Effect of Termination. In the event of termination of this Agreement by either the Company or Pan Pacific as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Pan Pacific or the Company or their respective officers, members or directors except as (i) set forth in Section 8.2, (ii) with respect to any actual liabilities or damages incurred or suffered by a party as a result of the willful breach by the other party of any of its representations, warranties, covenants or other agreements set forth in this Agreement and (iii) with respect to provisions that survive the termination hereof pursuant to
Section 9.1.

     SECTION 8.4 Amendment. This Agreement may be amended by the Parties by action taken by or on behalf of their respective Boards at any time before or after any required approval of matters presented in connection with the Merger by the shareholders of the Company and the stockholders of Pan Pacific; provided, however, that after any such approval, there shall be made no amendment that by law requires further approval by such shareholders or stockholders without the further approval of such shareholders or stockholders. This Agreement may not be amended except by an instrument in writing signed by the Parties.

     SECTION 8.5  Waiver. At any time prior to the Closing Date, any Party may
(a) extend the time for the performance of any of the obligations or other acts of the other Parties hereto, (b) waive any inaccuracies in the representations and warranties of the other Parties contained herein or in any document delivered pursuant hereto and (c) waive compliance by any other Party with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. The failure of any Party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

                                  ARTICLE IX.

                               GENERAL PROVISIONS

     SECTION 9.1  Non-Survival of Representations, Warranties and
Agreements. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 8.1, as the case may be, except that (a) the agreements set forth in Article II and Section 6.18(d), Sections 6.22, 9.6 and 9.7 shall survive the Effective Time and (b) the agreements set forth in the Confidentiality Agreement and in Sections 6.19, 8.2 and 8.3, this Section 9.1,
Section 9.6 and Section 9.7 shall survive termination indefinitely.

     SECTION 9.2 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telecopy, telegram or telex, by registered or certified mail (postage prepaid, return receipt requested), or by overnight courier, to the respective Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

        If to Pan Pacific:

              Pan Pacific Retail Properties, Inc.
              1631-B South Melrose Drive
              Vista, CA 92083
              Attention: Joseph B. Tyson
              Fax No.: (760) 727-1430

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

          with an additional copy to:

              Latham & Watkins
              650 Town Center Drive
              Costa Mesa, California 92626
              Attention: William J. Cernius, Esq.
              Fax No.: (714) 540-1235

        If to the Company:

              Western Properties Trust
              2200 Powell Street, Suite 600
              Emeryville, CA 94608
              Attention: Dennis Ryan
              Fax No.: (510) 547-7841

           with a copy to:

              O'Melveny & Myers LLP
              275 Battery Street, Suite 2600
              San Francisco, California
              Attention: Peter T. Healy, Esq.
              Fax No.: (415) 984-8701

     SECTION 9.3 Severability. If any term or other provision of this agreement is invalid, illegal or incapable of being enforced because of any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

     SECTION 9.4 Entire Agreement; Assignment. This Agreement (including the Company Disclosure Schedule and the Pan Pacific Disclosure Schedule), together with the Confidentiality Agreement, constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned by any Party by operation of law or otherwise without the express written consent of each of the other Parties.

     SECTION 9.5 Parties in Interest; Construction. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto except that, in the case of the Company, this Agreement shall be binding upon WPT as its successor after the Incorporation, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, except as set forth in Section 6.18(d) or Section 6.22.

     SECTION 9.6 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CALIFORNIA WITHOUT REGARD, TO THE FULLEST EXTENT PERMITTED BY LAW, TO THE CONFLICTS OF LAWS PROVISIONS THEREOF WHICH MIGHT RESULT IN THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION. EACH OF THE PARTIES SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS OF THE UNITED STATES LOCATED IN THE COUNTY OF ORANGE, CALIFORNIA WITH RESPECT TO ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

     SECTION 9.7 No Trial by Jury. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY

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JURY IN CONNECTION WITH ANY LITIGATION ARISING OUT OF OR RELATING TO THIS
AGREEMENT, THE CONFIDENTIALITY AGREEMENT, THE MERGER OR ANY OF THE OTHER TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

     SECTION 9.8 Action by Subsidiaries. Whenever this Agreement requires any Subsidiary of the Company or any Subsidiary of Pan Pacific to take any action, such requirement shall be deemed to include an undertaking on the part of the Company or Pan Pacific to cause such Subsidiary to take such action, as the case may be.

     SECTION 9.9 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

     SECTION 9.10 Specific Performance. Each of the Parties hereto acknowledges and agrees that the other Parties would be irreparably damaged in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the Parties agrees that they each shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and conditions hereof in any Action instituted in any court of the United States or any state having competent jurisdiction, in addition to any other remedy to which such Party may be entitled, at law or in equity.

     SECTION 9.11 Counterparts. This Agreement may be executed in two or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

     SECTION 9.12 No Liability of Company Shareholders. The shareholders of the Company shall not be personally liable for any obligations or liabilities under this Agreement.

                           [Signature page follows.]

     IN WITNESS WHEREOF, Pan Pacific and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                          PAN PACIFIC RETAIL PROPERTIES, INC.

                                          By:      /s/ STUART A. TANZ
                                            ------------------------------------
                                              Stuart A. Tanz, President and
                                              Chief Executive Officer

                                          WESTERN PROPERTIES TRUST


                                          By:      /s/ BARBARA DONHAM

                                            ------------------------------------

                                              Barbara Donham,


                                              Vice President Administration and
                                              Secretary


                                          By:        /s/ DENNIS RYAN
                                            ------------------------------------
                                              Dennis Ryan, Chief Financial
                                              Officer

   [Signature Page to the Amended and Restated Agreement and Plan of Merger]

                                   EXHIBIT A

                    FORM OF ARTICLES OF INCORPORATION OF WPT

                           ARTICLES OF INCORPORATION

                                       OF

                                  [WPT], INC.

                                      NAME

     One: The name of the corporation is [WPT], Inc.

                                    PURPOSE

     Two: The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

                               AGENT FOR SERVICE

     Three: The name of the corporation's initial agent for service of process is [Latham & Watkins].

                               AUTHORIZED SHARES

     Four: The total number of shares which the corporation is authorized to issue is twenty-five million (25,000,000) with no par value.

                         DIRECTOR AND OFFICER LIABILITY

     Five: The liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

                           INDEMNIFICATION OF AGENTS

     Six: The corporation shall indemnify its directors and officers to the full extent permitted by Section 317 of the California Corporations Code. The corporation is further authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) through bylaw provisions, agreements with agents, vote of shareholders or disinterested directors or otherwise, in excess of the indemnification otherwise permitted by
Section 317 of the California Corporations Code, subject only to the applicable limits set forth in Section 204 of the California Corporations Code with respect to actions for breach of duty to the corporation and its shareholders.

------------------------------------------------------

Name:
----------------------------------------------

Date:
-----------------------------------------------
------------------------------------------------------

Name:
----------------------------------------------

Date:
-----------------------------------------------

                                      A-A-1

                                  CERTIFICATE

     The undersigned hereby certify that we are the duly elected and acting [President/Vice President] and [secretary/assistant secretary], respectively, of Western Properties Trust (the "Association") and in such capacity we hereby certify that the incorporation of the Association has been approved by the trustees and by the required vote of holders of shares of beneficial interest in accordance with Section 200.5(a) of the California Corporations Code.

     IN WITNESS WHEREOF, we have executed this Certificate as                and
               of the Association as of                , 200  .

                                          --------------------------------------

                                          Name:

                                          Title:

                                          --------------------------------------

                                          Name:

                                          Title:

                                      A-A-2

                                  VERIFICATION

     I am [President/Vice President] of Western Properties Trust (the "Association"). I have been authorized by the Association to sign the foregoing Certificate on behalf of the Association. To the best of my knowledge, information and belief, the statements contained in such Certificate are true and on that ground, I certify or declare under penalty of perjury under the laws of the State of California and the United States that the same are true and correct.

     Executed this      day of                , 200 , at                ,
California.

                                          --------------------------------------

                                          Name:

                                          Title: [President/Vice President]

                                      A-A-3

                                  VERIFICATION

     I am [Secretary/Assistant Secretary] of Western Properties Trust (the "Association"). I have been authorized by the Association to sign the foregoing Certificate on behalf of the Association. To the best of my knowledge, information and belief, the statements contained in such Certificate are true and on that ground, I certify or declare under penalty of perjury under the laws of the State of California and the United States that the same are true and correct.

     Executed this      day of                , 200 , at                ,
California.

                                          --------------------------------------

                                          Name:

                                          Title: [Secretary/Assistant Secretary]

                                      A-A-4

                                   EXHIBIT B

                          FORM OF AFFILIATE AGREEMENT

                            FORM OF AFFILIATE LETTER

Pan Pacific Retail Properties, Inc.
1631-B South Melrose Drive
Vista, California 92083

Ladies and Gentlemen:

     I have been advised that as of the date of this letter I may be deemed to be an "affiliate" of Western Properties Trust, a California real estate investment trust ("WPT"), as the term "affiliate" is defined for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"). Pursuant to the terms of the Agreement and Plan of Merger dated as of August 21, 2000 (the "Agreement"), between Pan Pacific Retail Properties, Inc. ("PPRP") and WPT, WPT will be merged with and into PPRP (the "Merger").

     As a result of the Merger, I may receive common stock, par value $.01 per share, of PPRP (the "PPRP Common Stock" or "Merger Consideration") in exchange for common stock, no par value, of WPT, Inc. ("WPT Common Shares").

     1. I represent, warrant and covenant to PPRP that in the event I receive any Merger Consideration as a result of the Merger:

          A. I shall not make any sale, transfer or other disposition of the Merger Consideration in violation of the Act or the Rules and Regulations.

          B. I have carefully read this letter and the Agreement and discussed the requirements of such documents and other applicable limitations upon my ability to sell, transfer or otherwise dispose of the Merger Consideration to the extent I felt necessary, with my counsel or counsel of WPT.

          C. I have been advised that the issuance of Merger Consideration to me pursuant to the Merger has been registered with the Commission under the Act on a Registration Statement on Form S-4. However, I have also been advised that, since at the time the Merger was submitted for a vote of the shareholders of WPT, I may be deemed to have been an affiliate of WPT and any subsequent distribution by me of the Merger Consideration has not been registered under the Act, I may not sell, transfer or otherwise dispose of the Merger Consideration issued to me in the Merger unless (i) such sale, transfer or other disposition has been registered under the Act, (ii) such sale, transfer or other disposition is made in conformity with Rule 145 promulgated by the Commission under the Act or (iii) in the opinion of counsel reasonably acceptable to PPRP or a "no action" letter obtained by the undersigned from the staff of the Commission, such sale, transfer or other disposition is otherwise exempt from registration under the Act.

          D. I understand that PPRP is under no obligation to register the sale, transfer or other disposition of the Merger Consideration by me or on my behalf under the Act, or except as expressly set forth in the Agreement, to take any other action necessary in order to make compliance with an exemption from such registration available.

          E. I also understand that PPRP may give stop transfer instructions to its transfer agent with respect to PPRP Common Stock to enforce the restrictions on the undersigned set forth herein and that it reserves the right to place on the certificates for PPRP Common Stock issued to the undersigned, or any substitutions therefor, a legend stating in substance:

             "The securities represented by this certificate have been issued in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies and may be sold or otherwise transferred in compliance with the requirements of Rule 145 or pursuant to a registration statement under said Act or an exemption from such registration."

          F. I also understand that unless the transfer, by the undersigned, of PPRP Common Stock of the undersigned has been registered under the Act or is a sale made in conformity with the provisions

                                      A-B-1
     of Rule 145, PPRP reserves the right to put the following legend on the certificates issued to transferees of the undersigned:

             "The securities represented by this certificate have not been registered under the Securities Act of 1933 and were acquired from a person who received such shares in a transaction to which Rule 145, promulgated under the Securities Act of 1933, applies. The securities have been acquired by the holder not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act of 1933 and may not be sold, pledged or otherwise transferred except in accordance with an exemption from the registration requirements of the Securities Act of 1933."

     Execution of this letter should not be considered an admission on my part that I am an "affiliate" of WPT as described in the first paragraph of this letter or as a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this letter.

     2. By PPRP's acceptance of this letter, PPRP hereby agrees with the undersigned to the extent applicable as follows:

          A. For so long as and to the extent necessary to permit the undersigned to sell PPRP Common Stock pursuant to Rule 145 and, to the extent applicable, Rule 144 under the Act, PPRP shall (a) use its reasonable efforts to (i) file, on a timely basis, all reports and data required to be filed with the Commission by it pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and
     (ii) furnish to the undersigned upon request a written statement as to whether PPRP complied with such reporting requirements during the 12 months preceding any proposed sale of PPRP Common Stock by the undersigned under Rule 145, and (b) otherwise use its reasonable efforts to permit such sales pursuant to Rule 145 and Rule 144. PPRP has filed all reports required to be filed with the Commission under Section 13 of the Exchange Act during the preceding 12 months.

          B. It is understood and agreed that certificates with the legend set forth in paragraphs E and F of Section 1 above will be substituted by delivery of certificates without such legend if (i) transfer by the undersigned of PPRP Common Stock of the undersigned has been registered under the Act or is a sale made in conformity with the provisions of Rule 145, (ii) one year shall have elapsed from the date the undersigned acquired PPRP Common Stock, received in the Merger and the provisions of Rule 145(d)(2) are then available to the undersigned, (iii) two years shall have elapsed from the date the undersigned acquired PPRP Common Stock received in the Merger and the provisions of Rule 145(d)(3) are then applicable to the undersigned, or (iv) PPRP has received either an opinion of counsel, which opinion and counsel shall be reasonably satisfactory to it, or a "no-action" or interpretive letter obtained by the undersigned from the staff of the Commission, to the effect that the restrictions imposed by Rule 144 and Rule 145 under the Act no longer apply to the undersigned.

                                          Very truly yours,

                                          --------------------------------------
                                          Name:
Accepted this   day of
            , 2000 by
PAN PACIFIC RETAIL PROPERTIES, INC.

By:
----------------------------------------------------

Name:
-------------------------------------------------

Title:
--------------------------------------------------

                                      A-B-2

                                   EXHIBIT C

                    FORM OF REIT OPINION OF LATHAM & WATKINS

                                           , 2000

Western Properties Trust
2200 Powell Street, Suite 600
Emeryville, California 92608

           Re: FEDERAL INCOME TAX STATUS OF PAN PACIFIC RETAIL PROPERTIES, INC.

Ladies and Gentlemen:

     We have acted as tax counsel to Pan Pacific Retail Properties, Inc., a Maryland corporation (the "Company"), in connection with that certain Amended and Restated Agreement and Plan of Merger (the "Merger Agreement") dated as of August 21, 2000, by and between the Company and Western Properties Trust, a California unincorporated business association organized as a California trust. This opinion is provided to you pursuant to Section 7.2(e) of the Merger Agreement.

     This opinion is based on various factual assumptions concerning the business, assets, governing documents, and operations of the Company and its subsidiaries, and is conditioned upon certain representations made by the Company as to these and other factual matters through a certificate of the Company (the "Officer's Certificate"). With respect to matters of Maryland law, we have, with your consent, relied upon the opinion of Ballard Spahr Andrews &
Ingersoll, LLP, counsel for the Company, dated [               ], 2000.

     In our capacity as tax counsel to the Company, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and other instruments as we have deemed necessary or appropriate for purposes of this opinion. For purposes of our opinion, we have not conducted an independent investigation or audit of the facts set forth in the foregoing documents or contained in the Officer's Certificate. In our examination, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures thereon, the legal capacity of natural persons executing such documents and the conformity to authentic original documents of all documents submitted to us as copies.

     We are opining herein only as to the effect of the federal income tax laws of the United States and we express no opinion with respect to the applicability or effect of other federal laws, the laws of any state or other jurisdiction or as to any matters of municipal law or the laws of any other local agencies within any state.

     Based on such facts, assumptions and representations, it is our opinion that (i) commencing with its taxable year ended December 31, 1997, the Company was organized in conformity with the requirements for qualification and taxation as a real estate investment trust (a "REIT") under the Internal Revenue Code of 1986, as amended (the "Code"), and (ii) its method of operation has enabled it and its proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code.

     No opinion is expressed as to any matter not discussed herein.

     This opinion is rendered to you as of the date of this letter, and we undertake no obligation to update this opinion subsequent to the date hereof.

     This opinion is based on various statutory provisions, regulations promulgated thereunder and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively. Also, any variation or difference in the facts from those set forth in the Officer's Certificate may affect the conclusions stated herein. Moreover, the Company's qualification and taxation as a real estate investment trust depends upon the Company's ability to meet (through actual annual operating results, asset diversification, distribution levels and diversity of stock ownership) the various qualification tests imposed under the Code, the results

                                      A-C-1
of which have not been and will not be reviewed by Latham & Watkins. Accordingly, no assurance can be given that the actual results of the Company's operation for any one taxable year will satisfy such requirements.

     This opinion is rendered only to you, and is solely for your use in connection with the transactions set forth in the Merger Agreement. This opinion may not be relied upon by you or your shareholders for any other purpose, or furnished to, quoted to, or relied upon by any other person, firm or corporation, for any purpose, without our prior written consent.

                                          Very truly yours,

                                      A-C-2

                                   EXHIBIT D

                 FORM OF REIT OPINION OF O'MELVENY & MYERS LLP

August   , 2000

Pan Pacific Retail Properties, Inc.
1631-B South Melrose Drive
Vista, CA 92083

           RE: REIT STATUS OF WESTERN PROPERTIES TRUST

Ladies and Gentlemen:

     This opinion is delivered in our capacity as counsel to Western Properties Trust, a California unincorporated business association organized as a California trust (the "Company"), in connection with the Amended and Restated Agreement and Plan of Merger, dated as of August 21, 2000, by and between Pan Pacific Retail Properties, Inc., a Maryland corporation ("Pan Pacific") and the Company (the "Agreement"). We are providing this opinion to you pursuant to
Section 7.3(e) of the Agreement. Capitalized terms used, but not otherwise defined, herein shall have the meanings ascribed to such terms in the Agreement.

     In giving the opinions set forth herein, we have examined the following:
(i) the Company's Amended and Restated Declaration of Trust, as amended, restated and supplemented; (ii) the Agreement of Limited Partnership of Western/Kienow Partnership L.P., a Delaware limited partnership, dated as of
            (the "Western/Kienow Partnership Agreement"); (iii) the Agreement of Limited Partnership of Western/ Pinecreek L.P., a Delaware limited partnership,
dated as of             (the "Western/Pinecreek Partnership Agreement"); (iv)
the Western/Kienow Partnership Amendment; (v) the Western/Pinecreek Partnership Amendment; (vi) that certain Officer's Certificate (the "Officer's Certificate")
dated August   , 2000 from             as             of the Company; and (vii)
such other documents as we have deemed necessary or appropriate for purposes of this opinion.

     In connection with the opinions rendered below, we have assumed, with your consent, that:

          1. each of the documents referred to above has been duly authorized, executed, and delivered; is authentic, if an original, or is accurate, if a copy; and has not been amended except as is set forth above; and

          2. during its taxable years ending December 31, 1992, 1993, 1994, 1995, 1996, 1997, 1998, and 1999, and the taxable year of the Company ending at the Effective Time, the Company has operated in such a manner that shall make the representations contained in the Officer's Certificate true for such years.

     In connection with the opinions rendered below, we also have relied upon the correctness of the representations contained in the Officer's Certificate and we have no reason to believe such reliance is not reasonable. For purposes of our opinions, we made no independent investigation of the facts contained in the documents and assumptions set forth above or the representations set forth in the Officer's Certificate. Consequently, we have relied on the Company's representations that the information presented in such documents, or otherwise furnished to us, accurately and completely describes all material facts relevant to our opinions. No facts have come to our attention, however, that would cause us to question the accuracy and completeness of such facts or documents in a material way.

     Based on the documents and assumptions set forth above and the representations set forth in the Officer's Certificate, we are of the opinion that commencing with its taxable year ended December 31, 1992 (and without regard to whether such opinion is true or accurate with respect to any taxable year prior to the taxable year ended December 31, 1992), the Company was organized in conformity with the requirements for qualification and taxation as a real estate investment trust ("REIT") under the Code, and its method of operation has enabled it to meet, through the Effective Time, the requirements for qualification and taxation as a REIT under the Code.

                                      A-D-1

     The foregoing opinions are based on current provisions of the Code and the Treasury regulations thereunder (the "Regulations"), published administrative interpretations thereof, and published court decisions. The IRS has not issued Regulations or administrative interpretations with respect to various provisions of the Code relating to REIT qualification.

     The foregoing opinions are limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. We undertake no obligation to update the opinions expressed herein after the date of this letter. This opinion letter is solely for the information and use of the addressee and its counsel, and it may not be distributed, relied upon for any purpose by any other person, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our express written consent.

                                          Respectfully submitted,

                                          /s/ O'MELVENY & MYERS LLP

                                      A-D-2

                                   EXHIBIT E

                 DEVELOPMENT SERVICES/JOINT VENTURE TERM SHEET

                            CONFIDENTIAL MEMORANDUM
--------------------------------------------------------------------------------

To:      B. Blake

Fm:      S. Tanz

CC:      J. Tyson

Date:    August 18, 2000

RE:      PROJECT COPPERTONE -- DEVELOPMENT PROJECTS DESCRIPTION AND
         TERM SHEET

--------------------------------------------------------------------------------

Below is the revised summary of each development Project and the proposed development arrangement. This term sheet and joint venture outline shall serve as the basis for the formal development and management agreements between NewCo and DevelopCo and shall be attached as an exhibit to the Merger Agreement.
--------------------------------------------------------------------------------

                          PLAZA ESCUELA, WALNUT CREEK

Description              $42.0 million, 156,000 square foot retail project
                         located on a substantial portion of one city block in downtown Walnut Creek. The site is situated in the heart of Walnut Creek's "pedestrian retail grid" with numerous high-end retail stores and restaurants, and is one block west of Broadway Plaza, a 700,000 square foot open-air mall (owned by Macerich) anchored by Nordstrom's and Macy's. The project is across the street from Olympic Place (see below).

                         Plaza Escuela will be anchored by a 40,000 square foot Andronico's Market (high-end regional grocery chain), a 24,000 square foot Container Store, as well as, potentially three other anchor tenants totaling 70 to 75,000 square feet (two stories) and 15 to 20,000 square feet of mid-block shop space. Two, four-story parking garages (one on each block) will be built on the interior portion of each block (total of 645 stalls).

Status Construction started in March 2000 and is progressing on schedule with a targeted completion date of July 2001 with store openings in August. In terms of leasing, Andronico's and Container's leases were executed in 2Q'00, as well as a lease with AAA (11,000 sq. ft.); hence, preleasing currently stands at 48%. Coppertone is in lease negotiations with Prudential Insurance (7,000 sq. ft.). Together, AAA and Prudential are expected to lease 100% of the second floor, two-story retail/office building which is at the secondary location/corner of the site. Coppertone is also in lease negotiations with Men's Warehouse (5,600 sq. ft.) and they are in discussions with numerous other retailers (e.g., Tower Records, Starbucks, Baja Grill, Designer Shoes, etc.).

                         As of 6/30, Coppertone had funded a total of $11.8 million. Coppertone expects between 6/30 and year-end (i.e., when merger closes) approximately $16.2 million of additional costs will be funded bringing the total funded through year-end to $28.0 million. The remaining costs of $14.0 million will be funded during the first six months of 2001. While Coppertone's maximum commitment is $42 million, Coppertone has had discussions with the borrower regarding increasing the maximum loan amount to $44 million based on the finalized budget.

                                      A-E-1

Existing Ownership       Coppertone is acting as the lender and the developer of
                         the property for a third-party owner (private family).
                         Coppertone is funding 100% of the construction costs as a first mortgage loan ($42 million). The construction draw request process, lender approvals, etc., is consistent with conventional construction lending.

                         The loan requires monthly, interest-only payments based on 9.0% rate on the first $26.5 million funded and 10.5% on the remaining $15.5 million. Currently the interest accruing is being capitalized and is incorporated into the $42 million construction budget. The loan matures seven years from the date the certificate of occupancy is issued (presumably around 7/01; hence maturity in 7/08). In addition to the interest on the loan, Coppertone will receive 25% of excess cash flow for seven years (the "Plaza Participation"). The borrower can prepay the loan at anytime (no penalty) but Coppertone will still receive the Plaza Participation for the remainder of the seven years (if the borrower is prepaying the loan in connection with a sale of the property, the Plaza Participation is paid at prepayment based on a present value calculation -- see below).

                         In addition to the loan arrangement, Coppertone is providing development, leasing, and property management services pursuant to a separate agreement with the owner and receives the following fees: (i) development fee of $450,000 plus a $250,000 entitlement fee; (ii) leasing fees (split with 3rd party brokers) of $2.00 per sq. ft. for leases over 50,000 sq. ft., $3.00 per sq. ft. for leases over 20,000 sq. ft. but less than 50,000 sq. ft., and $5.00 per sq. ft. for leases under 20,000 sq. ft. (no minimum lease term provision); and
                         (iii) a management fee equal to 3% of total revenues. Coppertone has already accrued the entitlement fee, a key money fee for Andronico and has been accruing the development fee during 2000 and expects by Merger closing that it will have accrued, as a receivable on its balance sheet, the majority of the development fee, with only about $56,000 still to be paid/accrued in 2001. Leasing fees are paid to Coppertone (50% paid on execution, 50% on occupancy). Property management fees will be paid monthly.

Proposed Structure       Upon Merger closing: (i) NewCo will assume Coppertone's
                         position as lender; (ii) NewCo will assign Coppertone's existing development, leasing and management agreement
                         (the "Existing Agreement") to DevelopCo; and (iii)
                         NewCo will enter into a new agreement with DevelopCo as outlined below:

                         The Plaza Participation will be distributed to NewCo and DevelopCo in the following priority: (i) first, 100% to NewCo until NewCo has received a 10% rate of return on capital advanced under the loan; and (ii) second, 50% to NewCo and 50% to DevelopCo thereafter. Upon Plaza Escuela reaching stabilization (the project at or above 90% occupancy, including Andronico's and Container Store or their successors), DevelopCo will have the on-going right to put its 50% interest in the Plaza Participation, for cash, to NewCo and NewCo will have an on-going right to call, for cash, DevelopCo's interest in the Plaza Participation. The value of DevelopCo's interest will be based upon a similar present value calculation as stipulated in the existing loan agreement (the greater of: (i) 12 months trailing cash flow; (ii) latest quarter annualized; or (iii) 95% of pro forma stabilized NOI, discounted back at the 10 year treasury plus 200 bps).

                                      A-E-2

                         Upon the consummation of the put/call, DevelopCo will have the right to continue to lease and manage the property for three years.

                         As part of the NewCo assigning the Existing Agreement to DevelopCo, all fees that are accrued up until Merger closing (i.e., entitlement, development and leasing fees) will remain with NewCo. Following Merger closing, DevelopCo will be entitled to all unaccrued fees earned pursuant to the Existing Agreement.
--------------------------------------------------------------------------------

                          OLYMPIC PLACE, WALNUT CREEK

Description              $34.7 million, 146,000 square foot retail/entertainment
                         project located on an entire city block in downtown
                         Walnut Creek immediately across the street from Plaza
                         Escuela (to the south) and Broadway Plaza (to the east). Olympic Place will be anchored by a two-story
                         60,000 sq. ft., 12 - 14 screen Century Theaters. The project will feature one additional 10,000 - 20,000 sq.
                         ft. ground floor anchor tenant with two 8,000 sq. ft.
                         second-story units above. The remaining square footage will be shop and restaurant space with continuous perimeter street frontage wrapping the city block. A
                         600-stall, 3 - 4 level structured parking garage will be constructed on the interior of the city block site extending over the street-frontage retail on the upper levels. In addition, there is an existing 27,000 square foot office building on the southwest corner of the site.

Status Coppertone acquired the primary land parcel in 11/99 ($8.4 million) and the corner parcel for $1,100,000 in May 2000. Coppertone currently has in escrow one parcel the "motel parcel" ($1.65 million) with a scheduled closing in August or September 2000. In early June, Coppertone commenced with the city's design review commission hearing/approval process and they expect to receive final approval by the end of September (no major issues identified to date). Once approval is obtained, Coppertone will immediately commence construction (fourth quarter 2000) with a targeted completion date of first quarter 2002.

                        In terms of leasing, Coppertone has a signed ground lease with Century whereby Century will pay $1.2 million in annual ground rent and will be responsible for paying for the construction of their theater (i.e., the $37.4 million costs does not include the cost to build theater). In addition, Coppertone is in various stages of discussion with a variety of potential tenants as the second anchor such as Cost Plus (draft LOI), Old Navy, Best Buy, Elm Street, Babies R Us, and Staples, as well as other potential shop space tenants and restaurants. Coppertone expects substantial pre-leasing activity during the next 60 to 90 days prior to commencing construction.

                        As of 6/30, Coppertone had funded a total of $9.4 million (land and soft costs). Assuming construction commences in the fourth quarter, Coppertone expects between 6/30 and year-end (i.e., when merger closes) approximately $3.8 million of additional costs will be funded bringing the total funded through year-end to $12.8 million. The remaining costs of $24.6 million will be funded during 2001.

                                      A-E-3

Existing Ownership      Coppertone currently owns 100% of the project (fee
                        simple) and has funded costs to date through cash flow from operations and borrowings under their line of credit. No debt encumbers the property.

Proposed Development
Arrangement             Upon closing of the Merger, a new joint venture
                        ("Olympic JV") will be formed between NewCo and DevelopCo.

Olympic JV              A to-be-formed Delaware limited liability company whose
                        managing members will be NewCo and DevelopCo with each party's ownership interests equal to their total equity capital contributions (proforma estimates are 92.5%
                        NewCo, 7.5% DevelopCo -- see below).

Capitalization          For capital allocation and distributions purposes, the
                        total projected costs of $37.4 million will be assumed to be capitalized as 50% equity and 50% debt. Upon formation, the actual costs funded to date (expected to be $12.8 million) will be allocated as follows: (i) approximately $1.4 million as equity capital contributed by DevelopCo (i.e., the cash and other "out of pocket" component of Coppertone's CEO and possibly other senior executives and a senior development manager's severance will be allocated in lieu of a cash payment at Merger closing) and (ii) $12.6 million as equity capital contributed by NewCo (collectively the "Olympic
                        Equity"). Additional funding will be provided by NewCo and allocated as follows: (1) the first $5.9 million of additional fundings (added to the $12.8 million will equal $18.7 million or 50% of total costs) will be allocated as Olympic Equity contributed by NewCo and (2) the remaining $18.7 million to be funded will be allocated as debt capital ("Olympic Debt") provided by NewCo.

Distributions           Olympic JV will distribute, on a quarterly basis, all
                        cash flow, net of any required reserves, as follows:

                        First, 100% to NewCo until NewCo has received a rate of return on Olympic Debt (only if provided by NewCo or guaranteed by) based on 30-day LIBOR, adjusted monthly, plus 300 basis points;

                        Second, 100% to NewCo until the Olympic Debt has been repaid in full (only if provided by NewCo or guaranteed by);

                        Third, to NewCo and DevelopCo, pro rata, until each has received a 12% rate of return on their respective Olympic Equity;

                        Fourth, to NewCo and DevelopCo, pro rata, until their respective Olympic Equity has been repaid in full; and

                        Fifth, 50% to NewCo and 50% to DevelopCo prorata thereafter.

3rd Party Debt          Notwithstanding the expectation that NewCo will provide
                        the Olympic Debt, Olympic JV will pursue conventional, non-recourse construction and/or permanent debt financing from third-party, institutional lenders secured by a first mortgage on the project. To the extent such financing is obtained on terms more favorable than the Olympic Debt (i.e., amount, rate, etc.) it will be utilized in lieu of NewCo providing the Olympic Debt.

Development Fee         DevelopCo will be responsible for completing the
                        development of the project (e.g., entitlement, project design and construction management) and

                                      A-E-4

                        Olympic JV will pay DevelopCo, as funds are drawn, a market development fee equal to 4% of hard costs (excluding land). To the extent any hard costs are expanded prior to Merger Closing, the applicable development fee will go to DevelopCo on a catch up basis. After Merger Closing all such future fees will go to DevelopCo.

Leasing Fees            DevelopCo will be responsible for all leasing of the
                        project and Olympic JV will pay DevelopCo, 50% upon execution of each lease and 50% upon occupancy, market leasing fees (in addition to paying customary, market fees to third-party leasing brokers) equal to $3.00 per square foot on all leases with an initial lease term equal to or greater than three years, except for any leases signed prior to the merger agreement date will be paid at the rate of $1.50 per square at joint venture formation. Leasing fees on leases with an initial term of less than three years will be based on $1.00 per square foot for each lease year.

Property Management Fee Upon Olympic Place being put in service, DevelopCo will provide property management services and Olympic JV will pay, monthly in arrears, DevelopCo a market property management fee equal to 3% of total revenue except as described below.

Put/Call Right          Upon Olympic Place reaching stabilization (Century in
                        occupancy and the rest of the project at or above 90% occupancy), DevelopCo will have the on-going right to put their ownership interests, for cash, to NewCo and NewCo will have an on-going right to call, for cash, DevelopCo's ownership interests. The value of DevelopCo's interest will based upon the then fair market value of the project, as determined through a third-party appraisal, less 3% for sale transaction costs, and giving effect to the priority Distributions.
                        Upon the consummation of the put/call, NewCo will assume all leasing and property management responsibilities of the project. Neither party will have the right to sell their interests to a third-party, without consent of the other party.

Approval Rights         NewCo will have approval rights over all major decisions
                        for the project (e.g., construction budget, financial projections, project/design changes, all fundings/draw requests, leases greater than 3,000 square feet, tenant improvements*, leasing commissions*, capital expenditures*, financings, sale of the project).

                        * not in the approved cost pro forma budget
--------------------------------------------------------------------------------

                           ON BROADWAY, REDWOOD CITY

Description             $35.8 million, two-story, 160,000 sq. ft. urban in-fill
                        retail/entertainment center located on an entire city block in downtown Redwood City. The site is directly adjacent to Regency Realty's 103,000 sq. ft.
                        grocery-anchored shopping center (Sequoia Station).

                        The On Broadway project is expected to be anchored by an 80,000 sq. ft., 20-screen movie theater with the box office and lobby located on the ground floor and all of the concession areas and auditoriums located on the second floor above approximately 70,000 sq. ft. of street frontage, high-end retail and restaurants wrapping around the city block. Parking for the project will be across the street in a city funded, 900-stall five-story parking garage.

                                      A-E-5

                        In addition to the retail site, there is a potential 85,000 - 150,000 square foot office building that may be located on a portion of the parking lot site. The office building developer will pay for additional parking to meet code for the office building.

Status In 1999, Coppertone and its development partner (see below) were awarded the right to develop the center and possibly the potential office building site from the city and subsequently executed an "exclusive right to negotiate" with the city. For the past year Coppertone has been engaged in the entitlement process with the city, while the city was finalizing the EIR with funding from Coppertone (completed in July 2000). Coppertone expects the city to complete the EIR study and public review process by September/October at which time the city and Coppertone will negotiate a development agreement setting forth Coppertone's right to the developments and the city's obligations to pay for the garage and to assist in assembling the land parcels that make up the sites (i.e., through condemnation if necessary). Coppertone expects to be in a position to commence construction in early 2001 (although none of the land parcels have been acquired to date) with a completion in mid-2002.

                        In terms of leasing, Coppertone is in early draft lease negotiations with Century Theaters and is in discussions with numerous other national and regional retailers (e.g., Barnes & Noble, Pier 1 Imports, Cost Plus, Elm Street).

                        As of 6/30, Coppertone had funded a total of $600,000 (including the development fee to JV partner -- see below). Coppertone believes there is a good chance that they will execute the development agreement in the fourth quarter and simultaneously be underway with the land acquisition process. If this all happens, Coppertone could fund another $14 to $15 million by year-end (land acquisition cost and soft cost).

Existing JV             Coppertone is pursuing the project through a 50/50 joint
                        venture (the "Redwood JV") with a local developer, Innisfree whose president and owner is David Irmer (he developed Sequoia Station). Coppertone is the managing member and controlling entity with absolute approval rights over all major decisions. Coppertone will provide
                        100% of the capital and will receive a 10% preferred return on invested capital and will share 50/50 with Irmer (or a new entity formed by Innisfree and DevelopCo), after Coppertone receives its preferred return. The 50/50 sharing arrangement from the retail project must provide Irmer with a minimum of $3.8 million (based upon a 12% unleveraged return on cost for the retail project and a 9.75% exit cap rate) or the shortfall must be made up through the office development, which is the likely scenario.

                        As per the Redwood JV, Coppertone will provide development services, leasing and property management while Irmer is responsible for the entitlement process and land assemblage. Irmer is expected to earn $440,000 in development fees (over a 22-month period) and Coppertone about $200,000 in development fees and minor leasing fees. Coppertone has the right to buyout Irmer interests at a predetermined price (9.75% cap rate) and Irmer has the right to convert his equity into Coppertone stock based on a FFO multiple (equates to around $17 a share).

Proposed Structure      Upon Merger closing, NewCo will assume Coppertone's
                        position as 50% controlling partner and capital provider in the Redwood JV. The Redwood

                                      A-E-6

                        JV will be restructured to: (i) include DevelopCo whereby they would assume Coppertone's development, leasing and management responsibilities and DevelopCo will be entitled to the $200,000 of expected development fees, as well as additional leasing and management fees for such services; (ii) assign the development rights of the potential office site to DevelopCo and Irmer; and
                        (iii) establish a new put/call as described below.

Put/Call Right          As part of the Redwood JV restructuring the existing
                        put/call between Coppertone and Irmer would be amended such that upon the project reaching stabilization
                        (theater in occupancy and the rest of the project at or above 90% occupancy), Irmer will have the on-going right to put his ownership interests, for cash, to NewCo and NewCo will have an on-going right to call, for cash, Irmer's ownership interests. The value of Irmer's interest will based upon the Redwood JV (i.e., 9.75% exit cap rate).

                        Upon the consummation of the put/call, DevelopCo will have the right to continue to lease and manage the property for three years; provided however, if NewCo sells its 50% interest in the Plaza Participation, DevelopCo's right to continue lease and manage the property terminates.

                        Neither party will have the right to sell their interests to a third-party, without consent of the other party.
--------------------------------------------------------------------------------

                             BAY MEADOWS, SAN MATEO

Description             A 305,000 sq. ft. retail and office mixed-use project
                        located in the city of San Mateo as part of a 75-acre mixed-use development. The project is owned by Paine
                        Webber and is being jointly developed on a fee management basis by Spieker Properties (office component) and Coppertone (retail component). Coppertone will not have any ownership interests, it is simply acting as the retail fee developer.

Status                  The project is currently in the entitlement process.
                        During the 2Q'00, Spieker executed its development agreement with Paine Webber for the overall project. Coppertone expects to enter into a consulting agreement with Spieker whereby Coppertone will provide development, leasing and property management services for the retail component. Coppertone expects to generate $200,000 in various fees by the year-end 2000 with additional $305,000 in fees during 2001 and $318,000 in fees during 2002.

Proposed Arrangement    Upon Merger closing, NewCo will assign Coppertone's
                        consulting agreement to DevelopCo and NewCo will have no
                        involvement in the project going forward. All
                        development and leasing fees earned and accrued by
                        Coppertone prior to Merger Closing will go to NewCo. All
                        fees thereafter will go to DevelopCo.
--------------------------------------------------------------------------------

Exclusivity             Pursuant to a mutually acceptable, three-year
                        exclusivity agreement, NewCo and DevelopCo will agree to a reciprocal right-of-first refusal on any future grocery store anchored retail development projects, such that each party will have a 30-day review period to either accept or decline to pursue the proposed project in a mutually acceptable joint venture structure
                        (similar to Olympic JV, except there will be a 10% preferred return to NewCo). If the party declines to pursue the proposed project, the other party will have the right to pursue such project separately.

                                      A-E-7

                                                                           ANNEX
B
August 21, 2000

The Board of Directors
Pan Pacific Retail Properties, Inc.
1631-B South Melrose Drive
Vista, California 92083

Members of the Board:

     We understand Pan Pacific Retail Properties, Inc., a Maryland Corporation ("Pan Pacific," or the "Company") and Western Properties Trust, a California real estate investment trust, ("Western") propose to enter into an Agreement and Plan of Merger (the "Agreement"). Pursuant to the Agreement, Western shall be merged with and into Pan Pacific (the "Merger"). At the effective time of the Merger, each outstanding share of beneficial interest, no par value, of Western (a "Western Common Share") will be converted into the right to receive 0.62 shares of common stock, par value $.01 per share, of Pan Pacific (a "Pan Pacific Common Share") (the "Exchange Ratio").

     You have requested our opinion as to the fairness from a financial point of view of the Exchange Ratio to the Company. In conducting our analysis and arriving at the opinion expressed herein, we have reviewed such materials and considered such financial and other factors as we deemed relevant under the circumstances, including:

          (i) the Agreement dated August 21, 2000;

          (ii) certain publicly-available historical financial and operating data of the Company including, but not limited to, (a) the Annual Report to Shareholders and Annual Report on Form 10-K of the Company for the three fiscal years ended December 31, 1999, 1998 and 1997, and (b) the Quarterly Reports on Form 10-Q for the quarters ended March 31, and June 30, 2000;

          (iii) certain publicly-available historical financial and operating data for Western including, but not limited to, (a) the Annual Report on Form 10-K for the three fiscal years ended December 31, 1999, 1998 and 1997, (b) the Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 2000, and (c) the Proxy Statement for the Annual Meeting of Shareholders held on May 11, 2000;

          (iv) certain information relating to Western, including financial forecasts for the fiscal years ending December 31, 2000 through December 31, 2004 prepared by management of Western;

          (v) the development services/joint venture term sheet regarding the proposed development agreement between the Company and certain members of Western management, attached as an exhibit to the Agreement;

          (vi) publicly available financial, operating and stock market data concerning certain companies engaged in businesses we deemed comparable to the Company and Western, respectively, or otherwise relevant to our inquiry;

          (vii) the financial terms of certain recent comparable transactions we deemed relevant to our inquiry;

          (viii) the historical stock prices and trading volumes of the Pan Pacific common stock and Western common stock; and

          (ix) such other financial studies, analyses and investigations as we deemed appropriate.

     We have assumed, with your consent, that the merger will be effected in accordance with the terms set forth in the Agreement dated August 21, 2000.

     We have met with the senior management of the Company and Western to discuss (i) the prospects for their respective businesses, (ii) their estimates of such businesses' future financial performance, (iii) the financial impact of the Merger on the respective companies, and (iv) such other matters as we deemed relevant.

     In connection with our review and analysis and in arriving at our opinion, we have relied upon the accuracy and completeness of the financial and other information provided to us by the Company and Western and have not undertaken any independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities of the Company or Western. With respect to certain financial forecasts provided to us by the management of Western, we have assumed such information (and the assumptions and basis therefor) represents the best currently available estimates and judgments of Western's management as to the future financial performance of Western. Our opinion is predicated on the Merger qualifying as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986. Further, our opinion is necessarily based on economic, financial, and market conditions as they exist and can only be evaluated as of the date hereof.

     Our opinion does not address nor should it be construed to address the relative merits of the Merger and alternative business strategies. In addition, this opinion does not in any manner address the prices at which the shares of Pan Pacific will actually trade following consummation of the Merger.

     As you know, we have been retained by the Company to render this opinion in connection with the Merger and will receive a fee for such services. In addition to having underwritten Pan Pacific's common stock offerings, in the ordinary course of business we may actively trade the shares of Pan Pacific common stock and Western common stock for our own account and for the accounts of customers and we may, therefore, at any time hold a long or short position in such securities.

     This letter and the opinion expressed herein are for the use of the Board of Directors of the Company. This opinion does not constitute a recommendation to the shareholders of the Company as to how such shareholders should vote or as to any other action such shareholders should take regarding the Merger or any other action such holders should take regarding these transactions. This opinion may not be reproduced, summarized, excerpted from or otherwise publicly referred to or disclosed in any manner, without our prior written consent, except that the Company may include this opinion in its entirety in any proxy statement or information statement relating to the Merger sent to the Company's shareholders.

     Based upon and subject to the foregoing, we are of the opinion, as of the date hereof, that the Exchange Ratio is fair to the Company from a financial point of view.

                                          Very truly yours,

                                          PRUDENTIAL SECURITIES INCORPORATED

                                                                         ANNEX C

August 21, 2000

Board of Trustees
Western Properties Trust
2200 Powell Street, Suite 600
Emeryville, CA 94608

Dear Sirs:

     You have requested our opinion as to the fairness from a financial point of view to Western Properties Trust (the "Company") and the holders of outstanding shares of beneficial interest, $0.01 par value, of the Company ("Company Common Stock") of the Exchange Ratio (as defined below) pursuant to the Agreement and Plan of Merger dated as of August 21, 2000 (the "Agreement"), by and between Pan Pacific Retail Properties, Inc. ("Pan Pacific" or the "Acquirer") and the Company pursuant to which the Company will be merged (the "Merger") with and into Pan Pacific.

     Pursuant to the Agreement, each share of beneficial interest of the Company Common Stock will be converted, subject to certain exceptions, into the right to receive 0.62 share (the "Exchange Ratio") of common stock at $0.01 par value per share of Pan Pacific ("Acquirer Common Stock").

     In arriving at our opinion, we have reviewed the draft dated August 21, 2000 of the Agreement and the exhibits thereto and the letter of intent, dated August 18, 2000, regarding the development joint venture. We also have reviewed financial and other information that was publicly available or furnished to us by the Company and the Acquirer including information provided during discussions with their respective management teams. Included in the information provided during discussions with the Company and the Acquirer were certain financial projections of the Company for the period beginning January 1, 2000 and ending December 31, 2004 prepared by the management of the Company and certain financial projections of the Acquirer for the period beginning January 1, 2000 and ending December 31, 2002 prepared by management of the Acquirer. In addition, we have compared certain financial and securities data of the Company and the Acquirer with various other companies whose securities are traded in public markets that we deemed comparable, reviewed the historical stock prices and trading volumes of Company Common Stock and Acquirer Common Stock, reviewed prices in certain other business combinations that we deemed comparable and conducted such other financial studies, analyses and investigations as we deemed appropriate for purposes of this opinion.

     In rendering our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by the Company, the Acquirer and the Acquirer's respective representatives, or that was otherwise reviewed by us. With respect to the financial projections supplied to us, we have relied on representations that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company and Acquirer as to the future operating and financial performance of the Company and Acquirer, respectively. We have not assumed any responsibility for making an independent evaluation any assets or liabilities or for making any independent verification of any of the information reviewed by us.

     Our opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on the information made available to us as of, the date of this letter. It should be understood that, although subsequent developments may affect the conclusion reached in this opinion, we do not have any obligation to update, revise or reaffirm this opinion. We are expressing no opinion herein as to the prices at which Acquirer Common Stock will actually trade at any time. Our opinion does not address the relative merits of the Merger and the other business strategies being considered by the Company's Board of Directors, nor does it address the Board's decision to proceed with the Merger. Our opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote on the proposed transaction.

     Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

     Based upon the foregoing and such other factors as we deem relevant, we are of the opinion that the Exchange Ratio is fair to the Company and holders of Company Common Stock from a financial point of view.

                                          Very truly yours,

                                          DONALDSON, LUFKIN & JENRETTE
                                          SECURITIES CORPORATION

                                          By:
                                            ------------------------------------
                                                        Robert Brody
                                                     Managing Director

                                                                         ANNEX D

                            DISSENTERS' RIGHTS UNDER
                        THE CALIFORNIA CORPORATIONS CODE

     Set forth below is an excerpt from the California Corporations Code regarding dissenter's rights:

                       CALIFORNIA GENERAL CORPORATION LAW
                               CORPORATIONS CODE
                             TITLE 1. CORPORATIONS
                      DIVISION 1. GENERAL CORPORATION LAW
                         CHAPTER 13. DISSENTERS' RIGHTS

1300. Reorganization of short-form merger; dissenting shares; corporate purchase at fair market value; definitions

     (a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split or share dividend which becomes effective thereafter.

     (b) As used in this chapter, "dissenting shares" means shares which come within all of the following descriptions:

          (1) Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of
     Section 25100 or (B) listed on the National Market System of the NASDAQ Stock Market, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

          (2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or
     (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph
     (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

          (3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

          (4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

     (c) As used in this chapter, "dissenting shareholder" means the recordholder of dissenting shares and includes a transferee of record.

1301. Notice to holders of dissenting shares in reorganizations; demand for purchase; time; contents

     (a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and
(4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

     (b) Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders' meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

     (c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

1302. Submission of share certificates for endorsement; uncertificated securities

     Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

1303. Payment of agreed price with interest; agreement fixing fair market value;
      filing; time of payment

     (a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

     (b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

1304.Action to determine whether shares are dissenting shares or fair market value; limitation; joinder; consolidation; determination of issues; appointment of appraisers

     (a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

     (b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

     (c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

1305. Report of appraisers; confirmation; determination by court; judgment;
      payment; appeal; costs

     (a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

     (b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

     (c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

     (d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

     (e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section
1301).

1306. Prevention of immediate payment; status as creditors; interest

     To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

1307. Dividends on dissenting shares

     Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

1308. Rights of dissenting shareholders pending valuation; withdrawal of demand for payment

     Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

1309. Termination of dissenting share and shareholder status

     Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

          (a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys' fees.

          (b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

          (c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

          (d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder's demand for purchase of the dissenting shares.

1310. Suspension of right to compensation or valuation proceedings; litigation of shareholders' approval

     If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

1311. Exempt shares

     This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

1312. Right of dissenting shareholder to attack, set aside or rescind merger or reorganization; restraining order or injunction; conditions

     (a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

     (b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder's shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder's shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days' prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

     (c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Pan Pacific's charter (the "Charter") limits the liability of Pan Pacific's directors and officers to Pan Pacific and its stockholders for money damages to the fullest extent permitted by the laws of the State of Maryland. The Maryland General Corporation Law presently permits the liability of directors and officers to a corporation or its stockholders for money damages to be limited by the corporate charter, except (i) to the extent that it is proved that the director or officer actually received an improper benefit or profit for the amount of the benefit or profit actually received or (ii) if the judgment or other final adjudication is entered in a proceeding based on a finding that the directors or officers action, or failure to act, was a result of active or deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. The provisions of the Charter do not limit the ability of us or our stockholders to obtain other relief, such as injunction or rescission.

     Article XII of our Amended and Restated Bylaws (the "Bylaws") provides that Pan Pacific shall indemnify and hold harmless, to the fullest extent permitted by law, any person who is made a party to any proceeding, by reason of the fact that such person is or was a director or officer of Pan Pacific, or, as a director or officer of Pan Pacific, is or was serving at the request of us as a director, officer, trustee or partner, of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. To the fullest extent permitted by law, such indemnification shall include expenses (including attorneys' fees), judgment, fines and amounts paid in settlement and any such expenses may be paid by Pan Pacific in advance of the final disposition of such proceeding. However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation unless ordered by a court of appropriate jurisdiction, in which case indemnification is limited to expenses. In addition, the Maryland General Corporation Law requires a corporation, as a condition to advancing expenses, to obtain (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by such corporation as set forth in Section 2-418 of the Maryland General Corporation Law and (b) a written undertaking by or on his behalf to repay the amount paid or reimbursed by Pan Pacific if it shall ultimately be determined that the standard of conduct was not met.

     Article XII of the Bylaws further provides that we may, with the approval of the Pan Pacific board, provide such indemnification and advancement of expenses as set forth in the above paragraph to agents and employees of Pan Pacific or its predecessor.

     Section 2-418 of the Maryland General Corporation Law requires a corporation, unless its charter provides otherwise, which the Charter does not, to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity against reasonable expenses incurred in connection with the proceeding. Section 2-418 of the Maryland General Corporation Law generally permits indemnification of any director or officer made a party to any proceedings by reason of service as a director or officer unless it is established that (i) the act or omission of such person was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; or (ii) such person actually received an improper personal benefit in money, property or services; or (iii) in the case of any criminal proceeding, such person had reasonable cause to believe that the act or omission was unlawful. The indemnity may include judgments, penalties, fines, settlements and reasonable expenses actually incurred by the director or officer in connection with the proceeding; provided, however, that if the proceeding is one by, or in the right of the corporation, indemnification is not permitted with respect to any proceeding in which the director or officer has been adjudged to be liable to the corporation. In addition, a director or officer may not be indemnified with respect to any proceeding charging improper personal benefit to the director or officer adjudged to be liable on the basis that personal benefit was improperly received. A court of appropriate jurisdiction may order indemnification, but only for expenses, in proceedings by or in the right of the corporation or in which liability has been adjudged on the basis of improper personal benefit. The termination of any proceeding by conviction or upon a plea of nolo contendere or its equivalent or an entry of an order of probation prior to judgment creates a rebuttable presumption that the director or officer did not meet the requisite standard of conduct required for permitted indemnification. The termination of any proceeding by judgment, order or settlement, however, does not create a presumption that the director or officer failed to meet the requisite standard of conduct for permitted indemnification.

     Pan Pacific has provided for the benefit of our directors and officers, a directors' and officers' liability policy. Under the merger agreement, for a period of six years after the effective time of the merger, Pan Pacific will maintain in effect a directors' and officers' liability insurance policy covering those persons who are currently covered by Western's trustees' and officers' liability insurance policy with coverage in amount and scope at least as favorable as Western's existing coverage, provided that in no event shall Pan Pacific be required to expend, in the aggregate, in excess of 150% per year, in payment of the annual premium for such coverage, of the premiums paid by Western in 1999 on an annualized basis.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) EXHIBITS

     See Exhibit Index.

ITEM 22. UNDERTAKINGS

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

             (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended (the "Securities Act of 1933"), each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

     (c) The undersigned registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (b) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 as is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     (e) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (f) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (g) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vista, State of California, on October 2, 2000.


                                          PAN PACIFIC RETAIL PROPERTIES, INC.

                                          By: /s/    STUART A. TANZ
                                            ------------------------------------
                                              Stuart A. Tanz
                                              Chairman of the Board, President
                                              and Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed on behalf of the following persons in the capacities indicated on October 2, 2000.



                 /s/ STUART A. TANZ                         Chairman, President, Chief Executive Officer
-----------------------------------------------------       and Director (Principal Executive Officer)
                   Stuart A. Tanz

                          *                                 Chief Financial Officer
-----------------------------------------------------
                   Joseph B. Tyson

                          *                                 Vice President and Controller (Principal
-----------------------------------------------------       Accounting Officer)
                   Laurie A. Sneve

                          *                                 Director
-----------------------------------------------------
                  Paul D. Campbell

                          *                                 Director
-----------------------------------------------------
                    Mark J. Riedy

                          *                                 Director
-----------------------------------------------------
                 Bernard M. Feldman

                          *                                 Director
-----------------------------------------------------
                   David P. Zimel

              *By: /s/  STUART A. TANZ
-----------------------------------------------------
                   Stuart A. Tanz
                  Attorney in Fact

                                 EXHIBIT INDEX


EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
   2.1    Amended and Restated Agreement and Plan of Merger, dated as of August 21, 2000, by and between Pan Pacific Retail
          Properties, Inc. and Western Properties Trust (incorporated by reference to Annex A to the Joint Proxy
          Statement/Prospectus contained in this Registration
          Statement).
   3.1    Articles of Amendment and Restatement of Pan Pacific Retail
          Properties, Inc. (previously filed as Exhibit 3.1 to Pan
          Pacific Retail Property, Inc.'s Registration Statement on
          Form S-11 (Registration No. 333-28715) and incorporated
          herein by reference).
   3.2    Amended and Restated Bylaws of Pan Pacific Retail
          Properties, Inc. (previously filed as Exhibit 3.2 to Pan
          Pacific Retail Property, Inc.'s Registration Statement on
          Form S-11 (Registration No. 333-28715) and incorporated
          herein by reference).
   4.1    Form of Certificate of Common Stock (previously filed as
          Exhibit 4.1 to Pan Pacific Retail Properties, Inc.'s
          Registration Statement on Form S-11 (Registration No.
          333-28715) and incorporated herein by reference).
  *5.1    Opinion of Ballard Spahr Andrews & Ingersoll, LLP as to the
          legality of the securities to be issued.
  +8.1    Opinion of Latham & Watkins regarding tax matters.
  10.1    Voting Agreement, dated as of August 21, 2000, between
          Western Properties Trust, Revenue Properties (U.S.), Inc.
          and Pan Pacific Development (Nevada) Inc.(incorporated by
          reference to Exhibit 10.1 to Pan Pacific Retail Properties,
          Inc.'s Current Report on Form 8-K, dated August 21, 2000).
  10.2    The 1997 Stock Option and Incentive Plan of Pan Pacific
          Retail Properties, Inc. (previously filed as Exhibit 10.1 to
          Pan Pacific Retail Properties, Inc. Registration Statement
          on Form S-11 (Registration No. 333-28715) and incorporated herein by reference).
  10.3    The 2000 Stock Incentive Plan of Pan Pacific Retail
          Properties, Inc. (previously filed as Appendix A to Pan
          Pacific Retail Properties, Inc.'s Proxy Statement for the
          2000 Annual Meeting of Stockholders).
  10.4    Form of Officers and Directors Indemnification Agreement
          (previously filed as Exhibit 10.2 to Pan Pacific Retail
          Properties, Inc.'s Registration Statement on Form S-11
          (Registration No. 333-28715) and incorporated herein by
          reference).
 *10.5    Amended and Restated Employment Agreement, dated as of
          August 14, 2000, between Pan Pacific Retail Properties, Inc.
          and Mr. Stuart A. Tanz.
 *10.6    Employment Agreement, dated as of October 11, 1999, between
          Pan Pacific Retail Properties, Inc. and Mr. Joseph B. Tyson.
 *10.7    Amended and Restated Employment Agreement, dated as of
          August 14, 2000, between Pan Pacific Retail Properties, Inc.
          and Mr. Jeffrey S. Stauffer.
  10.8    Form of Miscellaneous Rights Agreement (previously filed as
          Exhibit 10.6 to the Pan Pacific Retail Properties, Inc.'s
          Registration Statement on Form S-11 (Registration No.
          333-28715) and incorporated herein by reference).
  10.9    Form of Non-Competition Agreement (previously filed as
          Exhibit 10.7 to Pan Pacific Retail Properties, Inc.'s
          Registration Statement on Form S-11 (Registration No.
          333-28715) and incorporated herein by reference).
  10.10   Amended and Restated Credit Agreement, dated as of December
          20, 1999, between Pan Pacific Retail Properties, Inc. and
          Bank of America, N.A., U.S. Bank National Association,
          Keybank National Association, The Bank of Nova Scotia and
          First Union National Bank (previously filed as Exhibit 10.19 to Pan Pacific Retail Properties, Inc.'s Annual Report on
          Form 10-K for the year ended December 31, 1999).
  10.11   Amended and Restated Limited Liability Company Agreement of
          Pan Pacific (Portland), LLC (previously filed as Exhibit
          99.1 to Pan Pacific Retail Properties, Inc.'s Current Report
          on Form 8-K dated October 23, 1998 and incorporated herein by reference).

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
  10.12   Purchase and Sale and Ground Lease Assignment and Assumption
          Agreement and Escrow Instructions (previously filed as
          Exhibit 99.2 to Pan Pacific Retail Properties, Inc.'s
          Current Report on Form 8-K filed on October 23, 1998 and
          incorporated herein by reference).
  10.13   First Amendment To Purchase and Sale Ground Lease Assignment
          and Assumption Agreement and Escrow Instructions (previously filed as Exhibit 99.3 to Pan Pacific Retail Properties,
          Inc.'s Current Report on Form 8-K Filed October 23, 1998 and
          incorporated herein by reference).
  10.14   Contribution Agreement and Escrow Instructions, dated as of
          November 12, 1998, by and between Portland Fixture Limited
          Partnership, Independent Member Corp., Byron P. Henry,
          Steven J. Oliva and Pan Pacific (Portland), and related
          amendments (previously filed as Exhibit 99.3 to Pan Pacific
          Retail Properties, Inc.'s Current Report on Form 8-K dated
          November 12, 1998 and incorporated herein by reference).
 +10.15   Member's Interest Purchase Agreement, dated as of August 13,
          1999, by and among Pan Pacific Retail Properties, Inc., Pan
          Pacific (RLP), Inc. and Stanley W. Gribble.
 +10.16   Loan Assumption and Modification Agreement, dated as of
          September 23, 1999, by and between Pan Pacific Retail
          Properties, Inc. and La Salle National Bank.
 +10.17   Operating Agreement of Pan Pacific (Rancho Las Palmas), LLC,
          dated as of September 23, 1999.
 +10.18   Contribution Agreement and Escrow Instructions, dated as of
          August 13, 1999, by and between Pan Pacific Retail
          Properties, Inc. and Rancho Las Palmas Center Associates.
  21.1    List of subsidiaries of Pan Pacific Retail Properties, Inc.
          (previously filed as Exhibit 21.1 to Pan Pacific Retail
          Properties, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1999 and incorporated herein by
          reference).
 +23.1    Consent of KPMG LLP.
 +23.2    Consent of KPMG LLP.
 *23.3    Consent of Ballard Spahr Andrews & Ingersoll, LLP (included in Exhibit 5.1).
  23.4    Consent of Latham & Watkins (included in Exhibit 8.1).
 *24.1    Power of Attorney (contained on signature page).
 +99.1    Form of Proxy Card for Pan Pacific Retail Properties, Inc.
 +99.2    Form of Proxy Card for Western Properties Trust.
 +99.3    Consent of Prudential Securities Incorporated.
 +99.4    Consent of Donaldson, Lufkin & Jenrette Securities
          Corporation.


-------------------------

+ Filed herewith.


* Previously filed with the initial Registration Statement on September 15,
  2000.